As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-

811- 21176

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.
Post-Effective Amendment No. and
REGISTRATION STATEMENT UNDER
THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 21

ML OF NEW YORK VARIABLE ANNUITY

SEPARATE ACCOUNT D

(Exact Name of Registrant)

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

(Name of Depositor)

(Former Depositor, Transamerica Advisors Life Insurance Company of New York)

440 Mamaroneck Avenue

Harrison, NY 10528

(Address of Depositor’s Principal Executive Offices)

Depositor’s Telephone Number: (800) 333-6524

Darin D. Smith, Esq.

Transamerica Financial Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499-4240

(Name and Address of Agent for Service)

Title of Securities Being Registered:

Flexible Premium Individual Deferred Variable Annuity Contracts

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERRILL LYNCH IRA ANNUITY®

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

ML of New York Variable Annuity Separate Account D

Supplement Dated July 1, 2014

to the

Prospectus dated May 1, 2005, as Supplemented

Home Office: 440 Mamaroneck Avenue

Harrison, New York 10528

Service Center: 4333 Edgewood Road NE

Cedar Rapids, Iowa 52499-0001

Phone: (800) 333-6524

Transamerica Financial Life Insurance Company (“TFLIC”) is amending the prospectus for Merrill Lynch IRA Annuity® contracts (the “Contracts”) for the purpose of providing information regarding the merger (the “Merger) of the insurance company on your Contract, Transamerica Advisors Life Insurance Company of New York (“TALICNY”), with and into TFLIC.

TALICNY no longer sells the Contracts. Following the Merger, TFLIC will not sell the former TALICNY Contracts.

Effective on or about July 1, 2014, TALICNY merged with and into its affiliate TFLIC. Before the Merger, TALICNY was the insurance company on the Contracts. Upon consummation of the Merger, TALICNY’s corporate existence ceased by operation of law, and TFLIC assumed legal ownership of all of the assets of TALICNY, including ML of New York Variable Annuity Separate Account D (the “separate account”) that funds the Contracts, and the assets of the separate account. As a result of the merger, TFLIC became responsible for all liabilities and obligations of TALICNY, including those created under the Contracts. The Contracts have thereby become flexible premium individual deferred variable annuity contracts funded by a separate account of TFLIC.

The Merger did not affect the terms of, or the rights and obligations under, your Contract, other than to change to the company that provides your Contract benefits from TALICNY to TFLIC. The Merger also did not result in any adverse tax consequences for any Contract owners, and Contract owners will not be charged additional fees or expenses as a result of the Merger. You will receive a Contract endorsement from TFLIC that reflects the change from TALICNY to TFLIC. Until we amend all forms we use that are related to the Contracts, we may still reflect TALICNY in correspondence and disclosure to you.

The following are the available investment options:

SUBACCOUNT	PORTFOLIO	ADVISOR/SUBADVISOR
AIM Counselor Series Trust (Invesco Counselor Series Trust) – Class A Shares

Invesco American Franchise Fund	Invesco American Franchise Fund	Invesco Advisers, Inc.

Invesco Equity and Income Fund	Invesco Equity and Income Fund	Invesco Advisers, Inc.

AIM Equity Funds (Invesco Equity Funds) – Class A Shares

Invesco Charter Fund	Invesco Charter Fund	Invesco Advisers, Inc.

AIM Sector Funds (Invesco Sector Funds) – Class A Shares

Invesco Comstock Fund	Invesco Comstock Fund	Invesco Advisers, Inc.

Invesco Mid Cap Growth Fund	Invesco Mid Cap Growth Fund	Invesco Advisers, Inc.

AllianceBernstein Growth and Income Fund, Inc. – Class A Shares		AllianceBernstein L.P.

AllianceBernstein Large Cap Growth Fund, Inc. – Class A Shares		AllianceBernstein L.P.

SUBACCOUNT	PORTFOLIO	ADVISOR/SUBADVISOR
Allianz Funds – Class A Shares

AllianzGI NFJ Mid-Cap Value Fund	AllianzGI NFJ Mid-Cap Value Fund	Allianz Global Investors Fund Management LLC

American Century Capital Portfolios, Inc. – A Class Shares

Equity Income Fund	Equity Income Fund	American Century Investment Management, Inc.

BlackRock Basic Value Fund, Inc. - Investor A Shares		BlackRock Advisors, LLC

BlackRock Bond Fund, Inc. - Investor A Shares

BlackRock Total Return Fund	BlackRock Total Return Fund	BlackRock Advisors, LLC

BlackRock Capital Appreciation Fund, Inc. - Investor A Shares		BlackRock Advisors, LLC

BlackRock Funds II - Investor A Shares

BlackRock U.S. Government Bond Portfolio	BlackRock U.S. Government Bond Portfolio	BlackRock Advisors, LLC

BlackRock Global Allocation Fund, Inc. - Investor A Shares		BlackRock Advisors, LLC

BlackRock Funds III - Investor A Shares

BlackRock S&P 500 Stock Fund	BlackRock S&P 500 Stock Fund	BlackRock Advisors, LLC

BlackRock Value Opportunities Fund, Inc. - Investor A Shares		BlackRock Advisors, LLC

Columbia Funds Series Trust II - Class A Shares

Columbia Select Smaller-Cap Value Fund	Columbia Select Smaller-Cap Value Fund	Columbia Management Investment Advisers, LLC

Davis New York Venture Fund, Inc. - Class A Shares		Davis Selected Advisers, L.P.

Fidelity Advisor Funds - Class A Shares

Fidelity Advisor® Equity Growth Fund	Fidelity Advisor® Equity Growth Fund	Fidelity Management & Research Company

Lord Abbett Bond-Debenture Fund, Inc. - Class A Shares		Lord, Abbett & Co. LLC

Lord Abbett Mid Cap Stock Fund, Inc. - Class A Shares		Lord, Abbett & Co. LLC

MFS® Series Trust I - Class A Shares

MFS® Research International Fund	MFS® Research International Fund	MFS® Investment Management

MFS® Series Trust II - Class A Shares

MFS® Growth Fund	MFS® Growth Fund	MFS® Investment Management

MFS® Series Trust IV - Class A Shares

MFS® Mid Cap Growth Fund	MFS® Mid Cap Growth Fund	MFS® Investment Management

Oppenheimer Global Fund - Class A Shares		OppenheimerFunds, Inc.

Oppenheimer Main Street Funds®, Inc. - Class A Shares

Oppenheimer Main Street Fund®	Oppenheimer Main Street Fund®	OppenheimerFunds, Inc.

Oppenheimer Quest for Value Funds - Class A Shares		OppenheimerFunds, Inc.

Oppenheimer Flexible Strategies Fund	Oppenheimer Flexible Strategies Fund	OppenheimerFunds, Inc.

PIMCO Funds - Class A Shares

PIMCO Total Return Fund	PIMCO Total Return Fund	Pacific Investment Management Company LLC

The Putnam Fund for Growth and Income - Class A Shares		Putnam Investment Management, LLC

Putnam International Equity Fund - Class A Shares		Putnam Investment Management, LLC

Putnam Voyager Fund - Class A Shares		Putnam Investment Management, LLC

Ready Assets Prime Money Fund		BlackRock Advisors, LLC

Templeton Funds - Class A Shares

Templeton Foreign Fund	Templeton Foreign Fund	Templeton Global Advisors Limited

Templeton Growth Fund, Inc. - Class A Shares		Templeton Global Advisors Limited

Templeton Growth Fund, Inc	Templeton Growth Fund, Inc	Templeton Global Advisors Limited

Transamerica Funds - Class A Shares

TA Dividend Focused	Transamerica Dividend Focused	Transamerica Asset Management, Inc.(2)

Additional Information:

The following subaccount was closed to new investments on October 22, 2004:

Fidelity Advisor Funds – Class A Shares

Fidelity Advisor Stock Selector Mid Cap Fund	Fidelity Advisor Stock Selector Mid Cap Fund	Fidelity Management & Research Company

Effective close of business on or about November 12, 2009, the following subaccount was closed to new investments:

Fidelity Advisor Series VIII – Class A Shares

Fidelity AdvisorSM Overseas Fund	Fidelity AdvisorSM Overseas Fund	Fidelity Management & Research Company

Effective close of business on or about December 31, 2010, the following subaccounts will be closed to new investments:

American Funds® – Class A Shares

The Bond Fund of America®	The Bond Fund of America®	Capital Research and Management CompanySM

The Growth Fund of America®	The Growth Fund of America®	Capital Research and Management CompanySM

The Income Fund of America®	The Income Fund of America®	Capital Research and Management CompanySM

The Investment Company of America®	The Investment Company of America®	Capital Research and Management CompanySM

The following subaccount will be closed to new investments on July 31, 2011:

Allianz Funds – Class A Shares

AllianzGI NFJ Small-Cap Value Fund	AllianzGI NFJ Small-Cap Value Fund	Allianz Global Investors Fund Management LLC

The following subaccount is only available to owners that held an investment in this subaccount on February 24, 2012. However, if any such owner surrenders all of his or her money from this subaccount after close of business February 24, 2012, that owner may not reinvest in this subaccount.

Delaware Group Equity Funds IV- Class A Shares

Delaware Smid Cap Growth Fund	Delaware Smid Cap Growth Fund	Delaware Management Company

The following hereby replaces the ML Life Insurance Company of New York section of the prospectus:

Transamerica Financial Life Insurance Company

Transamerica Financial Life Insurance Company was incorporated under the laws of the State of New York on October 3, 1947. It is engaged in the sale of life and health insurance and annuity contracts. The Company is a wholly-owned indirect subsidiary of Transamerica Corporation which conducts most of its operations through subsidiary companies engaged in the insurance business or in providing non-insurance financial services. All of the stock of Transamerica Corporation is indirectly owned by AEGON N.V. of The Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business. The Company is located at 440 Mamaroneck Avenue, Harrison, New York 10528, and is licensed in all states and the District of Columbia.

All obligations arising under the Contracts, including the promise to make annuity payments, are general corporate obligations of the Company. Accordingly, no financial institution, brokerage firm or insurance agency is responsible for the financial obligations of the Company arising under the Contracts.

The following hereby replaces the Legal Proceedings section of the prospectus:

Legal Proceedings

We, like other life insurance companies, are subject to regulatory and legal proceedings, including class action lawsuits, in the ordinary course of our business. Such legal and regulatory matters include proceedings specific to us and other proceedings generally applicable to business practices in the industry in which we operate. In some lawsuits and regulatory proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation or regulatory proceeding cannot be predicted with certainty, at the present time, we believe that there are no pending or threatened proceedings or lawsuits that are likely to have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the Contract.

We are currently being audited on behalf of multiple states’ treasury and controllers’ offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed benefits or abandoned funds. The audits focus on insurance company processes and procedures for identifying unreported death claims, and their use of the Social Security Master Death File to identify deceased Contract and contract holders. In addition, we are the subject of multiple state Insurance Department inquiries and market conduct examinations with a similar focus on the handling of unreported claims and abandoned property. The audits and related examination activity have resulted in or may result in additional payments to beneficiaries, escheatment of funds deemed abandoned, administrative penalties and changes in our procedures for the identification of unreported claims and handling of escheatable property. We do not believe that any regulatory actions or agreements that have resulted from or will result from these examinations has had or will have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the Contract.

The following hereby replaces the Experts section of the prospectus:

Independent Registered Public Accounting Firm

The financial statements of the ML of New York Variable Annuity Account D, at December 31, 2013 and for the periods disclosed in the financial statements, and the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing herein, have been audited by Ernst & Young LLP, Suite 3000, 801 Grand Avenue, Des Moines, Iowa 50309, Independent Registered Public Accounting Firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon their reports given on their authority as experts in accounting and auditing.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated May 1, 2013 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

The following hereby amends and supplements your prospectus:

Abandoned or Unclaimed Property

Every state has unclaimed property laws that generally provide for escheatment to the state of unclaimed property (including proceeds of annuity, life and other insurance policies) under various circumstances. In addition to the state unclaimed property laws, we may be required to escheat property pursuant to regulatory demand, finding, agreement or settlement. To help prevent such escheatment, it is important that you keep your contact and other information on file with us up to date, including the names, contact information and identifying information for owners, insureds, annuitants, beneficiaries and other payees. Such updates should be communicated in a form and manner satisfactory to us.

Legal Proceedings

We, like other life insurance companies, are subject to regulatory and legal proceedings, including class action lawsuits, in the ordinary course of our business. Such legal and regulatory matters include proceedings specific to us and other proceedings generally applicable to business practices in the industry in which we operate. In some lawsuits and regulatory proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation or regulatory proceeding cannot be predicted with certainty, at the present time, we believe that there are no pending or threatened proceedings or lawsuits that are likely to have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the policy.

We are currently being audited on behalf of multiple states’ treasury and controllers’ offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed benefits or abandoned funds. The audits focus on insurance company processes and procedures for identifying unreported death claims, and their use of the Social Security Master Death File to identify deceased policy and contract holders. In addition, we are the subject of multiple state Insurance Department inquiries and market conduct examinations with a similar focus on the handling of unreported claims and abandoned property. The audits and related examination activity may result in additional payments to beneficiaries, escheatment of funds deemed abandoned, administrative penalties and changes in our procedures for the identification of unreported claims and handling of escheatable property. We do not believe that any regulatory actions or agreements that result from these examinations will have a material adverse impact on the separate account, on TCI’s ability to perform under its principal underwriting agreement, or on our ability to meet our obligations under the policy.

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY

Merrill Lynch Life Variable Annuity

Separate Account D

Supplement Dated September 14, 2012

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2012)

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account D

Supplement Dated September 14, 2012

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

This supplement updates the Prospectuses for Merrill Lynch IRA Annuity issued by Transamerica Advisors Life Insurance Company (“TALIC”) and Transamerica Advisors Life Insurance Company of New York (“TALICNY”).

Effective on or about September 24, 2012 the following subaccount name changes will occur:

Current Subaccount Name	New Subaccount Name
Invesco Van Kampen Equity and Income Fund	Invesco Equity and Income Fund
Invesco Van Kampen Comstock Fund	Invesco Comstock Fund
Invesco Van Kampen Mid Cap Growth Fund	Invesco Mid Cap Growth Fund

Effective on or about October 26, 2012, the Oppenheimer High Income Fund/VA subaccount will reorganize into the Oppenheimer Global Strategic Income Fund/VA subaccount.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated July 17, 2012 to the Prospectus For MERRILL LYNCH IRA ANNUITY (Dated May 1, 2012)

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity Separate

Account D

Supplement Dated July 17, 2012

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

This supplement updates the Prospectuses for Merrill Lynch IRA Annuity issued by Transamerica Advisors Life Insurance Company (“TALIC”) and Transamerica Advisors Life Insurance Company of New York (“TALICNY”).

Effective June 15, 2012, Oppenheimer Quest Opportunity Value Fund changed its name to Oppenheimer Flexible Strategies Fund.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated July 26, 2011 to the Prospectus For MERRILL LYNCH IRA ANNUITY (Dated May 1, 2011)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated July 26th, 2011 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

This supplement updates the Prospectuses for Merrill Lynch IRA Annuity issued by Transamerica Advisors Life Insurance Company (“TALIC”) and Transamerica Advisors Life Insurance Company of New York (“TALICNY”).

•	On July 15, 2011, the BlackRock Government Income Fund – Investor A Shares was reorganized into the BlackRock U.S. Government Bond Portfolio – Investor A. Because of this reorganization, the BlackRock Government Income Fund – Investor A Shares subaccount was renamed BlackRock U.S. Government Bond Portfolio.

•	Effective after close of business August 26, 2011, MFS® Core Growth Fund of the MFS Series Trust I, will reorganize into MFS® Growth Fund of the MFS Series Trust II.

No action is necessary on your part if you want to remain invested in the Subaccounts. If you do not wish to remain allocated to the Subaccounts, you may generally transfer your policy value allocated in these Subaccounts to any other subaccount listed in your Prospectus. However, please note that there may be negative consequences and you may lose certain benefits if your transfer or updated investment allocation violates any allocation guidelines and restrictions applicable to allocation instructions for premium payments or other purposes (for example, dollar cost averaging, asset rebalancing or guaranteed withdrawal benefits).

If you reallocate your policy value to another subaccount from the above listed funds, you will not be charged for the transfer from that Subaccount to another available subaccount if made within 30 days of the reorganization date. This reallocation also will not count as a transfer for purposes of any free transfers that you receive each contract year.

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

(Formerly known as

ML Life Insurance Company of New York)

ML of New York Variable Annuity

Separate Account D

Supplement Dated December 3, 2010

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY®

(Dated May 1, 2005)

This supplement describes changes to the variable annuity contracts listed above (the “Contracts”) issued by Transamerica Advisors Life Insurance Company of New York (formerly ML Life Insurance Company of New York). Please retain this supplement with your Prospectus for future reference.

The following addresses and phone numbers replace all references in the Prospectus:

Notice to Contract Owners

Contact us at:

Transamerica Advisors Life Insurance Company of New York

Service Center

4333 Edgewood Road, NE

Cedar Rapids, Iowa 52499-0001

800-333-6524

The following is a list of the currently available funds under the contract:

AIM Equity Funds (Invesco Equity Funds) – Class A Shares

Managed by Invesco Advisers, Inc.

Invesco Charter Fund

Invesco Constellation Fund

AllianceBernstein Growth and Income Fund, Inc. – Class A Shares

Managed by AllianceBernstein L.P.

AllianceBernstein Large Cap Growth Fund, Inc. – Class A Shares

Managed by AllianceBernstein L.P.

Allianz Funds – Class A Shares

Managed by Allianz Global Investors Fund Management LLC

Allianz NFJ Renaissance Fund

Allianz NFJ Small-Cap Value Fund

American Century Capital Portfolios, Inc. – Advisor Class Shares

Managed by American Century Investment Management, Inc.

Equity Income Fund

BlackRock Basic Value Fund, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock Bond Fund, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock Total Return Fund

BlackRock Capital Appreciation Fund, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock Funds II – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock Government Income Portfolio

BlackRock Global Allocation Fund, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock Index Funds, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

BlackRock S&P 500 Index Fund

BlackRock Value Opportunities Fund, Inc. – Investor A Shares

Managed by BlackRock Investments, LLC

Davis New York Venture Fund, Inc. – Class A Shares

Managed by Davis Selected Advisers, L.P.

Delaware Group Equity Funds IV – Class A Shares

Managed by Delaware Management Company

Delaware Smid Cap Growth Fund

Fidelity Advisor Funds – Class A Shares

Managed by Fidelity Management & Research Company

Fidelity® Advisor Equity Growth Fund

The following is a list of the currently available funds under the contract - continued:

Invesco Van Kampen Comstock Fund – Class A Shares

Managed by Invesco Advisers, Inc.

Invesco Van Kampen Equity and Income Fund – Class A Shares

Managed by Invesco Advisers, Inc.

Invesco Van Kampen Mid Cap Growth Fund – Class A Shares

Managed by Invesco Advisers, Inc.

Lord Abbett Bond Debenture Fund, Inc. – Class A Shares

Managed by Lord, Abbett & Co. LLC

Lord Abbett Mid-Cap Value Fund, Inc. – Class A Shares

Managed by Lord, Abbett & Co. LLC

MFS Series Trust I – Class A Shares

Managed by MFS® Investment Management

MFS® Core Growth Fund

MFS® Research International Fund

MFS Series Trust IV – Class A Shares

Managed by MFS® Investment Management

MFS® Mid Cap Growth Fund

Oppenheimer Global Fund – Class A Shares

Managed by OppenheimerFunds, Inc.

Oppenheimer Main Street Funds®, Inc. – Class A Shares

Managed by OppenheimerFunds, Inc.

Oppenheimer Main Street Fund

Oppenheimer Quest for Value Funds – Class A Shares

Managed by OppenheimerFunds, Inc.

Oppenheimer Quest Opportunity Value Fund

PIMCO Funds – Class A Shares

Managed by Pacific Investment Management Company LLC

PIMCO Total Return Fund

The Putnam Fund for Growth and Income – Class A Shares

Managed by Putnam Investment Management, LLC

Putnam International Equity Fund – Class A Shares

Managed by Putnam Investment Management, LLC

Putnam Voyager Fund – Class A Shares

Managed by Putnam Investment Management, LLC

Ready Assets Prime Money Fund

Managed by BlackRock Investments, LLC

Seligman Value Fund Series, Inc. Class A Shares

Managed by J. & W. Seligman & Co. Incorporated

Columbia Select Smaller-Cap Value Fund

Templeton Funds – Class A Shares

Managed by Templeton Global Advisors Limited

Templeton Foreign Fund

Templeton Growth Fund, Inc. – Class A Shares

Managed by Templeton Global Advisors Limited

1.	The following subaccounts were closed to new investments on October 22, 2004:

Fidelity Advisor Funds – Class A Shares

Managed by Fidelity Management & Research Company

Fidelity® Advisor Mid Cap Fund

2.	Effective close of business on or about November 12, 2009, the following subaccount was closed to new investments.

Fidelity Advisor Series VIII – Class A Shares

Managed by Fidelity Management & Research Company

Fidelity® Advisor Overseas Fund

3.	Effective close of business on or about December 31, 2010, the following subaccounts will be closed to new investments.

American Funds® – Class A Shares

Managed by Capital Research and Management CompanySM

The Bond Fund of America®

The Growth Fund of America®

The Income Fund of America®

The Investment Company of America®

The following hereby replaces, the “FEE TABLE” section in the Prospectus:

FEE TABLE

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer contract value between the subaccounts. State premium taxes may also be deducted.

Contract Owner Transaction Expenses
Sales Load Imposed on Premiums	None
Contingent Deferred Sales Charge (as a % of premium withdrawn)(1)	7%
Transfer Fee(2)	$25

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses. This table also includes the charges you would pay if you added optional riders to your Contract.

2

Periodic Charges Other Than Fund Expenses
Annual Contract Fee(3)	$40
Separate Account Annual Expenses (as a % of average Separate Account value) Current and Maximum Asset-Based Insurance Charge	1.30%
Annual Charge for Optional Rider:
Guaranteed Minimum Income Benefit (as an annualized percentage of GMIB Benefit Base)(4)	0.40%

(1)	The contingent deferred sales charge decreases by 1% annually to 0% after seven years, as follows:

Complete Years Elapsed Since Payment of Premium	Charge As A Percentage Of Premium Withdrawn
0 years	7%
1 year	6%
2 years	5%
3 years	4%
4 years	3%
5 years	2%
6 years	1%
7 or more years	0%

(2)	There is no charge for the first 12 transfers in a contract year. We currently do not, but may in the future, charge a $25 fee on all subsequent transfers.
(3)	The contract fee will be assessed annually at the end of each contract year and upon a full withdrawal if the greater of contract value, or premiums less withdrawals, is less than $50,000.
(4)	The GMIB charge will be deducted at the end of each calendar quarter based on the GMIB Benefit Base as of the last business day of each month within the calendar quarter. We will also deduct a pro rata amount of this fee upon termination of the Rider. We won’t deduct this fee after the annuity date.

The next table shows the Fund fees and expenses that you may pay periodically during the time that you own the Contract. Although certain Fund Classes impose sales charges on shares sold to the general public, any such Fund-level sales charges are waived for purchases and redemptions under the Contract. The table shows the minimum and maximum total operating expenses of the Fund for the most recently ended fiscal year. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund.

Range of Expenses for the Funds(5)	Minimum	Maximum
Total Annual Fund Operating Expenses (total of all expenses that are deducted from Fund assets, including management fees, 12b-1 fees, and other expenses)	0.62%	1.83%

(5)	The Fund expenses used to prepare this table were provided to us by the Funds. We have not independently verified such information. The expenses shown are those incurred for the most recently ended fiscal year for each Fund. Current or future expenses may be greater or less than those shown.

Example

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner Transaction Expenses, the Annual Contract Fee, Separate Account Annual Expenses, the GMIB Fee, and Annual Fund Operating Expenses.

3

The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum and minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1)	If you surrender the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$1,002	$1,577	$2,169	$3,932

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$889	$1,236	$1,581	$2,768

(2)	If you annuitize or remain invested in the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$362	$1,106	$1,877	$3,932

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 year	3 years	5 years	10 years
$241	$745	$1,281	$2,768

Based on average Contract size, the Examples reflect the $40 contract fee as 0.0400% of average assets. They assume the GMIB Rider is elected. They reflect the fee for the GMIB Rider at an annual rate of 0.40% of the GMIB Benefit Base collected at the end of each calendar quarter. See the “Charges and Deductions” section in this Prospectus and the Fund prospectuses for a further discussion of fees and charges.

The examples should not be considered a representation of past or future expenses or annual rates of return of any Fund. Actual expenses and annual rates of return may be more or less than those assumed for the purpose of the examples.

Condensed financial information containing the accumulation unit value history appears at the end of this Prospectus Supplement.

The following hereby replaces the “ML Life Insurance Company of New York” section in the Prospectus:

Transamerica Advisors Life Insurance Company of New York

(Formerly ML Life Insurance Company of New York)

We are a stock life insurance company organized under the laws of the State of New York on November 28, 1973 and engaged in the sale of life insurance and annuity products. On December 28, 2007, we became an indirect wholly owned subsidiary of AEGON USA, Inc. (“AEGON USA”). AEGON USA is indirectly owned by AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V. of the Netherlands conducts its business through subsidiary companies engaged primarily in the insurance business. We were formerly an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), a corporation whose common stock is traded on the New York Stock Exchange. Our financial statements can be found in the Statement of Additional Information. You should consider them only in the context of our ability to meet any Contract obligation.

The following hereby replaces the “Certain Payments We Receive With Regard to the Funds” section in the Prospectus:

Certain Payments We Receive With Regard to the Funds

We (and our affiliates) may directly or indirectly receive payments, which may be significant, from the Funds, their advisers, subadvisers, distributors, or affiliates thereof, in connection with certain administrative, marketing and other services we (and our affiliates) provide and expenses we incur. We (and/or our affiliates) generally receive three types of payments:

•

Rule 12b-1 and Shareholder Service Fees. We receive 12b-1 or shareholder service fees from some Funds. These fees are deducted from the assets of the Funds and decrease the Funds’ investment returns. The

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percentages differ, and some Funds may pay more than others. Currently, these fees range from 0% to 0.25% of the average daily assets of the Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue. We may continue to receive 12b-1 or shareholder service fees on subaccounts that are closed to new investments, depending on the terms of the agreements supporting those payments and on the services we or our affiliates provide.

•	Recordkeeping and Transfer Agency Fees. We receive fees from Fund assets for certain recordkeeping and transfer agency services. These fees are deducted from the assets of the Funds and decrease the Funds’ investment returns. The percentages differ, and some Funds may pay more than others. Currently, these fees range from 0% to 0.10% of the average daily assets of the Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue.

•	Administrative, Marketing and Support Service Fees (“Support Fees”). As noted above, an investment adviser, subadviser, and/or distributor (or affiliates thereof) of the Funds may make payments to us and/or our affiliates. These payments may be used for a variety of purposes, including payment of expenses that we (and our affiliates) incur in promoting, marketing, and administering the Contract and, in our role as an intermediary, the Funds. We (and our affiliates) may profit from these payments. These payments may be derived, in whole or in part, from the investment advisory fee deducted from Fund assets. Contract owners, through their indirect investment in the Funds, bear the costs of these investment advisory fees. The amount of the payments we receive is based on a percentage of the assets of the particular Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue. These percentages differ, and some advisers (or affiliates) may pay more than others. These percentages currently range from 0% to 0.30%.

The combined percentages we receive with regard to each Fund currently range from 0% to 0.45%.

Proceeds from these payments by the Funds, the advisers, the subadvisers and/or their affiliates may be used for any corporate purpose, including payment of expenses (1) that we and our affiliates incur in promoting, marketing, and administering the Contract, and (2) that we incur, in our role as intermediary, in promoting, marketing, and administering the Funds. We and our affiliates may profit from these payments.

For further details about the compensation payments we make in connection with the sale of the Contracts, see “Other Information – Selling the Contract” in this prospectus.

The following hereby replaces the “Disruptive Trading” section in the Prospectus:

Disruptive Trading

Frequent or short-term transfers among subaccounts, such as those associated with “market timing” transactions, can adversely affect the Funds and the returns achieved by contract owners. In particular, such transfers may dilute the value of the Fund shares, interfere with the efficient management of the Funds’ investments, and increase brokerage and administrative costs of the Funds. Accordingly, frequent or short-term transfers by a contract owner among the subaccounts may adversely affect the long-term performance of the Funds, which may, in turn, adversely affect other contract owners and other persons who may have an interest in the Contract (e.g., annuitants and beneficiaries). In order to try to protect our contract owners and the Funds from potentially disruptive or harmful trading activity, we have adopted certain policies and procedures (“Disruptive Trading Procedures”). We employ various means to try to detect such transfer activity, such as periodically examining the number of “round trip” transfers into and out of particular subaccounts made by contract owners within given periods of time and/or examining transfer activity identified by the Funds on a case-by-case basis.

Our policies and procedures may result in restrictions being applied to contract owners who are found to be engaged in disruptive trading activities. Contract owners will be provided one warning in writing prior to imposition of any restrictions on transfers. If a “warned” contract owner engages in any further disruptive trading activities within the six-month period following a warning letter, we will notify the contract owner in writing of the restrictions that will apply to future transfers under a Contract. Currently, our restrictions require such contract owners to submit all future transfer requests through regular U.S. mail (thereby refusing to accept transfer requests via overnight delivery service, telephone, Internet, facsimile, other electronic means, or through your Financial Advisor). We will also require that the contract owner’s signature on these transfer requests be notarized or signature guaranteed. If this restriction fails to limit further

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disruptive trading activities, we may additionally require a minimum time period between each transfer and refuse to execute future transfer requests that violate our Disruptive Trading Procedures. We currently do not, but may in the future, impose different restrictions, such as:

•	not accepting a transfer request from a third party acting under authorization on behalf of more than one contract owner;

•	limiting the dollar or percentage of contract value that may be transferred among the subaccounts at any one time; and

•	imposing a redemption fee on certain transfers.

Because we have adopted our Disruptive Trading Procedures as a preventative measure to protect contract owners from the potential adverse effects of harmful trading activity, we will impose the restriction stated in the notification on that contract owner even if we cannot identify, in the particular circumstances, any harmful effect from that contract owner’s future transfers.

Despite our best efforts, we cannot guarantee that our Disruptive Trading Procedures will detect every potential contract owner engaged in disruptive trading activity, but we apply our Disruptive Trading Procedures consistently to all contract owners without special arrangement, waiver, or exception. Our ability to detect and deter such transfer activity may be limited by our operational systems and technological limitations. Furthermore, the identification of contract owners determined to be engaged in disruptive or harmful transfer activity involves judgments that are inherently subjective and consequently may result in certain trading activities being prohibited while others are allowed to proceed. In our sole discretion, we may revise our Disruptive Trading Procedures at any time without prior notice as necessary to better detect and deter frequent or short- term transfers that may adversely affect other contract owners or the Funds, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on contract owners engaged in disruptive trading activity. In addition, the other insurance companies and/or retirement plans that invest in the Funds may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we also cannot guarantee that the Funds (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Funds.

The Funds available as investment options under the Contract may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the Funds describe any such policies and procedures. The disruptive trading policies and procedures of a Fund may be different, and more or less restrictive, than our Disruptive Trading Procedures or the disruptive trading policies and procedures of other Funds. We may not have the contractual authority or the operational capacity to apply the disruptive trading policies and procedures of the respective Funds that would be affected by the transfers. However, we have entered into a written agreement, as required by SEC regulation, with each Fund or its principal underwriter that obligates us to provide to the Fund, promptly upon request, certain information about the trading activity of individual contract owners, and to execute instructions from the Fund to restrict or prohibit further premium payments or transfers by specific contract owners who violate the disruptive trading policies established by the Fund.

Accordingly, to the extent permitted by applicable law, we reserve the right to refuse to make a transfer at any time that we are unable to purchase or redeem shares of any of the Funds available through the Separate Account, including any refusal or restriction on purchases or redemptions of their shares as a result of a Fund’s own policies and procedures on disruptive trading activities.

Contract owners and other persons with interests in the Contracts also should be aware that the purchase and redemption orders received by the Funds from intermediaries such as retirement plans or separate accounts funding variable insurance contracts generally are “omnibus” orders. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the Funds’ ability to apply their respective disruptive trading policies and procedures. In addition, if a Fund believes that an omnibus order we submit may reflect one or more transfer requests from contract owners engaged in disruptive trading activity, the Fund may reject the entire omnibus order.

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In the future, some Funds may begin imposing redemption fees on short-term trading (i.e., redemptions of mutual fund shares within a certain number of business days after purchase). We reserve the right to administer and collect any such redemption fees on behalf of the Funds.

Effective on or about December 31, 2010, Transamerica Asset Management, Inc. will replace Roszel Investment Advisors, LLC as the investment advisor to the Asset Allocation Program offered in your variable annuity. The following hereby replaces corresponding paragraphs in the “Asset Allocation Program” section of the prospectus.

Asset Allocation Program

The following is a general description of the Asset Allocation Program. A complete description is available in the brochure for the Program. This disclosure explains the material features of the Asset Allocation Program. The application and operation of the Asset Allocation Program are subject to the terms and conditions of the contract itself.

General. We make available to contract owners an Asset Allocation Program, for which our affiliate Transamerica Asset Management, Inc. (“TAM”) provides investment advice. TAM is an investment adviser registered under the Investment Advisers Act of 1940. As compensation for its services, we currently pay TAM 0.0375% of the value of the assets in the Merrill Lynch Investor Choice Annuity® and the IRA Annuity® product’s Asset Allocation Programs. We pay compensation for these services from our own company assets. We may alter the amount we pay, or cease paying, TAM for these services at any time in our sole discretion. If you participate in the Asset Allocation Program, TAM serves as investment adviser solely for the purposes of the development of the asset allocation models and periodic updates to the models. The Asset Allocation Program can be elected at issue or in writing or by proper telephone authorization at any time after issue. If you elect the Asset Allocation Program you must include all contract value in the Program. You do not pay a fee for participation in the Asset Allocation Program. We may perform certain administrative functions on behalf of TAM; however, we are not registered as an investment adviser and are not providing any investment advice in making the Program available. Furthermore, your Financial Advisor is not providing any investment advice related to the Asset Allocation Program.

There is no assurance that investment returns will be better through participation in the Asset Allocation Program. Your Contract may still lose money and experience volatility.

Asset Allocation Models. Except as described below, a contract owner electing to participate in the Asset Allocation Program (a “Program participant”) will elect to have his or her contract value allocated according to one of the model portfolios developed by TAM. There are currently five asset allocation models to choose from:

•	Conservative (formerly, Capital Preservation) – seeks capital preservation

•	Moderately Conservative (formerly, Income) – seeks income

•	Moderate (formerly, Income & Growth) – seeks income and growth

•	Moderately Aggressive (formerly, Growth) – seeks growth

•	Aggressive (formerly, Aggressive Growth) – seeks aggressive growth

When electing the Asset Allocation Program, Program participants must complete a standardized questionnaire. Your Financial Advisor can assist you in completing the questionnaire. Based on the results of the questionnaire, one of the asset allocation models is matched to the Program participant based on his or her financial situation, investment objectives, and risk tolerance. Each asset allocation model is intended for a specific type of investor, from aggressive to conservative, but the models are not constructed on an individualized basis for any one Program participant. Each model identifies one or more specific subaccounts and the percentage of premium or contract value allocated to each of those subaccount(s). The Program participant then selects from the available asset allocation models, and may select a model other than the model indicated by the questionnaire.

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All of the asset allocation models may include subaccount(s) which invest in fixed income funds, the concentration and selection of which depends on the particular investment risk for that model. You may lose money by investing in an asset allocation model, the model may not perform as intended, an asset allocation model may perform better or worse than other models, and the models depend on the performance of the underlying funds of each model. The asset allocation models may be unsuccessful in maximizing returns and/or avoiding investment losses.

Changes to the Composition of Asset Allocation Models. On a quarterly basis, TAM reviews the asset allocation models and may adjust the composition of each model, which may include changes to the subaccount(s) in the model and/or the percentage allocations. Any adjustments become effective on the last business day of the calendar quarter.

If, as a result of such review, a change is made to an asset allocation model, TAM will notify Program participants in advance of the change, and each Program participant will have the opportunity to reject the change. A Program participant who chooses to reject a model change creates his or her own portfolio (a “self-directed portfolio”). TAM provides no investment advice related to the creation of a self-directed portfolio. Once a Program participant has rejected a change in a model, the Asset Allocation Program will be terminated as to that Program participant. Therefore, a Program participant who rejects a model change and thereby creates a self-directed portfolio will no longer receive written materials from TAM about the changes being made to the models. However, those Program participants can elect at any time to again participate in the Asset Allocation Program.

Contract owners who elect, either at issue or with respect to an existing Contract, to participate in the Asset Allocation Program within three weeks prior to the end of a calendar quarter will be provided with information regarding the composition of both the current asset allocation model, as well as any changes to the model which will become effective on the last day of the calendar quarter.

Initial Allocation to the Selected Asset Allocation Model. At the time you elect the Asset Allocation Program, you may choose to reallocate your contract value on the date of your election to the asset allocation model currently in effect, or you may choose to have your contract value reallocated on the last business day of the calendar quarter in which we receive the information necessary to process your request to the asset allocation model in effect for the calendar quarter following your election.

Quarterly Rebalancing. On the last business day of each calendar quarter, we automatically rebalance the contract value to maintain the subaccount(s) and percentages for each Program participant’s selected asset allocation model. This quarterly rebalancing takes account of:

•	increases and decreases in contract value in each subaccount due to subaccount performance,

•	increases and decreases in contract value in each subaccount due to withdrawals (particularly if taken from specific subaccounts designated by the contract owner), and premium payments, and

•	any adjustments TAM has made to the selected model.

The first quarterly rebalancing will occur at the end of the first calendar quarter following the date the Program participant elects to participate in the Asset Allocation Program.

We will not automatically rebalance self-directed portfolios unless the contract owner elects the Rebalancing Program.

Allocation of Future Premiums. The asset allocation model that a Program participant selects will override any prior percentage allocations that the Program participant may have chosen and all future premiums will be allocated accordingly. In addition, in the event that a Program participant terminates his or her participation in the Program, unless we receive different instructions, any future premium payments will be allocated according to the percentage allocations of the previously selected model under the Program at the time the Program participant elected to terminate his or her participation.

Other Information. At any time, a Program participant can request to change his or her selected model or can elect to terminate his or her participation in the Asset Allocation Program and allocate his or her contract value among the subaccounts. If a Program participant allocates contract value among the subaccounts, his or her participation in the Asset Allocation Program will terminate and we will consider the Program participant to be in a self-directed portfolio.

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TAM will remind Program participants at least annually to determine whether the Program participant’s financial situation or investment objectives have changed. In addition, when we notify Program participants quarterly of changes to the models, we also will instruct them to notify their Financial Advisor of any changes to their financial situation or investment objectives or contact us if they wish to change their selected model or create a self-directed portfolio.

Funds selected by TAM to be part of an asset allocation model may be advised or subadvised by TAM or one of its affiliates. To the extent that TAM includes such proprietary Funds in its models, TAM and/or its affiliates will receive additional compensation from the advisory fees of the Funds. (See “Certain Payments We Receive With Regard to the Funds” for information on compensation with regard to proprietary Funds.) TAM considers the compensation it receives, among a number of other factors, when deciding to include proprietary funds in the asset allocation models. You should be aware of this potential financial benefit if you elect to participate in the Asset Allocation Program.

For more information on TAM’s role as investment adviser for the Program, please see TAM’s brochure from their Form ADV, the SEC investment adviser registration form, which will be delivered to Program participants at the time they enroll in the Program and annually thereafter. Please contact us if you would like to receive a copy of this brochure. Program participants may also contact us at 1-800-333-6524 with questions about the Asset Allocation Program or the asset allocation models at any time.

Currently, we don’t charge for transfers under the Asset Allocation Program; they are in addition to the twelve annual transfers permitted without charge under the Contract. If you choose the DCA Program or the Rebalancing Program, you cannot also elect the Asset Allocation Program.

This Asset Allocation Program may be terminated or altered at any time by us with regard to existing Contracts or future Contracts, or both, for some or all classes of Contracts.

The following sections are added to the “Federal Income Taxes” section of the Prospectus:

Medicare Tax

Beginning in 2013, distributions from nonqualified annuity contracts will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or all of the taxable portion of distributions (e.g. earnings) to individuals whose income exceeds certain threshold amounts($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately). Please consult a tax advisor for more information.

Estate, Gift and Generation-Skipping Transfer Taxes in 2010

In 2001, Congress enacted the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), which eliminated the estate tax (but not the gift tax) and replaced it with a carryover basis income tax regime for estates of decedents dying in 2010, and also eliminated the generation-skipping transfer tax for transfers made in 2010. Beginning in 2011, however, EGTRRA allowed the estate, gift and generation-skipping transfer taxes to return to their pre-EGTRRA form. Moreover, it is possible that Congress may enact legislation reinstating the estate and generation-skipping transfer taxes for 2010, possibly on a retroactive basis. The uncertainty as to future estate, gift and generation-skipping transfer taxes underscores the importance of seeking guidance from a qualified advisor to help ensure that your estate plan adequately addresses your needs and that of your beneficiaries under all possible scenarios.

The following sections are added to the “Other Information” section of the Prospectus:

Financial Condition of the Company

We pay the benefits under your Contract from our general account assets and/or from your contract value held in the Separate Account. It is important that you understand that payments of the benefits is not guaranteed and depends upon certain factors discussed below.

Assets in the Separate Account. You assume all of the investment risk for account value allocated to the subaccounts. Your contract value in the subaccounts is part of the assets of the Separate Account. These assets are segregated and insulated from our general account, and may not be charged with liabilities arising from any other business that we may conduct. See “The Separate Account.”

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Assets in the General Account. Any guarantees under the Contract that exceed your contract value, such as those associated with any death benefit riders or living benefit riders, are paid from our general account (not the Separate Account). Therefore, any amounts that we may be obligated to pay under the Contract in excess of contract value are subject to our financial strength and claims-paying ability and our long-term ability to make such payments. The assets of the Separate Account, however, are also available to cover the liabilities of our general account, but only to the extent that the Separate Account assets exceed the Separate Account liabilities arising under the Contracts supported by it. We issue other types of insurance policies and financial products as well and we pay our obligations under these products from our assets in the general account.

Our Financial Condition. As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our general account. In order to meet our claims-paying obligations, we monitor our reserves so that we hold sufficient amounts to cover actual or expected contract and claims payments. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in market value of these investments.

How to Obtain More Information. We encourage both existing and prospective contract owners to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). Our audited GAAP financial statements, as well as the financial statements of the Separate Account, are located in the Statement of Additional Information. For a free copy of the Statement of Additional Information, simply call or write us at the phone number or address of our Service Center referenced earlier in this Prospectus. In addition, the Statement of Additional Information is available on the SEC’s website at http://www.sec.gov. For additional information about the Company, please see our Annual Report on Form 10-K, which is available on our website at www.aegonins.com.

The following hereby replaces the “Selling the Contracts” section of the Prospectus:

Selling the Contract

We have entered into a distribution agreement with our affiliate, Transamerica Capital, Inc. (“Distributor”), for the distribution and sale of the Contracts. Distributor offers the Contracts through registered representatives of MLPF&S (“Financial Advisors”). The Financial Advisors are registered with FINRA, Inc., licensed as insurance agents in the states in which they do business, and appointed through various Merrill Lynch Life Agencies as our insurance agents.

We pay commissions to the Merrill Lynch Life Agencies for sales of the Contracts by the Financial Advisors. Pursuant to a sales agreement, the Merrill Lynch Life Agencies pay Distributor a portion of the commissions they receive from us for the sales of the Contracts, and the Distributor pays the Financial Advisors a portion of the commissions it receives from the Merrill Lynch Life Agencies for the sales of the Contracts. Distributor also compensates Retirement Solution Specialists (formerly known as District Annuity Specialist), who provide training and marketing support to Financial Advisors in a specific geographic region and whose compensation is based on sales in that region. Sales of the Contracts will help Retirement Solution Specialists meet their sales goals and affects their total compensation.

In addition, on the annuity date, the maximum commission payable to the Financial Advisors is 2.30% of contract value not subject to a sales charge. Financial Advisors and their branch managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation items. Non-cash items include conferences, seminars, and trips (including travel, lodging, and meals in connection therewith), entertainment, merchandise, and other similar items. In addition, Financial Advisors who meet certain productivity, persistency, and length of service standards and/or their branch managers may be eligible for additional compensation from Distributor. Retirement Solution Specialists who meet certain productivity standards may also be eligible for additional compensation from the Merrill Lynch Life Agencies. Sales of the Contracts may help Financial Advisors, their branch managers, and

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Retirement Solution Specialists qualify for such benefits. Distributor’s Financial Advisors and their branch managers may receive other payments from Distributor for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services.

The Distributor does not currently sell the Contracts through other broker-dealers (“selling firms”). However, the Distributor may enter into selling agreements with selling firms in the future. Selling firms may be compensated on a different basis than the various Merrill Lynch Life Agencies and the Financial Advisors; however, commissions paid to selling firms and their sales representatives will not exceed those described above.

Commissions and other incentives or payments described above are not charged directly to Contract owners or the Separate Account. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

The following hereby replaces the “Experts” section of the Prospectus:

Experts

The financial statements of ML Life Insurance Company of New York as of December 31, 2009, and for each of the three years in the period ended December 31, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm. The financial statements of the ML of New York Variable Annuity Separate Account D as of December 31, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm. Both financial statements are incorporated by reference in this Prospectus and included in the Statement of Additional Information and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Ernst & Young LLP, is 801Grand Avenue, Suite 3000, Des Moines, Iowa 50309.

The following hereby replaces the “Legal Matters” section of the Prospectus:

Legal Matters

Sutherland Asbill & Brennan LLP of Washington D.C. has provided legal advice to us relating to certain matters under the federal securities laws.

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The following replaces, the “ACCUMULATION UNIT VALUES” section of the prospectus:

ACCUMULATION UNIT VALUES

(Condensed Financial Information)

Subaccount	Year	Beginning AUV		Ending AUV		# Units
Invesco Charter Fund – Class A Shares Subaccount Inception Date April 7, 2006	2009 2008 2007 2006	$ $ $ $	8.36 11.84 11.06 9.64	$ $ $ $	10.74 8.36 11.84 11.06	73,236.9 624,822.8 2,427.0 2,470.9

Invesco Constellation Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	9.60 16.97 15.35 14.69 13.72 13.09 10.25	$ $ $ $ $ $ $	11.43 9.60 16.97 15.35 14.69 13.72 13.09	4,614.1 4,375.3 4,591.8 5,237.9 7,823.0 5,649.8 4,508.0

AllianceBernstein Growth and Income Fund, Inc – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.17 19.10 18.34 15.89 15.51 14.04 12.34	$ $ $ $ $ $ $	13.33 11.17 19.10 18.34 15.89 15.51 14.04	9,391.7 9,361.2 8,724.6 71,662.1 82,789.3 11,485.6 6,857.9

AllianceBernstein Large Cap Growth Fund, Inc. – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.77 15.97 14.22 14.54 12.91 12.09 10.92	$ $ $ $ $ $ $	15.01 10.77 15.97 14.22 14.54 12.91 12.09	446,988.8 11,877.5 57,231.7 15,264.4 31,673.9 7,679.2 2,969.0

Allianz NFJ Renaissance Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	13.93 23.54 22.60 20.44 21.49 18.84 12.04	$ $ $ $ $ $ $	18.37 13.93 23.54 22.60 20.44 21.49 18.84	35,746.4 40,638.3 41,221.0 46,351.4 52,805.5 51,329.9 35,740.5

Allianz NFJ Small-Cap Value Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	16.36 22.54 21.53 18.39 16.89 13.90 11.87	$ $ $ $ $ $ $	20.02 16.36 22.54 21.53 18.39 16.89 13.90	63,987.6 76,095.4 66,067.2 114,678.6 147,340.7 120,106.4 38,886.7

Equity Income Fund – Advisor Class Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	13.53 17.18 17.16 14.58 14.45 13.04 11.59	$ $ $ $ $ $ $	14.95 13.53 17.18 17.16 14.58 14.45 13.04	28,922.5 41,287.6 70,378.2 170,787.7 34,708.8 215,351.9 67,926.7

The Bond Fund of America® – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.43 13.21 12.94 12.38 12.30 11.77 11.47	$ $ $ $ $ $ $	12.97 11.43 13.21 12.94 12.38 12.30 11.77	186,871.6 283,782.7 227,491.3 227,178.3 472,453.2 277,688.2 60,968.1

The Growth Fund of America® – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.47 20.73 18.93 17.29 15.33 13.88 12.07	$ $ $ $ $ $ $	16.55 12.47 20.73 18.93 17.29 15.33 13.88	454,693.8 498,522.9 524,573.1 663,587.2 822,271.2 801,422.5 177,100.7

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Subaccount	Year	Beginning AUV		Ending AUV		# Units
The Income Fund of America® – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.96 18.48 18.04 15.18 14.87 13.33 11.81	$ $ $ $ $ $ $	15.92 12.96 18.48 18.04 15.18 14.87 13.33	218,221.2 227,142.9 251,237.3 336,294.9 570,884.3 298,851.4 100,974.3

The Investment Company of America® – Class A Shares Subaccount Inceptions Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.76 18.26 17.46 15.26 14.46 13.35 11.69	$ $ $ $ $ $ $	14.77 11.76 18.26 17.46 15.26 14.46 13.35	291,184.2 315,783.3 368,650.5 352,165.1 361,735.0 336,620.0 117,043.4

BlackRock Basic Value Fund, Inc. – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.05 19.26 19.33 16.00 15.65 14.39 12.13	$ $ $ $ $ $ $	15.51 12.05 19.26 19.33 16.00 15.65 14.39	43,196.9 82,497.2 46,957.5 43,211.0 53,109.9 46,170.0 17,879.6

BlackRock Total Return Fund – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.02 11.47 11.10 10.83 10.80 10.52 10.53	$ $ $ $ $ $ $	11.46 10.02 11.47 11.10 10.83 10.80 10.52	16,112.6 18,074.4 204,807.0 20,751.2 204,239.9 125,684.3 30,461.2

BlackRock Capital Appreciation Fund, Inc. – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.32 17.20 14.53 14.19 13.18 12.53 10.73	$ $ $ $ $ $ $	13.91 10.32 17.20 14.53 14.19 13.18 12.53	36,422.1 77,126.9 33,490.9 41,163.1 39,765.9 41,514.6 26,051.2

BlackRock Government Income Portfolio – Investor A Shares Subaccount Inception Date October 13, 2006	2009 2008 2007 2006	$ $ $ $	11.13 10.67 10.38 10.20	$ $ $ $	10.98 11.13 10.67 10.38	253,365.8 23,940.8 28,270.4 318,360.3

BlackRock Global Allocation Fund, Inc. – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	18.75 23.91 20.76 18.14 16.65 14.76 12.70	$ $ $ $ $ $ $	22.51 18.75 23.91 20.76 18.14 16.65 14.76	219,272.1 158,721.7 241,275.1 190,106.1 344,153.4 404,453.6 87,452.1

BlackRock S&P 500 Index Fund – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.87 17.57 16.96 14.92 14.48 13.31 11.76	$ $ $ $ $ $ $	13.50 10.87 17.57 16.96 14.92 14.48 13.31	101,226.6 85,805.6 90,809.6 139,690.8 100,576.7 101,677.4 130,616.1

BlackRock Value Opportunities Fund, Inc. – Investor A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.92 20.55 21.11 19.08 17.60 15.63 12.80	$ $ $ $ $ $ $	15.02 11.92 20.55 21.11 19.08 17.60 15.63	86,209.7 96,688.9 105,655.3 130,059.1 126,577.4 108,013.9 35,549.3

Davis New York Venture Fund, Inc. – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.76 19.87 19.18 16.88 15.45 13.93 11.92	$ $ $ $ $ $ $	15.34 11.76 19.87 19.18 16.88 15.45 13.93	498,343.1 204,265.5 240,614.8 438,207.9 265,106.0 281,676.0 61,519.5

13

Subaccount	Year	Beginning AUV		Ending AUV		# Units
Delaware Smid Cap Growth Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.05 19.31 17.69 16.77 16.16 14.58 12.67	$ $ $ $ $ $ $	15.34 10.05 19.31 17.69 16.77 16.16 14.58	24,976.5 32,083.7 29,960.1 31,772.3 34,318.4 34,739.6 13,936.7

Fidelity® Advisor Equity Growth Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	9.82 18.75 15.04 14.30 13.75 13.54 11.79	$ $ $ $ $ $ $	12.39 9.82 18.75 15.04 14.30 13.75 13.54	19,399.9 258,427.9 426,622.5 12,491.6 11,496.0 11,700.6 11,159.0

Fidelity® Advisor Mid Cap Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.72 22.78 21.05 18.83 17.60 15.37 10.81	$ $ $ $ $ $ $	15.53 10.72 22.78 21.05 18.83 17.60 15.37	2,908.0 8,015.2 8,510.1 13,290.3 14,080.7 15,096.3 27,006.6

Fidelity® Advisor Overseas Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	14.14 25.15 21.77 18.54 16.43 14.73 11.44	$ $ $ $ $ $ $	17.63 14.14 25.15 21.77 18.54 16.43 14.73	17,709.9 20,277.0 18,697.0 19,178.4 12,446.5 13,257.1 5,738.7

Invesco Van Kampen Comstock Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.25 19.36 19.99 17.45 16.96 14.62 12.78	$ $ $ $ $ $ $	15.65 12.25 19.36 19.99 17.45 16.96 14.62	63,192.2 54,580.0 63,377.7 155,605.3 108,402.0 63,324.4 11,031.8

Invesco Van Kampen Equity and Income Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.57 16.93 16.61 14.95 14.05 12.73 10.56	$ $ $ $ $ $ $	15.32 12.57 16.93 16.61 14.95 14.05 12.73	46,322.3 40,808.4 354,295.3 66,862.1 106,360.4 59,832.6 29,253.2

Invesco Van Kampen Mid Cap Growth Fund – Class A Shares Subaccount Inception Date July 11, 2008	2009 2008	$ $	6.06 11.90	$ $	9.53 6.06	27,693.4 39,810.3

Lord Abbett Bond Debenture Fund, Inc – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.08 15.35 14.76 13.61 13.58 12.67 11.81	$ $ $ $ $ $ $	16.16 12.08 15.35 14.76 13.61 13.58 12.67	41,399.9 48,523.5 54,922.4 81,237.5 94,316.7 87,792.3 24,124.6

Lord Abbett Mid-Cap Value Fund, Inc. – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.61 19.42 19.57 17.64 16.52 13.49 11.56	$ $ $ $ $ $ $	14.51 11.61 19.42 19.57 17.64 16.52 13.49	139,672.3 152,256.5 159,624.5 256,113.4 222,178.9 173,317.0 51,861.4

MFS® Core Growth Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.36 16.55 14.59 13.51 12.86 11.82 11.05	$ $ $ $ $ $ $	12.69 10.36 16.55 14.59 13.51 12.86 11.82	9,409.1 17,700.5 138,359.5 202,920.7 95,375.0 13,259.1 11,642.9

14

Subaccount	Year	Beginning AUV		Ending AUV		# Units
MFS® Research International Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	14.70 25.97 23.31 18.56 16.18 13.62 11.00	$ $ $ $ $ $ $	19.03 14.70 25.97 23.31 18.56 16.18 13.62	30,529.5 27,120.7 24,016.6 19,418.7 14,049.2 14,745.2 1,164.2

MFS® Mid Cap Growth Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	8.80 18.24 16.88 16.74 16.51 14.61 10.73	$ $ $ $ $ $ $	12.30 8.80 18.24 16.88 16.74 16.51 14.61	21,314.0 25,768.4 23,776.2 22,305.2 22,543.4 21,276.4 13,184.9

Oppenheimer Global Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	13.45 23.11 22.10 19.07 16.97 14.49 11.40	$ $ $ $ $ $ $	18.49 13.45 23.11 22.10 19.07 16.97 14.49	25,344.4 13,124.2 20,527.0 35,249.8 14,276.5 18,834.4 5,218.1

Oppenheimer Main Street Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.23 16.92 16.46 14.51 13.90 12.87 11.36	$ $ $ $ $ $ $	13.01 10.23 16.92 16.46 14.51 13.90 12.87	13,086.1 19,276.4 18,609.3 26,145.2 25,724.4 30,695.3 12,103.3

Oppenheimer Quest Opportunity Value Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.81 16.28 14.69 13.38 13.31 12.31 11.03	$ $ $ $ $ $ $	14.69 12.81 16.28 14.69 13.38 13.31 12.31	8,087.0 147,786.7 5,845.4 4,177.1 4,193.0 4,028.9 2,382.6

PIMCO Total Return Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.56 12.20 11.38 11.14 11.02 10.67 10.28	$ $ $ $ $ $ $	14.06 12.56 12.20 11.38 11.14 11.02 10.67	478,233.4 712,338.3 555,375.9 625,252.1 293,842.9 372,495.6 154,577.1

The Putnam Fund for Growth and Income – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	9.92 16.43 17.74 15.51 14.95 13.65 12.12	$ $ $ $ $ $ $	12.67 9.92 16.43 17.74 15.51 14.95 13.65	4,415.9 3,865.9 4,345.5 5,898.0 6,160.4 6,474.5 2,083.3

Putnam International Equity Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.65 23.23 21.71 17.15 15.43 13.45 11.21	$ $ $ $ $ $ $	15.64 12.65 23.23 21.71 17.15 15.43 13.45	18,102.0 19,756.4 16,608.2 12,587.5 13,416.5 14,067.4 6,198.5

Putnam Voyager Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	9.09 14.62 14.07 13.54 13.00 12.57 11.33	$ $ $ $ $ $ $	14.72 9.09 14.62 14.07 13.54 13.00 12.57	27,548.3 288.7 241.6 31,592.0 73,055.6 224.1 0.0

15

Subaccount	Year	Beginning AUV		Ending AUV		# Units
Ready Assets Prime Money Fund Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	10.81 10.68 10.32 10.01 9.89 9.93 9.97	$ $ $ $ $ $ $	10.70 10.81 10.68 10.32 10.01 9.89 9.93	137,139.4 247,834.1 283,334.4 190,020.1 139,985.4 160,918.9 308,398.9

Columbia Select Smaller-Cap Value Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	13.28 22.89 21.82 18.21 19.04 15.99 12.86	$ $ $ $ $ $ $	17.89 13.28 22.89 21.82 18.21 19.04 15.99	11,896.6 13,451.0 14,076.4 32,060.6 15,208.1 28,707.6 19,040.5

Templeton Foreign Fund – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	12.53 23.56 20.36 17.19 15.74 13.50 11.13	$ $ $ $ $ $ $	18.53 12.53 23.56 20.36 17.19 15.74 13.50	102,234.1 107,387.3 96,724.3 108,416.3 116,414.6 152,847.3 65,626.8

Templeton Growth Fund, Inc. – Class A Shares Subaccount Inception Date July 1, 2003	2009 2008 2007 2006 2005 2004 2003	$ $ $ $ $ $ $	11.65 20.88 20.70 17.21 16.12 13.96 10.65	$ $ $ $ $ $ $	15.04 11.65 20.88 20.70 17.21 16.12 13.96	14,878.4 15,993.9 25,681.0 20,764.2 22,066.9 39,966.9 10,192.2

*        *        *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524, or write the Service Center at 4333 Edgewood Road NE, Cedar Rapids, Iowa 52499.

16

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated December 1, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2010)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated December 1, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

This supplement describes a change regarding the variable annuity contracts listed above issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective the close of business December 31, 2010, the following subaccounts:

The Bond Fund of America® – Class A Shares

The Growth Fund of America® – Class A Shares

The Income Fund of America® – Class A Shares

The Investment Company of America® – Class A Shares

(the “Subaccounts”) will be closed to new investments. “Closed to new investment” means no one can allocate additional amounts (either through contract transfer or additional premium) to the Subaccounts after December 31, 2010.

If you have any amount in the Subaccounts on January 1, 2011, you may do the following (subject to the terms and conditions contained in the prospectus):

•	transfer amounts out of the Subaccounts into other subaccounts;

•	withdraw amounts from the Subaccounts; and

•	maintain your current investment in the Subaccounts.

Please Note:

If at any time you transfer or withdraw all of your contract value from the Subaccounts, then you can no longer invest in the Subaccounts.

If you submit new premium payments on or after January 1, 2011 and your current investment instructions include the Subaccounts, you must provide us with new allocation instructions.

If you are enrolled in any Dollar Cost Averaging or Rebalancing programs with allocations to the Subaccounts, your Dollar Cost Averaging or Rebalancing programs will terminate and you will have to re-enroll if you wish to continue after December 31, 2010.

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY

Merrill Lynch Life Variable Annuity

Separate Account D

Supplement Dated October 15, 2010

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2010)

TRANSAMERICA ADVISORS LIFE

INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account D

Supplement Dated October 15, 2010

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2010)

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated October 15, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2010)	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated October 15, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

This supplement updates the Prospectuses for Contracts listed above issued by Transamerica Advisors Life Insurance Company and Transamerica Advisors Life Insurance Company of New York.

Effective on or about the close of business October 8, 2010 (“Merger Date”), the following fund merged:

OLD FUND		NEW FUND
Delaware Trend Fund	Merged into	Delaware Smid Cap Growth Fund

No action is necessary on your part if you want to remain invested in the New Fund. If you do not wish to remain allocated to the New Fund, you may generally transfer your policy value allocated in this New Fund to any other subaccount listed in your Prospectus. However, please note that there may be negative consequences and you may lose certain benefits if your transfer or updated investment allocation violates any allocation guidelines and restrictions applicable to allocation instructions for premium payments or other purposes (for example, dollar cost averaging, asset rebalancing or guaranteed withdrawal benefits).

If you reallocate your policy value to another subaccount from the Delaware Smid Cap Growth Fund, you will not be charged for the transfer from that New Fund to another available subaccount if made within 30 days of the merger date. This reallocation also will not count as a transfer for purposes of any free transfers that you receive each contract year.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated July 30, 2010

to the Prospectuses For

MERRILL LYNCH INVESTOR CHOICE

ANNUITY (Investor Series)

(Dated May 1, 2010)

RETIREMENT POWER

(Dated May 1, 2004)

RETIREMENT OPTIMIZER

(Dated May 1, 2004)

RETIREMENT PLUS

(Dated May 1, 2009)

ML of New York Variable Annuity

Separate Account B

Supplement Dated July 30, 2010

to the Prospectus For

RETIREMENT PLUS

(Dated May 1, 2009)

ML of New York Variable Annuity

Separate Account C

Supplement Dated July 30, 2010

to the Prospectus For

CONSULTS ANNUITY

(Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated July 27, 2010

To the Prospectus For

MERRILL LYNCH INVESTOR CHOICE

ANNUITY (IRA Series)

(Dated May 1, 2010)

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2006)

ML of New York Variable Annuity

Separate Account

Supplement Dated July 30, 2010

to the Prospectus For

PORTFOLIO PLUS

(Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective July 1, 2010, the ML Life Insurance Company of New York changed its name to Transamerica Advisors Life Insurance Company of New York.

MERRILL LYNCH LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated June 18, 2010 to the Prospectus For INVESTOR CHOICE (IRA SERIES) (Dated May 1, 2010)	ML LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated June 18, 2010 to the Prospectus For INVESTOR CHOICE (IRA SERIES) (Dated May 1, 2010)

MERRILL LYNCH LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated June 18, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2010)	ML LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated June 18, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

This supplement updates the Prospectuses for above contracts issued by Merrill Lynch Life Insurance Company (“MLLIC”) and ML Life Insurance Company of New York (“MLLICNY”).

On or about June 28, 2010, the BlackRock Fundamental Growth Fund, Inc. will change its name to BlackRock Capital Appreciation Fund, Inc.

Because of this change, all references in the Prospectus to the BlackRock Fundamental Growth Fund, Inc. will be changed to the BlackRock Capital Appreciation Fund, Inc.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated June 14, 2010

to the

Prospectuses For

RETIREMENT POWER (Dated May 1, 2004)

RETIREMENT OPTIMIZER (Dated May 1, 2004)

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated June 14, 2010

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account C

Supplement Dated June 14, 2010

to the

Prospectus For

CONSULTS ANNUITY (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated June 14, 2010

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

ML of New York Variable Annuity

Separate Account

Supplement Dated June 14, 2010

to the

Prospectus For

PORTFOLIO PLUS (Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

The following changes are effective:

Signature Guarantee

As protection against fraud, we require that the following transaction requests include a Medallion signature guarantee:

•	All written requests for surrenders (i.e. partial surrenders and full surrenders) over $250,000;

•	Any non-electronic disbursement request made on or within 15 days of a change to the address of record for a contract owner’s account;

•	Any written disbursement request made on or within 15 days of an ownership change;

•	Any electronic disbursement on or within 15 days of a change to electronic fund transfer instructions;

•	Any disbursement request when the Company has been directed to send proceeds to a different personal address from the address of record for the contract owner’s account. PLEASE NOTE: This requirement will not apply to disbursement requests made in connection with exchanges of one annuity contract for another with the same owner in a “tax-free exchange”;

•	All written requests for surrenders (i.e. partial surrenders and full surrenders) when the Company does not have an originating or guaranteed signature on file.

You can obtain a Medallion signature guarantee from more than 7,000 financial institutions across the United States and Canada that participate in the Medallion signature guarantee program. This includes many:

•	National and state banks;

•	Savings banks and savings and loan associations;

•	Securities brokers and dealers; and

•	Credit unions.

The best source of a Medallion signature guarantee is a bank, savings and loan association, brokerage firm, or credit union with which you do business. Guarantor firms may, but frequently do not, charge a fee for their services.

A notary public cannot provide a Medallion signature guarantee. Notarization will not substitute for a Medallion signature guarantee.

* * *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524, or write the Service Center at 4333 Edgewood Road NE Cedar Rapids, Iowa 52499-0001.

2

MERRILL LYNCH LIFE INSURANCE COMPANY Merrill Lynch Life Variable Annuity Separate Account D Supplement Dated June 1, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2010)	ML LIFE INSURANCE COMPANY OF NEW YORK ML of New York Variable Annuity Separate Account D Supplement Dated June 1, 2010 to the Prospectus For IRA ANNUITY (Dated May 1, 2005)

This supplement describes a change regarding the variable annuity contracts listed above issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

On or about June 1, 2010 (“merger date”), the following funds will merge into the empty “shell funds” listed.

Current Fund	Acquiring Fund
Van Kampen Comstock Fund – Class A Shares	Invesco Van Kampen Comstock Fund – Class A Shares
Van Kampen Equity and Income Fund – Class A Shares	Invesco Van Kampen Equity and Income Fund – Class A Shares
Van Kampen Mid Cap Growth Fund – Class A Shares	Invesco Van Kampen Mid Cap Growth Fund –Class A Shares

This merger will not involve any change in the funds’ management, investment objective or policies because the surviving funds are empty “shell funds”.

Because of this merger, the following subaccounts (the “Subaccounts”) will be renamed:

Current Subaccount Name	New Subaccount Name (the “Subaccounts”)
Van Kampen Comstock Fund – Class A Shares	Invesco Van Kampen Comstock Fund – Class A Shares
Van Kampen Equity and Income Fund – Class A Shares	Invesco Van Kampen Equity and Income Fund – Class A Shares
Van Kampen Mid Cap Growth Fund – Class A Shares	Invesco Van Kampen Mid Cap Growth Fund –Class A Shares

No action is necessary on your part if you want to remain invested in the Subaccounts. If you do not wish to remain allocated to the Subaccounts, you may generally transfer your policy value allocated in these Subaccounts to any other subaccount listed in your Prospectus. However, please note that there may be negative consequences and you may lose certain benefits if your transfer or updated investment allocation violates any allocation guidelines and restrictions applicable to allocation instructions for premium payments or other purposes (for example, dollar cost averaging, asset rebalancing or guaranteed withdrawal benefits).

If you reallocate your policy value to another subaccount from the Subaccounts, you will not be charged for the transfer from that Subaccount to another available subaccount if made within 30 days of the merger date. This reallocation also will not count as a transfer for purposes of any free transfers that you receive each contract year.

MERRILL LYNCH LIFE INSURANCE COMPANY ML LIFE INSURANCE COMPANY OF NEW YORK

Merrill Lynch Life Variable Annuity Separate Account D Supplement dated November 12, 2009 to the Prospectus for MERRILL LYNCH IRA ANNUITY (Dated May 1, 2009)	ML of New York Variable Annuity Separate Account D Supplement dated November 12, 2009 to the Prospectus for MERRILL LYNCH IRA ANNUITY (Dated May 1, 2006)

This supplement updates the Prospectuses for the Merrill Lynch IRA Annuity® (the “IRA Annuity”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your IRA Annuity Prospectus for your reference.

Effective following the close of business on November 12, 2009, the subaccount investing in the Advisor Overseas Fund of the Fidelity Advisor Series VIII (“Advisor Overseas Fund”) will be closed to further allocations of premium payments and contract value.

If you have any amount in the Advisor Overseas Fund subaccount on November 12, 2009, you may do the following (subject to the terms and conditions contained in the prospectus):

•	transfer amounts out of the Advisor Overseas Fund subaccount into other subaccounts;

•	withdraw amounts from the Advisor Overseas Fund subaccount; and

•	maintain your current investment in the Advisor Overseas Fund subaccount.

Please note: If you have given us allocation instructions for premium payments or other purposes (for example, dollar cost averaging or rebalancing program) directing us to invest in the Advisor Overseas Fund subaccount, you need to provide us with new instructions for amounts that would have otherwise gone into that subaccount. As always, the availability of any subaccount as an investment option, including the Advisor Overseas Fund subaccount, is subject to change. See the prospectus for more information concerning the addition, deletion or substitution of investments.

* * *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549, or write the Service Center at 4333 Edgewood Road NE, Cedar Rapids, IA 52499.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account A

Supplement Dated November 6, 2009

to the

Prospectuses For

RETIREMENT POWER (Dated May 1, 2004)

RETIREMENT OPTIMIZER (Dated May 1, 2004)

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account B

Supplement Dated November 6, 2009

to the

Prospectus For

RETIREMENT PLUS (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account C

Supplement Dated November 6, 2009

to the

Prospectus For

CONSULTS ANNUITY (Dated May 1, 2008)

ML of New York Variable Annuity

Separate Account D

Supplement Dated November 6, 2009

to the

Prospectus For

MERRILL LYNCH IRA ANNUITY

(Dated May 1, 2005)

ML of New York Variable Annuity

Separate Account

Supplement Dated November 6, 2009

to the

Prospectus For

PORTFOLIO PLUS (Dated May 1, 1993)

This supplement describes certain changes to the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

The following changes will be effective the date of this supplement:

•	You are not permitted to send full or partial withdrawals directly to your personal MLPF&S brokerage account.

•	As a protection against fraud, we require that the following transaction requests include a Medallion signature guarantee:

•	All requests for partial withdrawals or full surrenders that are submitted in writing of $50,000 and over;

•	Any partial withdrawal or full surrender request that are to be paid by check and are submitted in writing, if such request is made on or within 15 days of a change to the address of record for a contract owner’s account; and

•	Any partial withdrawal or full surrender request when we are directed to send proceeds to a different address from the address of record for that contract owner’s account. PLEASE NOTE: This requirement does not apply to withdrawal request made in connection with exchanges of one annuity contract for another with the same owner in a “tax-free exchange” under Section 1035 of the Internal Revenue Code or a Qualified Direct Rollover to another insurance company.

You can obtain a Medallion signature guarantee from more than 7,000 financial institutions across the United States and Canada that participate in the Medallion signature guarantee program. This includes many national and state banks, savings banks and savings and loan associations, securities brokers and dealers, and credit unions.

The best source of a Medallion signature guarantee is a bank, savings and loan association, brokerage firm, or credit union with which you do business. Guarantor firms may, but frequently do not, charge a fee for their services. A notary public cannot provide a Medallion signature guarantee. Notarization will not substitute for a Medallion signature guarantee.

* * *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at 4333 Edgewood Road NE Cedar Rapids,
Iowa 52499-0001.

2

MERRILL LYNCH LIFE INSURANCE COMPANY ML LIFE INSURANCE COMPANY OF NEW YORK

Merrill Lynch Life Variable Annuity

Separate Account D

Supplement Dated June 12, 2009

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2009)

MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Variable Annuity

Separate Account D

Supplement Dated June 12, 2009

to the

Prospectus For

IRA ANNUITY

(Dated May 1, 2009)

ML of New York Variable Annuity

Separate Account D

Supplement Dated June 12, 2009

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2009)

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML of New York Variable Annuity

Separate Account D

Supplement Dated June 12, 2009

to the

Prospectus For

IRA ANNUITY

(Dated May 1, 2005)

This supplement describes a change regarding the variable annuity contracts listed above issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective June 8, 2009, the Allianz OCC Renaissance Fund changed its name to Allianz NFJ Renaissance Fund.

MERRILL LYNCH LIFE INSURANCE COMPANY ML LIFE INSURANCE COMPANY OF NEW YORK

Merrill Lynch Life Variable Annuity Separate

Account D

Supplement Dated May 4, 2009

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2009)

MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Variable Annuity Separate

Account D

Supplement Dated May 4, 2009

to the

Prospectus For

IRA ANNUITY

(Dated May 1, 2009)

ML of New York Variable Annuity Separate

Account D

Supplement Dated May 4, 2009

to the

Prospectus For

INVESTOR CHOICE (IRA SERIES)

(Dated May 1, 2009)

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity Separate

Account D

Supplement Dated May 4, 2009

to the

Prospectus For

IRA ANNUITY

(Dated May 1, 2005)

This supplement describes a change regarding the variable annuity contracts listed above issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective May 4, 2009, the Merrill Lynch Ready Assets Trust changed its name to Ready Assets Prime Money Fund

MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Variable Annuity Separate Account D

Supplement dated June 24, 2008

to the

Prospectus dated May 1, 2008

for

MERRILL LYNCH IRA ANNUITY®

ML LIFE INSURANCE COMPANY OF NEW YORK

ML of New York Variable Annuity Separate Account D

Supplement dated June 24, 2008

to the

Prospectus dated May 1, 2005

for

MERRILL LYNCH IRA ANNUITY®

This supplement describes a change to one of the underlying investment portfolios available under the Merrill Lynch IRA Annuity® (the “IRA Annuity”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your IRA Annuity Prospectus for your reference.

Effective following the close of business on July 11, 2008, one of the investment options available under your Contract, the Van Kampen Aggressive Growth Fund, will be merged with and into the Van Kampen Mid Cap Growth Fund. The Van Kampen Mid Cap Growth Fund will then be available for the allocation of premiums and contract value under your Contract, and the Van Kampen Aggressive Growth Fund will no longer be available under your Contract. Any contract value invested in the Van Kampen Aggressive Growth Fund will automatically be invested in Class A shares of the Van Kampen Mid Cap Growth Fund.

The following discussion sets forth information regarding the Van Kampen Mid Cap Growth Fund that will be available under your Contract.

Van Kampen Equity Trust
Annual Expenses	Van Kampen Mid Cap Growth Fund (Class A Shares)
Investment Advisory Fees	0.71%
12b-1 Fees	0.25%
Other Expenses	0.30%
Acquired Fund Fees and Expenses	—
Total Annual Operating Expenses	1.26%
Expense Reimbursements	—
Net Expenses	1.26%

Van Kampen Equity Trust	Investment Objective	Investment Adviser(s)/Subadviser(s)	Asset Class/ Investment Style
Van Kampen Mid Cap Growth Fund (Class A)	Seeks capital growth.	Van Kampen Asset Management	Domestic Equity/Mid Cap Growth

* * *

If you have any questions, please contact your Financial Advisor, or call the Service Center (800) 535-5549 (for Contracts issued by Merrill Lynch Life Insurance Company) or (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML OF NEW YORK VARIABLE LIFE SEPARATE ACCOUNT

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUSES FOR

PRIME PLAN I (DATED April 30, 1991)

PRIME PLAN II (DATED April 30, 1991)

PRIME PLAN III (DATED April 30, 1991)

PRIME PLAN IV (DATED April 30, 1991)

PRIME PLAN V (DATED JANUARY 2, 1991)

PRIME PLAN VI (DATED April 30, 1991)

PRIME PLAN 7 (DATED April 30, 1991)

PRIME PLAN IVESTOR

(DATED April 30, 1991)

DIRECTED LIFE (DATED APRIL 30, 1991)

DIRECTED LIFE 2 (DATED APRIL 30, 1991)

ML OF NEW YORK VARAIBEL ANNUITY SEPARATE ACCOUNT A

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUSES FOR

RETIREMENT POWER (DATED MAY 1, 2004)

RETIREMENT OPTIMIZER

(DATED MAY 1, 2004)

INVESTOR CHOICE (INVESTOR SERIES)

(DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT B

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUS FOR

RETIREMENT PLUS (DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE LIFE SEPARATE

ACCOUNT II

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUSES FOR

INVESTOR LIFE (DATED May 1, 2001)

INVESTOR LIFE PLUS (DATED MAY 1, 2001)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUS FOR

PORTFOLIO PLUS (DATED MAY 1, 1993)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT C

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUS FOR

CONSULTS (DATED MAY 1, 2007)

ML OF NEW YORK VARAIBEL ANNUITY SEPARATE ACCOUNT D

SUPPLEMENT DATED DECEMBER 28, 2007

TO THE PROSPECTUS FOR

INVESTOR CHOICE (IRA SERIES)

(DATED MAY 1, 2007)

MERRILL LYNCH IRA ANNUITY

(DATED MAY 1, 2006)

This supplement describes a change regarding the variable annuity contracts and variable life insurance policies listed above issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

On December 28, 2007, ML Life Insurance Company of New York became a wholly-owned indirect subsidiary of Transamerica Corporation. All of the stock of Transamerica Corporation is indirectly owned by AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V. of the Netherlands conducts its business through subsidiary companies engaged primarily in the insurance business. Accordingly, any references in the Prospectus to ML Life Insurance Company of New York as a subsidiary of Merrill Lynch & Co. Inc. or as an affiliate of BlackRock, Inc., Roszel Advisors LLC, or MLPF&S are hereby deleted.

*            *             *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524 or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE	ML LIFE INSURANCE COMPANY
COMPANY	OF NEW YORK

MERRILL LYNCH LIFE VARIABLE	ML OF NEW YORK VARIABLE ANNUITY
ANNUITY SEPARATE ACCOUNT A	SEPARATE ACCOUNT A
SUPPLEMENT DATED SEPTEMBER 28, 2007	SUPPLEMENT DATED SEPTEMBER 28, 2007
TO THE	TO THE
PROSPECTUSES FOR	PROSPECTUSES FOR
RETIREMENT POWER	RETIREMENT POWER
(DATED MAY 1, 2006)	(DATED MAY 1, 2004)
RETIREMENT OPTIMIZER	RETIREMENT OPTIMIZER
(DATED MAY 1, 2004)	(DATED MAY 1, 2004)
INVESTOR CHOICE (INVESTOR SERIES)	INVESTOR CHOICE (INVESTOR SERIES)
(DATED MAY 1, 2007)	(DATED MAY 1, 2007)

MERRILL LYNCH LIFE VARIABLE	ML OF NEW YORK VARIABLE ANNUITY
ANNUITY SEPARATE ACCOUNT D	SEPARATE ACCOUNT D
SUPPLEMENT DATED SEPTEMBER 28, 2007	SUPPLEMENT DATED SEPTEMBER 28, 2007
TO THE	TO THE
PROSPECTUSES FOR	PROSPECTUSES FOR
INVESTOR CHOICE (IRA SERIES)	INVESTOR CHOICE (IRA SERIES)
(DATED MAY 1, 2007)	(DATED MAY 1, 2007)
IRA ANNUITY	IRA ANNUITY
(DATED MAY 1, 2007)	(DATED MAY 1, 2006)

This supplement describes a change regarding the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective September 28, 2007, the names of certain asset allocation models available under the Asset Allocation Program have changed as follows:

PREVIOUS NAME OF MODEL	NEW NAME OF MODEL
Capital Preservation	Conservative
Income	Moderately Conservative
Income and Growth	Moderate
Growth	Moderately Aggressive
Aggressive Growth	Aggressive

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 (for Contracts issued by Merrill Lynch Life Insurance Company) or (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE	ML LIFE INSURANCE COMPANY OF
COMPANY	NEW YORK

MERRILL LYNCH LIFE VARIABLE ANNUITY	ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT D	SEPARATE ACCOUNT D
SUPPLEMENT DATED SEPTEMBER 26, 2007	SUPPLEMENT DATED SEPTEMBER 26, 2007
TO THE	TO THE
PROSPECTUSES FOR	PROSPECTUSES FOR
MERRILL LYNCH INVESTOR CHOICE	MERRILL LYNCH INVESTOR CHOICE
ANNUITY(SM)	ANNUITY(SM)
(IRA SERIES)	(IRA SERIES)
(DATED MAY 1, 2007)	(DATED MAY 1, 2007)
AND	AND
MERRILL LYNCH IRA ANNUITY(R)	MERRILL LYNCH IRA ANNUITY(R)
(DATED MAY 1, 2007)	(DATED MAY 1, 2005)

This supplement describes a change to the name and investment objective of the BlackRock Bond Fund, a series of the BlackRock Bond Fund, Inc. This fund is available under the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Contract Prospectus for future reference.

Effective September 24, 2007, the BlackRock Bond Fund acquired substantially all of the assets and certain stated liabilities of the BlackRock Total Return Portfolio of the BlackRock Funds II (which is not currently available under your Contract). In connection with that acquisition, the investment objective of BlackRock Bond Fund has changed to: “to realize a total return that exceeds that of the Lehman Brothers U.S. Aggregate Index.” Additionally, the name of the BlackRock Bond Fund has changed to the BLACKROCK TOTAL RETURN FUND to coincide with the change in BlackRock Bond Fund’s investment objective. The investment adviser/subadviser and the asset class/investment style have not changed. Also, the portfolio expenses and the share class for this investment option under your Contract have not changed.

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE	ML LIFE INSURANCE COMPANY OF
COMPANY	NEW YORK

MERRILL LYNCH LIFE VARIABLE ANNUITY	ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT D	SEPARATE ACCOUNT D
SUPPLEMENT DATED SEPTEMBER 24, 2007	SUPPLEMENT DATED SEPTEMBER 24, 2007
TO THE	TO THE
PROSPECTUSES FOR	PROSPECTUSES FOR
MERRILL LYNCH INVESTOR CHOICE	MERRILL LYNCH INVESTOR CHOICE
ANNUITY(SM)	ANNUITY(SM)
(IRA SERIES)	(IRA SERIES)
(DATED MAY 1, 2007)	(DATED MAY 1, 2007)
AND	AND
MERRILL LYNCH IRA ANNUITY(R)	MERRILL LYNCH IRA ANNUITY(R)
(DATED MAY 1, 2007)	(DATED MAY 1, 2005)

This supplement describes a change to certain funds available under the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

In early August 2007, you received a supplement that described a change to the fee structure of the Equity Income Fund of the American Century Capital Portfolios, Inc. and the Ultra Fund of the American Century Mutual Funds, Inc. Although the previous supplement indicated that the effective date of this change was July 27, 2007, the change was not effective until September 4, 2007. In addition, the Investment Advisory Fees, the Total Annual Operating Expenses, and the Net Expenses for the EQUITY INCOME FUND of the AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. were overstated by 0.01% in the previous supplement. Also, effective September 4, 2007, the advisor class shares of the Equity Income Fund of the American Century Capital Portfolios, Inc. and the advisor class shares of the Ultra Fund of the American Century Mutual Funds, Inc. were renamed A class shares.

Accordingly, the expenses and classes should read as follows:

Annual Expenses	American Century Capital Portfolios, Inc. Equity Income Fund (A Class Shares)	American Century Mutual Funds, Inc. Ultra Fund (A Class Shares)
Investment Advisory Fees	0.97%	0.99%
12b-1 Fees	0.25%	0.25%
Other Expenses	—	—
Acquired Fund Fees and Expenses	—	—
Total Annual Operating Expenses	1.22%	1.24%
Expense Reimbursements	—	—
Net Expenses	1.22%	1.24%

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT A

SUPPLEMENT DATED SEPTEMBER 24, 2007

TO THE

PROSPECTUSES FOR

RETIREMENT POWER (DATED MAY 1, 2004)

RETIREMENT OPTIMIZER

(DATED MAY 1, 2004)

INVESTOR CHOICE (INVESTOR SERIES)

(DATED May 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT D

SUPPLEMENT DATED SEPTEMBER 24, 2007

TO THE

PROSPECTUS FOR

INVESTOR CHOICE (IRA SERIES)

(DATED MAY 1, 2007)

MERRILL LYNCH IRA ANNUITY

(DATED MAY 1, 2006)

RETIREMENT PLUS (DATED MAY 1, 2007)	ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT B

SUPPLEMENT DATED SEPTEMBER 24, 2007

TO THE

PROSPECTUS FOR

RETIREMENT PLUS (DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT C

SUPPLEMENT DATED SEPTEMBER 24, 2007

TO THE

PROSPECTUS FOR

CONSULTS ANNUITY (DATED MAY 1, 2007)

SUPPLEMENT DATED SEPTEMBER 24, 2007 TO THE PROSPECTUS FOR PORTFOLIO PLUS (DATED MAY 1, 1993) SUPPLEMENT DATED SEPTEMBER 24, 2007 TO THE PROSPECTUS FOR ML NY ASSET I (SM) (DATED MAY 1, 2006)

This supplement describes a change regarding the contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective September 25, 2007, we will not issue a 403(b) Contract in an exchange for the 403(b) contract or custodial account of another provider. In addition, we will not accept any additional contributions from any source to your 403(b) Contract on or after September 25, 2007.

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524 or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

ML LIFE INSURANCE COMPANY OF NEW YORK

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT A

SUPPLEMENT DATED AUGUST 31, 2007

TO THE

PROSPECTUSES FOR

RETIREMENT POWER (DATED MAY 1, 2004)

RETIREMENT OPTIMIZER

(DATED MAY 1, 2004)

INVESTOR CHOICE (INVESTOR SERIES)

(DATED May 1, 2007)

RETIREMENT PLUS (DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT B

SUPPLEMENT DATED AUGUST 31, 2007

TO THE

PROSPECTUS FOR

RETIREMENT PLUS (DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT C

SUPPLEMENT DATED AUGUST 31, 2007

TO THE

PROSPECTUS FOR

CONSULTS ANNUITY (DATED MAY 1, 2007)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE

ACCOUNT D

SUPPLEMENT DATED AUGUST 31, 2007

TO THE

PROSPECTUS FOR

INVESTOR CHOICE (IRA SERIES)

(DATED MAY 1, 2007)

MERRILL LYNCH IRA ANNUITY

(DATED MAY 1, 2006)

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT

SUPPLEMENT DATED AUGUST 31, 2007

TO THE

PROSPECTUS FOR

PORTFOLIO PLUS (DATED MAY 1, 1993)

This supplement describes a change regarding the variable annuity contracts listed above (the “Contracts”) issued by ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

AEGON USA, Inc. signed an agreement on August 13, 2007 to acquire Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. The transaction is expected to close before the end of the fourth quarter of 2007, subject to customary regulatory approvals and closing conditions. AEGON USA, Inc. is an Iowa corporation that is engaged in the business of providing life insurance and annuity products.

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 333-6524 or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE COMPANY	ML LIFE INSURANCE COMPANY OF
NEW YORK

Merrill Lynch Life Variable Annuity	ML of New York Variable Annuity
Separate Account D	Separate Account D
Supplement Dated August 3, 2007	Supplement Dated August 3, 2007
to the	to the
Prospectuses For	Prospectuses For
MERRILL LYNCH INVESTOR CHOICE ANNUITYSM	MERRILL LYNCH INVESTOR CHOICE
ANNUITYSM
(IRA Series)	(IRA Series)
(Dated May 1, 2007)	(Dated May 1, 2007)
and	and
Merrill Lynch IRA Annuity	Merrill Lynch IRA Annuity
(Dated May 1, 2007)	(Dated May 1, 2005)

This supplement describes a change to the fee structure of certain funds available under the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective on July 27, 2007, the fee structure of the advisor class shares of the Equity Income Fund of the American Century Capital Portfolios, Inc. and the advisor class shares of the Ultra Fund of the American Century Mutual Funds, Inc. has changed. The 12b-1 Fees have decreased by 0.25% and the Investment Advisory Fees have increased by 0.25%. Accordingly, the change in the fee structure does not change the Total Annual Operating Expenses.

Annual Expenses	American Century Capital Portfolios, Inc. Equity Income Fund (Advisor Class Shares)	American Century Mutual Funds, Inc. Ultra Fund (Advisor Class Shares)
Investment Advisory Fees	0.98%	0.99%
12b-1 Fees	0.25%	0.25%
Other Expenses	—	—
Acquired Fund Fees and Expenses	1.23%	1.24%
Expense Reimbursements	—	—
Net Expenses	1.23%	1.24%

*                    *                     *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-42

MERRILL LYNCH LIFE INSURANCE COMPANY	ML LIFE INSURANCE COMPANY OF
NEW YORK

MERRILL LYNCH LIFE VARIABLE ANNUITY	ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT D	SEPARATE ACCOUNT D
SUPPLEMENT DATED OCTOBER 10, 2006	SUPPLEMENT DATED OCTOBER 10, 2006
TO THE	TO THE
PROSPECTUSES AS SUPPLEMENTED FOR	PROSPECTUSES AS SUPPLEMENTED FOR
INVESTOR CHOICE ANNUITY(SM)	INVESTOR CHOICE ANNUITY(SM)
(IRA SERIES)	(IRA SERIES)
(DATED MAY 1, 2006)	(DATED MAY 1, 2006)
AND	AND
MERRILL LYNCH IRA ANNUITY®	MERRILL LYNCH IRA ANNUITY®
(DATED MAY 1, 2006)	(DATED MAY 1, 2005)

This supplement describes a change to one of the underlying investment portfolios available under the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective following the close of business on October 13, 2006, one of the underlying investment portfolios available under your Contract, the BlackRock U.S. Government Fund, merged with and into the BlackRock Government Income Fund. The BlackRock Government Income Fund is now available for the allocation of premiums and contract value under your Contract. The BlackRock U.S. Government Fund is no longer available under your Contract. Any contract value invested in the subaccount corresponding to the BlackRock U.S. Government Fund will be automatically invested in Class A shares of the BlackRock Government Income Fund.

The following discussion sets forth information regarding the BlackRock Government Income Fund that is now available under your Contract.

Please delete the information in the Fee Table of your Prospectus, as previously supplemented, relating to the BlackRock U.S. Government Fund and replace it with the following:

BLACKROCK GOVERNMENT INCOME FUND (CLASS A SHARES)
ANNUAL EXPENSES
Investment Advisory Fees	0.50%
12b-1 Fees	—
Other Expenses	0.73%

Total Annual Operating Expenses	1.23%
Expense Reimbursements	0.16%

Net Expenses(1)	1.07%

(1)	BlackRock has contractually agreed to waive or reimburse fees or expenses in order to limit expenses to 1.07% of average daily net assets until February 1, 2007. The Fund may have to repay some of these waivers andreimbursements to BlackRock in the following two years. Including voluntary waivers, the net expenses for the Fund are estimated to be 1.00%. These voluntary waivers may be terminated at any time. In addition, BlackRock has agreed to voluntarily waive or reimburse fees or expenses such that net expenses would not exceed 0.95%. This voluntary waiver or reimbursement may be reduced or discontinued at any time; however, BlackRock has agreed not to reduce or discontinue this waiver or reimbursement for a period of two years after the closing of the reorganization of the fund and a mutual fund formerly managed by Merrill Lynch Investment Managers unless approved by the Fund’s trustees, including a majority of the non-interested trustees.

Please delete the information in the “Investments of the Separate Account” section of your Prospectus, as previously supplemented, relating to the BlackRock U.S. Government Fund and replace it with the following:

BlackRock Government Income Fund (Class A)	Investment Objective	Investment Adviser/Subadviser(s)	Asset Class/Investment Style
BlackRock Government Income Fund (Class A)	Seeks to maximize total return	BlackRock Advisors, LLC/BlackRock Financial Management, Inc.	Fixed Income/Intermediate Term

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE COMPANY	ML LIFE INSURANCE COMPANY OF NEW YORK

MERRILL LYNCH LIFE VARIABLE ANNUITY	ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT D	SEPARATE ACCOUNT D
SUPPLEMENT DATED SEPTEMBER 29, 2006	SUPPLEMENT DATED SEPTEMBER 29, 2006
TO THE	TO THE
PROSPECTUSES FOR	PROSPECTUSES FOR
MERRILL LYNCH INVESTOR CHOICE	MERRILL LYNCH INVESTOR CHOICE ANNUITY
ANNUITY(SM)	(SM)
(IRA SERIES)	(IRA SERIES)
(DATED MAY 1, 2006)	(DATED MAY 1, 2006)
AND	AND
MERRILL LYNCH IRA ANNUITY(R)	MERRILL LYNCH IRA ANNUITY(R)
(DATED MAY 1, 2006)	(DATED MAY 1, 2005)

This supplement describes a change to the investment adviser, the addition of sub-advisers, and a change to the names of certain funds available under the variable annuity contracts listed above (the “Contracts”) issued by Merrill Lynch Life Insurance Company or ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective on October 2, 2006, the names of the funds listed below will change. In addition, the investment advisers for these funds are changed from either Fund Asset Management, L.P. or Merrill Lynch Investment Managers, L.P. to BlackRock Advisors, LLC. Accordingly, in general, references to “Fund Asset Management, L.P.,” “FAM,” “Merrill Lynch Investment Managers, L.P.,” or “MLIM” in the prospectus and Statement of Additional Information are references to “BlackRock” and “BlackRock Advisors, LLC.” In addition, each fund listed below is sub-advised by one or more of the BlackRock affiliates listed below. The investment objectives of these funds remain unchanged.

Previous Name	New Name	Investment Adviser(s)/Subadviser(s)
Merrill Lynch Basic Value Fund, Inc.	BlackRock Basic Value Fund, Inc	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Bond Fund, Inc. – Merrill Lynch Core Bond Portfolio	BlackRock Bond Fund	BlackRock Advisors, LLC/BlackRock Financial Management LLC
Merrill Lynch Fundamental Growth Fund, Inc.	BlackRock Fundamental Growth Fund, Inc.	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Global Allocation Fund, Inc.	BlackRock Global Allocation Fund, Inc.	BlackRock Advisors, LLC/BlackRock Investment Management LLC and BlackRock Asset Management U.K. Limited
Merrill Lynch Global SmallCap Fund, Inc.	BlackRock Global SmallCap Fund, Inc.	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Index Funds, Inc. – Merrill Lynch International Index Fund	BlackRock International Index Fund	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Index Funds, Inc. – Merrill Lynch S&P 500 Index Fund	BlackRock S&P 500 Index Fund	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Index Funds, Inc. – Merrill Lynch Small Cap Index Fund	BlackRock Small Cap Index Fund	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Investment Managers Funds, Inc. – Merrill Lynch Low Duration Fund	BlackRock Short Term Bond Fund	BlackRock Advisors, LLC/BlackRock Financial Management, Inc.
Merrill Lynch Large Cap Series Funds, Inc. – Merrill Lynch Large Cap Core Fund	BlackRock Large Cap Core Fund	BlackRock Advisors, LLC/BlackRock Investment Management, LLC

Previous Name	New Name	Investment Adviser(s)/Subadviser(s)
Merrill Lynch Large Cap Series Funds, Inc. – Merrill Lynch Large Cap Growth Fund	BlackRock Large Cap Growth Fund	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Large Cap Series Funds, Inc.– Merrill Lynch Large Cap Value Fund	BlackRock Large Cap Value Fund	BlackRock Advisors, LLC/BlackRock Investment Management LLC
Merrill Lynch Ready Assets Trust	Merrill Lynch Ready Assets Trust	BlackRock Advisors, LLC/BlackRock Institutional Management Corporation
Merrill Lynch U.S. Government Fund	BlackRock U.S. Government Fund	BlackRock Advisors, LLC/BlackRock Financial Management, Inc.
Merrill Lynch Value Opportunities Fund, Inc.	BlackRock Value Opportunities Fund, Inc.	BlackRock Advisors, LLC/BlackRock Investment Management LLC

Note: All the funds listed above may NOT be available under your Contract.

Merrill Lynch owns approximately 49% of BlackRock, Inc., whose affiliate companies (collectively, “BlackRock”) manage BlackRock mutual funds and other asset management products and services. Because BlackRock is an affiliate of Merrill Lynch, management and employees of BlackRock may be provided a level of access to Merrill Lynch and related information that is not available to affiliates of funds sponsored, managed, or distributed by other asset management companies. Such access and information may include, but are not limited to: the ability to meet with Merrill Lynch Financial Advisors with greater frequency; participation in or access to Merrill Lynch management and Financial Advisor strategy and sales meetings, educational and recreational events, and communications media; and featured placement in Merrill Lynch internal and external websites, workstations and other marketing and sales tools, strategies, and materials.

Merrill Lynch may receive more economic benefits with respect to funds sponsored, managed and/or distributed by companies such as BlackRock in which Merrill Lynch has an economic interest as those companies receive compensation for providing investment advisory, administrative, transfer agency, distribution or other services to such funds.

*    *    *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE COMPANY

MERRILL LYNCH LIFE VARIABLE ANNUITY SEPARATE ACCOUNT D

ML LIFE INSURANCE COMPANY OF NEW YORK

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT D

SUPPLEMENT DATED APRIL 10, 2006

TO THE

PROSPECTUSES DATED MAY 1, 2005

FOR

MERRILL LYNCH IRA ANNUITY(SM)

This supplement describes a change to an investment portfolio available under Merrill Lynch IRA Annuity(SM) (the “Contract”) issued by Merrill Lynch Life Insurance Company (“MLLIC”) or ML Life Insurance Company of New York (“MLNY”). Please retain this supplement with your Contract Prospectus for future reference.

Effective April 10, 2006, one of the underlying investment portfolios available under your Contract, the AIM Premier Equity Fund, an investment portfolio of AIM Funds Group, merged with and into the AIM Charter Fund, an investment portfolio of AIM Equity Funds. The AIM Charter Fund, the surviving portfolio, is now available for the allocation of premiums and contract value under your Contract. The AIM Premier Equity Fund is no longer available under your Contract. Any contract value you had in the subaccount corresponding to the AIM Premier Equity Fund was automatically invested in Class A shares of the AIM Charter Fund.

The following discussion sets forth information regarding the AIM Charter Fund that is now available under your Contract.

Please delete the following information in the Fee Table of your Prospectus relating to the AIM Premier Equity Fund and replace it with the following:

AIM EQUITY FUNDS
ANNUAL EXPENSES	CHARTER FUND (CLASS A SHARES)
Investment Advisory Fees	0.63%
12b-1 Fees(1)	0.25%
Other Expenses	0.34%

Total Annual Operating Expenses	1.22%
Expense Reimbursements(2)	0.01%

Net Expenses(3)	1.21%

(1)	The Board of Trustees has approved a permanent reduction of the Rule 12b-1 fees applicable to the AIM Charter Fund Class A shares to 0.25% effective July 1, 2005. Distribution and/or Rule 12b-1 fees reflect this agreement.

(2)	Effective January 1, 2005 through December 31, 2009, the adviser has contractually agreed to waive a portion of its advisory fees. The Expense Reimbursement reflects this agreement.
(3)	At the request of the Board of Trustees, AMVESCAP PLC has agreed to reimburse the Fund for expenses related to market timing matters. As a result of this agreement, the actual Total Annual Fund Operating Expenses for each class were lowered by 0.01%.

Please delete the information in the “Investments of the Separate Account” section of your Prospectus relating to the AIM Premier Equity Fund and replace it with the following:

AIM CHARTER FUND. The Fund is an investment portfolio of AIM Equity Funds and its investment objective is to provide growth of capital. The Fund seeks to invest at least 65% of its total assets in securities of established companies that have long-term above-average growth in earnings, and growth companies that the portfolio managers believe have the potential for above-average growth in earnings. In selecting investments, the portfolio manager seeks to identify those companies that are, in his view, undervalued relative to current or projected earnings or the current market value of assets owned by the company. The Fund may also invest up to 20% of its total assets in foreign securities.

*     *     *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

MERRILL LYNCH LIFE INSURANCE

COMPANY

MERRILL LYNCH LIFE VARIABLE ANNUITY

SEPARATE ACCOUNT D

SUPPLEMENT DATED JULY 1, 2005

TO THE

PROSPECTUSES DATED MAY 1, 2005

FOR

MERRILL LYNCH IRA ANNUITY(SM)

MERRILL LYNCH INVESTOR CHOICE ANNUITY(SM)

(IRA SERIES)

ML LIFE INSURANCE COMPANY OF

NEW YORK

ML OF NEW YORK VARIABLE ANNUITY

SEPARATE ACCOUNT D

SUPPLEMENT DATED JULY 1, 2005

TO THE

PROSPECTUSES DATED MAY 1, 2005

FOR

MERRILL LYNCH IRA ANNUITY(SM)

MERRILL LYNCH INVESTOR CHOICE ANNUITY(SM)

(IRA SERIES)

This supplement describes a name change for a fund currently available under the Merrill Lynch IRA Annuity(SM) and Merrill Lynch Investor Choice Annuity(SM) (IRA Series) contracts issued by Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. Please retain this supplement with your Prospectus for future reference.

Effective July 1, 2005, the name of the Merrill Lynch U.S. Government Mortgage Fund changed to the MERRILL LYNCH U.S. GOVERNMENT FUND. The investment objective and strategy of the Fund have not changed.

*     *     *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.

PROSPECTUS

MAY 1, 2005

ML of New York Variable Annuity Separate Account D (the “Separate Account”)

FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT (THE “CONTRACT”)

issued by

ML LIFE INSURANCE COMPANY OF NEW YORK

HOME OFFICE: 222 Broadway, 14th Floor

New York, NY 10038

SERVICE CENTER: P.O. Box 44222

Jacksonville, Florida 32231-4222

4804 Deer Lake Drive East

Jacksonville, Florida 32246

PHONE: (800) 333-6524

offered through

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

This Prospectus gives you information you need to know before you invest. Keep it for future reference. Address all communications concerning the Contract to our Service Center at the address above.

The variable annuity contract described here must be issued as an IRA Contract or purchased through an established IRA or Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. If this Contract is not issued or purchased as such, the taxes on gains will not be deferred. The Contract provides a variety of investment features and options for income protection later in life.

THE CONTRACT ITSELF DOES NOT PROVIDE THE TAX ADVANTAGES TYPICALLY PROVIDED BY A VARIABLE ANNUITY. THE TAX ADVANTAGES AVAILABLE WITH THIS CONTRACT EXIST SOLELY THROUGH THE IRA, IRA ACCOUNT, OR ROTH IRA ACCOUNT. YOU SHOULD CAREFULLY CONSIDER THE ADVANTAGES AND DISADVANTAGES OF OWNING A VARIABLE ANNUITY IN A TAX-QUALIFIED PLAN, AS WELL AS THE COSTS AND BENEFITS OF THE CONTRACT (INCLUDING THE ANNUITY INCOME AND DEATH BENEFITS), BEFORE YOU PURCHASE THE CONTRACT IN A TAX-QUALIFIED PLAN.

It is important that you understand how the Contract works, and its benefits, costs, and risks. First, some basics.

WHAT IS AN ANNUITY?

An annuity provides for the systematic liquidation of a sum of money at the annuity date through a variety of annuity options. Each annuity option has different protection features intended to cover different kinds of income needs. Many of these annuity options provide income streams that can’t be outlived.

WHAT IS A VARIABLE ANNUITY?

A variable annuity bases its benefits on the performance of underlying investments. These investments may typically include stocks, bonds, and money market instruments. The annuity described here is a variable annuity.

WHAT ARE THE RISKS IN OWNING A VARIABLE ANNUITY?

A variable annuity does not guarantee the performance of the underlying investments. The performance can go up or down. It can even decrease the value of money you’ve put in. You bear all of this risk. You could lose all or part of the money you’ve put in.

HOW DOES THIS ANNUITY WORK?

We put your premium payments as you direct into one or more subaccounts of the Separate Account. In turn, we invest each subaccount’s assets in one of the following mutual funds or portfolios (“Funds”):

•	MERRILL LYNCH BASIC VALUE FUND, INC.

•	MERRILL LYNCH BOND FUND, INC.

•	Core Bond Portfolio

•	MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

•	MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.

•	MERRILL LYNCH READY ASSETS TRUST

•	MERRILL LYNCH INDEX FUNDS, INC.

•	S&P 500 Index Fund

•	MERRILL LYNCH VALUE OPPORTUNITIES FUND, INC.

•	MERRILL LYNCH U.S. GOVERNMENT MORTGAGE FUND

•	AIM EQUITY FUNDS

•	AIM Constellation Fund

•	AIM FUNDS GROUP

•	AIM Premier Equity Fund

•	ALLIANCEBERNSTEIN GROWTH AND INCOME FUND, INC.

•	ALLIANCEBERNSTEIN LARGE CAP GROWTH FUND, INC.

•	ALLIANZ FUNDS

•	Allianz OCC Renaissance Fund

•	Allianz NFJ Small-Cap Value Fund

•	AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

•	Equity Income Fund

•	AMERICAN FUNDS

•	The Bond Fund of America, Inc.

•	The Growth Fund of America, Inc.

•	The Income Fund of America, Inc.

•	The Investment Company of America

•	DAVIS NEW YORK VENTURE FUND, INC.

•	DELAWARE GROUP EQUITY FUNDS III

•	Delaware Trend Fund

•	FIDELITY ADVISOR SERIES I

•	Advisor Equity Growth Fund

•	FIDELITY ADVISOR SERIES VIII

•	Advisor Overseas Fund

•	LORD ABBETT BOND-DEBENTURE FUND, INC.

•	LORD ABBETT MID-CAP VALUE FUND, INC.

•	MFS SERIES TRUST I

•	MFS(R) Core Growth Fund

•	MFS(R) Research International Fund

•	MFS SERIES TRUST IV

•	MFS(R) Mid Cap Growth Fund

•	OPPENHEIMER GLOBAL FUND

•	OPPENHEIMER MAIN STREET FUNDS, INC.

•	Main Street Fund

•	OPPENHEIMER QUEST FOR VALUE FUNDS

•	Oppenheimer Quest Opportunity Value Fund

•	PIMCO FUNDS

•	PIMCO Total Return Fund

•	THE PUTNAM FUND FOR GROWTH AND INCOME

•	PUTNAM INTERNATIONAL EQUITY FUND

•	PUTNAM VOYAGER FUND

•	SELIGMAN VALUE FUND SERIES, INC.

•	Seligman Smaller-Cap Value Fund

•	TEMPLETON FUNDS, INC.

•	Templeton Foreign Fund

•	TEMPLETON GROWTH FUND, INC.

•	VAN KAMPEN COMSTOCK FUND

•	VAN KAMPEN EQUITY AND INCOME FUND

•	VAN KAMPEN EQUITY TRUST

•	Van Kampen Aggressive Growth Fund

The Funds available under this Contract are also available for direct purchase by the general public outside of an annuity or life insurance contract. If you purchase shares of these Funds directly from a broker-dealer or mutual fund company, you won’t pay Contract or separate account charges, but you also won’t have annuity options or death benefit features. Because of these additional Contract and separate account charges, which affect contract values and subaccount returns, you should refer only to information regarding the Funds available through the Company, rather than to information that may be available through alternate sources.

The value of your Contract at any point in time up to the annuity date is called your contract value. Before the annuity date, you are generally free to direct your contract value among the subaccounts as you wish. You may also withdraw all or part of your contract value. If you die before the annuity date, we pay a death benefit to your beneficiary.

We’ve designed this annuity as a long-term investment. If you withdraw money from the annuity too soon, you may incur substantial charges. In addition, any money you take out of the Contract to the extent of gain is subject to tax, and if taken before age 59 1/2 may also be subject to a 10% Federal penalty tax.

FOR THESE REASONS, YOU NEED TO CONSIDER YOUR CURRENT AND SHORT-TERM INCOME NEEDS CAREFULLY BEFORE YOU DECIDE TO BUY THE CONTRACT.

WHAT DOES THIS ANNUITY COST?

We impose a number of charges, including a surrender (sales) charge and an asset-based insurance charge. We provide more details on these charges, as well as a description of all other charges, later in the Prospectus.

This Prospectus contains information about the Contract and the Separate Account that you should know before you invest. A Statement of Additional Information contains more information about the Contract and the Separate Account. We have filed the Statement of Additional Information, dated May 1, 2005, with the Securities and Exchange Commission. We incorporate this Statement of Additional Information by reference. If you want to obtain this Statement of Additional Information, simply call or write us at our Service Center phone number or address noted above. There is no charge to obtain it. The Table of Contents for this Statement of Additional Information is found on page 67 of this Prospectus.

The Securities and Exchange Commission (“SEC”) maintains a web site that contains the Statement of Additional Information, material incorporated by reference, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

FOR CURRENT PROSPECTUSES FOR THE FUNDS, PLEASE CALL OR WRITE US AT OUR SERVICE CENTER PHONE NUMBER OR ADDRESS NOTED ABOVE. PLEASE READ THESE DOCUMENTS CAREFULLY AND RETAIN THEM FOR FUTURE REFERENCE.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED THESE CONTRACTS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DEFINITIONS

accumulation unit: A unit of measure used to compute the value of your interest in a subaccount prior to the annuity date.

annuitant: Annuity payments may depend upon the continuation of a person’s life. That person is called the annuitant.

annuity date: The date on which annuity payments begin.

attained age: The age of a person on the contract date plus the number of full contract years since the contract date.

beneficiary(s): The person(s) designated by you to receive payment upon the death of an owner prior to the annuity date.

contract anniversary: The yearly anniversary of the contract date.

contract date: The effective date of the Contract. This is usually the business day we receive your initial premium at our Service Center.

contract value: The value of your interest in the Separate Account.

contract year: The period from the contract date to the first contract anniversary, and thereafter, the period from one contract anniversary to the next contract anniversary.

Individual Retirement Annuity (“IRA”): A retirement arrangement meeting the requirements of Section 408(b) of the Internal Revenue Code (“IRC”).

Individual Retirement Account (“IRA Account”): A custodial account meeting the requirements of Section 408(a) of the IRC.

Roth Individual Retirement Account (“Roth IRA Account”): A custodial account meeting the requirements of Section 408A of the IRC.

net investment factor: An index used to measure the investment performance of a subaccount from one valuation period to the next.

surrender value: The amount payable upon surrender of the Contract, equal to the contract value less any applicable surrender charge and any other charges which are collected upon a full withdrawal.

valuation period: The interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of trading on each day the New York Stock Exchange is open.

CAPSULE SUMMARY OF THE CONTRACT

This capsule summary provides a brief overview of the Contract. More detailed information about the Contract can be found in the sections of this Prospectus that follow, all of which should be read in their entirety.

This Prospectus provides a general description of the Contracts. Your actual Contract and any endorsements are the controlling documents. If you would like to review a copy of the Contract or any endorsements, contact our Service Center.

The Contract must be issued as an IRA Contract or purchased through an established IRA Account or Roth IRA Account with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”). (See “Issuing the Contract”.) Federal law limits maximum annual contributions to IRAs, IRA Accounts, and Roth IRA Accounts.

THE CONTRACT ITSELF DOES NOT PROVIDE THE TAX ADVANTAGES TYPICALLY PROVIDED BY A VARIABLE ANNUITY. THE TAX ADVANTAGES AVAILABLE WITH THIS CONTRACT EXIST SOLELY THROUGH THE IRA, IRA ACCOUNT, OR ROTH IRA ACCOUNT. YOU SHOULD CAREFULLY CONSIDER THE ADVANTAGES AND DISADVANTAGES OF OWNING A VARIABLE ANNUITY IN A TAX-QUALIFIED PLAN, AS WELL AS THE COSTS AND BENEFITS OF THE CONTRACT (INCLUDING THE ANNUITY INCOME AND DEATH BENEFITS), BEFORE YOU PURCHASE THE CONTRACT IN A TAX-QUALIFIED PLAN.

We offer other variable annuity contracts that have different contract features, minimum premium amounts, fund selections, and optional programs. However, these other contracts also have different charges that would affect your subaccount performance and contract values. To obtain more information about these contracts, contact our Service Center or your Financial Advisor.

For information concerning compensation paid for the sale of Contracts, see “Other Information — Selling the Contract.”

PREMIUMS

Generally, before the annuity date you can pay premiums as often as you like. Because the minimum initial premium is $25,000, the Contract can only be purchased through an existing IRA Account or Roth IRA Account or by rollover from an existing IRA or Roth IRA contract, a qualified pension or profit sharing plan, a 403(b) plan, or a governmental 457(b) plan. Subsequent premiums generally must be $50 or more. The maximum premium that will be accepted without Company approval is $1,000,000. We may refuse to issue a Contract or accept additional premiums under your Contract if the total premiums paid under all variable annuity contracts issued by us and our affiliate, Merrill Lynch Life Insurance Company, on your life (or the life of any older co-owner) exceed $1,000,000. Under the automatic investment feature, you can make subsequent premium payments systematically from your Merrill Lynch brokerage account. For more information, see “Automatic Investment Feature”.

Under Federal law for 2005, you may contribute up to $4,000 to all IRA Contracts, IRA Accounts, and Roth IRA Accounts. The maximum contribution limit is increased to $4,500 if you are age 50 or older by December 31, 2005. Excess premiums will be assessed with a 6% Federal penalty each year until the excess money is withdrawn from the account. Maximum contributions may rise each year. Please contact a tax advisor for further information.

THE SEPARATE ACCOUNT

As you direct, we will put premiums into the subaccounts corresponding to the Funds in which we invest your contract value. For the first 14 days following the contract date, we put all premiums into the Ready Assets Subaccount. After the 14 days, we’ll put the money into the subaccounts you’ve selected. Currently, you may allocate premiums or contract value among 18 of the available subaccounts. Generally, within certain limits you may transfer contract value periodically among subaccounts.

THE FUNDS AVAILABLE FOR INVESTMENT

•	MERRILL LYNCH BASIC VALUE FUND, INC.

•	MERRILL LYNCH BOND FUND, INC.

•	Core Bond Portfolio

•	MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

•	MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.

•	MERRILL LYNCH READY ASSETS TRUST

•	MERRILL LYNCH INDEX FUNDS, INC.

•	S&P 500 Index Fund

•	MERRILL LYNCH VALUE OPPORTUNITIES FUND, INC.

•	MERRILL LYNCH U.S. GOVERNMENT MORTGAGE FUND

•	AIM EQUITY FUNDS

•	AIM Constellation Fund

•	AIM FUNDS GROUP

•	AIM Premier Equity Fund

•	ALLIANCEBERNSTEIN GROWTH AND INCOME FUND, INC.

•	ALLIANCEBERNSTEIN LARGE CAP GROWTH FUND, INC.

•	ALLIANZ FUNDS

•	Allianz OCC Renaissance Fund

•	Allianz NFJ Small-Cap Value Fund

•	AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

•	Equity Income Fund

•	AMERICAN FUNDS

•	The Bond Fund of America, Inc.

•	The Growth Fund of America, Inc.

•	The Income Fund of America, Inc.

•	The Investment Company of America

•	DAVIS NEW YORK VENTURE FUND, INC.

•	DELAWARE GROUP EQUITY FUNDS III

•	Delaware Trend Fund

•	FIDELITY ADVISOR SERIES I

•	Advisor Equity Growth Fund

•	FIDELITY ADVISOR SERIES VIII

•	Advisor Overseas Fund

•	LORD ABBETT BOND-DEBENTURE FUND, INC.

•	LORD ABBETT MID-CAP VALUE FUND, INC.

•	MFS SERIES TRUST I

•	MFS(R) Core Growth Fund

•	MFS(R) Research International Fund

•	MFS SERIES TRUST IV

•	MFS(R) Mid Cap Growth Fund

•	OPPENHEIMER GLOBAL FUND

•	OPPENHEIMER MAIN STREET FUNDS, INC.

•	Main Street Fund

•	OPPENHEIMER QUEST FOR VALUE FUNDS

•	Oppenheimer Quest Opportunity Value Fund

•	PIMCO FUNDS

•	PIMCO Total Return Fund

•	THE PUTNAM FUND GROWTH FOR AND INCOME

•	PUTNAM INTERNATIONAL EQUITY FUND

•	PUTNAM VOYAGER FUND

•	SELIGMAN VALUE FUND SERIES, INC.

•	Seligman Smaller-Cap Value Fund

•	TEMPLETON FUNDS, INC.

•	Templeton Foreign Fund

•	TEMPLETON GROWTH FUND, INC.

•	VAN KAMPEN COMSTOCK FUND

•	VAN KAMPEN EQUITY AND INCOME FUND

•	VAN KAMPEN EQUITY TRUST

•	Van Kampen Aggressive Growth Fund

We have closed the subaccount investing in the Advisor Mid Cap Growth Fund of the Fidelity Advisor Series I to allocations of new premium payments and transfers of contract value effective October 22, 2004.

If you want detailed information about the investment objectives of the Funds, see “Investments of the Separate Account” and the prospectuses for the Funds.

FEES AND CHARGES

ASSET-BASED INSURANCE CHARGE

We currently impose an asset-based insurance charge of 1.30% annually to cover certain risks. It will never exceed 1.30% annually.

The asset-based insurance charge compensates us for:

•	costs associated with the establishment and administration of the Contract;

•	mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract; and

•	expense risks we assume to cover Contract maintenance expenses.

We deduct the asset-based insurance charge daily from the net asset value of the subaccounts. This charge ends on the annuity date.

SURRENDER CHARGE

We may impose a surrender charge if you withdraw money from the Contract. The maximum charge is 7% of the premium withdrawn during the first year after that premium is paid. The charge decreases by 1% each year. After the seventh year, the surrender charge is 0%.

CONTRACT FEE

We impose a $40 contract fee at the end of each contract year and upon a full withdrawal to reimburse us for expenses related to maintenance of the Contract if the greater of contract value, or premiums less withdrawals, is less than $50,000. We may also waive this fee in certain circumstances where you own more than three Contracts. This fee ends after the annuity date.

GUARANTEED MINIMUM INCOME BENEFIT FEE (“GMIB FEE”)

On the last business day of each month and upon termination of the Guaranteed Minimum Income Benefit Rider, we determine the amount of the GMIB Fee. We will deduct the GMIB Fee determined for each month within a calendar quarter (and upon termination of the Rider) from your contract value on the last business day of each calendar quarter (and upon termination of the Rider). The amount of the GMIB Fee, how it is determined, and the circumstances under which it may be deducted are described under “Guaranteed Minimum Income Benefit.” We deduct this fee regardless of whether annuity payments under the GMIB would be higher than those provided under the Contract. This fee ends on the annuity date.

PREMIUM TAXES

On the annuity date, we deduct a charge for any premium taxes imposed by a state. Premium tax rates vary from jurisdiction to jurisdiction. They currently range from 0% to 4.0% for qualified plans.

FUND EXPENSES

You will bear the costs of advisory fees and operating expenses deducted from Fund assets.

YOU CAN FIND DETAILED INFORMATION ABOUT ALL FEES AND CHARGES IMPOSED ON THE CONTRACT UNDER “CHARGES AND DEDUCTIONS”.

TRANSFERS AMONG SUBACCOUNTS

Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. However, the Fidelity Advisor Mid Cap Growth Subaccount is closed to transfers of contract value from other subaccounts. You may make more than twelve transfers among available subaccounts, but we may charge $25 per extra transfer. (See “Transfers Among Subaccounts”.) We may impose additional restrictions on transfers. (See “Transfers Among Subaccounts — Disruptive Trading”.)

Several specialized transfer programs are available under the Contract. You cannot use more than one such program at a time.

•	First, we offer a Dollar Cost Averaging Program where money you’ve put in a designated subaccount is systematically transferred monthly into other subaccounts you select without charge. The program may allow you to take advantage of fluctuations in fund share prices over time. (See “Dollar Cost Averaging Program”.) (There is no guarantee that Dollar Cost Averaging will result in lower average prices or protect against market loss.)

•	Second, through participation in the Asset Allocation Program, you may select one of five asset allocation models. Your contract value is rebalanced quarterly based on the asset allocation model selected. (See “Asset Allocation Program”.)

•	Third, you may choose to participate in the Rebalancing Program where we automatically reallocate your contract value quarterly, semi-annually, or annually in each contract year in order to maintain a particular percentage allocation among the subaccounts that you select. (See “Rebalancing Program”.)

WITHDRAWALS

Withdrawals are generally subject to a surrender charge (see “Surrender Charge”). However, we won’t impose a surrender charge to the extent that withdrawals in a contract year do not exceed the “free withdrawal amount” determined as of the date of the withdrawal request. The “free withdrawal amount” equals the greater of (a) or (b), where:

(a)	= 10% of total premiums paid into the Contract that have not been withdrawn in prior contract years and are subject to a surrender charge, less any prior withdrawals during that contract year; and

(b)	= the gain in the Contract plus premiums remaining in the Contract that are not subject to a surrender charge.

The gain in the Contract equals the excess, if any, of the contract value at the time of withdrawal over total premiums paid into the Contract less prior withdrawals of these premiums.

Additionally, under a Systematic Withdrawal Program, you may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually, or annually. For more information, see “Withdrawals and Surrenders”.

A withdrawal may have adverse tax consequences, including the imposition of a 10% penalty tax on withdrawals prior to age 59 1/2 (see “Federal Income Taxes”).

DEATH BENEFIT

Regardless of investment performance, this Contract provides a guaranteed minimum death benefit (“GMDB”) if you die before the annuity date. The death benefit equals the greater of the GMDB or the contract value.

If you are under age 80 when the Contract is issued, the GMDB is the Maximum Anniversary Value GMDB. The Maximum Anniversary Value GMDB equals the greater of premiums less “adjusted” withdrawals or the Maximum Anniversary Value. The Maximum Anniversary Value equals the greatest anniversary value for the Contract, increased by premiums and decreased by “adjusted” withdrawals. An anniversary value is calculated through the earlier of the owner’s attained age 80 or date of death.

If you are age 80 or over when the Contract is issued, the GMDB equals premiums less “adjusted” withdrawals.

You can find more detailed information about the death benefit, and how it is calculated, including age limitations that apply, under “Death Benefit”.

The payment of a death benefit may have tax consequences (see “Federal Income Taxes”).

ANNUITY PAYMENTS

Annuity payments begin on the annuity date and are made under the annuity option you select. For Contracts purchased through an established IRA Account or Roth IRA Account with MLPF&S, you may select an annuity date that cannot be later than the annuitant’s 90th birthday. If you do not select an annuity date, the annuity date for such Contracts is the first day of the month following the annuitant’s 90th birthday. For Contracts purchased through an IRA Account, keep in mind that you may need to take distributions or annuitize prior to the annuitant’s 90th birthday to meet Federal minimum distribution requirements. The annuity date for IRA Contracts is generally when the owner/annuitant reaches age 70 1/2.

Details about the annuity options available under the Contract can be found under “Annuity Options”.

Annuity payments may have tax consequences (see “Federal Income Taxes”).

GUARANTEED MINIMUM INCOME BENEFIT

For an additional annual fee, you may elect the Guaranteed Minimum Income Benefit (“GMIB”). The GMIB is an optional rider that provides the option to receive payment of guaranteed minimum monthly fixed income during the lifetime of the annuitant subject to certain conditions. See “Guaranteed Minimum Income Benefit”.

TEN DAY RIGHT TO REVIEW

When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Generally, within ten days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void. To receive a refund, return the Contract to our Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date you return the Contract. For Contracts issued in Pennsylvania, we will refund the contract value as of the date you return the Contract.

REPLACEMENT OF CONTRACTS

Generally, it is not advisable to purchase a Contract as a replacement for an existing annuity contract. You should replace an existing contract only when you determine that the Contract is better for you. You may have to pay a surrender charge on your existing contract, and the Contract will impose a new surrender (sales) charge period. Before you buy a Contract, ask your Financial Advisor if purchasing a Contract could be advantageous, given the Contract’s features, benefits, and charges.

FEE TABLE

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer contract value between the subaccounts. State premium taxes may also be deducted.

CONTRACT OWNER TRANSACTION EXPENSES
Sales Load Imposed on Premiums	None
Contingent Deferred Sales Charge (as a % of premium withdrawn) (1)	7%
Transfer Fee (2)	$25

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses. This table also includes the charges you would pay if you add optional riders to your Contract.

PERIODIC CHARGES OTHER THAN FUND EXPENSES
Annual Contract Fee (3)	$40
Separate Account Annual Expenses (as a % of average Separate Account value)
Current and Maximum Asset-Based Insurance Charge	1.30%
Annual Charge for Optional Rider:
Guaranteed Minimum Income Benefit (as an annualized percentage of GMIB Benefit Base) (4)	0.40%

(1)	The contingent deferred sales charge decreases by 1% annually to 0% after seven years, as follows:

COMPLETE YEARS ELAPSED SINCE PAYMENT OF PREMIUM	CHARGE AS A PERCENTAGE OF PREMIUM WITHDRAWN
0 years	7%
1 year	6%
2 years	5%
3 years	4%
4 years	3%
5 years	2%
6 years	1%
7 or more years	0%

(2)	There is no charge for the first 12 transfers in a contract year. We currently do not, but may in the future, charge a $25 fee on all subsequent transfers.
(3)	The contract fee will be assessed annually at the end of each contract year and upon a full withdrawal if the greater of contract value, or premiums less withdrawals, is less than $50,000.
(4)	The GMIB charge will be deducted at the end of each calendar quarter based on the GMIB Benefit Base as of the last business day of each month within the calendar quarter. We will also deduct a pro rata amount of this fee upon termination of the Rider. We won’t deduct this fee after the annuity date.

The next table shows the Fund fees and expenses that you may pay periodically during the time that you own the Contract. Although certain Fund Classes impose sales charges on shares sold to the general public, any such Fund-level sales charges are waived for purchases and redemptions under the Contract. The table shows the minimum and maximum total operating expenses of the Fund for the most recently ended fiscal year, before and after any contractual waivers and expenses reimbursements. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund.

RANGE OF EXPENSES FOR THE FUNDS (5)	MINIMUM		MAXIMUM
TOTAL ANNUAL FUND OPERATING EXPENSES (total of all expenses that are deducted from Fund assets, including management fees, 12b-1 fees, and other expenses)	0.57%	—	1.75%

(5)	The Fund expenses used to prepare this table were provided to us by the Funds. We have not independently verified such information. The expenses shown are those incurred for the most recently ended fiscal year for each Fund. Current or future expenses may be greater or less than those shown.

The following table lists the annual expenses for each Fund after contractual waivers and reimbursements for the most recently ended fiscal year*, as a percentage of each Fund’s average net assets.

	MERRILL LYNCH BASIC VALUE FUND, INC. (CLASS A SHARES)	MERRILL LYNCH BOND FUND, INC.	MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC. (CLASS A SHARES)	MERRILL LYNCH GLOBAL ALLOCATION FUND, INC. (CLASS A SHARES)
ANNUAL EXPENSES		CORE BOND PORTFOLIO (CLASS A SHARES)			MERRILL LYNCH READY ASSETS TRUST
Investment Advisory Fees	0.40%	0.44%	0.61%	0.75%	0.373%
12b-1 Fees	0.25%	0.25%	0.25%	0.25%	0.125%
Other Expenses	0.16%	0.23%	0.30%	0.18%	0.142%

Total Annual Operating Expenses	0.81%	0.92%	1.16%	1.18%	0.640%
Expense Reimbursements	—	(0.07)%	—	—	—

Net Expenses	0.81%	0.85%	1.16%	1.18%	0.640%

	MERRILL LYNCH INDEX FUNDS, INC.	MERRILL LYNCH US GOVERNMENT MORTGAGE FUND (CLASS A SHARES)	MERRILL LYNCH VALUE OPPORTUNITIES FUND, INC. (CLASS A SHARES)	AIM EQUITY FUNDS	AIM FUNDS GROUP
ANNUAL EXPENSES	S&P 500 INDEX FUND (CLASS A SHARES) (1)			CONSTELLATION FUND (CLASS A SHARES) (2, 3)	PREMIER EQUITY FUND (CLASS A SHARES) (2)
Investment Advisory Fees	0.005%	0.46%	0.47%	0.63%	0.63%
12b-1 Fees	0.250%	0.25%	0.25%	0.30%	0.25%
Other Expenses	0.355%	0.27%	0.55%	0.36%	0.39%

Total Annual Operating Expenses	0.610%	0.98%	1.27%	1.29%	1.27%
Expense Reimbursements	—	—	—	0.03%	0.04%

Net Expenses	0.610%	0.98%	1.27%	1.26%	1.23%

			ALLIANZ FUNDS		AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
ANNUAL EXPENSES	ALLIANCEBERNSTEIN GROWTH AND INCOME FUND, INC. (CLASS A SHARES)	ALLIANCEBERNSTEIN LARGE CAP GROWTH FUND, INC. (CLASS A SHARES)	ALLIANZ NFJ SMALL-CAP VALUE FUND (CLASS A SHARES)	ALLIANZ OCC RENAISSANCE FUND (CLASS A SHARES)	EQUITY INCOME FUND (ADVISOR CLASS SHARES)
Investment Advisory Fees	0.47%	0.70%	0.60%	0.60%	0.75	%(4)
12b-1 Fees	0.28%	0.30%	0.25%	0.25%	0.50	%(5)
Other Expenses	0.25%	0.47%	0.41%	0.41%	0.00%

Total Annual Operating Expenses	1.00%	1.47%	1.26%	1.26%	1.25%
Expense Reimbursements	—	—	—	—	—

Net Expenses	1.00%	1.47%	1.26%	1.26%	1.25%

*	For a list of these dates, see “Most Recently Ended Fiscal Years.”

	AMERICAN FUNDS					DELAWARE GROUP EQUITY FUNDS III
ANNUAL EXPENSES	THE BOND FUND OF AMERICA INC. (CLASS A SHARES) (6)	THE GROWTH FUND OF AMERICA INC. (CLASS A SHARES)	THE INCOME FUND OF AMERICA INC. (CLASS A SHARES)	THE INVESTMENT COMPANY OF AMERICA (CLASS A SHARES) (6)	DAVIS NEW YORK VENTURE FUND, INC. (CLASS A SHARES)	TREND FUND (CLASS A SHARES) (7)
Investment Advisory Fees	0.25%	0.29%	0.25%	0.24%	0.51%	0.70%
12b-1 Fees	0.25%	0.25%	0.23%	0.23%	0.25%	0.30%
Other Expenses	0.15%	0.16%	0.09%	0.10%	0.16%	0.35%

Total Annual Operating Expenses	0.65%	0.70%	0.57%	0.57%	0.92%	1.35%
Expense Reimbursements	—	—	—	—	—	—

Net Expenses	0.65%	0.70%	0.57%	0.57%	0.92%	1.35%

	FIDELITY ADVISOR SERIES I		FIDELITY ADVISOR SERIES VIII
ANNUAL EXPENSES	ADVISOR EQUITY GROWTH FUND (CLASS A SHARES) (8)	ADVISOR MID CAP FUND (CLASS A SHARES) (9)	ADVISOR OVERSEAS FUND (CLASS A SHARES) (10)	LORD ABBETT BOND-DEBENTURE FUND, INC. (CLASS A SHARES)	LORD ABBETT MID-CAP VALUE FUND, INC. (CLASS A SHARES) (11)
Investment Advisory Fees	0.58%	0.58%	0.64%	0.45%	0.51%
12b-1 Fees	0.25%	0.25%	0.25%	0.35%	0.36%
Other Expenses	0.32%	0.35%	0.47%	0.19%	0.26%

Total Annual Operating Expenses	1.15%	1.15%	1.36%	0.99%	1.13%
Expense Reimbursements	—	—	—	—	—

Net Expenses	1.15%	1.15%	1.36%	0.99%	1.13%

	MFS SERIES TRUST I		MFS SERIES TRUST IV		OPPENHEIMER MAIN STREET FUNDS
ANNUAL EXPENSES	MFS (R) CORE GROWTH FUND (CLASS A SHARES) (12)	MFS (R) RESEARCH INTERNATIONAL FUND (CLASS A SHARES) (13)	MFS (R) MID CAP GROWTH FUND (CLASS A SHARES) (14)	OPPENHEIMER GLOBAL FUND (CLASS A SHARES)	MAIN STREET FUND (CLASS A SHARES)
Investment Advisory Fees	0.75%	0.90%	0.75%	0.66%	0.46%
12b-1 Fees	0.35%	0.35%	0.25%	0.24%	0.25%
Other Expenses	0.31%	0.40%	0.26%	0.25%	0.22%

Total Annual Operating Expenses	1.41%	1.65%	1.26%	1.15%	0.93%
Expense Reimbursements	0.10%	—	—	—	—

Net Expenses	1.31%	1.65%	1.26%	1.15%	0.93%

	OPPENHEIMER QUEST FOR VALUE FUNDS	PIMCO FUNDS
ANNUAL EXPENSES	OPPENHEIMER QUEST OPPORTUNITY VALUE FUND (CLASS A SHARES)	PIMCO TOTAL RETURN FUND (CLASS A SHARES)	THE PUTNAM FUND FOR GROWTH AND INCOME (CLASS A SHARES)	PUTNAM INTERNATIONAL EQUITY (CLASS A SHARES) (15)	PUTNAM VOYAGER FUND (CLASS A SHARES)
Investment Advisory Fees	0.81%	0.25%	0.43%	0.61%	0.49%
12b-1 Fees	0.25%	0.25%	0.25%	0.25%	0.25%
Other Expenses	0.26%	0.40%	0.24%	0.40%	0.30%

Total Annual Operating Expenses	1.32%	0.90%	0.92%	1.26%	1.04%
Expense Reimbursements	—	—	—	—	—

Net Expenses	1.32%	0.90%	0.92%	1.26%	1.04%

	SELIGMAN VALUE FUND SERIES, INC.	TEMPLETON FUNDS, INC.				VAN KAMPEN EQUITY TRUST
ANNUAL EXPENSES	SMALLER-CAP VALUE FUND (CLASS A SHARES)	FOREIGN FUND (CLASS A SHARES)	TEMPLETON GROWTH FUND, INC. (CLASS A SHARES)	VAN KAMPEN COMSTOCK FUND (CLASS A SHARES)	VAN KAMPEN EQUITY AND INCOME FUND (CLASS A SHARES)	VAN KAMPEN AGGRESSIVE GROWTH FUND (CLASS A SHARES)
Investment Advisory Fees	1.00%	0.61%	0.60%	0.38%	0.36%	0.70%
12b-1 Fees	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%
Other Expenses	0.50%	0.37%	0.25%	0.21%	0.22%	0.52%

Total Annual Operating Expenses	1.75%	1.23%	1.10%	0.84%	0.83%	1.47%
Expense Reimbursements	—	—	—	—	—	—
Net Expenses	1.75%	1.23%	1.10%	0.84%	0.83%	1.47%

EXAMPLE

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner Transaction Expenses, the Annual Contract Fee, Separate Account Annual Expenses, the GMIB Fee, and Annual Fund Operating Expenses.

The Example assumes that you invest $10,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the maximum and minimum fees and expenses of any of the Funds. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1) If you surrender the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$ 999	$1,567	$2,152	$3,897

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$ 886	$1,226	$1,565	$2,734

(2) If you annuitize or remain invested in the Contract at the end of the applicable time period:

Assuming the maximum fees and expenses of any Fund, your costs would be:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$ 359	$1,096	$1,860	$3,897

Assuming the minimum fees and expenses of any Fund, your costs would be:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$ 238	$736	$1,265	$2,734

Based on average Contract size, the Examples reflect the $40 contract fee as 0.0200% of average assets. They assume the GMIB Rider is elected. They reflect the fee for the GMIB Rider at an annual rate of 0.40% of the GMIB Benefit Base collected at the end of each calendar quarter. See the “Charges and Deductions” section in this Prospectus and the Fund prospectuses for a further discussion of fees and charges.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES.

Condensed financial information containing the accumulation unit value history appears at the end of this Prospectus.

NOTES TO FEE TABLE

1.	The Fund expenses shown include the expenses of both the Fund and the Fund’s pro rata share of the expenses of the series of the Quantitative Master Series Trust in which it invests. Fund Asset Management, L.P. (“FAM”), the investment adviser for the underlying series, has entered into a contractual arrangement that provides that the Investment Advisory Fee for the series, when combined with the administrative fees of certain funds that invest in the series, will not exceed specified amounts. This contractual arrangement has one-year term and is renewable. Absent this contractual arrangement, the investment adviser of the S&P 500 Index Series would receive an Investment Advisory Fee as a percentage of average daily net assets of the underlying series of 0.05%.

2.	Effective January 1, 2005 through December 31, 2009, the investment adviser has contractually agreed to waive a portion of its advisory fees as part of its settlement with the Attorney General of New York. The fee waiver reflects this agreement.

3.	The Fund’s investment adviser has voluntarily agreed to waive a portion of the Investment Advisory Fee on assets in excess of $5 billion. Termination of this agreement requires approval by the Board of Trustees. This waiver is not reflected.

4.	The Fund has a stepped fee schedule. As a result, the Fund’s Investment Advisory Fee rate generally decreases as strategy assets increase and increases as strategy assets decrease. Strategy assets include the Fund’s assets and the assets of other clients of the Fund’s Advisor that are not in the Fund family, but have the same investment team and investment strategy.

5.	Half of the Advisor Class 12b-1 Fee (0.25%) is for shareholder services provided by financial intermediaries, which would otherwise be paid by the adviser out of the unified Investment Advisory Fee. The adviser has voluntarily reduced its unified Investment Advisory Fee for the Advisor Class Shares. The voluntary waiver is not reflected.

6.

The Fund’s investment adviser began waiving 5.00% of its Investment Advisory Fees on September 1, 2004. The waiver will continue until August 31, 2005. As of the Fund’s last fiscal year end, the reduction in Investment Advisory Fees as a result of the waiver was less than

..01%. Total Annual Operating Expenses do not reflect the waiver. Information regarding the effect of the waiver on Total Annual Operating Expenses can be found in the Fund’s prospectus.

7.	Other Expenses have been restated to reflect an expected decrease in Other Expenses in the current fiscal year due to a reduction in transfer agency costs associated with servicing retirement accounts.

8.	FMR, the Advisor Equity Growth Fund’s investment adviser, has voluntarily agreed to reimburse the Fund to the extent that Total Annual Operating Expenses, as a percentage of its respective average net assets, exceed 1.25%. This arrangement may be discontinued by FMR at any time. Also, a portion of the brokerage commissions that the Fund pays may be reimbursed and used to reduce the Fund’s expenses. Including this reduction, Total Annual Operating Expenses for the year ended November 30, 2004 would have been 1.11%.

9.	FMR, the Advisor Mid Cap Fund’s investment adviser, has voluntarily agreed to reimburse the Fund to the extent that Total Annual Operating Expenses, as a percentage of its respective average net assets, exceed 1.25%. This arrangement may be discontinued by FMR at any time. Also, a portion of the brokerage commissions that the Fund pays may be reimbursed and used to reduce the Fund’s expenses. Including this reduction, Total Annual Operating Expenses for the year ended November 30, 2004 would have been 1.11%.

10.	FMR, the Advisor Overseas Fund’s investment adviser, has voluntarily agreed to reimburse the Fund to the extent that Total Annual Operating Expenses, as a percentage of its respective average net assets, exceed 1.55%. This arrangement may be discontinued by FMR at any time. Also, a portion of the brokerage commissions that the Fund pays may be reimbursed and used to reduce the Fund’s expenses. Including this reduction, Total Annual Operating Expenses for the year ended October 31, 2004 would have been 1.32%.

11.	These amounts have been restated from fiscal year amounts to reflect estimated current fees and expenses.

12.	The Investment Advisory Fee set forth in the Fund’s investment advisory agreement with Massachusetts Financial Services Company (“MFS’) is 0.75% annually of the Fund’s average daily net assets. Effective March 1, 2004, MFS agreed to a contractual Investment Advisory Fee reduction for the Fund to an annual rate of 0.65% of the Fund’s average daily net assets. MFS has agreed to maintain this fee reduction until February 28, 2009 as part of its settlement with the New York Attorney General concerning market timing and related matters.

13.

The Fund has an expense offset arrangement that reduces the Fund’s custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent. The Fund may have entered into or may enter into brokerage arrangements that reduce or recapture Fund expenses. Any such expense reductions are not reflected in the table. Had these expense reductions been taken into account, Total Annual Operating Expenses would be lower. Also, the Fund’s investment adviser has contractually agreed to bear the Fund’s expenses such that Other Expenses, determined without giving effect to the expense reduction arrangements described above, do not exceed 0.40% for Class A shares annually of the average daily net assets of that share class. This expense limitation arrangement excludes management fees, distribution and service fees, taxes, extraordinary expenses, brokerage and transaction costs and expenses associated with the Fund’s investing activities. This contractual fee arrangement will continue until at least December 31, 2005, unless the Board of Trustees that oversees the Fund consents to any earlier revision or termination of this arrangement.

14.	The Fund has an expense offset arrangement which reduces the Fund’s custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent and may have entered into or may enter into brokerage arrangements that reduce or recapture Fund expenses. Any such expense reductions are not reflected in the table. Had these expense reductions been taken into account Total Annual Operating Expenses would be lower. Also, for the fiscal year ended August 31, 2004, the Fund paid the investment adviser an effective Investment Advisory Fee rate equal to 0.75% of the average daily net assets of the Fund. This is the fee set forth in the Fund’s Investment Advisory Agreement. Effective September 1, 2004, the investment adviser has agreed to a voluntary reduction in its management fee from an annual rate of 0.75% to 0.70% on net assets in excess of $3.0 billion. This Fee reduction arrangement may only be changed with approval by the Board of Trustees that oversees the Fund.

15.	The Fee Table does not reflect the waiver of certain fund expenses by the investment adviser during the Fund’s last fiscal year. Had this waiver been reflected, the Fund’s expenses as a percentage of net assets would have been 1.23%.

MOST RECENTLY ENDED FISCAL YEARS

This prospectus reflects information for each Fund as of the end of each Fund’s most recently completed fiscal year for which information was available as of the date of this Prospectus. These fiscal years are as follows:

FISCAL YEAR END	FUNDS

March 31, 2004	Merrill Lynch Value Opportunities Fund, Inc., American Century Equity Income Fund, PIMCO Total Return Fund, Van Kampen Aggressive Growth Fund

June 30, 2004	Merrill Lynch Basic Value Fund, Inc., Allianz Funds NFJ Small-Cap Value Fund, Allianz Funds OCC Renaissance Fund, Delaware Trend Fund, Putnam International Equity Fund, Seligman Smaller-Cap Value Fund

July 31, 2004	AllianceBernstein Growth & Income Fund, Alliance Bernstein Large Cap Growth Fund, Inc. American Funds The Income Fund of America, Inc., Davis New York Venture Fund, Inc., Putnam Voyager Fund

August 31, 2004	Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch U.S. Government Mortgage Fund, American Funds The Growth Fund of America, Inc., MFS Core Growth Fund, MFS Research International Fund, MFS Mid Cap Growth Fund, Oppenheimer Main Street Fund(R), Templeton Growth Fund, Templeton Foreign Fund

September 30, 2004	Merrill Lynch Core Bond Portfolio, Oppenheimer Global Fund

October 31, 2004	Merrill Lynch Global Allocation Fund, Inc., AIM Constellation Fund, Fidelity Advisor Overseas Fund, Oppenheimer Quest Opportunity Value Fund, Putnam Fund for Growth and Income

November 30, 2004	Fidelity Advisor Equity Growth Fund, Fidelity Advisor Mid Cap Fund

December 31, 2004	Merrill Lynch S&P 500 Index Fund, Merrill Lynch Ready Assets Trust, AIM Premier Equity, American Funds The Bond Fund of America, Inc., American Funds The Investment Company of America, Lord Abbett Bond-Debenture Fund, Inc., Lord Abbett Mid-Cap Value Fund, Inc., Van Kampen Comstock Fund, Van Kampen Equity and Income Fund

YIELDS AND TOTAL RETURNS

From time to time, we may advertise yields, effective yields, and total returns for the subaccounts. These figures are based on historical earnings and do not indicate or project future performance. We may also advertise performance of the subaccounts in comparison to certain performance rankings and indices. More detailed information on the calculation of performance information appears in the Statement of Additional Information.

Effective yields and total returns for a subaccount are based on the investment performance of the corresponding Fund. Fund expenses influence Fund performance.

The yield of the Merrill Lynch Ready Assets Subaccount refers to the annualized income generated by an investment in the subaccount over a specified 7-day period. The yield is calculated by assuming that the income generated for that 7-day period is generated each 7-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

The yield of a subaccount (besides the Merrill Lynch Ready Assets Subaccount) refers to the annualized income generated by an investment in the subaccount over a specified 30-day or one month period. The yield is calculated by assuming the income generated by the investment during that 30-day or one-month period is generated each period over 12 months and is shown as a percentage of the investment.

The average annual total return of a subaccount refers to return quotations assuming an investment has been held in each subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. The average annual total returns represent the average compounded rates of return that would cause an initial investment of $1,000 to equal the value of that investment at the end of each period. These percentages include any surrender charge that would apply if you terminated the Contract at the end of each period indicated, but exclude any deductions for premium taxes.

We may also advertise or present yield or total return performance information computed on different bases, but this information will always be accompanied by average annual total returns for the corresponding subaccounts. For example, we may present total return performance information that doesn’t reflect a deduction for the surrender charge. This presentation assumes that an investment in the Contract will extend beyond the period when the surrender charge applies, consistent with the long term investment and retirement objectives of the Contract. We may also advertise total return performance information for the Funds. We may also present total return performance information for a subaccount for periods before the date the subaccount commenced operations. If we do, we’ll base performance of the corresponding Fund as if the subaccount existed for the same periods as those indicated for the corresponding Fund, with a level of fees and charges equal to those currently imposed under the Contracts. We may also present total performance information for a hypothetical Contract assuming allocation of the initial premium to more than one subaccount or assuming monthly transfers from one subaccount to designated other subaccounts under a Dollar Cost Averaging Program. We may also present total performance information for a hypothetical Contract assuming participation in the Asset Allocation Program or the Rebalancing Program. This information will reflect the performance of the affected subaccounts for the duration of the allocation under the hypothetical Contract. It will also reflect the deduction of charges described above except for the surrender charge. This information may also be compared to various indices.

Advertising and sales literature for the Contracts may also compare the performance of the subaccounts and Funds to the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, with investment objectives similar to each of the Funds corresponding to the subaccounts. Performance information may also be based on rankings by services which monitor and rank the performance of variable annuity issuers in each of the major categories of investment objectives on an industry-wide basis. Advertising and sales literature for the Contracts may also compare the performance of the subaccounts to various indices measuring market performance. These unmanaged indices assume the reinvestment of dividends, but do not reflect any deduction for the expense of operating or managing an investment portfolio.

ML LIFE INSURANCE COMPANY OF NEW YORK

We are a stock life insurance company organized under the laws of the State of New York on November 28, 1973 and engaged in the sale of life insurance and annuity products. We are an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”), a corporation whose common stock is traded on the New York Stock Exchange.

Our financial statements can be found in the Statement of Additional Information. You should consider them only in the context of our ability to meet any Contract obligation.

THE SEPARATE ACCOUNT

The ML of New York Variable Annuity Separate Account D (the “Separate Account”) offers through its subaccounts a variety of investment options. Each option has a different investment objective.

We established the Separate Account on July 23, 2002. It is governed by New York law, our state of domicile. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account meets the definition of a separate account under the Federal securities laws. The Separate Account’s assets are segregated from all of our other assets.

SEGREGATION OF SEPARATE ACCOUNT ASSETS

Obligations to contract owners and beneficiaries that arise under the Contract are our obligations. We own all of the assets in the Separate Account. The Separate Account’s income, gains, and losses, whether or not realized, derived from Separate Account assets are credited to or charged against the Separate Account without regard to our other income, gains or losses. The assets in the Separate Account will always be at least equal to the reserves and other liabilities of the Separate Account. If the Separate Account’s assets exceed the required reserves and other Contract liabilities, we may transfer the excess to our general account. Under New York insurance law the assets in the Separate Account, to the extent of its reserves and liabilities, may not be charged with liabilities arising out of any other business we conduct nor may the assets of the Separate Account be charged with any liabilities of other separate accounts.

NUMBER OF SUBACCOUNTS; SUBACCOUNT INVESTMENTS

There are 41 subaccounts currently available through the Separate Account. One previously available subaccount, the Advisor Mid Cap Growth Fund of the Fidelity Advisor Series I, is closed to allocations of premiums and contract value. All subaccounts invest in one of the following mutual funds or a corresponding portfolio thereof: Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Bond Fund, Inc., Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Ready Assets Trust, Merrill Lynch Index Funds, Inc., Merrill Lynch Value Opportunities Fund, Inc., Merrill Lynch U.S. Government Mortgage Fund, AIM Equity Funds, AIM Funds Group, AllianceBernstein Growth and Income Fund, Inc., AllianceBernstein Large Cap Growth Fund, Inc., Allianz Funds, American Century Capital Portfolios, Inc., The Bond Fund of America, Inc., The Growth Fund of America, Inc., The Income Fund of America, Inc., The Investment Company of America, Davis New York Venture Fund, Inc., Delaware Group Equity Funds III, Fidelity Advisor Series I, Fidelity Advisor Series VIII, Lord Abbett Bond-Debenture Fund, Inc., Lord Abbett Mid-Cap Value Fund, Inc., MFS Series Trust I, MFS Series Trust IV, Oppenheimer Global Fund, Oppenheimer Main Street Funds, Inc., Oppenheimer Quest for Value Funds, PIMCO Funds: Pacific Investment Management Series, The Putnam Fund for Growth and Income,

Putnam International Equity Fund, Putnam Voyager Fund, Seligman Value Fund Series, Inc., Templeton Funds, Inc., Templeton Growth Fund, Inc., Van Kampen Comstock Fund, Van Kampen Equity and Income Fund, or Van Kampen Equity Trust. Additional subaccounts may be added or closed in the future.

Although the investment objectives and policies of certain Funds may be similar to the investment objectives and policies of other funds or portfolios that may be managed or sponsored by the same investment adviser, subadviser, manager, or sponsor, nevertheless, we do not represent or assure that the investment results will be comparable to any other fund or portfolio, even where the investment adviser, subadviser, or manager is the same. Differences in portfolio size, actual investments held, fund expenses, and other factors all contribute to differences in fund performance. For all of these reasons, you should expect investment results to differ. In particular, certain Funds available through the Contract may have names similar to funds or portfolios not available through the Contract. All of the underlying mutual funds offered through this Separate Account are available to the general public. The performance of these Funds within the Contract will be lower than the performance of these Funds outside of the Contract due to the deduction of Contract and separate account charges.

INVESTMENTS OF THE SEPARATE ACCOUNT

GENERAL INFORMATION AND INVESTMENT RISKS

Information about investment objectives, management, policies, restrictions, expenses, risks, and all other aspects of fund operations can be found in the Funds’ prospectuses and Statements of Additional Information. Read these carefully before investing. Fund shares are currently sold to the Separate Account as well as members of the general public. Shares of these Funds also are offered to separate accounts of Merrill Lynch Life Insurance Company (an indirect wholly owned subsidiary of Merrill Lynch).

Generally, you should consider the Funds as long-term investments and vehicles for diversification, but not as a balanced investment program. Many of these Funds may not be appropriate as the exclusive investment to fund a Contract for all contract owners. The Fund prospectuses also describe certain additional risks, including investing on an international basis or in foreign securities and investing in lower rated or unrated fixed income securities. There is no guarantee that any Fund will be able to meet its investment objectives. Meeting these objectives depends upon future economic conditions and upon how well Fund management anticipates changes in economic conditions.

MERRILL LYNCH BASIC VALUE FUND, INC.

The Merrill Lynch Basic Value Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Fund Asset Management, L.P. (“FAM”), located at 800 Scudders Mill Road, Plainsboro, NJ 08536, serves as the investment adviser to the Fund. FAM was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. FAM and its affiliates had approximately $476 billion in investment company and other portfolio assets under management as of March 31, 2005. FAM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital appreciation and, secondarily, income by investing in securities, primarily equities, that management of the Fund believes are undervalued and therefore represent basic investment value.

MERRILL LYNCH BOND FUND, INC.

The Merrill Lynch Bond Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account. FAM serves as the investment adviser to the Fund. FAM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

MERRILL LYNCH CORE BOND PORTFOLIO. The Fund seeks as high a level of current income as is consistent with the investment policies of the Portfolio and with prudent investment management. The Fund also seeks growth of capital when consistent with its primary goal. The Fund seeks to achieve this objective by investing primarily in investment grade fixed-income securities of any maturity. The Fund also may invest up to 25% of its net assets in fixed-income securities of issuers outside the United States. The Fund may invest in mortgage-backed securities, and may invest up to 10% of its net assets in fixed-income securities that are rated below investment grade by an established rating agency, or that are unrated but of equivalent quality.

MERRILL LYNCH FUNDAMENTAL GROWTH FUND, INC.

The Merrill Lynch Fundamental Growth Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Merrill Lynch Investment Managers, L.P. (“MLIM”), located at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, serves as the investment adviser to the Fund. MLIM, together with its affiliates, FAM, Merrill Lynch Asset Management U.K., Ltd., and Merrill Lynch Investment Managers International Ltd. (all of which may operate under the name “Mercury Advisors”), is a worldwide mutual fund leader, and had a total of $476 billion in investment company and other portfolio assets under management as of March 31, 2005. MLIM is an indirect subsidiary of Merrill Lynch, Merrill Lynch Asset Management U.K., Limited is the subadviser. MLIM receives an advisory fee from the Fund for its services. MLIM pays the subadvisory fees, not the Fund. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks long-term growth of capital. The Fund invests in a portfolio of equity securities, placing particular emphasis on companies that have exhibited above-average earnings growth.

MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.

The Merrill Lynch Global Allocation Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. MLIM serves as the investment manager to the Fund. MLIM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks to provide high total investment return through a fully managed investment policy utilizing United States and foreign equity, debt and money market securities, the combination of which will be varied from time to time both with respect to types of securities and markets in response to changing market and economic trends.

MERRILL LYNCH READY ASSETS TRUST

The Merrill Lynch Ready Assets Trust is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its shares to the Separate Account. MLIM serves as the investment manager to the Fund. MLIM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks preservation of capital, liquidity and the highest possible current income consistent with this objective available from investing in a diversified portfolio of short-term money-market securities. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund. During extended periods of low interest rates, the yields of the Fund also may become extremely low and possibly negative.

MERRILL LYNCH INDEX FUNDS, INC.

The Merrill Lynch Index Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

The Fund does not have an investment adviser and invests all of its assets in a series of Quantitative Master Series Trust that has the same goals as the Fund. All investments will be made at the level of the series of Quantitative Master Series Trust. This structure is sometimes called a “master/feeder” structure. The Fund’s investment results will correspond directly to the investment results of the underlying series of Quantitative Master Series Trust in which it invests. FAM serves as the investment adviser to the underlying series. FAM receives an advisory fee from the underlying series for its services. A summary of the investment objective and strategy for the Fund is set forth below.

MERRILL LYNCH S&P 500 INDEX FUND. The Fund seeks to match the performance of the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500”) as closely as possible before the deduction of Fund expenses. The S&P 500 is a market-weighted index composed of 500 common stocks issued by large-capitalization U.S. companies in a wide range of businesses. The stocks included in the index collectively represent a substantial portion of all common stocks publicly traded in the U.S.

MERRILL LYNCH VALUE OPPORTUNITIES FUND, INC. (FORMERLY, MERRILL LYNCH SMALL CAP VALUE FUND, INC.)

The Merrill Lynch Value Opportunities Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. FAM serves as the investment adviser for the Fund. FAM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks long term growth of capital by investing in a diversified portfolio of securities, primarily common stock, of relatively small companies that management of the Fund believes have special investment value and emerging growth companies regardless of size.

MERRILL LYNCH U.S. GOVERNMENT MORTGAGE FUND

The Merrill Lynch U.S. Government Mortgage Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. FAM serves as the investment adviser to the Fund. FAM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks high current return through investments in U.S. Government securities and U.S. Government Agency securities, including Government National Mortgage Association (“Ginnie Mae”) mortgage backed certificates and other mortgage backed government securities.

AIM EQUITY FUNDS

AIM Equity Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

A I M Advisors, Inc. (“AIM”), located at 11 Greenway Plaza, Suite 100, Houston, Texas 77046, serves as investment adviser to the Fund. A I M Capital Management, Inc. is the Fund’s subadviser. AIM receives an advisory fee from the Fund for its services. AIM pays the subadvisory fees, not the Fund. A summary of the investment objective and strategy for the Fund is set forth below.

AIM CONSTELLATION FUND. The Fund is a series portfolio of AIM Equity Funds and its investment objective is growth of capital. The Fund seeks to meet this objective by investing principally in common stocks of companies the portfolio managers believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth. The Fund will invest without regard to market capitalization. The Fund may also invest up to 20% of its total assets in foreign securities. Investing in small and mid-sized companies involves greater risks not associated with investing in more established companies. Additionally, small companies have business risk, significant stock price fluctuations and illiquidity.

AIM FUNDS GROUP

AIM Funds Group is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

AIM serves as investment adviser to the Fund. AIM receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

AIM PREMIER EQUITY FUND. The Fund is a series portfolio of AIM Funds Group and its investment objective is to achieve long-term growth of capital. Income is a secondary objective. The Fund seeks to meet its objectives by investing normally at least 80% of its assets in equity securities, including convertible securities. The Fund’s portfolio managers focus on undervalued equity securities of 1) out-of-favor cyclical growth companies, 2) established growth companies that are undervalued compared to historical relative valuation parameters, 3) companies where there is early but tangible evidence of improving prospects that are not yet reflected in the price of the company’s equity securities, and 4) companies whose equity securities are selling at prices that do not reflect the current market value of their assets and where there is reason to expect realization of this potential in the form of increased equity values. The Fund may also invest up to 25% of its total assets in foreign securities.

ALLIANCEBERNSTEIN GROWTH AND INCOME FUND, INC.

The AllianceBernstein Growth and Income Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Alliance Capital Management L.P. (“Alliance”), located at 1345 Avenue of the Americas, New York, NY 10105, serves as investment adviser to the Fund. Alliance Capital Management Corporation (“ACMC”), the sole general partner of Alliance, is an indirect wholly owned subsidiary of AXA Financial, Inc. Alliance receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks appreciation through investments primarily in dividend-paying common stocks of good quality, although the Fund also may invest in fixed-income and convertible securities.

ALLIANCEBERNSTEIN LARGE CAP GROWTH FUND (FORMERLY, ALLIANCEBERNSTEIN PREMIER GROWTH FUND, INC.)

The AllianceBernstein Large Cap Growth Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Alliance serves as investment adviser to the Fund. Alliance receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment objective is long-term growth of capital by investing predominantly in equity securities of a limited number of large, carefully selected, high-quality U.S. companies that are judged likely to achieve superior earnings growth. Under normal circumstances, the Fund will invest at least 80% of its net assets in common stocks of large-capitalization companies. “Large-capitalization companies” are those that, at the time of investment, have market capitalizations within the range of market capitalizations of companies appearing in the Russell 1000(R) Growth Index. While the market capitalizations of companies in the Russell(R) Growth Index ranged from $525 million to almost $354 billion as of September 30, 2004, the Fund normally will invest in common stocks of companies with market capitalizations of at least $5 billion at the time of purchase.

ALLIANZ FUNDS (FORMERLY, PIMCO FUNDS: MULTI-MANAGER SERIES)

The Allianz Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of two of its separate investment portfolios to the Separate Account.

Allianz Global Investors Fund Management LLC (“Allianz Global Management”), located at 1345 Avenue of the Americas, New York, NY 10105, serves as the investment adviser and administrator to the Funds. Allianz Global Management has retained its investment management affiliates Oppenheimer Capital LLC (“OCC”) and NFJ Investment Group LP (“NFJ”) to manage the Funds’ investments. Allianz Global Management receives an advisory fee from the Funds for its services. Allianz Global Management pays OCC and NFJ, not the Funds. A summary of the investment objective and strategy for each Fund is set forth below.

ALLIANZ OCC RENAISSANCE FUND (FORMERLY, PIMCO PEA RENAISSANCE FUND). The Fund seeks to achieve its investment objective by normally investing at least 65% of its assets in common stocks of companies with below-average valuations whose business fundamentals are expected to improve. To achieve income, the Fund invests a portion of its assets in income-producing (e.g., dividend-paying) stocks.

ALLIANZ NFJ SMALL-CAP VALUE FUND. The Fund seeks to achieve its investment objective by normally investing at least 80% of its assets in companies with market capitalizations of between $100 million and $1.8 billion at the time of investment. The Fund invests a significant portion of its assets in common stocks of companies with below-average P/E ratios relative to the market and their respective industry groups. To achieve income, the Fund invests a portion of its assets in income-producing (or dividend-paying) common stocks.

AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.

American Century Capital Portfolios, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Advisor Class shares of one of its separate investment portfolios to the Separate Account.

American Century Investment Management, Inc., located at 4500 Main Street, Kansas City, Missouri 64111, serves as investment adviser to the Fund. American Century Investment Management, Inc. receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy of the Fund is set forth below.

EQUITY INCOME FUND. The Fund seeks to provide current income. Capital appreciation is a secondary objective. The Fund invests primarily in income-producing equity securities. The Fund seeks to exceed the yield of securities comprising the S&P 500 Composite Index. The investment adviser screens companies for favorable dividend-paying history, dividend-paying ability and capital appreciation potential. The Fund invests at least 80% of assets in equity securities at all times and at least 85% in income-paying securities under normal conditions.

AMERICAN FUNDS

Capital Research and Management Company (“Capital Research”), located at 333 South Hope Street, Los Angeles, CA 90071, serves as investment adviser to the American Funds. Capital Research is a wholly owned subsidiary of The Capital Group Companies, Inc.

THE BOND FUND OF AMERICA, INC. The Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Capital Research receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment objective is to provide as high a level of current income as is consistent with the preservation of capital. Normally, the Fund invests the majority of its assets in bonds rated A and above. The Fund may also invest in lower-rated bonds.

THE GROWTH FUND OF AMERICA, INC. The Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Capital Research receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment objective is to provide growth of capital. The Fund invests primarily in common stocks of companies that appear to offer superior opportunities for growth of capital.

THE INCOME FUND OF AMERICA, INC. The Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Capital Research receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment objective is to provide current income while secondarily striving for capital growth. The Fund invests primarily in a broad range of income-producing securities, including stocks and bonds. Generally, the Fund will invest a substantial portion of its assets in equity-type securities.

THE INVESTMENT COMPANY OF AMERICA. The Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Capital Research receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment objective is to achieve long-term growth of capital and income. The Fund strives to accomplish these objectives through extensive U.S. and global research, careful selection, and broad diversification. In the selection of securities for investment, potential for capital appreciation and future dividends are given more weight than current yield. The Fund invests primarily in common stocks. The Fund’s equity investments are limited to securities of companies on its eligible list.

DAVIS NEW YORK VENTURE FUND, INC.

The Davis New York Venture Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Davis Selected Advisers, L.P. (“Davis Advisers”), located at 2949 East Elvira Road, Suite 101, Tucson, AZ 85706, serves as investment adviser for the Fund. Davis Selected Advisers-NY, Inc. (“Davis Advisers-NY”) serves as a subadviser for the Fund. Davis Advisers-NY is a wholly owned subsidiary of Davis Advisers. Davis Advisers receives an advisory fee from the Fund for its services. Davis Advisers pays for Davis Advisers-NY’s subadvisory services; the Fund does not. A summary of the investment objective and strategy for the Fund is set forth below.

Davis New York Venture Fund’s investment objective is long-term growth of capital. The Fund invests primarily in common stock of U.S. companies with market capitalizations of at least $10 billion. The portfolio managers select common stock of quality overlooked growth companies at value prices to hold them for the long term. The portfolio managers also look for companies with sustainable growth rates selling at modest price-earnings multiples that they hope will expand as other investors recognize the company’s true worth.

DELAWARE GROUP EQUITY FUNDS III

The Delaware Group Equity Funds III is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

Delaware Management Company, located at 2005 Market Street, Philadelphia, PA 19103, serves as investment adviser to the Fund. Delaware Management Company is a series of Delaware Management Business Trust, which is an indirect, wholly owned subsidiary of Delaware Management Holdings, Inc. Delaware Management Company receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

DELAWARE TREND FUND. The Fund seeks to provide long-term capital appreciation by investing primarily in securities of small, growth-oriented or emerging companies. The Fund invests in companies that the portfolio manager believes are to be responsive to changes in the marketplace and have the fundamental characteristics to support continued growth. Stock selection strategy focuses on market leaders, strong product cycles, innovative concepts and industry trends.

FIDELITY ADVISOR SERIES I

The Fidelity Advisor Series I is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of two of its separate investment portfolios to the Separate Account, one of which is closed to allocations of premiums and contract value.

Fidelity Management & Research Company (“FMR”), located at One Federal Street, Boston, MA 02110, serves as the investment manager to the Funds. The following affiliates assist with foreign investments and serve as subadvisers to the Funds: Fidelity Management & Research (U.K.) Inc. (“FMR U.K.”), Fidelity Management & Research (Far East) Inc. (“FMR Far East”), and Fidelity Investments Japan Limited (“FIJ”). FMR Co., Inc. (“FMRC”) also serves as subadviser to the Funds. FMR receives an advisory fee from the Funds for its services. FMR pays FMRC, FMR U.K. and FMR Far East for providing subadvisory services; the Funds do not. FMR Far East in turn pays FIJ for providing subadvisory services. A summary of the investment objective and strategy for each Fund is set forth below.

ADVISOR EQUITY GROWTH FUND. The Fund seeks capital appreciation. The Fund normally invests at least 80% of its assets in equity securities, primarily in common stocks of companies the investment manager believes have above-average growth potential. The Fund also invests in domestic and foreign issuers. The investment manager uses a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

ADVISOR MID CAP FUND. The Fund seeks long-term growth of capital. The Fund normally invests primarily in common stocks. The Fund normally invests at least 80% of assets in securities of companies with medium market capitalizations (those with market capitalizations similar to companies in the Russell Midcap(R) Index or the Standard & Poor’s(R) MidCap 400 Index (S&P(R) MidCap 400)). The Fund could invest in companies with smaller or larger market capitalizations. The Fund invests in domestic and foreign issuers, and in either “growth” stocks or “value” stocks or both. The investment manager uses a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

The subaccount corresponding to this Fund was closed to allocations of premiums and contract value following the close of business on October 22, 2004.

FIDELITY ADVISOR SERIES VIII

The Fidelity Advisor Series VIII is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

FMR serves as the Fund’s investment manager. The following affiliates assist FMR with foreign investments and serve as subadvisers: FMR U.K., FMR Far East, Fidelity International Investment Advisors (FIIA), Fidelity International Investment Advisors (U.K.) Limited (FIIA(U.K.)L), and Fidelity Investments Japan Limited (“FIJ”). FMRC also serves as a subadviser to the Fund. FMR receives an advisory fee from the Fund for its services. FMR pays the subadvisory fees; the Fund does not. A summary of the investment objective and strategy of the Fund is set forth below.

ADVISOR OVERSEAS FUND. The Fund seeks long-term growth of capital. The Fund normally invests at least 80% of assets in non-U.S. securities, primarily in common stocks. The Fund allocates investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole. The investment adviser uses a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

LORD ABBETT BOND-DEBENTURE FUND, INC.

The Lord Abbett Bond-Debenture Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Lord, Abbett & Co. LLC, located at 90 Hudson Street, Jersey City, NJ 07302-3973, serves as investment adviser to the Fund. Lord, Abbett & Co. LLC receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks high current income and the opportunity for capital appreciation to produce a high total return. Under normal circumstances, the Fund will invest at least 80% of its net assets, plus the amount of any borrowings, in fixed income securities. The Fund will provide shareholders with at least 60 days notice of any changes in this policy. These securities may include: all types of bonds, debentures, mortgage-related and other asset-based securities, high yield and investment grade debt securities, U.S. Government securities, equity-related securities such as convertibles and debt securities with warrants, and emerging market debt securities. At least 20% of the Fund’s assets must be invested in any combination of investment grade debt securities, U.S. Government securities and cash equivalents. The Fund may invest up to 20% of its net assets in equity securities, including common stocks, preferred stocks, convertible preferred stocks, warrants, and similar instruments. The Fund may invest up to 20% of its net assets in foreign securities.

LORD ABBETT MID-CAP VALUE FUND, INC.

The Lord Abbett Mid-Cap Value Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Lord, Abbett & Co. LLC serves as investment adviser to the Fund. Lord, Abbett & Co., LLC receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace. The Fund normally invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in equity securities of mid-sized companies. A mid-sized company is defined as a company having market capitalization at the time of purchase that falls within the market capitalization range of companies in the Russell Mid Cap Index, a widely used benchmark for mid-cap stock performance. As of January 31, 2005, the market capitalization range of the Russell Mid Cap Index was $606 million to $31.1 billion. This range varies daily.

MFS SERIES TRUST I

The MFS Series Trust I is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of two of its separate investment portfolios to the Separate Account.

MFS(R) Investment Management (“MFS”), located at 500 Boylston Street, Boston, Massachusetts 02116 serves as investment adviser to the Fund. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which, in turn, is an indirect wholly owned subsidiary of Sun Life Financial Services of Canada, Inc. (a diversified financial services organization). MFS receives an advisory fee from each Fund for its services. A summary of the investment objective and strategy for each Fund is set forth below.

MFS(R) CORE GROWTH FUND. The Fund’s investment objective is capital appreciation. The Fund invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts, of well-known and established companies which the Fund’s investment adviser believes have above-average growth potential. The Fund may also invest in emerging growth companies and foreign securities.

MFS(R) RESEARCH INTERNATIONAL FUND. The Fund’s investment objective is capital appreciation. The Fund invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts, of foreign companies. The Fund focuses on foreign companies (including emerging market issuers) that the Fund’s investment adviser, believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow. The Fund does not emphasize any particular country and, under normal market conditions, will be invested in at least five countries. Equity securities may be listed on a securities exchange or traded in the over-the-counter markets.

MFS SERIES TRUST IV

The MFS Series Trust IV is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account. MFS serves as the investment adviser to the Fund. MFS receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

MFS(R) MID CAP GROWTH FUND. The Fund’s investment objective is long-term growth of capital. The Fund invests, under normal market conditions, at least 80% of its net assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities, of companies with medium market capitalizations which the Fund’s investment adviser believes have reasonable valuations and above-average growth potential. The Fund may also invest in foreign securities.

OPPENHEIMER GLOBAL FUND

The Oppenheimer Global Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. OppenheimerFunds, Inc., located at 225 Liberty Street, 11th Floor, New York, New York 10080, serves as investment manager to the Fund. OppenheimerFunds, Inc. receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital appreciation. It invests mainly in common stocks of companies in the U.S. and foreign countries. The Fund can invest without limit in foreign securities and can invest in any country, including countries with developed or emerging markets. However, the Fund currently emphasizes investments in developed markets such as the United States, Western European countries and Japan. The Fund does not limit its investments to companies in a particular capitalization range, but currently focuses its investments in mid-cap and large-cap companies.

OPPENHEIMER MAIN STREET FUNDS

Oppenheimer Main Street Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account. OppenheimerFunds, Inc. serves as investment manager to the Fund. OppenheimerFunds, Inc. receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy of the Fund is set forth below.

OPPENHEIMER MAIN STREET FUND. The Fund seeks a high total return. The Fund currently invests mainly in common stocks of U.S. companies of different capitalization ranges, presently focusing on large-capitalization issuers. The Fund also can buy debt securities, such as bonds and debentures, but does not currently emphasize these investments.

OPPENHEIMER QUEST FOR VALUE FUNDS

The Oppenheimer Quest for Value Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account. OppenheimerFunds, Inc. serves as investment manager to the Fund. OpCap Advisors is the subadviser. OppenheimerFunds, Inc. receives an advisory fee from the Fund for its services. OppenheimerFunds, Inc. pays the subadvisory fees, not the Fund. A summary of the investment objective and strategy for the Fund is set forth below.

OPPENHEIMER QUEST OPPORTUNITY VALUE FUND. The Fund seeks growth of capital. The Fund can invest in a variety of equity and debt securities. The Fund normally invests mainly in common stocks of U.S. issuers that the portfolio manager believes are undervalued in the marketplace. The Fund can invest in common stocks and other equity securities, including debt securities convertible into common stock, without limit. Under normal market conditions, the Fund invests at least 50% of its total assets in common stock and debt securities convertible into common stock.

PIMCO FUNDS (FORMERLY, PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES)

The PIMCO Funds is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

Pacific Investment Management Company LLC (PIMCO), located at 840 Newport Center Drive, Newport Beach, CA 92660, serves as the investment adviser and administrator to the Fund. PIMCO receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

PIMCO TOTAL RETURN FUND. The Fund seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of fixed income instruments of varying maturities. The average portfolio duration of this Fund normally varies within a three- to six-year time frame based on PIMCO’s forecast for interest rates. The Fund may invest up to 20% in foreign securities, which may entail greater risk due to foreign economic and political developments; 10% in high-yield securities which generally involves greater risk to principal than investment in higher-related securities; and may invest in derivative instruments. A fund investing in derivatives could lose more than the principal amount invested.

THE PUTNAM FUND FOR GROWTH AND INCOME

The Putnam Fund for Growth and Income is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Putnam Investment Management, LLC (“Putnam Management”), located at One Post Office Square, Boston, MA 02109, serves as investment manager to the Fund. Putnam Management receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital growth and current income. The Fund invests mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Putnam Management looks for companies undergoing positive change. The Fund invests mainly in large companies.

PUTNAM INTERNATIONAL EQUITY FUND

The Putnam International Equity Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Putnam Management serves as investment adviser to the Fund. Putnam Management receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital appreciation. The Fund invests mainly in common stocks of companies outside the United States. Putnam Management first selects countries and industries that it believes are attractive, then looks for companies that the investment manager believes have favorable investment potential. The investment manager also considers other factors that it believes will cause the stock price to rise. The Fund invests mainly in midsized and large companies, although it can invest in companies of any size. Although the Fund emphasizes investments in developed countries, it may also invest in companies located in developing (also known as emerging) markets.

PUTNAM VOYAGER FUND

The Putnam Voyager Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Putnam Management serves as investment adviser to the Fund. Putnam Management receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital appreciation. The Fund invests mainly in common stocks of U.S. companies, with a focus on growth stocks. The Fund invests mainly in midsized and large companies, although it can invest in companies of any size.

SELIGMAN VALUE FUND SERIES, INC.

The Seligman Value Fund Series, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

J. & W. Seligman & Co. Incorporated (“Seligman”), located at 100 Park Avenue, New York, New York 10017, serves as the investment adviser to the Fund. Seligman receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

SELIGMAN SMALLER-CAP VALUE FUND (FORMERLY, SELIGMAN SMALL-CAP VALUE FUND). The Fund seeks long term capital appreciation. The Fund generally invests at least 80% of its net assets in the common stocks of “value” companies with smaller market capitalization ($3 billion or less) at the time of purchase by the Fund. The Fund uses a bottom-up stock selection approach. This means that the investment manager concentrates on individual company fundamentals, rather than on a particular industry. In selecting investments, the investment manager seeks to identify value companies that it believes display one or more of the following: (i) a low price-to-earnings and/or low price-to-book ratio, (ii) positive change in senior management, (iii) positive corporate restructuring, and (iv) temporary setback in price due to factors that no longer exist.

TEMPLETON FUNDS, INC.

Templeton Funds, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

Templeton Global Advisors Limited (Global Advisors), located at Lyford Cay, Nassau, Bahamas, serves as investment manager to the Fund. Global Advisors receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

TEMPLETON FOREIGN FUND. The Fund’s investment goal is long-term capital growth. Under normal market conditions, the Fund invests mainly in the equity securities of companies located outside the U.S. The Fund will invest, under normal circumstances, at least 80% of its net assets in foreign securities, which may include emerging markets.

TEMPLETON GROWTH FUND, INC.

The Templeton Growth Fund, Inc. is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account. Global Advisors serves as investment adviser to the Fund. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund’s investment goal is long-term capital growth. Under normal market conditions, the Fund invests mainly in the equity securities of companies located anywhere in the world, including emerging markets. In addition to the Fund’s main investments, depending upon current market conditions, the Fund may invest up to 25% of its total assets in debt securities of companies and governments located anywhere in the world. The Fund may invest up to 5% of its total assets in swap agreements.

VAN KAMPEN COMSTOCK FUND

The Van Kampen Comstock Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Van Kampen Asset Management, located at 1221 Avenues of the Americas, New York, NY, 10020, serves as investment adviser to the Fund, and is a wholly owned subsidiary of Van Kampen Investments Inc. Van Kampen Investments, Inc. is an indirect wholly owned subsidiary of Morgan Stanley. Van Kampen Asset Management receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

The Fund seeks capital growth and income through investments in equity securities, including common stocks, preferred stocks and securities convertible into common and preferred stocks. The Fund emphasizes a value style of investing, seeking well-established, undervalued companies. The Fund may invest up to 25% of its total assets in securities of foreign issuers.

VAN KAMPEN EQUITY AND INCOME FUND

The Van Kampen Equity and Income Fund is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers its Class A shares to the Separate Account.

Van Kampen Asset Management serves as investment adviser to the Fund. Van Kampen Asset Management receives an advisory fee from the Funds for its services. A summary of the investment objective and strategy is set forth below.

The Fund seeks the highest possible income consistent with safety of principal. Long-term growth of capital is an important secondary investment objective. The Fund’s investment adviser seeks to achieve the Fund’s investment objectives by investing primarily in income-producing equity instruments and investment grade quality debt securities.

VAN KAMPEN EQUITY TRUST

The Van Kampen Equity Trust is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers Class A shares of one of its separate investment portfolios to the Separate Account.

Van Kampen Asset Management serves as investment adviser to the Fund. Van Kampen Asset Management receives an advisory fee from the Fund for its services. A summary of the investment objective and strategy is set forth below.

VAN KAMPEN AGGRESSIVE GROWTH FUND. The Fund’s investment objective is to seek capital growth. The Fund focuses primarily on equity securities of small- and medium-sized growth companies, although the Fund may invest in larger-sized companies.

CERTAIN PAYMENTS WE RECEIVE WITH REGARD TO THE FUNDS

We (and our affiliates) receive payments, which may be significant, from the Funds, their advisers, distributors, or affiliates thereof, in consideration for certain administrative and other services we (and our affiliates) provide and expenses we incur. We (and/or our affiliates) generally receive three types of payments:

•	RULE 12B-1 AND SHAREHOLDER SERVICE FEES. We receive 12b-1 or shareholder service fees from some Funds. These fees are deducted from the assets of the Funds and decrease the Funds’ investment returns. The percentages differ, and some Funds may pay more than others. Currently, these fees range from 0.125% to 0.25% of the average daily assets of the Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue.

•	RECORDKEEPING FEES. We receive fees from Fund assets for certain recordkeeping and transfer agency services. These fees are deducted from the assets of the Funds and decrease the Funds’ investment returns. The percentages differ, and some Funds may pay more than others. Currently, these fees range from 0% to 0.10% of the average daily assets of the Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue.

•	ADMINISTRATIVE SERVICE PAYMENTS. We receive compensation from the investment adviser (or affiliates thereof) of the Funds for administrative and other services related to Separate Account operations. This compensation is paid out of the adviser’s (or affiliate’s) own resources and not out of Fund assets, and thus does not decrease the Funds’ investment returns. The amount of this compensation is based on a percentage of the assets of the particular Funds attributable to the Contract and to certain other variable insurance contracts that we and our affiliates issue. These percentages differ, and some advisers (or affiliates) may pay more than others. Currently, we receive administrative service payments ranging from 0.025% to 0.30%.

The combined percentages we receive with regard to each Fund currently range from 0.325% to 0.525%.

Additionally, certain of the Funds (and other retail mutual funds managed by the advisers or subadvisers of the Funds) may be sold through our affiliate, MLPF&S, which also distributes the Contracts. These advisers and subadvisers (or their affiliates) may compensate MLPF&S, as a selling firm, with payments or non-cash compensation, such as compensation for certain marketing and distribution services, in connection with the retail mutual funds that they manage. In addition, consistent with NASD rules, Fund distributors and/or their affiliates may pay for or make contributions to MLPF&S for training and education seminars for MLPF&S employees, clients and potential clients, due diligence meetings regarding their funds, recreational activities, or other non-cash items. From time to time, MLPF&S may recognize certain Financial Advisors through promotional programs that include mutual funds. These programs may reward Financial Advisors with compensation, including attendance at off-site locations and/or various employee training sessions that may be sponsored or co-sponsored by mutual fund companies whose funds MLPF&S makes available, including the Fund advisers and/or subadvisers. These amounts may be significant and these programs may provide the Fund adviser and subadviser (or their affiliates) with increased visibility to MLPF&S’s Financial Advisors, which are also involved in the distribution of the Contracts.

Furthermore, Merrill Lynch receives additional compensation on assets invested in Merrill Lynch’s proprietary Funds (i.e., Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Bond Fund, Inc., Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Index Funds, Inc., Merrill Lynch Ready Assets Trust, Merrill Lynch U.S. Government Mortgage Fund, and Merrill Lynch Value Opportunities Fund, Inc.) because its affiliates receive compensation from the Funds for investment advisory, administrative, transfer agency, distribution, and/or other services. Thus, Merrill Lynch may receive more revenue with respect to proprietary funds than nonproprietary Funds.

SELECTION OF UNDERLYING FUNDS

We select the underlying Funds offered through this Contract based on several criteria, including asset class coverage, the strength of the adviser’s or subadviser’s reputation and tenure, brand recognition, performance, and/or the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Fund’s adviser is one of our affiliates or whether the Fund, its adviser, or an affiliate will compensate us or our affiliates for providing certain administrative and other services, as described above. We review the Funds periodically and may remove a Fund or limit its availability to new premiums and/or transfers of contract value if we determine that the Fund no longer meets one or more of the selection criteria, and/or if the Fund has not attracted significant allocations from Contract owners.

You are responsible for choosing the subaccounts or an asset allocation model (See “Asset Allocation Program”), and the amounts allocated to each, that are appropriate for your own individual circumstances and your investment goals, financial situation, and risk tolerance. In making your investment selections, we encourage you to thoroughly investigate all of the information regarding the Funds that is available to you, including each Fund’s prospectus, statement of additional information, and annual and semi/annual reports. After you select subaccounts or a model for your initial premium payment, you should monitor and periodically reevaluate your allocations to determine if they are still appropriate.

THE COMPANY DOES NOT PROVIDE INVESTMENT ADVICE AND DOES NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND OR MODEL. YOU BEAR THE RISK OF ANY DECLINE IN THE CONTRACT VALUE OF YOUR CONTRACT RESULTING FROM THE PERFORMANCE OF THE FUNDS YOU HAVE CHOSEN.

OTHER SHARE CLASSES AND PORTFOLIOS

The Funds offer various classes of shares, each of which has a different level of expenses. Each Fund may also be a single series or portfolio of an open-end investment company that offers other series or portfolios.

Accordingly, prospectuses for the Funds may provide information for share classes and series or portfolios that are not available through the Contract. When you review the prospectus for any Fund, you should be careful to refer to only the information regarding the class of shares and particular series or portfolio that is available through the Contract.

PURCHASES AND REDEMPTIONS OF FUND SHARES; REINVESTMENT

The Separate Account will purchase and redeem shares of the Funds at net asset value to provide benefits under the Contract. Fund distributions to the Separate Account are automatically reinvested at net asset value in additional shares of the Funds.

SUBSTITUTION OF INVESTMENTS AND CHANGES TO THE SEPARATE ACCOUNT

We may substitute a different investment option for any of the current Funds. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the Contracts or for any other reason in our sole discretion. This may happen due to a change in laws or regulations, or a change in a portfolio’s investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. A substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing contract value or future premium payments, or both for some or all classes of Contracts. Furthermore, we may close subaccounts to allocation of premium payments or contract value, or both for some or all classes of Contracts, at any time in our sole discretion. However, before any substitution, we would obtain any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any substitutions.

We may also add new subaccounts to the Separate Account, eliminate subaccounts in the Separate Account, deregister the Separate Account under the Investment Company Act of 1940 (the “1940 Act”), make any changes required by the 1940 Act, operate the Separate Account as a managed investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a subaccount or separate account to another subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. Before we make certain changes we may need approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any changes.

CHARGES AND DEDUCTIONS

We deduct the charges described below to cover costs and expenses, services provided, and risks assumed under the Contracts. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits. For example, the surrender charge may not fully cover all of the sales and distribution expenses we actually incur, and we may use proceeds from other charges in part to cover such expenses.

ASSET-BASED INSURANCE CHARGE

We currently impose an asset-based insurance charge on the Separate Account that equals 1.30% annually. It will never exceed 1.30%.

We deduct this charge daily from the net asset value of the subaccounts prior to the annuity date. This amount compensates us for mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract. These guarantees include making annuity payments which won’t change based on our actual mortality experience, and providing a guaranteed minimum death benefit under the Contract.

The charge also compensates us for expense risks we assume to cover Contract maintenance expenses. These expenses may include issuing Contracts, maintaining records, and performing accounting, regulatory compliance, and reporting functions. Finally, this charge compensates us for costs associated with the establishment and administration of the Contract, including programs like transfers, Asset Allocation, Rebalancing, and Dollar Cost Averaging.

If the asset-based insurance charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses.

SURRENDER CHARGE

WHEN IMPOSED

We may impose a surrender charge on withdrawals from the Contract. This charge is for expenses relating to the sale of the Contract, such as commissions, preparation of sales literature, and other promotional activity. We impose the charge only on premium withdrawn from the Contract held for less than seven years. However, the Contract permits withdrawal of the “free withdrawal amount” annually without a surrender charge through lump-sum or systematic withdrawals. (See “Withdrawals and Surrenders”.)

AMOUNT OF CHARGE

We may impose a surrender charge if you withdraw money from the Contract. The maximum charge is 7% of the premium withdrawn during the first year after that premium is paid. The charge decreases by 1% each year. After the seventh year, the surrender charge is 0%.

NUMBER OF COMPLETE YEARS ELAPSED SINCE PREMIUM WAS PAID	SURRENDER CHARGE
0 years	7%
1 year	6%
2 years	5%
3 years	4%
4 years	3%
5 years	2%
6 years	1%
7 or more years	0%

The charge is calculated on total premiums withdrawn from the Contract. If, however, your contract value at the time of withdrawal is less than your premiums paid in, the charge is based on your contract value. Gain in contract value is never subject to this sales charge. We make withdrawals of any “free withdrawal amount” in any contract year as if gain is withdrawn first, followed by premiums. Withdrawals in excess of the “free withdrawal amount” will be effected as if premiums are withdrawn first. Premiums are assumed to be withdrawn on a first-in, first-out (“FIFO”) basis. The example below explains this charge.

HOW THE SURRENDER CHARGE WORKS

If you made a $5,000 premium payment and withdrew the entire $5,000 two years later, we would impose a 5% charge on the $5,000 withdrawal. If you had made a $5,000 premium payment and due to negative investment experience only $4,500 remained in the Contract when you withdrew it two years later, we would impose a 5% charge only on $4,500 of the original premium. If instead the $5,000 premium payment grew to $6,000 due to positive investment experience, and you withdrew $600 of gain in contract value through withdrawals two years later, and thereafter withdrew the remaining $5,400 in a subsequent withdrawal that same year, we would not impose a surrender charge on the $600 withdrawn (as it represents gain, and not premium) and we would impose a 5% surrender charge only on $5,000 of the $5,400 subsequent withdrawal (as $400 of that amount represents gain).

HOW DEDUCTED

We deduct the charge on a pro rata basis from among the subaccounts you’re invested in, based on the ratio of your subaccount value to your contract value. Amounts deducted to cover this charge do not incur any separate surrender charges. The example below shows how this works.

PRO RATA DEDUCTIONS

Kim Investor’s Contract has a current contract value of $100,000. $60,000 is in the Merrill Lynch Basic Value Subaccount, and $40,000 is in the Merrill Lynch Fundamental Growth Subaccount. Kim withdraws $20,000 from the Contract, and the entire $20,000 is subject to a 5% surrender charge ($1,000). Accordingly, $600—60% of $1,000—is deducted from the Merrill Lynch Basic Value Subaccount and $400—40% of $1,000—is deducted from the Merrill Lynch Fundamental Growth Subaccount.

(See “Withdrawals and Surrenders” and “Accumulation Units” for a discussion of the effect of the deduction this charge will have on the number of accumulation units credited to a Contract.)

CONTRACT FEE

We may charge a $40 contract fee at the end of each contract year. We will impose this fee if the greater of contract value, or premiums less withdrawals, is less than $50,000.

The contract fee reimburses us for additional expenses related to maintenance of certain Contracts with lower contract values. We do not deduct the contract fee after the annuity date. The contract fee will never increase.

If the contract fee applies, we will deduct it as follows:

•	We deduct this fee from your contract value at the end of each contract year before the annuity date.

•	We deduct this fee from your contract value if you surrender the contract on any date other than a contract anniversary.

•	We deduct this fee on a pro rata basis from all subaccounts in which your contract value is invested.

Currently, a contract owner of more than three of these Contracts will be assessed no more than $120 in contract fees annually. We reserve the right to change this limit on contract fees at any time.

GUARANTEED MINIMUM INCOME BENEFIT FEE

If you elect the GMIB, we will deduct a fee at the end of each calendar quarter and upon termination of the Rider. We will determine the fee for that period by multiplying 0.40% by the GMIB Benefit Base and dividing by 12 on the last business day of each month or upon termination of the Rider. The sum of the fees for each month during a calendar quarter and for any termination during a calendar quarter will be deducted from the contract value on the last business day of that calendar quarter or on the termination date, if earlier. The GMIB Fee will be reduced proportionally for any month in which the GMIB Rider terminates prior to the last business day of that month or was not in effect as of the last business day of the prior month. We won’t deduct this fee after the annuity date. We deduct this charge regardless of whether annuity payments under the GMIB would be higher than those provided under the Contract.

OTHER CHARGES

TRANSFER CHARGES

You may make up to twelve transfers among subaccounts per contract year without charge. If you make more than twelve, we may, but currently do not, charge you $25 for each extra transfer. We deduct this charge pro rata from the subaccounts from which you are transferring contract value. Currently, transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See “Dollar Cost Averaging Program”, “Asset Allocation Program”, “Rebalancing Program”, and “Transfers Among Subaccounts”.)

TAX CHARGES

We reserve the right, subject to any necessary regulatory approval, to charge for assessments or Federal premium taxes or Federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. We also reserve the right to deduct from the Separate Account any taxes imposed on the Separate Account’s investment earnings. (See “Tax Status of the Contract”.)

FUND EXPENSES

In calculating net asset values, the Funds deduct advisory fees and operating expenses from assets. (See “Fee Table”.) Information about those fees and expenses also can be found in the prospectuses for the Funds, and in the applicable Statement of Additional Information for each Fund. Although certain Fund classes impose sales charges on shares sold to the general public, any such Fund-level sales charges are waived for purchases and redemptions of Fund shares under the Contract.

PREMIUM TAXES

Various states impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 4.0% for qualified plans. Although we pay these taxes when due, we won’t deduct them from your contract value until the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, we will also deduct a charge for these taxes on any withdrawal, surrender or death benefit paid under the Contract.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the contract owner’s state of residence, our status within that state, and the premium tax laws of that state. New York does not currently impose a premium tax on annuity contracts.

FEATURES AND BENEFITS OF THE CONTRACT

As we describe the contract, we will often use the word “you”. In this context “you” means “contract owner”.

OWNERSHIP OF THE CONTRACT

The contract owner is entitled to exercise all rights under the Contract. For IRA Contracts, the contract owner and annuitant must be the same person. For Contracts purchased through an IRA Account or Roth IRA Account, the contract owner will be the Account and the annuitant must generally be the IRA Account or Roth IRA Account owner.

You may designate a beneficiary. If you die prior to annuitizing the Contract, the beneficiary will receive the death benefit.

ISSUING THE CONTRACT

ISSUE AGE

For IRA Contracts, the contract owner and annuitant generally must be under 70 1/2 years old when we issue the Contract, unless certain exceptions are met. For Contracts purchased through an established IRA Account or Roth IRA Account with MLPF&S, the owner of the IRA Account or Roth IRA Account and any annuitant must be under 90 years old when we issue the Contract. To elect the GMIB, any annuitant must be 75 years old or younger.

INFORMATION WE NEED TO ISSUE THE CONTRACT

Before we issue the Contract, you must complete and return a written application. Once we review and approve the application, and you pay the initial premium, we’ll issue a Contract. Generally, we’ll issue the Contract and invest the premium within two business days of our receiving your premium. If we haven’t received necessary information within five business days, we will return the premium and no Contract will be issued.

TEN DAY RIGHT TO REVIEW

When you receive the Contract, review it carefully to make sure it is what you intended to purchase. Generally, within ten days (60 days in the case of a replacement) after you receive the Contract, you may return it for a refund. The Contract will then be deemed void. To receive a refund, return the Contract to our Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date you return the Contract.

PREMIUMS

MINIMUM AND MAXIMUM PREMIUMS

Because the initial premium payment must be $25,000 or more, the Contract can only be purchased through an existing IRA Account or Roth IRA Account with MLPF&S or by rollover from an existing IRA or Roth IRA contract, a 403(b) plan, a qualified pension or profit sharing plan, or a governmental 457(b) plan. Subsequent premium payments generally must each be $50 or more. You can make subsequent premium payments at any time before the annuity date. The maximum premium that will be accepted without Company approval is $1,000,000. We may refuse to issue a Contract or accept additional premiums under your Contract if the total premiums paid under all variable annuity contracts issued by us and our affiliate, Merrill Lynch Life Insurance Company, on your life (or the life of any older co-owner) exceed $1,000,000. We also reserve the right to reject premium payments for any other reason.

The Contract must be issued as an IRA Contract or purchased through an established IRA Account or Roth IRA Account with MLPF&S. Federal law limits maximum annual contributions to the Contract.

For IRA Contracts, we accept the following as initial premiums:

•	rollover contributions from certain qualified plans, 403(b) plans, governmental 457(b) plans, and IRAs;

•	amounts transferred from another IRA; and

•	contributions made pursuant to a Simplified Employee Pension up to certain limits.

Additional premiums will be accepted but cannot exceed the annual contribution limits for a calendar year, as specified under the IRC. The contract owner must determine whether any premium qualifies as a permissible contribution subject to favorable tax treatment under the IRC. The contract owner must also determine whether such amount qualifies as a permissible rollover contribution for income tax purposes.

HOW TO MAKE PAYMENTS

You can pay premiums directly to our Service Center at the address printed on the first page of this Prospectus or have money debited from your MLPF&S brokerage account.

AUTOMATIC INVESTMENT FEATURE

You may make systematic premium payments on a monthly, quarterly, semi-annual or annual basis. Each payment must be for at least $50. Premiums paid under this feature must be deducted from an MLPF&S brokerage account specified by you and acceptable to us. You must specify how premiums paid under this feature will be allocated among the subaccounts. If you select the Asset Allocation Program or the Rebalancing Program, premiums will be allocated based on the model or the specified subaccounts and percentages you have selected. You may change the specified premium amount, the premium allocation, or cancel the Automatic Investment Feature at any time upon notice to us. We reserve the right to make changes to this feature at any time.

PREMIUM INVESTMENTS

For the first 14 days following the contract date, we’ll hold all premiums in the Merrill Lynch Ready Assets Subaccount. After the 14 days, we’ll reallocate the contract value to the subaccounts you selected.

Currently, you may allocate your premium among 18 of the subaccounts. Allocations must be made in whole numbers. For example, 12% of a premium received may be allocated to the Merrill Lynch Basic Value Subaccount, 58% allocated to the Merrill Lynch U.S. Government Mortgage Subaccount and 30% allocated to the Merrill Lynch S&P 500 Index Subaccount. However, you may not allocate 33 1/3% to the Merrill Lynch Basic Value Subaccount and 66 2/3% to the Merrill Lynch U.S. Government Mortgage Subaccount. If we don’t get allocation instructions when we receive subsequent premiums, we will allocate those premiums according to the allocation instructions you last gave us. We reserve the right to modify the limit on the number of subaccounts to which future allocations may be made.

ACCUMULATION UNITS

Each subaccount has a distinct value, called the accumulation unit value. The accumulation unit value for a subaccount varies daily with the performance and expenses of the corresponding fund. We use this value to determine the number of subaccount accumulation units represented by your investment in a subaccount.

HOW ARE MY CONTRACT TRANSACTIONS PRICED?

We calculate an accumulation unit value for each subaccount at the close of trading on each day that the New York Stock Exchange is open. Transactions are priced, which means that accumulation units in your Contract are purchased (added to your Contract) or redeemed (taken out of your Contract), at the unit value next calculated after our Service Center receives notice of the transaction. For premium payments and transfers into a subaccount, units are purchased. For payment of Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deductions for any contract fee, any surrender charge, any GMIB fee, any transfer charge, and any premium taxes due, units are redeemed.

HOW DO WE DETERMINE THE NUMBER OF UNITS?

We determine the number of accumulation units purchased by dividing the dollar value of the premium payment or the amount transferred into the subaccount by the value of one accumulation unit for that subaccount for the valuation period in which the premium payment or transfer is made. Similarly, we determine the number of accumulation units redeemed by dividing the dollar value of the amount of the Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deductions for any contract fee, any surrender charge, any GMIB fee, any transfer charge, and any premium taxes due from a subaccount by the value of one accumulation unit for that subaccount for the valuation period in which the redemption is made. The number of subaccount accumulation units for a Contract will therefore increase or decrease as these transactions are made. The number of subaccount accumulation units for a Contract will not change as a result of investment experience or the deduction of asset-based insurance charges. Instead, this charge and investment experience are reflected in the accumulation unit value.

When we establish a subaccount, we set an initial value for an accumulation unit (usually, $10). Accumulation unit values increase, decrease, or stay the same from one valuation period to the next. An accumulation unit value for any valuation period is determined by multiplying the accumulation unit value for the prior valuation period by the net investment factor for the subaccount for the current valuation period.

The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, we determine the net investment factor by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the daily equivalent of the asset-based insurance charge for the valuation period. We also take reinvestment of dividends and capital gains into account when we determine the net investment factor.

We may adjust the net investment factor to make provisions for any change in tax law that requires us to pay tax on earnings in the Separate Account or any charge that may be assessed against the Separate Account for assessments or premium taxes or Federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. (See “Other Charges”.)

ADDITIONAL PROVISIONS APPLICABLE TO ALL CONTRACTS

DEATH OF ANNUITANT PRIOR TO ANNUITY DATE

If the annuitant dies before the annuity date, no new annuitant may be named on IRA Contracts or Contracts purchased through an IRA Account or Roth IRA Account established with MLPF&S, and the death benefit will be paid to the beneficiary. If your sole beneficiary is your surviving spouse, he or she may instead elect to continue the Contract. (See “Spousal Continuation”.)

TRANSFERS AMONG SUBACCOUNTS

GENERAL

Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. You can make additional transfers among subaccounts, but we may charge you $25 for each extra transfer. We will deduct the transfer charge pro rata from among the subaccounts you’re transferring from. Currently, transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See “Dollar Cost Averaging Program”, “Asset Allocation Program”, and “Rebalancing Program”.)

Transfers among subaccounts may be made in specific dollar amounts or as a percentage of contract value. You must transfer at least $100 or the total value of a subaccount, if less.

You may request transfers in writing or by telephone, once we receive proper telephone authorization. Transfer requests may also be made through your Merrill Lynch Financial Advisor, or another person you designate, once we receive proper authorization. Transfers will take effect as of the end of the valuation period on the date the Service Center receives the request. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone transfer requests to be received the following business day. (See “Other Information — Notices and Elections” for additional information on potential delays applicable to telephone transactions.)

DISRUPTIVE TRADING

Frequent or short-term transfers among subaccounts, such as those associated with “market timing” transactions, can adversely affect the Funds and the returns achieved by contract owners. In particular, such transfers may dilute the value of the Fund shares, interfere with the efficient management of the Funds’ investments, and increase brokerage and administrative costs of the Funds. Accordingly, frequent or short-term transfers by a contract owner among the subaccounts may adversely affect the long-term performance of the Funds, which may, in turn, adversely affect other contract owners and other persons who may have an interest in the Contract (e.g., annuitants and beneficiaries). In order to try to protect our contract owners and the Funds from potentially disruptive or harmful trading activity, we have adopted certain policies and procedures (“Disruptive Trading Procedures”). We employ various means to try to detect such transfer activity, such as periodically examining the number of “round trip” transfers into and out of particular subaccounts made by contract owners within given periods of time and/or examining transfer activity identified by the Funds on a case-by-case basis.

Our policies and procedures may result in restrictions being applied to contract owners who are found to be engaged in disruptive trading activities. Contract owners will receive one warning in writing prior to imposition of any restrictions on transfers. If a “warned” contract owner engages in any further disruptive trading activities within the six-month period following receipt of a warning letter, we will notify the contract owner in writing of the restrictions that will apply to future transfers under a Contract. Currently, our restrictions require such contract owners to submit all future transfer requests through regular U.S. mail (thereby refusing to accept transfer requests via overnight delivery service, telephone, Internet, facsimile, other electronic means, or through your Financial Advisor). We currently do not, but may in the future, impose different restrictions, such as:

•	requiring a minimum time period between each transfer;

•	not accepting a transfer request from a third party acting under authorization on behalf of more than one contract owner;

•	limiting the dollar or percentage of contract value that may be transferred among the subaccounts at any one time;

•	imposing a redemption fee on certain transfers; and

•	refusing to execute future transfer requests that violate our Disruptive Trading Procedures.

Because we have adopted our Disruptive Trading Procedures as a preventative measure to protect contract owners from the potential adverse effects of harmful trading activity, we will impose the restriction stated in the notification on that contract owner even if we cannot identify, in the particular circumstances, any harmful effect from that contract owner’s future transfers.

Despite our best efforts, we cannot guarantee that our Disruptive Trading Procedures will detect every potential market timer, but we apply our Disruptive Trading Procedures consistently to all contract owners without special arrangement, waiver, or exception. Our ability to detect and deter such transfer activity may be limited by our operational systems and technological limitations. Furthermore, the identification of contract owners determined to be engaged in disruptive or harmful transfer activity involves judgments that are inherently subjective. In our sole discretion, we may revise our Disruptive Trading Procedures at any time without prior notice as necessary to better detect and deter frequent or short-term transfers that may adversely affect other contract owners or the Funds, to comply with state or federal regulatory requirements, or to impose additional or alternate restrictions on market timers.

The Funds available as investment options under the Contract may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the Funds describe any such policies and procedures. The disruptive trading policies and procedures of a Fund may be different, and more or less restrictive, than our Disruptive Trading Procedures or the disruptive trading policies and procedures of other Funds. You should be aware that we may not have the contractual obligation or the operational capacity to apply the disruptive trading policies and procedures of the respective Funds that would be affected by the transfers. Accordingly, contract owners and other persons with interests in the Contracts should assume that the sole protection they may have against potential harm from frequent transfers is the protection provided by our Disruptive Trading Procedures.

Contract owners and other persons with interests in the Contracts also should be aware that the purchase and redemption orders received by the Funds from intermediaries such as retirement plans or separate accounts funding variable insurance contracts generally are “omnibus” orders. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the Funds’ ability to apply their respective disruptive trading policies and procedures. We cannot guarantee that the Funds (and thus our contract owners) will not be harmed by transfer activity relating to the retirement plans and/or other insurance companies that may invest in the Funds. In addition, if a Fund believes that an omnibus order we submit may reflect one or more transfer requests from contract owners engaged in disruptive trading activity, the Fund may reject the entire omnibus order.

In the future, some Funds may begin imposing redemption fees on short-term trading (i.e., redemptions of mutual fund shares within a certain number of business days after purchase). We reserve the right to administer and collect any such redemption fees on behalf of the Funds. To the extent permitted by applicable law, we also reserve the right to refuse to make a transfer at any time that we are unable to purchase or redeem shares of any of the Funds available through the Separate Account, including any refusal or restriction on purchases or redemptions of their shares as a result of a Fund’s own policies and procedures on disruptive trading activities.

DOLLAR COST AVERAGING PROGRAM

WHAT IS IT?

The Contract offers an optional transfer program called Dollar Cost Averaging (“DCA”). This program allows you to reallocate money at monthly intervals from a designated subaccount to one or more other subaccounts. The DCA Program is intended to reduce the effect of short term price fluctuations on investment cost. Since we transfer the same dollar amount to selected subaccounts monthly, the DCA Program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, you may achieve a lower average cost per accumulation unit over the long-term. However, it is important to understand that a DCA Program does not assure a profit or protect against loss in a declining market. If you choose to participate in the DCA Program you should have the financial ability to continue transfers through periods of fluctuating markets.

If you choose to participate in the DCA Program, each month we will transfer amounts from the subaccount that you designate and allocate them, in accordance with your allocation instructions, to the subaccounts that you select.

If you choose the Asset Allocation Program or the Rebalancing Program, you cannot use the DCA Program. We reserve the right to make changes to this program at any time.

PARTICIPATING IN THE DCA PROGRAM

You can choose the DCA Program any time before the annuity date. You may elect the DCA Program in writing or by telephone, once we receive proper telephone authorization. Once you start using the DCA Program, you must continue it for at least three months. After three months, you may cancel the DCA Program at any time by notifying us in a form satisfactory to us. Once you reach the annuity date, you may no longer use this program.

MINIMUM AMOUNTS

To elect the DCA Program, you need to have a minimum amount of money in the designated subaccount. We determine the amount required by multiplying the specified length of your DCA Program in months by your specified monthly transfer amount. Amounts of $100 or more must be allotted for transfer each month in the DCA Program. We reserve the right to change these minimums. Allocations must be designated in whole percentage increments. No specific dollar amount designations may be made. Should the amount in your selected subaccount drop below the selected monthly transfer amount, we’ll notify you that you need to put more money in to continue the program.

WHEN DO WE MAKE DCA TRANSFERS?

You select the date for DCA transfers, within certain limitations. We will make the first DCA transfer on the selected date following the later of 14 days after the contract date or the date we receive notice of your DCA election at our Service Center. We’ll make subsequent DCA transfers on the same day of each succeeding month. Currently, we don’t charge for DCA transfers; they are in addition to the twelve annual transfers permitted without charge under the Contract.

ASSET ALLOCATION PROGRAM

THE FOLLOWING IS A GENERAL DESCRIPTION OF THE ASSET ALLOCATION PROGRAM. A COMPLETE DESCRIPTION IS AVAILABLE IN THE BROCHURE FOR THE PROGRAM.

GENERAL

We make available to contract owners an Asset Allocation Program, for which our affiliate, Roszel Advisors, LLC (“Roszel Advisors”), provides investment advice. Roszel Advisors is an investment adviser registered under the Investment Advisers Act of 1940. If you participate in the Asset Allocation Program, Roszel Advisors will serve as your investment adviser solely for the purposes of the development of the asset allocation models and periodic updates to the models. The Asset Allocation Program can be elected at issue or in writing at any time after issue. If you elect the Asset Allocation Program you must include all contract value in the Program. There is no charge for participation in the Asset Allocation Program. We may perform certain administrative functions on behalf of Roszel Advisors; however, we are not registered as an investment adviser and are not providing any investment advice in making the Program available. Furthermore, your Financial Advisor is not providing any investment advice related to the Asset Allocation Program.

THERE IS NO ASSURANCE THAT INVESTMENT RETURNS WILL BE BETTER THROUGH PARTICIPATION IN THE ASSET ALLOCATION PROGRAM. YOUR CONTRACT MAY STILL LOSE MONEY AND EXPERIENCE VOLATILITY.

ASSET ALLOCATION MODELS

Except as described below, a contract owner electing to participate in the Asset Allocation Program (a “Program participant”) will have his or her contract value allocated according to one of the model portfolios developed by Roszel Advisors. There are currently five asset allocation models to choose from:

•	Capital Preservation

•	Income

•	Income and Growth

•	Growth

•	Aggressive Growth

When electing the Asset Allocation Program, Program participants must complete a standardized questionnaire. Based on the results of the questionnaire, one of the asset allocation models is matched to the Program participant based on his or her investment goals and risk tolerance. Each asset allocation model is intended for a specific type of investor, from aggressive to conservative. Each model identifies specific subaccounts and the percentage of premium or contract value allocated to each of those subaccounts. The Program participant then selects from the available asset allocation models, and may select a model other than the model indicated by the questionnaire.

CHANGES TO THE COMPOSITION OF ASSET ALLOCATION MODELS

On a quarterly basis, Roszel Advisors reviews the asset allocation models and may adjust the composition of each model. Any adjustments become effective on the last business day of the calendar quarter.

If, as a result of such review, a change is made to an asset allocation model, Roszel Advisors will notify Program participants in advance of the change, and each Program participant will have the opportunity to reject the change. A Program participant who chooses to reject a model change creates his or her own portfolio (a “self-directed portfolio”). Roszel Advisors provides no investment advice related to the creation of a self-directed portfolio. Once a Program participant has rejected a change in a model, Roszel Advisors considers that participant to have rejected all future changes in the model and the Asset Allocation Program will be terminated. Therefore, a Program participant who rejects a model change and thereby creates a self-directed portfolio will not receive a periodic review of or changes to his or her portfolio, as would be provided by Roszel Advisors for the asset allocation models. In addition, those participants will no longer receive written materials from Roszel Advisors about the changes being made to the models. However, those participants can elect at any time to again participate in the Asset Allocation Program.

Contract owners who elect, either at issue or with respect to an existing Contract, to participate in the Asset Allocation Program within three weeks prior to the end of a calendar quarter will be provided, prior to their decision to elect the Asset Allocation Program, with information regarding the composition of both the current asset allocation model, as well as any changes to the model which will become effective on the last day of the calendar quarter.

INITIAL ALLOCATION TO THE SELECTED ASSET ALLOCATION MODEL

If you elect the Asset Allocation Program at the time you purchase a Contract, we will allocate your initial premium to the selected model on the contract date. If you elect the Asset Allocation Program at any time after the contract date (and after any period that a premium is required to be allocated to the Merrill Lynch Ready Assets Subaccount), we will reallocate your contract value in accordance with the selected model in effect as of the end of the valuation period when we receive the information necessary to process the request.

QUARTERLY REBALANCING

On the last business day of each calendar quarter, we automatically rebalance contract value to maintain the subaccounts and percentages for each Program participant’s selected asset allocation model. This quarterly rebalancing takes account of:

•	increases and decreases in contract value in each subaccount due to subaccount performance,

•	increases and decreases in contract value in each subaccount due to subaccount transfers, withdrawals (particularly if taken from specific subaccounts designated by the contract owner), and premium payments (particularly if allocated to specific subaccounts designated by the contract owner), and

•	any adjustments Roszel Advisors has made to the selected model.

If you elect the Asset Allocation Program after the Contract has been issued, the first quarterly rebalancing will occur at the end of the first calendar quarter following the election.

We will not automatically rebalance self-directed portfolios unless the contract owner elects the Rebalancing Program.

ALLOCATION OF FUTURE PREMIUMS

The asset allocation model that a Program participant selects will override any prior percentage allocations that the participant may have chosen and all future premiums will be allocated accordingly. For self-directed portfolios, future premiums for which no specific allocation instructions are received will be allocated in accordance with the last allocation instructions we received, which may have been a prior version of their asset allocation model. Accordingly, Program participants with self-directed portfolios should consider providing specific allocation instructions with each premium payment or contacting us to update their default allocation instructions.

OTHER INFORMATION

At any time, a Program participant can request to change his or her selected model or the allocation of his or her contract value among the subaccounts, or can elect to terminate the Asset Allocation Program. Roszel Advisors will contact Program participants at least annually to determine whether the participant’s financial situation or investment objectives have changed. In addition, when we notify Program participants quarterly of changes to the models, we also will instruct them to notify Roszel Advisors of any changes to their financial situation or investment objectives or if they wish to change their selected model or create a self-directed portfolio.

Funds selected by Roszel Advisors to be part of an asset allocation model may be advised or subadvised by affiliates of Roszel Advisors. To the extent that Roszel Advisors includes such proprietary Funds in its models, Roszel Advisors’ affiliates will receive additional compensation from the advisory fees of the Funds. (See “Certain Payments We Receive With Regard to the Funds” for information on compensation with regard to proprietary Funds.) Although Roszel Advisors’ affiliates may benefit financially from the inclusion of proprietary Funds in the asset allocation models, Roszel

Advisers does not take such benefits into account in selecting the Funds for the models. You should be aware of this potential financial benefit, however, if you elect to participate in the Asset Allocation Program.

For more information on Roszel Advisor’s role as investment adviser for Program participants, please see Roszel Advisor’s brochure from their Form ADV, the SEC investment adviser registration form, which will be delivered to contract owners at the time they apply for a Contract. Please contact us if you would like to receive a copy of this brochure. Program participants may also contact us at 1-800-535-5549 with questions about the Asset Allocation Program or the asset allocation models at any time.

Currently, we don’t charge for transfers under the Asset Allocation Program; they are in addition to the twelve annual transfers permitted without charge under the Contract. If you choose the DCA Program or the Rebalancing Program, you cannot also elect the Asset Allocation Program.

This Asset Allocation Program may be terminated or altered at any time by us.

REBALANCING PROGRAM

Under the Rebalancing Program, we will allocate your premiums and rebalance your contract value quarterly, semi-annually, or annually according to the frequency, subaccounts, and percentages you select based on your investment goals and risk tolerance. After you elect the Rebalancing Program, we allocate your premiums in accordance with the subaccounts and percentages you have selected. Depending on the frequency you select (on the last business day of each calendar quarter for quarterly rebalancing, on the last business day of June and December for semi-annual rebalancing, or on the last business day of December for annual rebalancing), we automatically reallocate your contract value to maintain the particular percentage allocation among the subaccounts that you have selected. You may change the frequency of your Rebalancing Program at any time.

We perform this periodic rebalancing to take account of:

•	increases and decreases in contract value in each subaccount due to subaccount performance, and

•	increases and decreases in contract value in each subaccount due to withdrawals, transfers, and premiums.

The Rebalancing Program can be elected at issue or at any time after issue. You may elect the Rebalancing Program in writing or by telephone, once we receive proper telephone authorization. If you elect the Rebalancing Program, you must include all contract value in the program. We allocate all systematic investment premiums and, unless you instruct us otherwise, all other premiums in accordance with the subaccount allocations that you have selected. The percentages that you select under the Rebalancing Program will override any prior percentage allocations that you have chosen and we will allocate all future premiums accordingly. You may change your allocations at any time. Once elected, you may instruct us, in a form satisfactory to us, at any time to terminate the program. Currently, we don’t charge for transfers under this program; they are in addition to the twelve annual transfers permitted without charge under the Contract.

We reserve the right to make changes to this program at any time. If you choose the Asset Allocation Program or the DCA Program, you cannot use the Rebalancing Program.

WITHDRAWALS AND SURRENDERS

WHEN AND HOW WITHDRAWALS ARE MADE

Before the annuity date, you may make lump-sum withdrawals from the Contract. In addition, you may make systematic withdrawals, discussed below. We don’t impose a surrender charge on withdrawals to the extent that they do not exceed the “free withdrawal amount” determined as of the date of the withdrawal request. The “free withdrawal amount” equals the greater of (a) or (b), where:

(a)	= 10% of total premiums paid into the Contract that have not been withdrawn in prior contract years and are subject to a surrender charge, less any prior withdrawals during that contract year; and

(b)	= the gain in the Contract plus premiums remaining in the Contract that are not subject to a surrender charge.

The gain in the Contract equals the excess, if any, of the contract value at the time of withdrawal over total premiums paid into the contract less prior withdrawals of these premiums.

Any amount previously withdrawn from the Contract during that contract year will be taken in account in determining the “free withdrawal amount” available as of the date of the withdrawal request. We make withdrawals of any “free withdrawal amount” in any contract year as if gain is withdrawn first, followed by premiums. Withdrawals in excess of the “free withdrawal amount” will be effected as if premiums are withdrawn first. Premiums are assumed to be withdrawn on a first-in, first-out (“FIFO”) basis. The contract value remaining after any withdrawal must be at least $5,000. Withdrawals are subject to tax to the extent of gain and prior to age 59 1/2 may also be subject to a 10% Federal penalty tax. (See “Federal Income Taxes”.)

EXAMPLE. Assume that you pay an initial premium of $100,000 and a Contract is issued on November 1, 2005. Assume that your contract value equals $105,000 on April 1, 2006 due to positive investment performance. On that date, you withdraw $20,000.

The “free withdrawal amount” equals $10,000 determined as the greater of (a) 10% of remaining premiums that are subject to a surrender charge, less any prior withdrawals during that contract year (10% of $100,000 = $10,000), and (b) gain ($105,000 – $100,000 = $5,000). Accordingly, $10,000 of your withdrawal would not be subject to a surrender charge, while the remaining $10,000 would be subject to a 7% surrender charge.

Unless you direct us otherwise, we will make lump-sum withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value. You may make a withdrawal request in writing to our Service Center or by telephone, once you’ve submitted a proper telephone authorization form to our Service Center, but only if the amount withdrawn is to be paid into a Merrill Lynch brokerage account or sent to the address of record. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider telephone withdrawal requests to be received the following business day. (See “Other Information — Notices and Elections” for additional information on potential delays applicable to telephone transactions.)

MINIMUM AMOUNTS

The minimum amount that may be withdrawn is $100. At least $5,000 must remain in the Contract after you make a withdrawal. If you request a withdrawal that would reduce your contract value below $5,000, we reserve the right to seek additional instructions from you to either reduce the amount requested or request a full withdrawal. In such cases, if we do not receive additional instructions from you within seven days from the date we received your original request, we will process a withdrawal for the amount you originally requested and you will have 30 days from the date we process the withdrawal to bring your contract value up to at least $5,000. If your contract value has not reached $5,000 within 30 days, we will treat that as a request for a full withdrawal of your Contract, subject to any applicable surrender charges. We reserve the right to change these minimums.

SYSTEMATIC WITHDRAWAL PROGRAM

You may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually or annually. We currently limit the total amount of these withdrawals in any contract year to an amount no greater than 10% of the total premiums paid into the Contract that have not been withdrawn in prior contract years and are subject to a surrender charge, plus 100% of total premiums paid into the Contract that have not been withdrawn and are no longer subject to a surrender charge, less any prior amount withdrawn from the Contract during that contract year. Each withdrawal must be for at least $100 and the remaining contract value must be at least $5,000. You may change the specified dollar amount or frequency of withdrawals or stop the Systematic Withdrawal Program at any time upon notice to us. We will make systematic withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value.

We reserve the right to restrict the maximum amount that may be withdrawn each year under the Systematic Withdrawal Program and to make any other changes to this program at any time.

The Systematic Withdrawal Program will end if the systematic withdrawals, when added to prior lump sum withdrawals from the Contract in the same contract year, exceed the “free withdrawal amount” described under “When and How Withdrawals are Made” above.

SURRENDERS

At any time before the annuity date you may surrender the Contract through a full withdrawal. Any request to surrender the Contract must be in writing. The Contract must be delivered to our Service Center. We will pay you an amount equal to the contract value as of the end of the valuation period when we process the surrender, minus any applicable surrender charge, minus any applicable contract fee, and minus any applicable GMIB fee. (See “Charges and Deductions”.) Surrenders are subject to tax and, prior to age 59 1/2, may also be subject to a 10% Federal penalty tax. (See “Federal Income Taxes”.)

PAYMENTS TO CONTRACT OWNERS

We’ll make any payments to you usually within seven days of our Service Center receiving your proper request. However, we may delay any payment, or delay processing any annuity payment or transfer request if:

(a)	the New York Stock Exchange is closed;

(b)	trading on the New York Stock Exchange is restricted by the Securities and Exchange Commission;

(c)	the Securities and Exchange Commission declares that an emergency exists making it not reasonably practicable to dispose of securities held in the Separate Account or to determine the value of the Separate Account’s assets;

(d)	the Securities and Exchange Commission by order so permits for the protection of security holders; or

(e)	payment is derived from a check used to make a premium payment which has not cleared through the banking system.

Applicable laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a contract owner’s ability to make certain transactions and thereby refuse to accept any premium payments or requests for transfers, withdrawals, surrenders, annuitization or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

CONTRACT CHANGES

Requests to change the owner, beneficiary, annuitant, or annuity date of a Contract will take effect as of the date you sign such a request, unless we have already acted in reliance on the prior status. We are not responsible for the validity of such a request.

If you change the owner or annuitant on a Contract purchased through an IRA Account or Roth IRA Account with MLPF&S, the new owner must be less than 90 years old, and the new annuitant must be under 90 years old.

DEATH BENEFIT

GENERAL

Regardless of investment experience, the Contract provides a guaranteed minimum death benefit to the beneficiary if you die before the annuity date. (If an owner is an IRA Account or Roth IRA Account, then the death of the annuitant will be treated as the death of the owner.)

Unless the owner has chosen the manner in which the death benefit is to be paid, we will pay the death benefit in a lump sum unless the beneficiary chooses an annuity payment option available under the Contract. (See “Annuity Options”.) However, if you die before the annuity date, Federal tax law may require us to distribute the entire contract value within five years of your date of death. Special rules may apply to a surviving spouse. (See “Federal Income Taxes”.)

We determine the death benefit as of the date we receive certain information at our Service Center. We call this information due proof of death. It consists of the Beneficiary Statement, a certified death certificate, and any additional documentation we may need to process the death claim. If we haven’t received the other documents within 60 days following our receipt of a certified death certificate, we will consider due proof of death to have been received and we will pay the death benefit in a lump sum. For multiple beneficiaries, we will pay the first beneficiary to provide us with due proof of death his or her share of the death benefit. We will not pay any remaining beneficiary his or her share of the death benefit until we receive proof of death from that beneficiary. Such beneficiaries continue to bear the investment risk that contract value will increase or decrease until such time as they submit due proof of death or 60 days following our receipt of a certified death certificate, whichever is sooner.

If the age of an owner (or annuitant, if the owner is an IRA Account or Roth IRA Account) is misstated, any death benefit will be adjusted to reflect the correct age. Unless you irrevocably designated a beneficiary, you may change the beneficiary at any time before the annuity date.

Death benefit proceeds are taxable to the extent of gain. (See “Federal Income Taxes — Taxation of Death Benefit Proceeds”.)

CALCULATION OF DEATH BENEFIT

The death benefit is equal to the greater of:

(i)	the contract value; or

(ii)	GMDB.

If you are under age 80 on the contract date, the GMDB is the Maximum Anniversary Value GMDB. If you are age 80 or over on the contract date, the GMDB is the Return of Premium GMDB.

MAXIMUM ANNIVERSARY VALUE GMDB

The Maximum Anniversary Value GMDB is equal to the greater of:

(i)	the premiums paid into the Contract less “adjusted” withdrawals from the Contract; or

(ii)	the Maximum Anniversary Value.

For the Maximum Anniversary Value GMDB formula, each “adjusted” withdrawal equals the amount withdrawn multiplied by the greater of [(a) or (b)] / (c) where:

a = premiums paid into the Contract less previous “adjusted” withdrawals;

b = the Maximum Anniversary Value; and

c = the contract value.

Values for (a), (b), and (c) are calculated immediately prior to the withdrawal.

The Maximum Anniversary Value is equal to the greatest anniversary value for the Contract. An anniversary value is equal to the contract value on a contract anniversary increased by premium payments and decreased by “adjusted” withdrawals since that anniversary. “Adjusted” withdrawals are calculated according to the formula that appears immediately above this section.

To determine the Maximum Anniversary Value, we will calculate an anniversary value for each contract anniversary through the earlier of your attained age 80 or the anniversary on or prior to your date of death. If an owner is a non-natural person, then the annuitant’s age, rather than the owner’s, will be used.

We will calculate the Maximum Anniversary Value based on your age (or the age of the annuitant, if the owner is a non-natural person) on the contract date. Subsequent changes in owner will not increase the period of time used to determine the Maximum Anniversary Value. If a new owner has not reached attained age 80 and is older than the owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the age of the new owner at the time of the ownership change. If at the time of an ownership change the new owner is attained age 80 or over, we will use the Maximum Anniversary Value as of the anniversary on or prior to the ownership change, increased by premium payments and decreased by “adjusted” withdrawals since that anniversary.

FOR AN EXAMPLE OF THE CALCULATION OF THE MAXIMUM ANNIVERSARY VALUE, SEE APPENDIX A.

RETURN OF PREMIUM GMDB

The Return of Premium GMDB is equal to:

(i)	premiums paid into the Contract less

(ii)	“adjusted” withdrawals from the Contract.

For this formula, each “adjusted withdrawal” equals the amount withdrawn multiplied by (a) / (b) where:

a = premiums paid into the Contract less previous “adjusted” withdrawals; and

b = the contract value.

Both (a) and (b) are calculated immediately prior to the withdrawal.

SPOUSAL CONTINUATION

If your beneficiary is your surviving spouse, your spouse may elect to continue the Contract if you die before the annuity date. If the Contract has a GMIB Rider at the time of spousal continuation, the Rider will also continue unless your spouse is ineligible for continuation under the terms of the Rider. Your spouse becomes the annuitant and the beneficiary until he or she names a new beneficiary. If the death benefit which would have been paid to the surviving spouse is greater than the contract value as of the date we determine the death benefit, we will increase the contract value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. Your interest in each subaccount available at that time for allocations of premiums and transfers of contract value will be increased by the ratio of your contract value in each subaccount to your contract value prior to the increase.

ANNUITY PAYMENTS

We’ll make the first annuity payment on the annuity date, and payments will continue according to the annuity option selected. When you first buy the Contract, the annuity date for Contracts purchased through an IRA Account or Roth IRA Account with MLPF&S is the first day of the month following the annuitant’s 90th birthday. However, you may specify an earlier annuity date. You may change the annuity date at any time before the annuity date. Keep in mind that you may need to take distributions or annuitize at age 70 1/2 to meet Federal minimum distribution requirements under a Contract purchased through an IRA Account. Until the annuity date, the contract value will fluctuate.

Generally, the annuity date for IRA Contracts is when the owner/annuitant reaches age 70 1/2. However, we will not require IRA Contracts to annuitize at age 70 1/2 if distributions from the Contract are not necessary to meet Federal minimum distribution requirements. For all Contracts, the annuity date must be at least twelve months after the contract date.

You may select from a variety of fixed annuity payment options, as outlined below in “Annuity Options.” If you don’t choose an annuity option, we’ll use the Life Annuity with Payments Guaranteed for 10 Years annuity option. You may change the annuity option before the annuity date. We reserve the right to limit annuity options available to IRA contract owners to comply with the IRC or regulations under it.

We calculate your annuity payments as of the annuity date, not the date when the annuitization request forms are received at the Service Center. Until the annuity date, your contract value will fluctuate in accordance with the performance of the investment options you have selected. We determine the dollar amount of annuity payments by applying your contract value on the annuity date, less any applicable charges, to our then current annuity purchase rates. The amount of your annuity payments will not be less than those that would be provided by application of the contract value to purchase a single premium immediate annuity offered by us for the same annuity plan. Purchase rates show the amount of periodic payment that a $1000 value buys. These rates are based on the annuitant’s age and sex at the time payments begin, and will assume interest of not less than 3% per year. The rates will never be less than those shown in the Contract.

If the age and/or sex of the annuitant was misstated to us, resulting in an incorrect calculation of annuity payments, we will adjust future annuity payments to reflect the correct age and/or sex. We will deduct any amount we overpaid as the result of a misstatement from future payments with interest at the rate of 6% per year. Likewise, if we underpaid any amount as the result of a misstatement, we will correct it with the next payment. We will pay interest on the underpayment at the rate of 6% per year.

If the contract value on the annuity date after the deduction of any applicable premium taxes is less than $2,000, we may cash out your Contract in a lump sum. If any annuity payment would be less than $20, we may change the frequency of payments so that all payments will be at least $20. Unless you tell us differently, we’ll make annuity payments directly to your Merrill Lynch brokerage account.

ANNUITY OPTIONS

We currently provide the following fixed annuity payment options. After the annuity date, your Contract does not participate in the performance of the Separate Account. We may in the future offer more options. Once you begin to receive annuity payments, you cannot change the payment option, payment amount, or the payment period. Please note that there is no guarantee that aggregate payments under any of these annuity options will equal the total premiums paid. If you or the annuitant dies while guaranteed payments remain unpaid, several options provide the ability to take the present value of future guaranteed payments in a lump sum.

HOW WE DETERMINE THE PRESENT VALUE OF FUTURE

GUARANTEED ANNUITY PAYMENTS

Present value refers to the amount of money needed today to fund the remaining guaranteed payments under the annuity payment option you select. The primary factor in determining present value is the interest rate assumption we use. If you are receiving annuity payments under an option that gives you the ability to take the present value of future payments in a lump sum and you elect to take the lump sum, we will use the same interest rate assumption in calculating the present value that we used to determine your payment stream at the time your annuity payments commenced.

PAYMENTS OF A FIXED AMOUNT

We will make equal payments in an amount you choose until the sum of all payments equals the contract value applied, increased for interest credited of at least 3%. The amount you choose must provide at least five years of payments. These payments don’t depend on the annuitant’s life. If the annuitant dies before the guaranteed amount has been paid, you may elect to have payments continued for the amount guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

PAYMENTS FOR A FIXED PERIOD

We will make equal payments for a period you select of at least five years. These payments don’t depend on the annuitant’s life. If the annuitant dies before the end of the period, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

*LIFE ANNUITY

We make payments for as long as the annuitant lives. Payments will cease with the last payment made before the annuitant’s death.

LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15, OR 20 YEARS

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies before the period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant dies before the guaranteed period ends, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies, we guarantee payments until the sum of all annuity payments equals the contract value applied. If the annuitant dies while guaranteed amounts remain unpaid, you may elect to have payments continued for the amount guaranteed or to receive the present value of the remaining guaranteed amount in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed amount in a lump sum.

*	These options are “pure” life annuities. Therefore, it is possible for the payee to receive only one annuity payment if the person (or persons) on whose life (lives) payment is based dies after only one payment or to receive only two annuity payments if that person (those persons) dies after only two payments, etc.

*JOINT AND SURVIVOR LIFE ANNUITY

We make payments for the lives of the annuitant and a designated second person. Payments will continue as long as either one is living.

JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15, OR 20 YEARS

We make payments during the lives of the annuitant and a designated second person. Payments will continue as long as either one is living. In addition, even if the annuitant and the designated second person die before the guaranteed period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant and the designated second person die before the end of the period, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

INDIVIDUAL RETIREMENT ACCOUNT ANNUITY

This annuity option is available only to IRA Contract owners. Payments will be made annually based on either (a) the life expectancy of the annuitant; (b) the joint life expectancy of the annuitant and his or her spouse; (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Each annual payment will be determined in accordance with the applicable Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at our current rate for this option. On the death of the measuring life or lives prior to full distribution of the remaining value, we will pay that value to the beneficiary in a lump sum.

GUARANTEED MINIMUM INCOME BENEFIT

GENERAL

The Guaranteed Minimum Income Benefit (“GMIB”) is a feature that offers you the future ability to receive guaranteed minimum monthly fixed payments if you annuitize under the terms and conditions of the Rider. If you elect the GMIB, you can know the level of minimum income that will be available to you upon annuitization, assuming no withdrawals or additional premium payments, regardless of fluctuating market conditions. You must annuitize under the terms and conditions of the GMIB Rider to obtain any benefit from the GMIB. If you do not annuitize under the terms and conditions of the GMIB Rider, the fees collected for this benefit will not be refunded.

There is a waiting period of 10 years that must elapse before you can exercise the GMIB. BECAUSE OF THIS RESTRICTION, YOU SHOULD NOT PURCHASE THE GMIB RIDER IF YOU ARE OVER AGE 60 AT ISSUE AND MAY NEED TO ANNUITIZE THE CONTRACT AT AGE 70 1/2 TO MEET FEDERAL MINIMUM DISTRIBUTION REQUIREMENTS FOR IRAS.

If you decide that you want the protection offered by the GMIB, you must elect the feature at issue. The effective date of the GMIB Rider is the contract date. For payment of any GMIB benefit under a joint and survivor life annuity, you will be asked to designate a second person, referred to as the joint annuitant, at issue. You cannot elect GMIB if the older of the annuitant or joint annuitant is older than age 75 on the contract date. Once elected, you may not cancel the GMIB Rider. The GMIB Rider will be terminated upon full surrender, annuitization, or death. The GMIB Rider will also terminate if the annuitant or joint annuitant is changed and, on the contract date, the new annuitant was older than age 75.

*	These options are “pure” life annuities. Therefore, it is possible for the payee to receive only one annuity payment if the person (or persons) on whose life (lives) payment is based dies after only one payment or to receive only two annuity payments if that person (those persons) dies after only two payments, etc.

We may refuse to accept any additional premium payments if such payments would cause the sum of all premiums paid to us under all annuity contracts with a GMIB Rider having the same older of the annuitant or joint annuitant to exceed $2,000,000.

HOW WE DETERMINE THE AMOUNT OF YOUR MINIMUM GUARANTEED INCOME

If you elect the GMIB, we base the amount of minimum income available to you upon the application to the GMIB Benefit Base of the GMIB payout rates shown in the Annuity Option Tables attached to the GMIB Rider (“GMIB payout rates”). THE GMIB BENEFIT BASE IS ONLY USED TO CALCULATE THE GMIB, AND DOES NOT ESTABLISH OR GUARANTEE A CONTRACT VALUE, CASH VALUE, MINIMUM DEATH BENEFIT OR A MINIMUM RETURN FOR ANY SUBACCOUNT. Because the GMIB payout rates are based on conservative actuarial factors, the amount of lifetime income that the GMIB Rider guarantees may be less than the amount of income that would be provided by applying the contract value on your annuity date to then-current annuity payout rates for the same annuity option. Therefore, you should view the benefit provided if you annuitize under the terms and conditions of the GMIB Rider as a payment “floor”. Your amount of lifetime income, however, will not be less than it would be if we applied your contract value on the exercise date to then-current annuity payout rates for the same annuity option. Annuity payout rates depend on the sex and attained age of the annuitant(s).

Your GMIB Benefit Base increases if you make subsequent premiums and decreases if you withdraw money from your Contract. The GMIB Benefit Base is equal to the greater of:

(1)	the GMIB Maximum Anniversary Value; and

(2)	GMIB Premiums Compounded at 5%.

GMIB Maximum Anniversary Value. To determine the GMIB Maximum Anniversary Value, we will calculate an anniversary value for the contract date and for each contract anniversary through the earlier of the contract anniversary on or following the 80th birthday of the older of the annuitant or joint annuitant and the date you exercise the GMIB. An anniversary value is equal to the contract value on the contract date and on each contract anniversary, increased by premiums and decreased by “adjusted” withdrawals since the contract date or that anniversary. The GMIB Maximum Anniversary Value is equal to the greatest of these anniversary values.

Each “adjusted” withdrawal equals the amount withdrawn multiplied by the GMIB Maximum Anniversary Value divided by the contract value, both of which are determined immediately prior to the withdrawal.

GMIB Premiums Compounded at 5%. GMIB Premiums Compounded at 5% equals (i) minus (ii) where:

(i)	equals premiums paid with interest compounded daily from the date received; and

(ii)	equals “adjusted” withdrawals from the Contract with interest compounded daily from the date of each withdrawal.

Interest in (i) and (ii) above accrues at the annual rate of 5% until the earlier of the contract anniversary on or following the 80th birthday of the oldest of the annuitant or joint annuitant or the date you exercise the GMIB.

You may withdraw up to 5% of the value of the GMIB Premiums Compounded at 5% at the beginning of each contract year and withdrawals will be “adjusted” so that they reduce the GMIB Premiums Compounded at 5% dollar-for-dollar for that contract year.

Any withdrawal that causes the total of all withdrawals since the beginning of the contract year, including the currently requested withdrawal, to exceed 5% of the GMIB Premiums Compounded at 5% at the beginning of that contract year will be “adjusted” so that it reduces the GMIB Premiums Compounded at 5% proportionally. The adjustment is determined by multiplying the withdrawal by the ratio of the GMIB Premiums Compounded at 5% to the contract value, where both values are calculated immediately prior to the withdrawal. The adjustment may cause the GMIB Premiums Compounded at 5% to be reduced by more than the amount of the withdrawal.

ELECTING TO RECEIVE INCOME PAYMENTS

You cannot exercise the GMIB until the expiration of the waiting period. The waiting period expires on the 10th contract anniversary. AFTER THE WAITING PERIOD, YOU MAY ONLY EXERCISE THE GMIB ON A CONTRACT ANNIVERSARY OR WITHIN THE 30 DAYS IMMEDIATELY FOLLOWING THAT CONTRACT ANNIVERSARY. THE LAST TIMEFRAME WITHIN WHICH YOU CAN EXERCISE THE GMIB BEGINS ON THE CONTRACT ANNIVERSARY ON OR FOLLOWING THE 85TH BIRTHDAY OF THE OLDEST ANNUITANT OR JOINT ANNUITANT NAMED AT ANY TIME UNDER THE GMIB RIDER AND EXPIRES 30 DAYS LATER. Because of the length of the waiting period combined with the latest permissible exercise date, we will not allow you to elect the Rider if the older of the annuitant or joint annuitant is older than age 75 on the contract date. If you annuitize your Contract at any time other than during a permitted exercise period (even if necessary to meet Federal minimum distribution requirements for IRAs), the GMIB is not available. For example, you cannot exercise the Rider if you annuitize your Contract twelve and one-half years after you purchase the Contract or seven years after you purchase the Contract.

You are not required to use the GMIB to receive annuity payments. However, we will not refund fees paid for the GMIB if you annuitize outside of the terms and conditions of the GMIB Rider. YOU MAY NEVER NEED TO RELY UPON THE GMIB, WHICH SHOULD BE VIEWED AS A PAYMENT “FLOOR”.

THE ANNUITY OPTIONS AVAILABLE WHEN USING THE GMIB TO RECEIVE YOUR FIXED INCOME ARE LIMITED TO THE FOLLOWING:

•	Life Annuity

•	Joint and Survivor Life Annuity

•	Life Annuity with Payments Guaranteed for 10 Years

•	Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years

If you select the Joint and Survivor Life Annuity or Joint and Survivor Life Annuity with Payment Guaranteed for 10 years, the designated second person is deemed to be the joint annuitant for purposes of the GMIB Rider.

CHANGE OF ANNUITANT

If an annuitant is changed and, on the contract date, the new annuitant was older than age 75, the GMIB Rider will terminate. Otherwise, if the new annuitant’s age on the contract date was older than the current age of the oldest annuitant or joint annuitant, we will reset the last timeframe within which you can exercise the GMIB based on the new annuitant’s age. If the last day of that timeframe is earlier than the effective date of the change of annuitant, the GMIB Rider will terminate.

If an annuitant is changed and, on the contract date, the new annuitant was older than the previous oldest annuitant or joint annuitant, and if the current date to which the GMIB Benefit Base accrues is later than the effective date of the change of annuitant, we will use the new annuitant’s age to recalculate the date to which the GMIB Benefit Base accrues. The new date to which the GMIB Benefit Base accrues will be the later of the recalculated date and the effective date of the change of annuitant.

GMIB FEE

We charge a fee for the GMIB Rider that compensates us for the risks we assume in providing this benefit. This fee ends on the annuity date. See “Guaranteed Minimum Income Benefit”.

TERMINATION OF THE GMIB RIDER

The GMIB Rider will terminate on the earliest of:(1) the 31st day following the contract anniversary on or following attained age 85 of the oldest annuitant or joint annuitant named at any time under the GMIB Rider; (2) exercise of the Rider; (3) termination of the Contract due to full surrender, annuitization, or death; or (4) a change of annuitant that causes the Rider to terminate as described above under “Change of Annuitant.” The GMIB Rider will not terminate at death if your beneficiary is your surviving spouse and elects to continue the Contract as long as the surviving spouse would be eligible to continue the GMIB as described under “Change of Annuitant” above.

GENDER-BASED PAYOUT RATES

Generally, the Contract provides for gender-based payout rates when life annuity options are chosen. Employers and employee organizations considering purchase of the Contract should consult with their legal advisor to determine whether purchasing a Contract containing gender-based payout rates is consistent with Title VII of the Civil Rights Act of 1964 or other applicable law. We may offer such contract owners Contracts containing unisex payout rates. Unisex annuity payout rates will provide the same annuity payments for male or female annuitants that are the same age on their annuity dates.

FEDERAL INCOME TAXES

FEDERAL INCOME TAXES

The following summary discussion is based on our understanding of current Federal income tax law as the Internal Revenue Service (“IRS”) now interprets it. We can’t guarantee that the law or the IRS’s interpretation won’t change. It does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other tax advisors should be consulted for further information.

We haven’t considered any applicable Federal gift, estate or any state or other tax laws. Of course, your own tax status or that of your beneficiary can affect the tax consequences of ownership or receipt of distributions.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money — generally for retirement purposes. If you invest in a variable annuity as an IRA, or IRA Account or Roth IRA Account, your Contract is called a qualified contract. The tax rules applicable to qualified contracts vary according to the type of retirement plan and the terms and conditions of the plan.

TAX STATUS OF THE CONTRACT

You may purchase the Contract as a traditional IRA Contract or through an established IRA Account or Roth IRA Account with MLPF&S. You should be aware that if you purchase the Contract as an investment vehicle for an IRA Account or Roth IRA Account, you may pay fees in excess of those that you would otherwise pay if the publicly available mutual funds available under the Contract are purchased by the IRA Account or Roth IRA Account directly from the mutual fund provider. If you purchase the Contract for use as an investment vehicle for an IRA Account or Roth IRA Account, the Contract is unlikely to satisfy diversification and owner control requirements under Federal tax law to be treated as an annuity contract for Federal tax purposes. Tax-deferral will be dependent upon continued qualification of your IRA Account or Roth IRA Account. The tax treatment associated with withdrawals, transfers, assignments, and surrenders under the Contract is uncertain when the Contract is held by an IRA Account or Roth IRA Account. For further information, please consult a tax advisor.

OWNER CONTROL

In certain circumstances, owners of variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their Contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the Separate Account assets.

TAXATION OF ANNUITIES

ANNUITY PAYMENTS

Although tax consequences may vary depending on the annuity option selected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be paid from a Contract because the owner or annuitant (if the owner is an IRA Account or Roth IRA Account) has died. If the payments are made in a single sum, they’re taxed the same way a full withdrawal from the Contract is taxed. If they are distributed as annuity payments, they’re taxed as annuity payments.

INDIVIDUAL RETIREMENT ANNUITIES

TRADITIONAL IRAS

Section 408 of the IRC permits eligible individuals to contribute to an individual retirement program known as an “IRA.” This Contract is available for purchase either as an IRA Contract or through an established IRA Account with MLPF&S. An individual may make annual contributions of up to the lesser of the limit specified in the IRC or 100% of compensation includible in the individual’s gross income. The contributions may be deductible in whole or in part, depending on the individual’s income. The individual may be eligible for a non-refundable tax credit with respect to a percentage of the contributions depending on the individual’s filing status and income. Distributions from certain eligible employer plans may be “rolled over” into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless certain exceptions apply. IRAs have minimum distribution rules that govern the timing and amount of distributions. You should refer to your adoption agreement or consult a tax advisor for more information about these distribution rules. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

ROTH IRAS

A Contract is available for purchase by an individual who has separately established a Roth IRA Account with MLPF&S. Roth IRAs, as described in section 408A of the IRC, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. An individual may make annual contributions to a Roth IRA of up to the lesser of the limit specified in the IRC or 100% of compensation includible in the individual’s gross income. The individual may be eligible for a non-refundable tax credit with respect to a percentage of the contributions depending on the individual’s filing status and income. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. You may wish to consult a tax advisor before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

OTHER TAX ISSUES FOR IRAS AND ROTH IRAS

Total annual contributions to all of an individual’s IRAs and Roth IRAs may not exceed the limit specified in the IRC or 100% of the compensation includible in the individual’s gross income. Distributions from an IRA or Roth IRA generally are subject to withholding for the participant’s Federal income tax liability. The withholding rate varies according to the type of distribution and the owner’s tax status. The owner will be provided the opportunity to elect not to have tax withheld from distributions.

The IRS has not reviewed the Contract for qualification as an IRA or Roth IRA, and has not addressed in a ruling of general applicability whether death benefit provisions in the Contract comport with IRA and Roth IRA qualification requirements. The value of certain death benefits and other benefits under the Contract may need to be considered in calculating minimum required distributions.

WHY MUST THE CONTRACTS ONLY BE PURCHASED AS IRAS OR THROUGH IRA ACCOUNTS OR ROTH IRA ACCOUNTS?

You may only purchase this Contract as an IRA Contract or through an established IRA Account or Roth IRA Account with MLPF&S. If we issued this Contract other than as IRA Contracts or through IRA Accounts or Roth IRA Accounts, the Contracts would not be treated as annuity contracts for Federal income tax purposes and would therefore be taxed currently.

Variable annuity contracts (other than certain qualified contracts, including those that qualify as IRAs) are generally not treated as annuities for Federal income tax purposes and thus lose their tax-deferred character if they do not satisfy certain diversification requirements set forth in section 817(h) of the IRC or if the owner can exercise control over the underlying investments. Investing in mutual fund shares that are “publicly available,” i.e., shares of mutual funds that can be purchased directly without purchasing a variable annuity or life insurance contract, is incompatible with these requirements. The mutual funds available through the Contracts are publicly available.

Accordingly, standing alone, the Contracts would not be treated as annuity contracts for Federal income tax purposes. However, this does not mean that an individual purchasing a Contract either as an IRA Contract or through an IRA Account or Roth IRA Account will be taxed currently on the Contract’s earnings.

•	If a Contract is purchased through an IRA Account or Roth IRA Account, that Account should itself be exempt from current taxation until distributions occur, in accordance with the rules governing IRA Accounts and Roth IRA Accounts discussed above, as long as the Account continues to qualify as an IRA or Roth IRA. As a result, tax deferral of a Contract that is purchased through such an Account will be dependent solely upon the continued qualification of the Account as an IRA or Roth IRA.

•	Contracts that qualify as IRAs are not subject to restrictions against investing in publicly available mutual funds or to the requirements of section 72(s). However, they must satisfy other requirements in order to qualify as IRAs. We believe that Contracts purchased as IRAs will satisfy the applicable requirements and will therefore be exempt from current taxation until distributions occur, in accordance with the rules described above governing the Federal income tax treatment of IRAs.

TRANSFERS OR EXCHANGES OF A CONTRACT

Transferring ownership of the Contract, designating a payee or beneficiary who is not also the owner, designating an annuitant, or exchanging a Contract can have other tax consequences that we don’t discuss here. If you’re thinking about any of those transactions, contact a tax advisor.

WITHHOLDING

Annuity distributions usually are subject to withholding for the recipient’s Federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. However, recipients can usually choose not to have tax withheld from distributions.

FEDERAL ESTATE TAXES

While no attempt is being made to discuss the federal estate tax implications of the Contract, a purchaser should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX

Under certain circumstances, the IRC may impose a “generation skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the IRC may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

ANNUITY PURCHASES BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS

The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty tax rate applies. In addition, purchasers may be subject to state and/or municipal taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state and foreign taxation with respect to an annuity contract purchase.

POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax advisor should be consulted with respect to legislative developments and their effect on the Contract.

We have the right to modify the Contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.

POSSIBLE CHARGE FOR OUR TAXES

Currently we don’t charge the Separate Account for any Federal, state, or local taxes on them or the Contracts (other than premium taxes), but we reserve the right to charge the Separate Account or the Contracts for any tax or other cost resulting from the tax laws that we believe should be attributed to them.

FOREIGN TAX CREDITS

To the extent that any Fund makes the appropriate election, certain foreign taxes paid by the Fund will be treated as being paid by the Company, which may deduct or claim a tax credit for such taxes. The benefits of any such deduction or credit will not be passed through to the contract owners.

OTHER INFORMATION

NOTICES AND ELECTIONS

You must send any changes, notices, and/or choices for your Contract to our Service Center. These requests must be in writing and signed unless you have submitted a telephone authorization form. If you have submitted an authorization form, you may make the following choices via telephone:

1.	Transfers

2.	Premium allocation

3.	Withdrawals, other than full surrenders

4.	Requests to change the annuity date

We will use reasonable procedures to confirm that a telephone request is proper. These procedures may include possible tape recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. We do not have any liability if we act on a request that we reasonably believe is proper.

Because telephone transactions will be available to anyone who provides certain information about you and your Contract, you should protect that information. We may not be able to verify that you are the person providing telephone instructions, or that you have authorized any such person to act for you.

Telephone systems may not always be available. Any telephone system, whether it is yours, your service provider’s, your Financial Advisor’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Where you or your authorized representative have not given instructions to a Service Center representative prior to 4:00 p.m. (ET), even if due to our delay in answering your call, we will consider requests to be received the following business day. Although we have taken precautions to help our systems handle heavy use, we cannot promise reliability under all circumstances. If you are experiencing problems, you should make your request by writing to our Service Center.

VOTING RIGHTS

We own all Fund shares held in the Separate Account. As the owner, we have the right to vote on any matter put to vote at any Funds’ shareholder meetings. However, we will vote all Fund shares attributable to Contracts by following instructions we receive from you. If we don’t receive voting instructions, we’ll vote those shares in the same proportion as shares for which we receive instructions. We determine the number of shares you may give voting instructions on by dividing your interest in a subaccount by the net asset value per share of the corresponding Fund. We’ll determine the number of shares you may give voting instructions on as of a record date we choose. We may vote Fund shares in our own right if laws change to permit us to do so.

You have voting rights until the annuity date. You may give voting instructions concerning:

(1)	the election of a Fund’s Board of Directors;

(2)	ratification of a Fund’s independent accountant;

(3)	approval of the investment advisory agreement for a Fund corresponding to your selected subaccounts;

(4)	any change in a fundamental investment policy of a Fund corresponding to your selected subaccounts; and

(5)	any other matter requiring a vote of the Fund’s shareholders.

REPORTS TO CONTRACT OWNERS

At least once each contract year before the annuity date, we will send you information about your Contract. It will outline all your Contract transactions during the year, your Contract’s current number of accumulation units in each subaccount, the value of each accumulation unit of each subaccount, and the contract value.

You will also receive an annual and a semi-annual report containing financial statements and a list of portfolio securities of the Funds.

SELLING THE CONTRACT

We have entered into a distribution agreement with our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” or “Distributor”), for the distribution and sale of the Contracts. Distributor offers the Contracts through its registered representatives (“Financial Advisors”). The Financial Advisors are registered with the NASD, Inc., licensed as insurance agents in the states in which they do business, and appointed through Merrill Lynch Life Agency Inc. as our insurance agents. Merrill Lynch Life Agency Inc. is a wholly owned subsidiary of Distributor.

We pay commissions to Merrill Lynch Life Agency Inc. for sales of the Contracts by the Financial Advisors. Pursuant to a sales agreement, Merrill Lynch Life Agency Inc. pays Distributor a portion of the commissions it receives from us for the sales of the Contracts, and the Distributor pays the Financial Advisors a portion of the commissions it receives from Merrill

Lynch Life Agency Inc. for the sales of the Contracts. Merrill Lynch Life Agency Inc. also pays the District Annuity Specialists a portion of the commissions it receives for the sales of the Contracts. Each District Annuity Specialist provides training and marketing support to Financial Advisors in a specific geographic region and is compensated based on sales of the Contracts in that region.

The maximum amount of commissions paid to Merrill Lynch Life Agency Inc. is 5.10% of each premium and up to 0.85% of contract value per year. The maximum commission payable to Financial Advisors for Contract sales is 2.30% of each premium and up to 0.51% of contract value per year. The maximum amount of compensation that may be paid to District Annuity Specialists is 0.12% of each premium.

Financial Advisors and their branch managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation items. Non-cash items include conferences, seminars, and trips (including travel, lodging, and meals in connection therewith), entertainment, merchandise, and other similar items. In addition, Financial Advisors who meet certain productivity, persistency, and length of service standards and/or their branch managers may be eligible for additional compensation from Distributor. District Annuity Specialists who meet certain productivity standards may also be eligible for additional compensation from Merrill Lynch Life Agency Inc. Sales of the Contracts may help Financial Advisors, their branch managers, and District Annuity Specialists qualify for such benefits. Distributor’s Financial Advisors and their branch managers may receive other payments from Distributor for services that do not directly involve the sale of the Contracts, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services.

The Distributor does not currently sell the Contracts through other broker-dealers (“selling firms”). However, the Distributor may enter into selling agreements with selling firms in the future. Selling firms may be compensated on a different basis than Merrill Lynch Life Agency Inc. and the Financial Advisors; however, commissions paid to selling firms and their sales representatives will not exceed those described above.

Commissions and other incentives or payments described above are not charged directly to Contract owners or the Separate Account. We intend to recoup commissions and other sales expenses through fees and charges deducted under the Contract.

STATE REGULATION

We are subject to the laws of the State of New York and to the regulations of the New York Insurance Department. We are also subject to the insurance laws and regulations of all jurisdictions in which we’re licensed to do business.

We file an annual statement with the insurance departments of jurisdictions where we do business. The statement discloses our operations for the preceding year and our financial condition as of the end of that year. Our books and accounts are subject to insurance department review at all times. The New York Insurance Department, in conjunction with the National Association of Insurance Commissioners, conducts a full examination of our operations periodically.

LEGAL PROCEEDINGS

There are no legal proceedings involving the Separate Account. We and MLPF&S are engaged in various kinds of routine litigation that, in our judgment, are not material to our total assets.

EXPERTS

Our financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the financial statements of the Separate Account as of December 31, 2004, and for each of the two years in the period ended December 31, 2004, incorporated by reference in this prospectus and included in the Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and which report on our financial statements includes an explanatory paragraph for the change in accounting method in 2004 for long-duration contracts to conform to Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long Duration Contracts and for Separate Accounts”), which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Their principal business address is Two World Financial Center, New York, New York
10281-1414.

LEGAL MATTERS

Our organization, our authority to issue the Contract, and the validity of the form of the Contract have been passed upon by
Barry G. Skolnick, our General Counsel. Sutherland Asbill  & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to Federal securities laws.

REGISTRATION STATEMENTS

Registration Statements that relate to the Contract and its investment options have been filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus does not contain all of the information in the registration statements. You can obtain the omitted information from the Securities and Exchange Commission’s principal office in Washington, D.C., upon payment of a prescribed fee.

ACCUMULATION UNIT VALUES

(CONDENSED FINANCIAL INFORMATION)*

	BASIC VALUE		CORE BOND		FUNDAMENTAL GROWTH
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$14.39	$12.13	$10.52	$10.53	$12.53	$10.73
(2) Accumulation unit value at end of period	$15.65	$14.39	$10.80	$10.52	$13.18	$12.53
(3) Number of accumulation units outstanding at end of period	46,170.0	17,879.6	125,684.3	30,461.2	41,514.6	26,051.2

	GLOBAL ALLOCATION		READY ASSETS TRUST
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$14.76	$12.70	$9.93	$9.97
(2) Accumulation unit value at end of period	$16.65	$14.76	$9.89	$9.93
(3) Number of accumulation units outstanding at end of period	404,453.6	87,452.1	160,918.9	308,398.9

	S&P 500 INDEX		VALUE OPPORTUNITIES		U.S. GOVERNMENT MORTGAGE FUND
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.31	$11.76	$15.63	$12.80	$10.19	$10.15
(2) Accumulation unit value at end of period	$14.48	$13.31	$17.60	$15.63	$10.37	$10.19
(3) Number of accumulation units outstanding at end of period	101,677.4	130,616.1	108,013.9	35,549.3	129,437.4	96,440.7

	AIM CONSTELLATION FUND		AIM PREMIER EQUITY
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.09	$11.42	$12.88	$11.52
(2) Accumulation unit value at end of period	$13.72	$13.09	$13.41	$12.88
(3) Number of accumulation units outstanding at end of period	5,649.8	4,508.0	4,506.4	3,638.1

	ALLIANCEBERNSTEIN GROWTH AND INCOME		ALLIANCEBERNSTEIN LARGE CAP GROWTH		ALLIANZ OPCAP RENAISSANCE
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$14.04	$12.34	$12.09	$10.92	$18.84	$14.21
(2) Accumulation unit value at end of period	$15.51	$14.04	$12.91	$12.09	$21.49	$18.84
(3) Number of accumulation units outstanding at end of period	11,485.6	6,857.9	7,679.2	2,969.0	51,329.9	35,740.5

	ALLIANZ NFJ SMALL-CAP VALUE		EQUITY INCOME
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.90	$11.87	$13.04	$11.59
(2) Accumulation unit value at end of period	$16.89	$13.90	$14.45	$13.04
(3) Number of accumulation units outstanding at end of period	120,106.4	38,886.7	215,351.9	67,926.7

*	ML of New York commenced sales of the IRA Annuity on July 1, 2003. Subaccount names reflected in this Accumulation Unit Values Table are the currently effective names. Each subaccount may have operated under different names in the past.

	BOND FUND OF AMERICA		GROWTH FUND OF AMERICA		INCOME FUND OF AMERICA
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$11.77	$11.47	$13.88	$12.07	$13.33	$11.81
(2) Accumulation unit value at end of period	$12.30	$11.77	$15.33	$13.88	$14.87	$13.33
(3) Number of accumulation units outstanding at end of period	277,688.2	60,968.1	801,422.5	177,100.7	298,851.4	100,974.3

	INVESTMENT COMPANY OF AMERICA		DAVIS NEW YORK VENTURE
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.35	$11.69	$13.93	$11.92
(2) Accumulation unit value at end of period	$14.46	$13.35	$15.45	$13.93
(3) Number of accumulation units outstanding at end of period	336,620.0	117,043.4	281,676.0	61,519.5

	DELAWARE TREND		ADVISOR EQUITY GROWTH		ADVISOR MID CAP**
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$14.58	$12.67	$13.54	$11.79	$15.37	$12.85
(2) Accumulation unit value at end of period	$16.16	$14.58	$13.75	$13.54	$17.60	$15.37
(3) Number of accumulation units outstanding at end of period	34,739.6	13,936.7	11,700.6	11,159.0	15,096.3	27,006.6

	ADVISOR OVERSEAS		LORD ABBETT BOND- DEBENTURE
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$14.73	$11.44	$12.67	$11.81
(2) Accumulation unit value at end of period	$16.43	$14.73	$13.58	$12.67
(3) Number of accumulation units outstanding at end of period	13,257.10	5,738.7	87,792.3	24,124.6

	LORD ABBETT MID-CAP VALUE		MFS(R) CORE GROWTH		MFS(R) MID CAP GROWTH
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.49	$11.56	$11.82	$11.05	$14.61	$12.71
(2) Accumulation unit value at end of period	$16.52	$13.49	$12.86	$11.82	$16.51	$14.61
(3) Number of accumulation units outstanding at end of period	173,317.0	51,861.4	13,259.1	11,642.9	21,276.4	13,184.9

	MFS(R) RESEARCH INTERNATIONAL		OPPENHEIMER GLOBAL
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.62	$11.00	$14.49	$11.40
(2) Accumulation unit value at end of period	$16.18	$13.62	$16.97	$14.49
(3) Number of accumulation units outstanding at end of period	14,745.2	1,164.2	18,834.4	5,218.1

*	ML of New York commenced sales of the IRA Annuity on July 1, 2003. Subaccount names reflected in this Accumulation Unit Values Table are the currently effective names. Each subaccount may have operated under different names in the past.
**	Effective October 22, 2004, the subaccount investing in the Fidelity Advisor Mid Cap Growth Fund was closed to allocations of new premium payments and transfers of contract value.

	OPPENHEIMER MAIN ST.		OPPENHEIMER QUEST OPPORTUNITY		PIMCO TOTAL RETURN
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$12.87	$11.36	$12.31	$11.03	$10.67	$10.69
(2) Accumulation unit value at end of period	$13.90	$12.87	$13.31	$12.31	$11.02	$10.67
(3) Number of accumulation units outstanding at end of period	30,695.3	12,103.3	4,028.9	2,382.6	372,495.6	154,577.1

	PUTNAM FUND FOR GROWTH AND INCOME		PUTNAM INTERNATIONAL EQUITY
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.65	$12.12	$13.45	$11.21
(2) Accumulation unit value at end of period	$14.95	$13.65	$15.43	$13.45
(3) Number of accumulation units outstanding at end of period	6,474.5	2,083.3	14,067.4	6,198.5

	PUTNAM VOYAGER		SELIGMAN SMALLER-CAP VALUE		TEMPLETON FOREIGN		TEMPLETON GROWTH
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$12.57	$11.33	$15.99	$12.86	$13.50	$11.13	$13.96	$11.77
(2) Accumulation unit value at end of period	$13.00	$12.57	$19.04	$15.99	$15.74	$13.50	$16.12	$13.96
(3) Number of accumulation units outstanding at end of period	224.1	0.0	28,707.6	19,040.5	152,847.3	65,626.8	39,966.9	10,192.2

	VAN KAMPEN AGGRESSIVE GROWTH		VAN KAMPEN COMSTOCK		VAN KAMPEN EQUITY AND INCOME
	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03	1/1/04 TO 12/31/04	7/1/03 TO 12/31/03
(1) Accumulation unit value at beginning of period	$13.16	$11.45	$14.62	$12.78	$12.73	$11.57
(2) Accumulation unit value at end of period	$14.95	$13.16	$16.96	$14.62	$14.05	$12.73
(3) Number of accumulation units outstanding at end of period	21,732.9	16,161.3	63,324.4	11,031.8	59,832.6	29,253.2

*	ML of New York commenced sales of the IRA Annuity on July 1, 2003. Subaccount names reflected in this Accumulation Unit Values Table are the currently effective names. Each subaccount may have operated under different names in the past.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The contents of the Statement of Additional Information for the Contract include the following:

OTHER INFORMATION

Selling the Contract

Financial Statements

Administrative Services Arrangements

CALCULATION OF YIELDS AND TOTAL RETURNS

Money Market Yield

Other Subaccount Yields

Total Returns

FINANCIAL STATEMENTS OF ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT D*

FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW YORK*

* Not included in re-filed Statement of Additional Information dated May 1, 2005.

APPENDIX A — EXAMPLE OF MAXIMUM ANNIVERSARY VALUE GMBD

EXAMPLE: The purpose of this example is to illustrate the operation of the Maximum Anniversary Value guaranteed minimum death benefit. Assume that you are under age 80 at issue. You pay an initial premium of $100,000 on October 1, 2005 and a subsequent premium of $10,000 on April 1, 2007. You also make a withdrawal of $50,000 (including any applicable surrender charge) on May 1, 2007. Your death benefit, based on HYPOTHETICAL Contract values and transactions, and resulting hypothetical maximum anniversary values (“MAV”), are illustrated below. This example assumes hypothetical positive and negative investment performance of the Separate Account, as indicated, to demonstrate the calculation of the death benefit value. There is, of course, no assurance that the Separate Account will experience positive investment performance. The example does not reflect the deduction of fees and charges. FOR A DETAILED EXPLANATION OF HOW WE CALCULATE THE DEATH BENEFIT, SEE “DEATH BENEFIT.”

		TRANSACTIONS		PREMS LESS ADJ. WITHDRS.	MAX ANNIV. VALUE (MAV)	CONTRACT VALUE
DATE		PREM.	WITHDR.
10/01/05	THE CONTRACT IS ISSUED	$100,000		$100,000	$0	$100,000
	MAV is $0 until first contract anniversary
10/01/06	FIRST CONTRACT ANNIVERSARY			$100,000	$110,000	$110,000
	Assume contract value increased by $10,000 due to positive investment performance
	Anniversary value for 10/1/2006 = Contract value on 10/1/2006 = $110,000
	MAV = greatest of anniversary values = $110,000
04/01/07	OWNER PUTS IN $10,000 ADDITIONAL PREMIUM	$10,000		$110,000	$120,000	$114,000
	Assume contract value decreased by $6,000 due to negative investment performance
	Anniversary value for 10/1/2006 = Contract value on 10/1/2006 + premiums added since that anniversary = $110,000 + $10,000 = $120,000
	MAV = greatest of anniversary values = $120,000
05/01/07	OWNER TAKES A $50,000 WITHDRAWAL		$50,000	$50,000	$60,000	$50,000
	Assume contract value decreased by $14,000 due to negative investment performance
	Anniversary value for 10/1/2006 = contract value on 10/1/2006 + premiums added – adjusted withdrawals since that anniversary = $110,000 + $10,000 – $60,000 = $60,000
	Adjusted withdrawal
	= withdrawal X maximum (MAV, prems – adj. withdrs.)
	contract value
	= $50,000 X maximum (120,000, 110,000)/100,000
	= $50,000 X 120,000/100,000 = $60,000
	(Note: all values are determined immediately prior to the withdrawal)
	MAV = greatest of anniversary values = $60,000
10/01/07	SECOND CONTRACT ANNIVERSARY			$50,000	$60,000	$55,000
	Assume contract value increased by $5,000 due to positive investment performance

Anniversary value for 10/1/2006 = $60,000
Anniversary value for 10/1/2007 = contract value on 10/1/2007 = $55,000
MAV = greatest of anniversary values = maximum ($60,000, $55,000) = $60,000
10/01/08	THIRD CONTRACT ANNIVERSARY	$50,000	$65,000	$65,000
Assume contract value increased by $10,000 due to positive investment performance
Anniversary value for 10/1/2006 = $60,000
Anniversary value for 10/1/2007 = contract value on 10/1/2007 = $55,000
Anniversary value for 10/1/2008 = contract value on 10/1/2008 = $65,000
MAV = greatest of anniversary values = maximum ($60,000, $55,000, $65,000) = $65,000

DATE		DEATH BENEFIT
10/01/05	THE CONTRACT IS ISSUED	$100,000 (maximum of (A), (B), (C))
MAV is $0 until first contract anniversary
10/01/06	FIRST CONTRACT ANNIVERSARY	$110,000 (maximum of (A), (B), (C))
Assume contract value increased by $10,000 due to positive investment performance
Anniversary value for 10/1/2006 = Contract value on 10/1/2006 = $110,000
MAV = greatest of anniversary values = $110,000
04/01/07	OWNER PUTS IN $10,000 ADDITIONAL PREMIUM	$120,000 (maximum of (A), (B), (C))
Assume contract value decreased by $6,000 due to negative investment performance
Anniversary value for 10/1/2006 = Contract value on 10/1/2006 + premiums added since that anniversary = $110,000 + $10,000 = $120,000
MAV = greatest of anniversary values = $120,000
05/01/07	OWNER TAKES A $50,000 WITHDRAWAL	$60,000 (maximum of (A), (B), (C))
Assume contract value decreased by $14,000 due to negative investment performance
Anniversary value for 10/1/2006 = contract value on 10/1/2006 + premiums added – adjusted withdrawals since that anniversary = $110,000 + $10,000 – $60,000 = $60,000
Adjusted withdrawal
= withdrawal X maximum (MAV, prems – adj. withdrs.)
contract value
= $50,000 X maximum (120,000, 110,000)/100,000
= $50,000 X 120,000/100,000 = $60,000
(Note: all values are determined immediately prior to the withdrawal)
MAV = greatest of anniversary values = $60,000

10/01/07	SECOND CONTRACT ANNIVERSARY	$60,000 (maximum of (A), (B), (C))
Assume contract value increased by $5,000 due to positive investment performance
Anniversary value for 10/1/2006 = $60,000
Anniversary value for 10/1/2007 = contract value on 10/1/2007 = $55,000
MAV = greatest of anniversary values = maximum ($60,000, $55,000) = $60,000
10/01/08	THIRD CONTRACT ANNIVERSARY	$65,000 (maximum of (A), (B), (C))
Assume contract value increased by $10,000 due to positive investment performance
Anniversary value for 10/1/2006 = $60,000
Anniversary value for 10/1/2007 = contract value on 10/1/2007 = $55,000
Anniversary value for 10/1/2008 = contract value on 10/1/2008 = $65,000
MAV = greatest of anniversary values = maximum ($60,000, $55,000, $65,000) = $65,000

A-1

APPENDIX B – EXAMPLE OF GUARANTEED MINIMUM INCOME BENEFIT

THE PURPOSE OF THIS EXAMPLE IS TO ILLUSTRATE THE OPERATION OF THE GUARANTEED MINIMUM INCOME BENEFIT (GMIB). NO INVESTMENT RETURNS ARE ASSUMED AS ONLY THE GMIB GUARANTEED MINIMUM PAYMENTS ARE ILLUSTRATED. ACTUAL INVESTMENT RETURNS MAY RESULT IN A HIGHER PAYMENT. THE EXAMPLE ASSUMES NO WITHDRAWLS AND NO PREMIUM TAXES. ANY CHANGE TO THESE ASSUMPTIONS WOULD REDUCE THE GMIB BENEFIT BASE AND THEREFORE THE GMIB GUARANTEED MINIMUM PAYMENT.

FACTS: Assume that a male, age 60 purchased the Contract on February 1, 2005 with the GMIB, and made an initial premium payment of $100,000. The following chart shows the GMIB guaranteed minimum payout amounts if he were to exercise the GMIB rider on the contract anniversaries shown and chooses the Life with Payments Guaranteed for 10 Years annuity option:

CONTRACT ANNIVERSARY*	GMIB BENEFIT BASE	ANNUAL GMIB PAYMENTS**
(5(th)) February 1, 2010	$127,628	GMIB NOT AVAILABLE FOR EXERCISE
(10(th)) February 1, 2015	$162,889	$10,184
(15(th)) February 1, 2020	$207,893	$14,868
(20(th)) February 1, 2025	$265,330	$21,715
(25(th)) February 1, 2030***	$338,635	$31,290
(30(th)) February 1, 2035	n/a	GMIB TERMINATED

*	The Contract may also be annuitized under the terms and conditions of the GMIB rider during the 30 day period immediately following each contract anniversary whenever GMIB is available for exercise.
**	GMIB payments must be made on a monthly basis. Annual amounts (monthly times 12) are illustrative.
***	If the Contract were not annuitized during the 30 day period following this contract anniversary, the GMIB rider would terminate and no future guaranteed minimum income benefit would be provided. Furthermore, GMIB Fees previously collected would not be refunded.

FOR A DETAILED EXPLANATION OF HOW WE CALCULATE THE GMIB BENEFIT BASE AND DETERMINE THE ACTUAL PAYOUT AMOUNT UPON EXERCISE OF THE GMIB RIDER, SEE “GUARANTEED MINIMUM INCOME BENEFIT.”

MERRILL LYNCH IRA ANNUITY®

Issued by

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY*

ML of New York Variable Annuity Separate Account D

Supplement Dated July     , 2014

to the

Statement of Additional Information dated May 1, 2005

The following hereby amends and supplements your Statement of Additional Information:

*	Effective on or about July 1, 2014, Transamerica Advisors Life Insurance Company of New York (“TALICNY”) merged with and into its affiliate Transamerica Financial Life Insurance Company (“TFLIC”). Before the merger, the Merrill Lynch IRA Annuity® contracts (“Contracts”) were issued by TALICNY. Upon consummation of the Merger, TALICNY’s corporate existence ceased by operation of law, and TFLIC became responsible for all liabilities and obligations of TALICNY, including those created under the Contracts.

The following updates the Selling the Contract section of the Statement of Additional Information:

The Contracts are no longer sold to new purchasers.

The following hereby replaces the Financial Statements section of the Statement of Additional Information:

Financial Statements

The statutory basis financial statements and schedules of Transamerica Financial Life Insurance Company included in this Statement of Additional Information should be distinguished from the financial statements of the Account and should be considered only as bearing upon the ability of Transamerica Financial Life Insurance Company to meet any obligations it may have under the Contract. They should not be considered as bearing on the investment performance of the assets held in the Account.

FINANCIAL STATEMENTS

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Years Ended December 31, 2013 and 2012

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Financial Statements

Years Ended December 31, 2013 and 2012

The Board of Directors and Contract Owners

Of ML of New York Variable Annuity Separate Account D

Transamerica Advisors Life Insurance Company of New York

We have audited the accompanying statements of assets and liabilities of the subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account D (the Separate Account), comprised of subaccounts as listed in the accompanying statements of assets and liabilities, as of December 31, 2013, and the related statements of operations and changes in net assets for the periods indicated thereon. These financial statements are the responsibility of the Separate Account’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Separate Account’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2013 by correspondence with the fund companies or their transfer agents. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts of Transamerica Advisors Life Insurance Company of New York ML of New York Variable Annuity Separate Account D, at December 31, 2013, the results of their operations and changes in their net assets for the periods indicated thereon, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 21, 2014

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
AllianceBernstein Discovery Value Class A Shares	7,107.188	$122,199	$151,810	$(1)	$151,809	7,142	$20.929384	$21.715234
AllianceBernstein Growth and Income Class A Shares	23,854.092	91,241	127,381	—	127,381	5,338	23.865266	23.865266
AllianceBernstein International Value Class A Shares	5,155.580	68,790	69,136	—	69,136	10,132	6.753494	6.940086
AllianceBernstein Large Cap Growth Class A Shares	7,511.947	176,899	285,679	1	285,680	11,433	24.987246	24.987246
AllianceBernstein Value Class A Shares	6,510.660	52,681	85,094	(1)	85,093	6,447	13.199613	13.695436
AllianzGI NFJ Dividend Value Class A Shares	13,960.072	167,133	221,965	—	221,965	19,211	11.413455	11.728651
AllianzGI NFJ Mid-Cap Value Class A Shares	12,065.746	214,117	286,923	—	286,923	9,085	16.091815	31.582059
AllianzGI NFJ Small-Cap Value Class A Shares	32,525.884	736,676	1,078,558	1	1,078,559	31,950	22.544545	35.185022
American Century Equity Income A Class	42,239.275	333,510	362,413	10	362,423	16,813	15.687757	21.985518
American Century Ultra® A Class	—	—	—	—	—	—	16.151569	16.758093
American Funds - Bond Fund of America Class F -1 Shares	38,700.030	466,715	479,880	126	480,006	40,543	11.714371	12.154501
American Funds - EuroPacific Growth Fund® Class F -1 Shares	8,193.163	320,742	399,826	1	399,827	20,588	19.156261	19.875985
American Funds - Growth Fund of America® Class F -1 Shares	38,866.375	974,125	1,661,149	3	1,661,152	87,932	18.703882	19.406744
American Funds - Income Fund of America® Class F -1 Shares	22,550.151	358,497	464,533	3	464,536	27,951	16.449287	17.067359
American Funds - Investment Company of America® Class F -1 Shares	7,583.450	200,472	277,782	3	277,785	16,290	16.718583	17.346870
American Funds - The Bond Fund of America Class A Shares	101,670.044	1,174,586	1,260,709	—	1,260,709	86,280	14.611873	14.611873
American Funds - The Growth Fund of America® Class A Shares	117,228.188	3,576,226	5,040,812	—	5,040,812	186,241	27.066054	27.066054
American Funds - The Income Fund of America® Class A Shares	119,173.939	2,042,090	2,460,942	16	2,460,958	104,006	23.661746	23.661746
American Funds - The Investment Company of America Class A Shares	92,296.015	2,810,484	3,387,264	40	3,387,304	144,916	23.374189	23.374189
BlackRock Basic Value Investor A Shares	49,590.782	1,308,028	1,512,519	9	1,512,528	62,657	16.901642	25.263476
BlackRock Capital Appreciation Investor A Shares	141,257.137	3,313,608	3,861,970	34	3,862,004	199,268	17.327680	21.829430
BlackRock Global Allocation Investor A Shares	305,913.505	5,780,665	6,525,135	—	6,525,135	292,077	18.062673	28.465103
BlackRock Global Opportunities Investor A Shares	6,738.921	71,770	98,927	—	98,927	6,751	14.653442	14.789008
BlackRock Global SmallCap Investor A Shares	4,971.692	119,967	137,418	(1)	137,417	6,427	21.175838	21.970942
BlackRock High Yield Bond Investor A Shares	126,618.191	999,180	1,039,535	27	1,039,562	82,708	12.524359	12.640249
BlackRock International Investor A Shares	2,405.169	28,914	36,462	—	36,462	2,932	12.410151	12.528793
BlackRock International Index Investor A Shares	7,977.656	102,818	103,869	—	103,869	6,821	15.214867	15.786288
BlackRock Large Cap Core Investor A Shares	18,733.437	208,455	304,044	—	304,044	18,384	16.402176	17.018019
BlackRock Large Cap Growth Investor A Shares	33,961.069	378,811	457,116	—	457,116	26,203	17.373853	18.026198
BlackRock Large Cap Value Investor A Shares	22,822.130	304,616	470,136	1	470,137	30,126	15.576761	16.161602
BlackRock Low Duration Bond Investor A Shares	1,527.666	14,830	14,895	6	14,901	1,467	10.154280	10.254470
BlackRock S&P 500 Stock Investor A Shares	9,259.707	1,730,819	2,055,285	2	2,055,287	172,467	11.889022	11.922385
BlackRock Small Cap Index Investor A Shares	—	—	—	—	—	—	18.732740	19.436200
BlackRock Total Return Investor A Shares	26,403.578	291,470	301,001	6	301,007	23,308	12.267960	13.597762
BlackRock U.S. Government Bond Investor A Shares	201,705.877	2,170,938	2,091,690	2	2,091,692	208,818	9.931237	10.029231
BlackRock Value Opportunities Investor A Shares	35,115.796	652,635	1,050,665	—	1,050,665	42,518	17.382175	28.658609
Cohen & Steers Realty Income Class A Shares	5,871.377	60,834	77,561	4	77,565	4,999	15.385483	15.963352
Columbia Acorn International Class A Shares	43,841.834	1,825,627	2,044,345	7	2,044,352	157,927	12.813325	13.167163
Columbia Acorn USA Class A Shares	29,538.368	766,559	1,008,735	—	1,008,735	51,800	19.234523	19.957247
Columbia Marsico Growth Class A Shares	5,773.136	133,103	142,943	—	142,943	10,082	13.972071	14.415430
Columbia Mid Cap Growth Class A Shares	—	—	—	—	—	—	12.117388	12.249942
Columbia Select Smaller-Cap Value Class A Shares	63,818.211	1,137,116	1,358,690	9	1,358,699	40,709	33.375868	33.375868

See accompanying notes.

2

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
Davis New York Venture Class A Shares	78,950.724	$2,671,977	$3,269,349	$(1)	$3,269,348	162,764	$16.033825	$23.578728
Delaware Smid Cap Growth Class A Shares	8,065.092	180,923	250,260	3	250,263	13,714	18.072514	18.306039
Dreyfus Appreciation Investor Shares	25,678.756	1,056,370	1,346,337	—	1,346,337	82,486	16.139104	16.745207
Eaton Vance Floating-Rate Class A Shares	2,350.072	22,220	22,326	(1)	22,325	1,777	12.564360	13.036459
Eaton Vance Large-Cap Value Class A Shares	89,991.464	1,743,269	2,151,696	(1)	2,151,695	180,530	11.788217	12.113777
Federated Equity Income Class A Shares	2,576.540	58,502	61,476	(56)	61,420	5,158	11.906670	11.940098
Federated Kaufmann Class A Shares	81,488.058	427,387	501,966	(4)	501,962	26,139	19.153916	19.873389
Fidelity Advisor® Equity Growth Class A Shares	3,677.680	229,575	306,682	—	306,682	13,620	17.122343	22.516197
Fidelity Advisor® Overseas Class A Shares	3,153.140	43,224	71,166	—	71,166	2,900	24.536162	24.536162
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	1,562.132	36,262	45,755	—	45,755	1,689	27.096112	27.096112
Franklin Templeton Foreign Class A Shares	885,964.363	6,085,154	7,362,364	13	7,362,377	360,971	17.563709	25.117910
Franklin Templeton Growth Class A Shares	10,305.550	169,050	257,330	(2)	257,328	15,022	15.282544	22.740836
Invesco American Franchise Fund Class A Shares	815.848	12,647	13,796	4	13,800	1,214	11.368403	11.368403
Invesco Charter Class A Shares	53,381.625	957,922	1,166,922	13	1,166,935	73,037	15.977412	15.977412
Invesco Comstock Class A Shares	221,724.772	3,740,863	5,270,398	(2)	5,270,396	269,726	16.857928	27.078113
Invesco Equity and Income Class A Shares	24,896.662	231,557	265,398	8	265,406	11,651	22.779425	22.779425
Invesco Mid Cap Core Equity Class A Shares	2,996.802	70,387	75,519	4	75,523	4,289	17.312861	17.963066
Invesco Mid Cap Growth Class A Shares	12,138.758	278,978	454,596	—	454,596	28,350	16.035299	16.035299
Invesco Value Opportunities Class A Shares	2,677.973	33,685	37,331	—	37,331	27,071	1.379012	1.393465
Janus Enterprise Class A Shares	648.017	43,277	52,450	1	52,451	2,330	22.410359	22.814322
Janus Forty Class A Shares	2,009.800	80,028	82,683	1	82,684	5,266	15.604011	16.034892
JPMorgan Multi-Cap Market Neutral Class A Shares	8,256.818	82,364	81,990	—	81,990	9,105	8.955939	9.240078
JPMorgan Small Cap Growth Class A Shares	2,569.291	34,477	37,075	—	37,075	2,214	16.688312	17.149196
Lord Abbett Affiliated Class A Shares	2,029.277	25,882	31,596	1	31,597	2,132	14.516087	15.061370
Lord Abbett Bond-Debenture Class A Shares	62,076.583	483,103	505,924	7	505,931	26,999	16.287742	21.970114
Lord Abbett Mid Cap Stock Class A Shares	62,516.429	885,823	1,456,008	(1)	1,456,007	68,591	16.388642	24.792620
Managers Cadence Capital Appreciation Investor Class	666.295	11,748	15,165	—	15,165	1,259	11.858674	12.234998
MFS® Growth Class A Shares	572.933	31,880	37,476	1	37,477	2,308	16.235931	16.235931
MFS® Mid Cap Growth Class A Shares	101,791.974	987,728	1,390,478	16	1,390,494	61,947	22.446482	22.446482
MFS® Research International Class A Shares	78,409.702	1,179,200	1,401,965	5	1,401,970	56,699	24.726451	24.726451
Oppenheimer Capital Appreciation Class A Shares	980.723	42,468	58,716	(1)	58,715	3,944	14.614937	15.163841
Oppenheimer Flexible Strategies Class A Shares	1,102.709	26,188	28,196	—	28,196	1,767	15.959248	15.959248
Oppenheimer Global Class A Shares	3,610.061	209,638	284,401	—	284,401	10,022	28.377979	28.377979
Oppenheimer Main Street Class A Shares	2,177.289	46,071	105,511	1	105,512	4,824	16.523636	21.872766
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	1,171.096	31,664	35,882	—	35,882	1,855	19.274671	19.998300
PIMCO CommodityRealReturn Strategy Class A Shares	117,464.641	830,838	635,484	(1)	635,483	66,118	9.461646	9.817275
PIMCO Low Duration Class A Shares	250,282.498	2,602,614	2,585,418	2	2,585,420	216,607	11.806751	12.132695
PIMCO Real Return Class A Shares	153,950.772	1,827,860	1,688,840	(4)	1,688,836	128,187	12.984584	13.472459
PIMCO Total Return Class A Shares	1,132,601.705	12,601,428	12,107,512	52	12,107,564	793,493	14.296293	16.118707
Pioneer Class A Shares	446.874	15,620	17,509	—	17,509	1,069	16.075048	16.678735
Pioneer Emerging Markets Class A Shares	8,628.745	201,273	206,227	(6)	206,221	19,863	10.260333	10.586036
Pioneer High Yield Class A Shares	29,653.507	304,767	316,403	2	316,405	19,281	16.403017	17.019220

See accompanying notes.

3

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Assets and Liabilities

December 31, 2013

Subaccount	Number of Shares	Cost	Assets at Market Value	Due (to)/from General Account	Net Assets	Units Outstanding	Range of Unit Values
Pioneer Real Estate Shares Class A Shares	7,910.874	$212,880	$194,291	$—	$194,291	15,661	$12.375531	$12.666578
Pioneer Select Mid Cap Growth Class A Shares	1,878.992	50,660	73,469	—	73,469	3,864	19.014522	19.350967
Putnam Fund for Growth and Income Class A Shares	2,389.539	38,980	47,456	3	47,459	2,259	21.005955	21.005955
Putnam International Equity Class A Shares	5,910.212	102,698	144,446	(1)	144,445	6,718	21.500183	21.500183
Putnam Voyager Class A Shares	21,366.550	442,056	671,764	7	671,771	29,436	22.821428	22.821428
Ready Assets Prime Money	549,573.366	549,573	549,573	56	549,629	54,098	9.952900	10.326914
TA Diversified Equity Class A Shares	133,595.105	1,816,720	2,390,016	3	2,390,019	183,358	12.994474	13.092908
TA Flexible Income Class A Shares	—	—	—	—	—	—	1.290956	1.312279
TA Growth Opportunities Class A Shares	158,519.467	1,497,498	1,767,492	1	1,767,493	114,808	15.276762	15.635802
TA Small/Mid Cap Value Class A Shares	81,484.384	2,055,833	2,285,637	—	2,285,637	138,794	16.313159	16.696626

See accompanying notes.

4

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
AllianceBernstein Discovery Value Class A Shares	$249,683	$773	$3,720	$(2,947)	$10,695	$30,814	$41,509	$(1,233)	$40,276	$37,329	$(55,784)	$(18,455)	$231,228
AllianceBernstein Growth and Income Class A Shares	106,406	1,012	1,528	(516)	—	1,047	1,047	16,487	17,534	17,018	64,716	81,734	188,140
AllianceBernstein International Value Class A Shares	56,269	1,880	875	1,005	—	(3,950)	(3,950)	10,090	6,140	7,145	(942)	6,203	62,472
AllianceBernstein Large Cap Growth Class A Shares	239,484	—	3,446	(3,446)	—	5,429	5,429	39,007	44,436	40,990	(15,214)	25,776	265,260
AllianceBernstein Value Class A Shares	173,406	3,151	3,073	78	—	2,128	2,128	20,183	22,311	22,389	(2,332)	20,057	193,463
AllianzGI NFJ Dividend Value Class A Shares	141,647	3,944	2,362	1,582	—	(6,493)	(6,493)	22,595	16,102	17,684	11,578	29,262	170,909
AllianzGI NFJ Mid-Cap Value Class A Shares	350,502	5,716	4,634	1,082	—	15,869	15,869	28,813	44,682	45,764	(95,445)	(49,681)	300,821
AllianzGI NFJ Small-Cap Value Class A Shares	1,169,287	13,564	14,102	(538)	61,529	76,256	137,785	(39,178)	98,607	98,069	(249,198)	(151,129)	1,018,158
American Century Equity Income A Class	465,154	10,283	6,143	4,140	4,019	26,118	30,137	7,685	37,822	41,962	(118,505)	(76,543)	388,611
American Century Ultra® A Class	—	—	—	—	—	—	—	—	—	—	—	—	—
American Funds - Bond Fund of America Class F -1 Shares	816,238	19,257	11,124	8,133	—	25,814	25,814	(1,944)	23,870	32,003	(158,060)	(126,057)	690,181
American Funds - EuroPacific Growth Fund® Class F -1 Shares	552,465	7,299	6,893	406	—	(11,850)	(11,850)	80,049	68,199	68,605	(187,327)	(118,722)	433,743
American Funds - Growth Fund of America® Class F -1 Shares	1,447,038	11,871	22,133	(10,262)	—	92,963	92,963	163,090	256,053	245,791	(247,071)	(1,280)	1,445,758
American Funds - Income Fund of America® Class F -1 Shares	711,235	22,063	9,008	13,055	—	(50,925)	(50,925)	89,113	38,188	51,243	(234,114)	(182,871)	528,364
American Funds - Investment Company of America® Class F -1 Shares	425,341	8,381	5,304	3,077	4,476	(7,544)	(3,068)	45,533	42,465	45,542	(142,371)	(96,829)	328,512
American Funds - The Bond Fund of America Class A Shares	1,951,624	49,879	25,029	24,850	—	38,854	38,854	21,737	60,591	85,441	(212,036)	(126,595)	1,825,029
American Funds - The Growth Fund of America® Class A Shares	4,932,782	42,275	67,768	(25,493)	—	61,444	61,444	858,992	920,436	894,943	(704,271)	190,672	5,123,454
American Funds - The Income Fund of America® Class A Shares	2,762,289	104,840	35,866	68,974	—	(53,332)	(53,332)	260,084	206,752	275,726	(394,966)	(119,240)	2,643,049
American Funds - The Investment Company of America Class A Shares	2,991,243	74,873	40,912	33,961	42,392	(23,193)	19,199	355,525	374,724	408,685	(296,179)	112,506	3,103,749
BlackRock Basic Value Investor A Shares	1,951,740	33,376	25,970	7,406	118,839	12,577	131,416	82,671	214,087	221,493	(460,590)	(239,097)	1,712,643
BlackRock Capital Appreciation Investor A Shares	5,990,336	11,693	85,188	(73,495)	—	437,028	437,028	395,022	832,050	758,555	(1,084,204)	(325,649)	5,664,687

See Accompanying Notes.

(1)	See Footnote 1

5

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
BlackRock Global Allocation Investor A Shares	$6,826,325	$80,853	$97,012	$(16,159)	$—	$64,727	$64,727	$510,956	$575,683	$559,524	$(645,734)	$(86,210)	$6,740,115
BlackRock Global Opportunities Investor A Shares	53,141	608	930	(322)	—	118	118	6,898	7,016	6,694	(466)	6,228	59,369
BlackRock Global SmallCap Investor A Shares	91,303	2,839	1,528	1,311	—	(233)	(233)	12,359	12,126	13,437	(863)	12,574	103,877
BlackRock High Yield Bond Investor A Shares	378,580	25,581	6,303	19,278	1,647	2,796	4,443	34,574	39,017	58,295	(3,835)	54,460	433,040
BlackRock International Investor A Shares	47,742	371	726	(355)	—	30	30	5,733	5,763	5,408	(16,605)	(11,197)	36,545
BlackRock International Index Investor A Shares	76,121	2,554	1,331	1,223	—	(433)	(433)	11,639	11,206	12,429	(736)	11,693	87,814
BlackRock Large Cap Core Investor A Shares	231,349	4,255	3,847	408	—	(3,371)	(3,371)	31,388	28,017	28,425	(10,432)	17,993	249,342
BlackRock Large Cap Growth Investor A Shares	458,314	9,656	8,141	1,515	30,657	8,818	39,475	15,949	55,424	56,939	7,871	64,810	523,124
BlackRock Large Cap Value Investor A Shares	424,729	7,441	6,129	1,312	—	(25,559)	(25,559)	64,775	39,216	40,528	(93,141)	(52,613)	372,116
BlackRock Low Duration Bond Investor A Shares	14,791	322	248	74	15	2	17	368	385	459	(126)	333	15,124
BlackRock Small Cap Index Investor A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
BlackRock Total Return Investor A Shares	344,165	12,702	4,942	7,760	—	4,798	4,798	14,971	19,769	27,529	(25,557)	1,972	346,137
BlackRock U.S. Government Bond Investor A Shares	1,716,472	25,335	23,190	2,145	—	7,142	7,142	10,578	17,720	19,865	490,136	510,001	2,226,473
BlackRock Value Opportunities Investor A Shares	958,804	—	13,433	(13,433)	—	(35,258)	(35,258)	157,496	122,238	108,805	(109,857)	(1,052)	957,752
Cohen & Steers Realty Income Class A Shares	72,607	1,354	1,224	130	—	736	736	10,000	10,736	10,866	(4,141)	6,725	79,332
Columbia Acorn International Class A Shares	1,345,291	21,852	22,680	(828)	—	(12,606)	(12,606)	277,722	265,116	264,288	(100,398)	163,890	1,509,181
Columbia Acorn USA Class A Shares	667,474	2,774	10,458	(7,684)	55,178	47,523	102,701	14,022	116,723	109,039	(68,171)	40,868	708,342
Columbia Marsico Growth Class A Shares	124,823	337	2,009	(1,672)	—	10,221	10,221	5,473	15,694	14,022	(29,656)	(15,634)	109,189
Columbia Mid Cap Growth Class A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
Columbia Select Smaller-Cap Value Class A Shares	594,370	—	7,698	(7,698)	16,185	6,807	22,992	64,934	87,926	80,228	(98,685)	(18,457)	575,913
Davis New York Venture Class A Shares	3,424,121	38,292	42,998	(4,706)	112,152	113,301	225,453	140,864	366,317	361,611	(863,237)	(501,626)	2,922,495

See Accompanying Notes.

(1)	See Footnote 1

6

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
Delaware Smid Cap Growth Class A Shares	$450,113	$—	$5,677	$(5,677)	$25,433	$27,314	$52,747	$(690)	$52,057	$46,380	$(111,927)	$(65,547)	$384,566
Dreyfus Appreciation Investor Shares	1,664,610	24,155	23,101	1,054	—	81,778	81,778	59,418	141,196	142,250	(326,871)	(184,621)	1,479,989
Eaton Vance Floating-Rate Class A Shares	13,363	489	171	318	—	565	565	(103)	462	780	(11,967)	(11,187)	2,176
Eaton Vance Large-Cap Value Class A Shares	2,323,915	35,574	31,795	3,779	—	29,196	29,196	275,663	304,859	308,638	(691,753)	(383,115)	1,940,800
Federated Kaufmann Class A Shares	216,844	—	3,559	(3,559)	17,464	9,811	27,275	9,107	36,382	32,823	(23,100)	9,723	226,567
Fidelity Advisor® Equity Growth Class A Shares	270,607	—	4,324	(4,324)	—	5,105	5,105	32,137	37,242	32,918	75,195	108,113	378,720
Fidelity Advisor® Overseas Class A Shares	56,409	828	798	30	136	124	260	10,274	10,534	10,564	(7,932)	2,632	59,041
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	37,817	216	512	(296)	66	(1,060)	(994)	7,888	6,894	6,598	(8,954)	(2,356)	35,461
Franklin Templeton Foreign Class A Shares	6,511,163	140,377	93,204	47,173	—	(48,418)	(48,418)	1,055,224	1,006,806	1,053,979	(1,255,113)	(201,134)	6,310,029
Franklin Templeton Growth Class A Shares	336,161	6,083	4,730	1,353	—	(32,980)	(32,980)	88,023	55,043	56,396	(64,157)	(7,761)	328,400
Invesco Charter Class A Shares	893,779	9,242	12,432	(3,190)	—	24,138	24,138	69,855	93,993	90,803	(166,085)	(75,282)	818,497
Invesco Comstock Class A Shares	5,029,017	74,159	67,892	6,267	—	155,409	155,409	629,333	784,742	791,009	(1,453,781)	(662,772)	4,366,245
Invesco Equity and Income Class A Shares	561,008	10,804	6,894	3,910	—	40,579	40,579	13,097	53,676	57,586	(217,340)	(159,754)	401,254
Invesco Mid Cap Core Equity Class A Shares	55,286	249	815	(566)	3,491	581	4,072	962	5,034	4,468	(11,739)	(7,271)	48,015
Invesco Mid Cap Growth Class A Shares	293,956	—	4,481	(4,481)	—	5,425	5,425	27,215	32,640	28,159	33,549	61,708	355,664
Invesco Value Opportunities Class A Shares	25,736	281	468	(187)	31	86	117	4,110	4,227	4,040	(1,244)	2,796	28,532
Janus Enterprise Class A Shares	21,713	—	733	(733)	2,057	1,693	3,750	1,661	5,411	4,678	34,917	39,595	61,308
Janus Forty Class A Shares	64,613	426	1,406	(980)	—	4,097	4,097	11,896	15,993	15,013	30,357	45,370	109,983
JPMorgan Multi-Cap Market Neutral Class A Shares	102,292	—	1,556	(1,556)	—	(167)	(167)	214	47	(1,509)	(1,848)	(3,357)	98,935
JPMorgan Small Cap Growth Class A Shares	19,799	—	287	(287)	935	850	1,785	544	2,329	2,042	(10,549)	(8,507)	11,292
Lord Abbett Affiliated Class A Shares	21,563	384	334	50	—	90	90	2,923	3,013	3,063	(193)	2,870	24,433

See Accompanying Notes.

(1)	See Footnote 1

7

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
Lord Abbett Bond-Debenture Class A Shares	$700,778	$41,129	$9,438	$31,691	$—	$8,573	$8,573	$36,342	$44,915	$76,606	$(154,403)	$(77,797)	$622,981
Lord Abbett Mid Cap Stock Class A Shares	1,593,531	10,143	21,354	(11,211)	—	(19,370)	(19,370)	223,710	204,340	193,129	(240,216)	(47,087)	1,546,444
Managers Cadence Capital Appreciation Investor Class	13,054	99	197	(98)	—	(246)	(246)	1,519	1,273	1,175	(835)	340	13,394
MFS® Growth Class A Shares	3,647	—	53	(53)	—	42	42	579	621	568	(189)	379	4,026
MFS® Mid Cap Growth Class A Shares	1,037,655	—	13,387	(13,387)	—	43,381	43,381	115,155	158,536	145,149	(185,750)	(40,601)	997,054
MFS® Research International Class A Shares	1,905,957	31,277	24,014	7,263	—	10,377	10,377	240,975	251,352	258,615	(508,284)	(249,669)	1,656,288
Oppenheimer Capital Appreciation Class A Shares	47,438	301	708	(407)	—	1,624	1,624	4,413	6,037	5,630	(4,614)	1,016	48,454
Oppenheimer Flexible Strategies Class A Shares	46,207	—	400	(400)	—	1,589	1,589	(211)	1,378	978	(20,873)	(19,895)	26,312
Oppenheimer Global Class A Shares	245,431	2,756	3,453	(697)	457	2,765	3,222	44,201	47,423	46,726	(14,862)	31,864	277,295
Oppenheimer Main Street Class A Shares	134,261	1,134	1,592	(458)	—	11,188	11,188	8,303	19,491	19,033	(46,390)	(27,357)	106,904
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	18,668	42	259	(217)	—	2,070	2,070	327	2,397	2,180	(15,519)	(13,339)	5,329
PIMCO CommodityRealReturn Strategy Class A Shares	711,683	15,009	11,605	3,404	7,886	15,454	23,340	983	24,323	27,727	34,340	62,067	773,750
PIMCO Low Duration Class A Shares	700,225	32,032	18,333	13,699	15,429	2,648	18,077	14,418	32,495	46,194	816,738	862,932	1,563,157
PIMCO Real Return Class A Shares	1,047,897	38,577	22,992	15,585	40,416	34,997	75,413	12,100	87,513	103,098	711,534	814,632	1,862,529
PIMCO Total Return Class A Shares	10,651,179	472,247	171,616	300,631	302,716	177,296	480,012	189,183	669,195	969,826	1,989,704	2,959,530	13,610,709
Pioneer Class A Shares	14,260	189	212	(23)	3,186	131	3,317	(2,128)	1,189	1,166	(1,096)	70	14,330
Pioneer Emerging Markets Class A Shares	221,113	955	3,326	(2,371)	938	3,744	4,682	18,884	23,566	21,195	(20,011)	1,184	222,297
Pioneer High Yield Class A Shares	178,385	9,777	3,060	6,717	—	1,683	1,683	14,732	16,415	23,132	(15,118)	8,014	186,399
Pioneer Real Estate Shares Class A Shares	19,520	277	246	31	—	2,534	2,534	(32)	2,502	2,533	(15,925)	(13,392)	6,128
Pioneer Select Mid Cap Growth Class A Shares	34,184	—	600	(600)	—	244	244	2,026	2,270	1,670	(330)	1,340	35,524
Putnam Fund for Growth and Income Class A Shares	32,419	387	384	3	—	3,254	3,254	1,406	4,660	4,663	(21,558)	(16,895)	15,524

See Accompanying Notes.

(1)	See Footnote 1

8

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2012, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2012:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2012
Putnam International Equity Class A Shares	$261,065	$2,259	$3,032	$(773)	$—	$(50,022)	$(50,022)	$99,563	$49,541	$48,768	$(75,455)	$(26,687)	$234,378
Putnam Voyager Class A Shares	1,436,763	15,737	18,572	(2,835)	—	24,448	24,448	172,786	197,234	194,399	(432,776)	(238,377)	1,198,386
Ready Assets Prime Money	1,151,977	—	9,315	(9,315)	18	—	18	—	18	(9,297)	(489,004)	(498,301)	653,676
TA Diversified Equity Class A Shares(1)	—	—	45,102	(45,102)	—	35,439	35,439	53,822	89,261	44,159	3,180,422	3,224,581	3,224,581
TA Flexible Income Class A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
TA Growth Opportunities Class A Shares	1,276,017	4,050	21,107	(17,057)	14,210	(49,482)	(35,272)	155,240	119,968	102,911	83,380	186,291	1,462,308
TA Small/Mid Cap Value Class A Shares	472,866	2,318	7,551	(5,233)	—	(2,217)	(2,217)	70,843	68,626	63,393	(5,228)	58,165	531,031

See Accompanying Notes.

(1)	See Footnote 1

9

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
AllianceBernstein Discovery Value Class A Shares	$231,228	$316	$2,524	$(2,208)	$13,059	$55,347	$68,406	$(15,572)	$52,834	$50,626	$(130,045)	$(79,419)	$151,809
AllianceBernstein Growth and Income Class A Shares	188,140	757	1,841	(1,084)	—	56,856	56,856	(15,406)	41,450	40,366	(101,125)	(60,759)	127,381
AllianceBernstein International Value Class A Shares	62,472	3,122	961	2,161	—	(5,130)	(5,130)	14,955	9,825	11,986	(5,322)	6,664	69,136
AllianceBernstein Large Cap Growth Class A Shares	265,260	—	3,430	(3,430)	11,798	22,180	33,978	47,823	81,801	78,371	(57,951)	20,420	285,680
AllianceBernstein Value Class A Shares	193,463	855	2,007	(1,152)	—	54,367	54,367	(15,811)	38,556	37,404	(145,774)	(108,370)	85,093
AllianzGI NFJ Dividend Value Class A Shares	170,909	4,477	2,914	1,563	—	(136)	(136)	44,752	44,616	46,179	4,877	51,056	221,965
AllianzGI NFJ Mid-Cap Value Class A Shares	300,821	2,507	4,261	(1,754)	—	52,723	52,723	33,587	86,310	84,556	(98,454)	(13,898)	286,923
AllianzGI NFJ Small-Cap Value Class A Shares	1,018,158	11,249	14,434	(3,185)	107,692	121,245	228,937	58,325	287,262	284,077	(223,676)	60,401	1,078,559
American Century Equity Income A Class	388,611	8,974	5,734	3,240	21,616	72,560	94,176	(26,292)	67,884	71,124	(97,312)	(26,188)	362,423
American Century Ultra® A Class	—	—	—	—	—	—	—	—	—	—	—	—	—
American Funds - Bond Fund of America Class F -1 Shares	690,181	14,485	9,392	5,093	—	16,095	16,095	(43,858)	(27,763)	(22,670)	(187,505)	(210,175)	480,006
American Funds - EuroPacific Growth Fund® Class F -1 Shares	433,743	3,546	6,429	(2,883)	—	35,351	35,351	41,385	76,736	73,853	(107,769)	(33,916)	399,827
American Funds - Growth Fund of America® Class F -1 Shares	1,445,758	4,329	23,976	(19,647)	102,016	120,471	222,487	231,509	453,996	434,349	(218,955)	215,394	1,661,152
American Funds - Income Fund of America® Class F -1 Shares	528,364	17,496	8,097	9,399	—	25,947	25,947	45,754	71,701	81,100	(144,928)	(63,828)	464,536
American Funds - Investment Company of America® Class F -1 Shares	328,512	5,742	4,890	852	19,783	48,482	68,265	23,381	91,646	92,498	(143,225)	(50,727)	277,785
American Funds - The Bond Fund of America Class A Shares	1,825,029	34,911	19,711	15,200	—	88,982	88,982	(156,239)	(67,257)	(52,057)	(512,263)	(564,320)	1,260,709
American Funds - The Growth Fund of America® Class A Shares	5,123,454	14,856	66,771	(51,915)	296,899	343,858	640,757	837,802	1,478,559	1,426,644	(1,509,286)	(82,642)	5,040,812
American Funds - The Income Fund of America® Class A Shares	2,643,049	84,372	32,870	51,502	—	(15,336)	(15,336)	362,745	347,409	398,911	(581,002)	(182,091)	2,460,958
American Funds - The Investment Company of America Class A Shares	3,103,749	56,964	41,796	15,168	215,722	22,138	237,860	614,225	852,085	867,253	(583,698)	283,555	3,387,304
BlackRock Basic Value Investor A Shares	1,712,643	17,978	22,285	(4,307)	167,887	132,187	300,074	220,033	520,107	515,800	(715,915)	(200,115)	1,512,528
BlackRock Capital Appreciation Investor A Shares	5,664,687	—	65,624	(65,624)	539,485	780,565	1,320,050	(18,967)	1,301,083	1,235,459	(3,038,142)	(1,802,683)	3,862,004

See Accompanying Notes.

(1)	See Footnote 1

10

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
BlackRock Global Allocation Investor A Shares	$6,740,115	$76,268	$93,059	$(16,791)	$275,869	$175,707	$451,576	$352,549	$804,125	$787,334	$(1,002,314)	$(214,980)	$6,525,135
BlackRock Global Opportunities Investor A Shares	59,369	—	1,198	(1,198)	—	502	502	19,133	19,635	18,437	21,121	39,558	98,927
BlackRock Global SmallCap Investor A Shares	103,877	848	1,839	(991)	13,575	121	13,696	21,759	35,455	34,464	(924)	33,540	137,417
BlackRock High Yield Bond Investor A Shares	433,040	33,209	8,756	24,453	13,474	5,063	18,537	5,636	24,173	48,626	557,896	606,522	1,039,562
BlackRock International Investor A Shares	36,545	542	556	(14)	—	981	981	5,723	6,704	6,690	(6,773)	(83)	36,462
BlackRock International Index Investor A Shares	87,814	2,225	1,558	667	—	(108)	(108)	16,254	16,146	16,813	(758)	16,055	103,869
BlackRock Large Cap Core Investor A Shares	249,342	—	4,286	(4,286)	—	(129)	(129)	79,362	79,233	74,947	(20,245)	54,702	304,044
BlackRock Large Cap Growth Investor A Shares	523,124	—	7,348	(7,348)	30,202	55,545	85,747	43,196	128,943	121,595	(187,603)	(66,008)	457,116
BlackRock Large Cap Value Investor A Shares	372,116	—	6,932	(6,932)	—	2,650	2,650	116,483	119,133	112,201	(14,180)	98,021	470,137
BlackRock Low Duration Bond Investor A Shares	15,124	270	247	23	—	2	2	(125)	(123)	(100)	(123)	(223)	14,901
BlackRock S&P 500 Stock Investor A Shares(1)	—	22,222	17,879	4,343	—	11,408	11,408	324,466	335,874	340,217	1,715,070	2,055,287	2,055,287
BlackRock Small Cap Index Investor A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
BlackRock Total Return Investor A Shares	346,137	10,529	4,616	5,913	—	15,800	15,800	(26,484)	(10,684)	(4,771)	(40,359)	(45,130)	301,007
BlackRock U.S. Government Bond Investor A Shares	2,226,473	38,186	26,972	11,214	11,232	1,305	12,537	(103,916)	(91,379)	(80,165)	(54,616)	(134,781)	2,091,692
BlackRock Value Opportunities Investor A Shares	957,752	—	13,994	(13,994)	—	88,333	88,333	273,480	361,813	347,819	(254,906)	92,913	1,050,665
Cohen & Steers Realty Income Class A Shares	79,332	1,579	1,282	297	3,203	1,225	4,428	(2,343)	2,085	2,382	(4,149)	(1,767)	77,565
Columbia Acorn International Class A Shares	1,509,181	45,673	27,779	17,894	80,517	35,510	116,027	188,355	304,382	322,276	212,895	535,171	2,044,352
Columbia Acorn USA Class A Shares	708,342	—	12,943	(12,943)	81,855	73,884	155,739	86,026	241,765	228,822	71,571	300,393	1,008,735
Columbia Marsico Growth Class A Shares	109,189	—	1,854	(1,854)	25,354	20,190	45,544	(7,322)	38,222	36,368	(2,614)	33,754	142,943
Columbia Mid Cap Growth Class A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
Columbia Select Smaller-Cap Value Class A Shares	575,913	—	11,298	(11,298)	88,826	38,554	127,380	212,850	340,230	328,932	453,854	782,786	1,358,699

See Accompanying Notes.

(1)	See Footnote 1

11

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
Davis New York Venture Class A Shares	$2,922,495	$16,028	$44,784	$(28,756)	$364,499	$196,746	$561,245	$374,206	$935,451	$906,695	$(559,842)	$346,853	$3,269,348
Delaware Smid Cap Growth Class A Shares	384,566	—	4,297	(4,297)	9,450	70,572	80,022	29,608	109,630	105,333	(239,636)	(134,303)	250,263
Dreyfus Appreciation Investor Shares	1,479,989	25,814	22,184	3,630	—	159,361	159,361	82,000	241,361	244,991	(378,643)	(133,652)	1,346,337
Eaton Vance Floating-Rate Class A Shares	2,176	394	179	215	—	16	16	21	37	252	19,897	20,149	22,325
Eaton Vance Large-Cap Value Class A Shares	1,940,800	25,985	31,678	(5,693)	88,368	140,989	229,357	275,068	504,425	498,732	(287,837)	210,895	2,151,695
Federated Equity Income Class A Shares(1)	—	310	371	(61)	2,611	103	2,714	2,974	5,688	5,627	55,793	61,420	61,420
Federated Kaufmann Class A Shares	226,567	—	6,322	(6,322)	63,362	22,524	85,886	50,510	136,396	130,074	145,321	275,395	501,962
Fidelity Advisor® Equity Growth Class A Shares	378,720	—	4,634	(4,634)	—	86,015	86,015	20,994	107,009	102,375	(174,413)	(72,038)	306,682
Fidelity Advisor® Overseas Class A Shares	59,041	562	816	(254)	250	464	714	15,703	16,417	16,163	(4,038)	12,125	71,166
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	35,461	9	531	(522)	—	47	47	10,828	10,875	10,353	(59)	10,294	45,755
Franklin Templeton Foreign Class A Shares	6,310,029	96,534	95,248	1,286	256,687	139,492	396,179	1,175,235	1,571,414	1,572,700	(520,352)	1,052,348	7,362,377
Franklin Templeton Growth Class A Shares	328,400	3,110	4,362	(1,252)	—	1,874	1,874	73,752	75,626	74,374	(145,446)	(71,072)	257,328
Invesco American Franchise Fund Class A Shares(1)	—	12	50	(38)	535	28	563	1,149	1,712	1,674	12,126	13,800	13,800
Invesco Charter Class A Shares	818,497	10,222	12,334	(2,112)	48,798	34,816	83,614	144,404	228,018	225,906	122,532	348,438	1,166,935
Invesco Comstock Class A Shares	4,366,245	67,208	71,478	(4,270)	—	370,890	370,890	1,048,148	1,419,038	1,414,768	(510,617)	904,151	5,270,396
Invesco Equity and Income Class A Shares	401,254	7,175	5,284	1,891	13,622	88,149	101,771	(18,042)	83,729	85,620	(221,468)	(135,848)	265,406
Invesco Mid Cap Core Equity Class A Shares	48,015	—	903	(903)	6,339	1,061	7,400	7,745	15,145	14,242	13,266	27,508	75,523
Invesco Mid Cap Growth Class A Shares	355,664	—	5,221	(5,221)	10,782	13,295	24,077	102,160	126,237	121,016	(22,084)	98,932	454,596
Invesco Value Opportunities Class A Shares	28,532	372	550	(178)	—	6,963	6,963	1,677	8,640	8,462	337	8,799	37,331
Janus Enterprise Class A Shares	61,308	—	976	(976)	2,675	9,431	12,106	4,216	16,322	15,346	(24,203)	(8,857)	52,451
Janus Forty Class A Shares	109,983	637	1,422	(785)	14,331	19,908	34,239	(10,462)	23,777	22,992	(50,291)	(27,299)	82,684

See Accompanying Notes.

(1)	See Footnote 1

12

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
JPMorgan Multi-Cap Market Neutral Class A Shares	$98,935	$—	$1,316	$(1,316)	$—	$(1,142)	$(1,142)	$4,380	$3,238	$1,922	$(18,867)	$(16,945)	$81,990
JPMorgan Small Cap Growth Class A Shares	11,292	—	289	(289)	3,386	339	3,725	3,138	6,863	6,574	19,209	25,783	37,075
Lord Abbett Affiliated Class A Shares	24,433	587	406	181	—	6,491	6,491	730	7,221	7,402	(238)	7,164	31,597
Lord Abbett Bond-Debenture Class A Shares	622,981	28,998	7,636	21,362	10,448	13,148	23,596	(9,636)	13,960	35,322	(152,372)	(117,050)	505,931
Lord Abbett Mid Cap Stock Class A Shares	1,546,444	5,109	22,575	(17,466)	—	214,030	214,030	212,877	426,907	409,441	(499,878)	(90,437)	1,456,007
Managers Cadence Capital Appreciation Investor Class	13,394	65	206	(141)	—	(25)	(25)	3,732	3,707	3,566	(1,795)	1,771	15,165
MFS® Growth Class A Shares	4,026	—	210	(210)	562	136	698	4,847	5,545	5,335	28,116	33,451	37,477
MFS® Mid Cap Growth Class A Shares	997,054	—	14,953	(14,953)	—	57,151	57,151	313,249	370,400	355,447	37,993	393,440	1,390,494
MFS® Research International Class A Shares	1,656,288	17,626	19,003	(1,377)	—	37,225	37,225	186,819	224,044	222,667	(476,985)	(254,318)	1,401,970
Oppenheimer Capital Appreciation Class A Shares	48,454	22	766	(744)	2,400	2,014	4,414	9,162	13,576	12,832	(2,571)	10,261	58,715
Oppenheimer Flexible Strategies Class A Shares	26,312	—	351	(351)	—	51	51	2,292	2,343	1,992	(108)	1,884	28,196
Oppenheimer Global Class A Shares	277,295	2,133	4,031	(1,898)	7,969	27,995	35,964	34,512	70,476	68,578	(61,472)	7,106	284,401
Oppenheimer Main Street Class A Shares	106,904	664	1,511	(847)	—	18,153	18,153	12,324	30,477	29,630	(31,022)	(1,392)	105,512
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	5,329	17	214	(197)	—	175	175	3,647	3,822	3,625	26,928	30,553	35,882
PIMCO CommodityRealReturn Strategy Class A Shares	773,750	4,647	10,141	(5,494)	10,017	(11,920)	(1,903)	(112,053)	(113,956)	(119,450)	(18,817)	(138,267)	635,483
PIMCO Low Duration Class A Shares	1,563,157	24,556	26,834	(2,278)	1,579	(186)	1,393	(24,155)	(22,762)	(25,040)	1,047,303	1,022,263	2,585,420
PIMCO Real Return Class A Shares	1,862,529	13,383	26,600	(13,217)	8,942	1,851	10,793	(197,897)	(187,104)	(200,321)	26,628	(173,693)	1,688,836
PIMCO Total Return Class A Shares	13,610,709	261,784	179,534	82,250	77,395	208,439	285,834	(840,842)	(555,008)	(472,758)	(1,030,387)	(1,503,145)	12,107,564
Pioneer Class A Shares	14,330	162	233	(71)	1,434	57	1,491	2,895	4,386	4,315	(1,136)	3,179	17,509
Pioneer Emerging Markets Class A Shares	222,297	714	3,028	(2,314)	—	2,381	2,381	(7,962)	(5,581)	(7,895)	(8,181)	(16,076)	206,221
Pioneer High Yield Class A Shares	186,399	12,617	4,303	8,314	10,981	3,225	14,206	827	15,033	23,347	106,659	130,006	316,405

See Accompanying Notes.

(1)	See Footnote 1

13

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Statements of Operations and Change in Net Assets

Year Ended December 31, 2013, Except as Noted

		Investment Income:	Investment Expense:	Increase (Decrease) in Net Assets from Operations:
Subaccount	Net Assets as of January 1, 2013:	Reinvested Dividends	Mortality and Expense Risk and Administrative Charges	Net Investment Income (Loss)	Capital Gain Distributions	Realized Gain (Loss) on Investments	Net Realized Capital Gains (Losses) on Investments	Net Change in Unrealized Appreciation (Depreciation)	Net Gain (Loss) on Investment	Net Increase (Decrease) in Net Assets Resulting from Operations	Increase (Decrease) in Net Assets from Contract Transactions	Total Increase (Decrease) in Net Assets	Net Assets as of December 31, 2013
Pioneer Real Estate Shares Class A Shares	$6,128	$2,805	$1,978	$827	$—	$568	$568	$(19,646)	$(19,078)	$(18,251)	$206,414	$188,163	$194,291
Pioneer Select Mid Cap Growth Class A Shares	35,524	—	813	(813)	3,166	571	3,737	13,725	17,462	16,649	21,296	37,945	73,469
Putnam Fund for Growth and Income Class A Shares	15,524	402	371	31	—	1,399	1,399	6,184	7,583	7,614	24,321	31,935	47,459
Putnam International Equity Class A Shares	234,378	1,016	2,784	(1,768)	—	28,889	28,889	22,350	51,239	49,471	(139,404)	(89,933)	144,445
Putnam Voyager Class A Shares	1,198,386	6,091	12,889	(6,798)	—	107,893	107,893	216,826	324,719	317,921	(844,536)	(526,615)	671,771
Ready Assets Prime Money	653,676	—	8,343	(8,343)	14	—	14	—	14	(8,329)	(95,718)	(104,047)	549,629
TA Diversified Equity Class A Shares	3,224,581	22,374	40,704	(18,330)	—	236,247	236,247	519,474	755,721	737,391	(1,571,953)	(834,562)	2,390,019
TA Flexible Income Class A Shares	—	—	—	—	—	—	—	—	—	—	—	—	—
TA Growth Opportunities Class A Shares	1,462,308	—	24,478	(24,478)	70,008	(70,753)	(745)	528,095	527,350	502,872	(197,687)	305,185	1,767,493
TA Small/Mid Cap Value Class A Shares	531,031	7,928	23,667	(15,739)	178,872	67,226	246,098	195,818	441,916	426,177	1,328,429	1,754,606	2,285,637
See Accompanying Notes.

(1)	See Footnote 1

14

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization

ML of New York Variable Annuity Separate Account D (the Separate Account) is a segregated investment account of Transamerica Advisors Life Insurance Company of New York (TALICNY), an indirect wholly owned subsidiary of AEGON N.V., a holding company organized under the laws of The Netherlands.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust pursuant to provisions of the Investment Company Act of 1940. The Separate Account consists of multiple investment subaccounts. Each subaccount invests exclusively in the corresponding portfolio of a Mutual Fund. Each Mutual Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. Activity in these specified investment subaccounts is available to contract owners of Merrill Lynch Investor Choice Annuity® NYand Merrill Lynch IRA Annuity® NY.

In the prior year, both Service Class and Initial Class were presented together within one subaccount. For the current year presentation, Service Class and Initial Class shares have been restated and now are reflected separately.

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
The AllianceBernstein Trust	The AllianceBernstein Trust
AllianceBernstein Discovery Value Class A Shares	AllianceBernstein Discovery Value Portfolio Class A Shares
AllianceBernstein Growth and Income Class A Shares	AllianceBernstein Growth and Income Portfolio Class A Shares
AllianceBernstein International Value Class A Shares	AllianceBernstein International Value Portfolio Class A Shares
AllianceBernstein Large Cap Growth Class A Shares	AllianceBernstein Large Cap Growth Portfolio Class A Shares
AllianceBernstein Value Class A Shares	AllianceBernstein Value Portfolio Class A Shares
Allianz Funds	Allianz Funds
AllianzGI NFJ Dividend Value Class A Shares	AllianzGI NFJ Dividend Value Fund Class A Shares
AllianzGI NFJ Mid-Cap Value Class A Shares	AllianzGI NFJ Mid-Cap Value Fund Class A Shares
AllianzGI NFJ Small-Cap Value Class A Shares	AllianzGI NFJ Small-Cap Value Fund Class A Shares
American Century Capital Portfolios, Inc.	American Century Capital Portfolios, Inc.
American Century Equity Income A Class	American Century Equity Income Fund A Class
American Century Mutual Funds, Inc.	American Century Mutual Funds, Inc.
American Century Ultra® A Class	American Century Ultra® Fund A Class
American Funds	American Funds
American Funds - Bond Fund of America Class F -1 Shares	American Funds - Bond Fund of America Fund® Class F -1 Shares
American Funds - EuroPacific Growth Fund® Class F -1 Shares	American Funds - EuroPacific Growth Fund® Class F -1 Shares
American Funds - Growth Fund of America® Class F -1 Shares	American Funds - Growth Fund of America® Fund® Class F -1 Shares
American Funds - Income Fund of America® Class F -1 Shares	American Funds - Income Fund of America® Fund® Class F -1 Shares
American Funds - Investment Company of America® Class F -1 Shares	American Funds - Investment Company of America® Fund® Class F -1 Shares
American Funds - The Bond Fund of America Class A Shares	American Funds - The Bond Fund of America Fund® Class A Shares
American Funds - The Growth Fund of America® Class A Shares	American Funds - The Growth Fund of America® Fund® Class A Shares
American Funds - The Income Fund of America® Class A Shares	American Funds - The Income Fund of America® Fund® Class A Shares
American Funds - The Investment Company of America® Class A Shares	American Funds - The Investment Company of America® Fund® Class A Shares
BlackRock Series, Inc.	BlackRock Funds, Inc.
BlackRock Basic Value Investor A Shares	BlackRock Basic Value Fund Investor A Shares
BlackRock Capital Appreciation Investor A Shares	BlackRock Capital Appreciation Fund Investor A Shares
BlackRock Global Allocation Investor A Shares	BlackRock Global Allocation Fund Investor A Shares

15

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
BlackRock Funds, Inc.	BlackRock Funds, Inc.
BlackRock Global Opportunities Investor A Shares	BlackRock Global Opportunities Fund Investor A Shares
BlackRock Global SmallCap Investor A Shares	BlackRock Global SmallCap Fund Investor A Shares
BlackRock High Yield Bond Investor A Shares	BlackRock High Yield Bond Fund Investor A Shares
BlackRock International Investor A Shares	BlackRock International Fund Investor A Shares
BlackRock International Index Investor A Shares	BlackRock International Index Fund Investor A Shares
BlackRock Large Cap Core Investor A Shares	BlackRock Large Cap Core Fund Investor A Shares
BlackRock Large Cap Growth Investor A Shares	BlackRock Large Cap Growth Fund Investor A Shares
BlackRock Large Cap Value Investor A Shares	BlackRock Large Cap Value Fund Investor A Shares
BlackRock Low Duration Bond Investor A Shares	BlackRock Low Duration Bond Fund Investor A Shares
BlackRock S&P 500 Stock Investor A Shares	BlackRock S&P 500 Stock Fund Investor A Shares
BlackRock Small Cap Index Investor A Shares	BlackRock Small Cap Index Fund Investor A Shares
BlackRock Total Return Investor A Shares	BlackRock Total Return Fund Investor A Shares
BlackRock U.S. Government Bond Investor A Shares	BlackRock U.S. Government Bond Fund Investor A Shares
BlackRock Value Opportunities Investor A Shares	BlackRock Value Opportunities Fund Investor A Shares
Cohen & Steers Realty Income Fund, Inc.	Cohen & Steers Realty Income Fund, Inc.
Cohen & Steers Realty Income Class A	Cohen & Steers Realty Income Class A
Columbia Acorn Trust	Columbia Acorn Trust
Columbia Acorn International Class A Shares	Columbia Acorn International Class A Shares
Columbia Acorn USA Class A Shares	Columbia Acorn USA Class A Shares
Columbia Funds Series Trust	Columbia Funds Series Trust
Columbia Marsico Growth Class A Shares	Columbia Marsico Growth Fund Class A Shares
Columbia Mid Cap Growth Class A Shares	Columbia Mid Cap Growth Fund Class A Shares
Columbia Funds Series Trust II	Columbia Funds Series Trust II
Columbia Select Smaller-Cap Value Class A Shares	Columbia Select Smaller-Cap Value Fund Class A Shares
Davis New York Venture Fund, Inc.	Davis New York Venture Fund, Inc.
Davis New York Venture Class A Shares	Davis New York Venture Fund Class A Shares
Delaware Group Equity Funds IV	Delaware Group Equity Funds IV
Delaware Smid Cap Growth Class A Shares	Delaware Smid Cap Growth Fund Class A Shares
Dreyfus Appreciation Fund, Inc.	Dreyfus Appreciation Fund, Inc.
Dreyfus Appreciation	Dreyfus Appreciation
Eaton Vance Mutual Funds Trust	Eaton Vance Mutual Funds Trust
Eaton Vance Floating-Rate Class A Shares	Eaton Vance Floating-Rate Fund Class A Shares
Eaton Vance Special Investment Trust	Eaton Vance Special Investment Trust
Eaton Vance Large-Cap Value Class A Shares	Eaton Vance Large-Cap Value Fund Class A Shares
Federated Equity Funds	Federated Equity Funds
Federated Equity Income Class A Shares	Federated Equity Income Fund Class A Shares
Federated Kaufmann Class A Shares	Federated Kaufmann Fund Class A Shares
Fidelity Advisor Series I	Fidelity Advisor Series I
Fidelity Advisor® Equity Growth Class A Shares	Fidelity Advisor® Equity Growth Fund Class A Shares
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	Fidelity Advisor® Stock Selector Mid Cap Fund Class A Shares
Fidelity Advisor Series VIII	Fidelity Advisor Series VIII
Fidelity Advisor® Overseas Class A Shares	Fidelity Advisor® Overseas Fund Class A Shares

16

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
Templeton Growth Funds, Inc.	Templeton Growth Funds, Inc.
Franklin Templeton Foreign Class A Shares	Franklin Templeton Foreign Fund Class A Shares
Franklin Templeton Growth Class A Shares	Franklin Templeton Growth Fund Class A Shares
AIM Series Trust (Invesco Series Trust)	AIM Series Trust (Invesco Series Trust)
Invesco American Franchise Fund Class A Shares	Invesco American Franchise Fund Class A Shares
Invesco Charter Class A Shares	Invesco Charter Fund Class A Shares
Invesco Comstock Class A Shares	Invesco Comstock Fund Class A Shares
Invesco Equity and Income Class A Shares	Invesco Equity and Income Fund Class A Shares
Invesco Mid Cap Core Equity Class A Shares	Invesco Mid Cap Core Equity Fund Class A Shares
Invesco Mid Cap Growth Class A Shares	Invesco Mid Cap Growth Fund Class A Shares
Invesco Value Opportunities Class A Shares	Invesco Value Opportunities Fund Class A Shares
Janus Advisor Series	Janus Advisor Series
Janus Enterprise Class A	Janus Enterprise Fund Class A
Janus Forty Class A	Janus Forty Fund Class A
JPMorgan Trust II	JPMorgan Trust II
JPMorgan Multi-Cap Market Neutral Class A Shares	JPMorgan Multi-Cap Market Neutral Fund Class A Shares
JPMorgan Small Cap Growth Class A Shares	JPMorgan Small Cap Growth Fund Class A Shares
Lord Abbett Affiliated Fund, Inc.	Lord Abbett Affiliated Fund, Inc.
Lord Abbett Affiliated Class A Shares	Lord Abbett Affiliated Class A Shares
Lord Abbett Bond-Debenture Fund, Inc.	Lord Abbett Bond-Debenture Fund, Inc.
Lord Abbett Bond-Debenture Class A Shares	Lord Abbett Bond-Debenture Class A Shares
Lord Abbett Mid-Cap Stock Fund, Inc.	Lord Abbett Mid-Cap Stock Fund, Inc.
Lord Abbett Mid Cap Stock Class A Shares	Lord Abbett Mid Cap Stock Class A Shares
The Managers Fund	The Managers Fund
Managers Cadence Capital Appreciation Investor Class	Managers Cadence Capital Appreciation Fund Investor Class
MFS Series Trust II	MFS Series Trust I
MFS® Growth Class A Shares	MFS® Growth Fund Class A Shares
MFS Series Trust IV	MFS Series Trust IV
MFS® Mid Cap Growth Class A Shares	MFS® Mid Cap Growth Fund Class A Shares
MFS Series Trust I	MFS Series Trust I
MFS® Research International Class A Shares	MFS® Research International Fund Class A Shares
Oppenheimer Capital Appreciation Fund	Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Appreciation Class A Shares	Oppenheimer Capital Appreciation Fund Class A Shares
Oppenheimer Quest for Value Funds	Oppenheimer Global Fund
Oppenheimer Flexible Strategies Class A Shares	Oppenheimer Flexible Strategies Fund Class A Shares
Oppenheimer Global Fund	Oppenheimer Global Fund Class A Shares
Oppenheimer Global Class A Shares	Oppenheimer Global Fund Class A Shares
Oppenheimer Main Street Funds®, Inc.	Oppenheimer Main Street Funds®, Inc.
Oppenheimer Main Street Class A Shares	Oppenheimer Main Street Fund Class A Shares
Oppenheimer Main Street Small Cap Fund®	Oppenheimer Main Street Small Cap Fund®
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	Oppenheimer Main Street Small- & Mid-Cap Fund Class A Shares

17

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Subaccount Investment by Mutual Fund:

Subaccount	Mutual Fund
PIMCO Funds	PIMCO Funds
PIMCO CommodityRealReturn Strategy Class A Shares	PIMCO CommodityRealReturn Strategy Fund Class A Shares
PIMCO Low Duration Class A Shares	PIMCO Low Duration Fund Class A Shares
PIMCO Funds	PIMCO Funds
PIMCO Real Return Class A Shares	PIMCO Real Return Fund Class A Shares
PIMCO Total Return Class A Shares	PIMCO Total Return Fund Class A Shares
Pioneer Fund	Pioneer Fund
Pioneer Class A Shares	Pioneer Class A Shares
Pioneer Emerging Markets Fund	Pioneer Emerging Markets Fund
Pioneer Emerging Markets Class A Shares	Pioneer Emerging Markets Class A Shares
Pioneer High Yield Fund	Pioneer High Yield Fund
Pioneer High Yield Class A Shares	Pioneer High Yield Class A Shares
Pioneer Real Estate Shares Fund	Pioneer Real Estate Shares Fund
Pioneer Real Estate Shares Class A Shares	Pioneer Real Estate Shares Class A Shares
Pioneer Growth Opportunities Fund	Pioneer Growth Opportunities Fund
Pioneer Select Mid Cap Growth Class A Shares	Pioneer Select Mid Cap Growth Class A Shares
The Putnam Fund for Growth and Income	The Putnam Fund for Growth and Income
Putnam Fund for Growth and Income Class A Shares	Putnam Fund for Growth and Income Class A Shares
Putnam International Equity Fund	Putnam International Equity Fund
Putnam International Equity Class A Shares	Putnam International Equity Class A Shares
Putnam Voyager Fund	Putnam Voyager Fund
Putnam Voyager Class A Shares	Putnam Voyager Class A Shares
Ready Assets Prime Money Fund	Ready Assets Prime Money Fund
Ready Assets Prime Money	Ready Assets Prime Money
Transamerica Funds	Transamerica Funds
TA Diversified Equity Class A Shares	Transamerica Diversified Equity VP Class A Shares
TA Flexible Income Class A Shares	Transamerica Flexible Income VP Class A Shares
TA Growth Opportunities Class A Shares	Transamerica Growth Opportunities VP Class A Shares
TA Small/Mid Cap Value Class A Shares	Transamerica Small/Mid Cap Value VP Class A Shares

Each period reported on reflects a full twelve month period except as follows:

Subaccount	Inception Date
Invesco American Franchise Fund Class A Shares	September 13, 2013
BlackRock S&P 500 Stock Investor A Shares	April 19, 2013
Federated Equity Income Class A Shares	April 19, 2013
TA Diversified Equity Class A Shares	February 10, 2012
BlackRock High Yield Bond Investor A Shares	September 9, 2011
BlackRock Global Opportunities V.I. Investor A Shares	September 9, 2011
MFS® Growth Class A Shares	August 26, 2011
BlackRock International Investor A Shares	August 12, 2011
BlackRock U.S. Government Bond Investor A Shares	July 15, 2011
BlackRock Low Duration Bond Investor A Shares	July 15, 2011
Invesco Value Opportunities Class A Shares	May 19, 2011

18

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

1. Organization and Summary of Significant Accounting Policies (continued)

Each period reported on reflects a full twelve month period except as follows:

Subaccount	Inception Date
Columbia Mid Cap Growth Class A Shares	April 8, 2011
Delaware Smid Cap Growth Class A Shares	October 8, 2010
TA Flexible Income Class A Shares	November 13, 2009
Pioneer Select Mid Cap Growth Class A Shares	August 28, 2009
Janus Enterprise Class A	July 2, 2009

The following subaccount name changes were made effective during the fiscal year ended December 31, 2013:

Subaccount	Formerly
AllianzGI NFJ Dividend Value Class A Shares	Allianz NFJ Dividend Value Class A Shares
AllianzGI NFJ Mid-Cap Value Class A Shares	Allianz NFJ Mid-Cap Value Class A Shares
AllianzGI NFJ Small-Cap Value Class A Shares	Allianz NFJ Small Cap Value Class A Shares
Pioneer Select Mid Cap Growth Class A Shares	Pioneer Growth Opportunities Class A Shares

During the current year the following subaccounts were liquidated and subsequently reinvested:

Reinvested Subaccount	Liquidated Subaccount
Federated Equity Income Class A Shares	Federated Capital Appreciation Class A Shares
Invesco American Franchise Fund Class A Shares	Invesco Constellation Fund Class A Shares
BlackRock S&P 500 Stock Investor A Shares	BlackRock S&P 500 Index Investor A Shares

Investments

Net purchase payments received by the Separate Account are invested in the portfolios of the Mutual Funds as selected by the contract owner. Investments are stated at the closing net asset values per share on December 31, 2013.

Realized capital gains and losses from sales of shares in the Separate Account are determined on the first-in, first-out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date. Unrealized gains or losses from investments in the Mutual Funds are included in the Statements of Operations and Changes in Net Assets.

Dividend Income

Dividends received from the Mutual Fund investments are reinvested to purchase additional mutual fund shares.

Accounting Policy

The financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for variable annuity separate accounts registered as unit investment trusts. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions regarding matters that affect the reported amount of assets and liabilities. Actual results could differ from those estimates.

19

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

2. Investments

The aggregate cost of purchases and proceeds from sales of investments for the period ended December 31, 2013 were as follows:

Subaccount	Purchases	Sales
AllianceBernstein Discovery Value Class A Shares	$37,710	$156,904
AllianceBernstein Growth and Income Class A Shares	34,489	136,699
AllianceBernstein International Value Class A Shares	4,270	7,428
AllianceBernstein Large Cap Growth Class A Shares	11,837	61,420
AllianceBernstein Value Class A Shares	855	147,780
AllianzGI NFJ Dividend Value Class A Shares	19,564	13,124
AllianzGI NFJ Mid-Cap Value Class A Shares	88,559	188,843
AllianzGI NFJ Small-Cap Value Class A Shares	118,941	238,109
American Century Equity Income A Class	140,662	213,120
American Century Ultra® A Class	—	—
American Funds - Bond Fund of America Class F -1 Shares	44,032	226,569
American Funds - EuroPacific Growth Fund® Class F -1 Shares	64,016	174,669
American Funds - Growth Fund of America® Class F -1 Shares	130,310	266,898
American Funds - Income Fund of America® Class F -1 Shares	17,496	153,025
American Funds - Investment Company of America® Class F -1 Shares	25,525	148,117
American Funds - The Bond Fund of America Class A Shares	122,933	619,968
American Funds - The Growth Fund of America® Class A Shares	410,760	1,675,062
American Funds - The Income Fund of America® Class A Shares	86,024	615,540
American Funds - The Investment Company of America Class A Shares	275,571	628,405
BlackRock Basic Value Investor A Shares	289,158	841,500
BlackRock Capital Appreciation Investor A Shares	746,164	3,310,480
BlackRock Global Allocation Investor A Shares	643,363	1,386,599
BlackRock Global Opportunities Investor A Shares	21,992	2,069
BlackRock Global SmallCap Investor A Shares	14,425	2,764
BlackRock High Yield Bond Investor A Shares	655,002	59,195
BlackRock International Investor A Shares	1,288	8,075
BlackRock International Index Investor A Shares	2,225	2,316
BlackRock Large Cap Core Investor A Shares	492	25,023
BlackRock Large Cap Growth Investor A Shares	84,417	249,165
BlackRock Large Cap Value Investor A Shares	133	21,248
BlackRock Low Duration Bond Investor A Shares	271	370
BlackRock S&P 500 Stock Investor A Shares(1)	2,027,131	307,720
BlackRock Small Cap Index Investor A Shares	—	—
BlackRock Total Return Investor A Shares	376,959	411,411
BlackRock U.S. Government Bond Investor A Shares	443,937	476,102
BlackRock Value Opportunities Investor A Shares	114,786	383,687

20

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

2. Investments (continued)

Subaccount	Purchases	Sales
Cohen & Steers Realty Income Class A Shares	$4,835	$5,485
Columbia Acorn International Class A Shares	708,295	396,989
Columbia Acorn USA Class A Shares	296,194	155,682
Columbia Marsico Growth Class A Shares	84,239	63,355
Columbia Mid Cap Growth Class A Shares	—	—
Columbia Select Smaller-Cap Value Class A Shares	806,138	274,765
Davis New York Venture Class A Shares	675,461	899,558
Delaware Smid Cap Growth Class A Shares	41,376	275,860
Dreyfus Appreciation Investor Shares	269,684	644,698
Eaton Vance Floating-Rate Class A Shares	20,482	370
Eaton Vance Large-Cap Value Class A Shares	616,414	821,575
Federated Equity Income Class A Shares(1)	59,800	1,401
Federated Kaufmann Class A Shares	256,761	54,399
Fidelity Advisor® Equity Growth Class A Shares	52,182	231,229
Fidelity Advisor® Overseas Class A Shares	812	4,854
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	10	593
Franklin Templeton Foreign Class A Shares	1,329,991	1,592,377
Franklin Templeton Growth Class A Shares	3,626	150,322
Invesco American Franchise Fund Class A Shares	13,053	434
Invesco Charter Class A Shares	352,350	183,146
Invesco Comstock Class A Shares	970,042	1,484,926
Invesco Equity and Income Class A Shares	82,579	288,542
Invesco Mid Cap Core Equity Class A Shares	26,310	7,609
Invesco Mid Cap Growth Class A Shares	20,769	37,291
Invesco Value Opportunities Class A Shares	35,147	34,989
Janus Enterprise Class A Shares	8,550	31,055
Janus Forty Class A Shares	46,926	83,672
JPMorgan Multi-Cap Market Neutral Class A Shares	1,459	21,644
JPMorgan Small Cap Growth Class A Shares	25,386	3,080
Lord Abbett Affiliated Class A Shares	19,707	19,764
Lord Abbett Bond-Debenture Class A Shares	82,216	202,720
Lord Abbett Mid Cap Stock Class A Shares	317,115	834,509
Managers Cadence Capital Appreciation Investor Class	65	2,003
MFS® Growth Class A Shares	29,175	710
MFS® Mid Cap Growth Class A Shares	312,282	289,258
MFS® Research International Class A Shares	132,478	610,845

21

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

2. Investments (continued)

Subaccount	Purchases	Sales
Oppenheimer Capital Appreciation Class A Shares	$3,121	$4,036
Oppenheimer Flexible Strategies Class A Shares	—	459
Oppenheimer Global Class A Shares	41,776	97,178
Oppenheimer Main Street Class A Shares	664	32,534
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	27,546	817
PIMCO CommodityRealReturn Strategy Class A Shares	163,658	177,950
PIMCO Low Duration Class A Shares	1,240,007	193,403
PIMCO Real Return Class A Shares	422,404	400,032
PIMCO Total Return Class A Shares	2,962,348	3,833,092
Pioneer Class A Shares	1,863	1,636
Pioneer Emerging Markets Class A Shares	9,716	20,210
Pioneer High Yield Class A Shares	152,065	26,108
Pioneer Real Estate Shares Class A Shares	220,446	13,206
Pioneer Select Mid Cap Growth Class A Shares	25,161	1,512
Putnam Fund for Growth and Income Class A Shares	29,064	4,715
Putnam International Equity Class A Shares	1,016	142,189
Putnam Voyager Class A Shares	56,976	908,316
Ready Assets Prime Money	945,528	1,049,576
TA Diversified Equity Class A Shares	180,980	1,771,266
TA Flexible Income Class A Shares	—	—
TA Growth Opportunities Class A Shares	431,312	583,469
TA Small/Mid Cap Value Class A Shares	1,866,077	374,517

22

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

3. Change in Units

The change in units outstanding were as follows:

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
AllianceBernstein Discovery Value Class A Shares	—	(7,665)	(7,665)	—	(3,796)	(3,796)
AllianceBernstein Growth and Income Class A Shares	56,427	(61,538)	(5,111)	4,331	(738)	3,593
AllianceBernstein International Value Class A Shares	—	(875)	(875)	—	(146)	(146)
AllianceBernstein Large Cap Growth Class A Shares	68,407	(71,321)	(2,914)	18,026	(18,776)	(750)
AllianceBernstein Value Class A Shares	—	(13,119)	(13,119)	—	(247)	(247)
AllianzGI NFJ Dividend Value Class A Shares	—	459	459	—	1,304	1,304
AllianzGI NFJ Mid-Cap Value Class A Shares	14,691	(18,012)	(3,321)	5,615	(9,667)	(4,052)
AllianzGI NFJ Small-Cap Value Class A Shares	10,444	(17,767)	(7,323)	1,269	(12,383)	(11,114)
American Century Equity Income A Class	182,348	(186,694)	(4,346)	17,321	(23,902)	(6,581)
American Century Ultra® A Class	—	—	—	—	—	—
American Funds - Bond Fund of America Class F -1 Shares	—	(15,547)	(15,547)	—	(13,076)	(13,076)
American Funds - EuroPacific Growth Fund® Class F -1 Shares	—	(5,769)	(5,769)	—	(13,071)	(13,071)
American Funds - Growth Fund of America® Class F -1 Shares	—	(12,674)	(12,674)	—	(18,919)	(18,919)
American Funds - Income Fund of America® Class F -1 Shares	—	(8,823)	(8,823)	—	(17,788)	(17,788)
American Funds - Investment Company of America® Class F -1 Shares	—	(8,706)	(8,706)	—	(11,965)	(11,965)
American Funds - The Bond Fund of America Class A Shares	54,834	(89,388)	(34,554)	—	(14,236)	(14,236)
American Funds - The Growth Fund of America® Class A Shares	32,092	(95,840)	(63,748)	1,254	(37,636)	(36,382)
American Funds - The Income Fund of America® Class A Shares	10,450	(36,834)	(26,384)	1	(20,199)	(20,198)
American Funds - The Investment Company of America Class A Shares	1,169	(29,826)	(28,657)	1	(17,301)	(17,300)
BlackRock Basic Value Investor A Shares	145,426	(178,102)	(32,676)	289,704	(315,790)	(26,086)
BlackRock Capital Appreciation Investor A Shares	311,408	(502,760)	(191,352)	546,903	(619,864)	(72,961)
BlackRock Global Allocation Investor A Shares	137,344	(177,815)	(40,471)	133,972	(162,794)	(28,822)
BlackRock Global Opportunities Investor A Shares	—	1,574	1,574	—	(44)	(44)
BlackRock Global SmallCap Investor A Shares	—	(51)	(51)	—	(55)	(55)
BlackRock High Yield Bond Investor A Shares	1,640	44,084	45,724	—	(220)	(220)
BlackRock International Investor A Shares	66	(671)	(605)	—	(1,663)	(1,663)
BlackRock International Index Investor A Shares	—	(54)	(54)	—	(62)	(62)

23

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

3. Change in Units (continued)

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
BlackRock Large Cap Core Investor A Shares	60	(1,490)	(1,430)	—	(857)	(857)
BlackRock Large Cap Growth Investor A Shares	—	(13,086)	(13,086)	—	499	499
BlackRock Large Cap Value Investor A Shares	—	(1,014)	(1,014)	—	(8,132)	(8,132)
BlackRock Low Duration Bond Investor A Shares	—	(13)	(13)	—	(12)	(12)
BlackRock S&P 500 Stock Investor A Shares	169,898	2,569	172,467	—	—	—
BlackRock Small Cap Index Investor A Shares	—	—	—	—	—	—
BlackRock Total Return Investor A Shares	29,387	(32,177)	(2,790)	6,289	(8,204)	(1,915)
BlackRock U.S. Government Bond Investor A Shares	603,726	(608,724)	(4,998)	662,843	(615,742)	47,101
BlackRock Value Opportunities Investor A Shares	8,808	(18,672)	(9,864)	10,757	(16,408)	(5,651)
Cohen & Steers Realty Income Class A Shares	—	(261)	(261)	—	(287)	(287)
Columbia Acorn International Class A Shares	276	17,475	17,751	331	(9,288)	(8,957)
Columbia Acorn USA Class A Shares	2	4,410	4,412	122	(4,931)	(4,809)
Columbia Marsico Growth Class A Shares	—	(203)	(203)	—	(2,724)	(2,724)
Columbia Mid Cap Growth Class A Shares	—	—	—	—	—	—
Columbia Select Smaller-Cap Value Class A Shares	83,403	(67,928)	15,475	68,858	(73,299)	(4,441)
Davis New York Venture Class A Shares	2,634,526	(2,657,164)	(22,638)	4,099,437	(4,152,068)	(52,631)
Delaware Smid Cap Growth Class A Shares	1,942	(17,495)	(15,553)	1,441	(9,482)	(8,041)
Dreyfus Appreciation Investor Shares	—	(25,896)	(25,896)	161	(24,046)	(23,885)
Eaton Vance Floating-Rate Class A Shares	—	1,599	1,599	—	(971)	(971)
Eaton Vance Large-Cap Value Class A Shares	124	(27,009)	(26,885)	333	(76,282)	(75,949)
Federated Equity Income Class A Shares	4	5,154	5,158	—	—	—
Federated Kaufmann Class A Shares	150	9,728	9,878	—	(1,684)	(1,684)
Fidelity Advisor® Equity Growth Class A Shares	47,645	(56,545)	(8,900)	30,083	(25,699)	4,384
Fidelity Advisor® Overseas Class A Shares	—	(204)	(204)	—	(431)	(431)
Fidelity Advisor® Stock Selector Mid Cap Class A Shares	—	(2)	(2)	748	(1,181)	(433)
Franklin Templeton Foreign Class A Shares	250,214	(285,096)	(34,882)	333,073	(412,160)	(79,087)
Franklin Templeton Growth Class A Shares	4,122	(11,665)	(7,543)	4,789	(9,003)	(4,214)

24

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

3. Change in Units (continued)

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
Invesco American Franchise Fund Class A Shares	1,250	(36)	1,214	—	—	—
Invesco Charter Class A Shares	236,289	(228,150)	8,139	300,306	(314,498)	(14,192)
Invesco Comstock Class A Shares	169,838	(190,874)	(21,036)	272,304	(372,472)	(100,168)
Invesco Equity and Income Class A Shares	20,271	(30,347)	(10,076)	9,358	(21,478)	(12,120)
Invesco Mid Cap Core Equity Class A Shares	—	816	816	—	(874)	(874)
Invesco Mid Cap Growth Class A Shares	18,913	(20,560)	(1,647)	40,508	(37,862)	2,646
Invesco Value Opportunities Class A Shares	—	103	103	—	(1,189)	(1,189)
Janus Enterprise Class A Shares	—	(1,171)	(1,171)	—	2,074	2,074
Janus Forty Class A Shares	—	(3,796)	(3,796)	—	2,602	2,602
JPMorgan Multi-Cap Market Neutral Class A Shares	—	(2,104)	(2,104)	—	(204)	(204)
JPMorgan Small Cap Growth Class A Shares	—	1,238	1,238	—	(913)	(913)
Lord Abbett Affiliated Class A Shares	—	(16)	(16)	—	(18)	(18)
Lord Abbett Bond-Debenture Class A Shares	805	(7,494)	(6,689)	1,016	(8,791)	(7,775)
Lord Abbett Mid Cap Stock Class A Shares	23,835	(42,400)	(18,565)	29,841	(45,461)	(15,620)
Managers Cadence Capital Appreciation Investor Class	—	(171)	(171)	—	(82)	(82)
MFS® Growth Class A Shares	2,007	(33)	1,974	—	(15)	(15)
MFS® Mid Cap Growth Class A Shares	162,647	(160,714)	1,933	211,817	(223,427)	(11,610)
MFS® Research International Class A Shares	160,089	(181,832)	(21,743)	274,790	(300,317)	(25,527)
Oppenheimer Capital Appreciation Class A Shares	—	(202)	(202)	—	(402)	(402)
Oppenheimer Flexible Strategies Class A Shares	842	(849)	(7)	—	(1,420)	(1,420)
Oppenheimer Global Class A Shares	2,671	(4,877)	(2,206)	1	(672)	(671)
Oppenheimer Main Street Class A Shares	1,807	(3,329)	(1,522)	2,493	(6,143)	(3,650)
Oppenheimer Main Street Small- & Mid-Cap Class A Shares	—	1,498	1,498	—	(1,082)	(1,082)
PIMCO CommodityRealReturn Strategy Class A Shares	3,445	(4,765)	(1,320)	189	3,207	3,396
PIMCO Low Duration Class A Shares	10,279	77,629	87,908	—	68,594	68,594
PIMCO Real Return Class A Shares	9,124	(7,099)	2,025	—	50,063	50,063
PIMCO Total Return Class A Shares	1,003,394	(1,072,507)	(69,113)	977,247	(843,679)	133,568

25

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

3. Change in Units (continued)

	Year Ended December 31, 2013			Year Ended December 31, 2012
Subaccount	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)	Units Purchased	Units Redeemed and Transferred to/from	Net Increase (Decrease)
Pioneer Class A Shares	—	(79)	(79)	—	(89)	(89)
Pioneer Emerging Markets Class A Shares	—	(777)	(777)	—	(1,880)	(1,880)
Pioneer High Yield Class A Shares	87	6,663	6,750	—	(1,024)	(1,024)
Pioneer Real Estate Shares Class A Shares	126	15,047	15,173	—	(1,285)	(1,285)
Pioneer Select Mid Cap Growth Class A Shares	—	1,211	1,211	—	(25)	(25)
Putnam Fund for Growth and Income Class A Shares	3,921	(2,650)	1,271	—	(1,432)	(1,432)
Putnam International Equity Class A Shares	3	(7,052)	(7,049)	—	(4,658)	(4,658)
Putnam Voyager Class A Shares	170,083	(215,251)	(45,168)	339,764	(366,147)	(26,383)
Ready Assets Prime Money	132,761	(142,170)	(9,409)	35,691	(82,651)	(46,960)
TA Diversified Equity Class A Shares	112	(138,243)	(138,131)	671	320,818	321,489
TA Flexible Income Class A Shares	—	—	—	—	—	—
TA Growth Opportunities Class A Shares	299	(14,506)	(14,207)	276	8,268	8,544
TA Small/Mid Cap Value Class A Shares	—	95,576	95,576	110	(732)	(622)

26

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights

The Separate Account offers various death benefit options, which have differing fees that are charged against the contract owner’s account balance. These charges are discussed in more detail in the individual’s policy. Differences in the fee structures for these units result in different unit values, expense ratios, and total returns.

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
AllianceBernstein Discovery Value Class A Shares
	12/31/2013	7,142	$21.72	to	$20.93	$151,809	0.18%	1.25%	to	1.65%	35.51%	to	34.97%
	12/31/2012	14,807	16.02	to	15.51	231,228	0.32	1.25	to	1.65	16.59	to	16.12
	12/31/2011	18,603	13.74	to	13.35	249,683	0.14	1.25	to	1.65	(9.53)	to	(9.89)
	12/31/2010	19,008	15.19	to	14.82	282,971	—	1.25	to	1.65	24.95	to	24.46
	12/31/2009	19,013	12.16	to	11.91	227,163	0.29	1.25	to	1.65	40.05	to	39.49
AllianceBernstein Growth and Income Class A Shares
	12/31/2013	5,338	23.87	to	23.87	127,381	0.52	1.30	to	1.30	32.55	to	32.55
	12/31/2012	10,449	18.00	to	18.00	188,140	0.83	1.30	to	1.30	16.01	to	16.01
	12/31/2011	6,856	15.52	to	15.52	106,406	1.15	1.30	to	1.30	4.23	to	4.23
	12/31/2010	8,722	14.89	to	14.89	129,879	0.87	1.30	to	1.30	11.68	to	11.68
	12/31/2009	9,392	13.33	to	13.33	125,220	0.28	1.30	to	1.30	19.37	to	19.37
AllianceBernstein International Value Class A Shares
	12/31/2013	10,132	6.94	to	6.75	69,136	4.87	1.25	to	1.65	20.55	to	20.06
	12/31/2012	11,007	5.76	to	5.62	62,472	3.21	1.25	to	1.65	12.78	to	12.33
	12/31/2011	11,153	5.10	to	5.01	56,269	3.57	1.25	to	1.65	(21.19)	to	(21.50)
	12/31/2010	13,608	6.48	to	6.38	87,414	3.44	1.25	to	1.65	2.11	to	1.71
	12/31/2009	13,124	6.34	to	6.27	82,734	1.43	1.25	to	1.65	32.56	to	32.03
AllianceBernstein Large Cap Growth Class A Shares
	12/31/2013	11,433	24.99	to	24.99	285,680	—	1.30	to	1.30	35.15	to	35.15
	12/31/2012	14,347	18.49	to	18.49	265,260	—	1.30	to	1.30	16.56	to	16.56
	12/31/2011	15,097	15.86	to	15.86	239,484	—	1.30	to	1.30	(2.16)	to	(2.16)
	12/31/2010	9,975	16.21	to	16.21	161,718	—	1.30	to	1.30	8.01	to	8.01
	12/31/2009	446,989	15.01	to	15.01	6,709,669	—	1.30	to	1.30	39.33	to	39.33
AllianceBernstein Value Class A Shares
	12/31/2013	6,447	13.70	to	13.20	85,093	0.67	1.25	to	1.65	34.03	to	33.50
	12/31/2012	19,566	10.22	to	9.89	193,463	1.70	1.25	to	1.65	13.43	to	12.97
	12/31/2011	19,813	9.01	to	8.75	173,406	1.38	1.25	to	1.65	(5.18)	to	(5.56)
	12/31/2010	19,583	9.50	to	9.27	181,475	1.09	1.25	to	1.65	10.02	to	9.58
	12/31/2009	18,787	8.64	to	8.46	158,872	2.18	1.25	to	1.65	17.59	to	17.12
AllianzGI NFJ Dividend Value Class A Shares
	12/31/2013	19,211	11.73	to	11.41	221,965	2.27	1.25	to	1.65	27.05	to	26.54
	12/31/2012	18,752	9.23	to	9.02	170,909	2.49	1.25	to	1.65	12.51	to	12.06
	12/31/2011	17,448	8.21	to	8.05	141,647	2.81	1.25	to	1.65	1.82	to	1.42
	12/31/2010	15,546	8.06	to	7.94	124,163	3.35	1.25	to	1.65	11.68	to	11.24
	12/31/2009	17,555	7.22	to	7.13	125,855	3.94	1.25	to	1.65	11.51	to	11.06
AllianzGI NFJ Mid-Cap Value Class A Shares
	12/31/2013	9,085	16.70	to	16.09	286,923	0.78	1.25	to	1.65	30.31	to	29.79
	12/31/2012	12,406	12.81	to	12.40	300,821	1.61	1.25	to	1.65	13.91	to	13.46
	12/31/2011	16,458	11.25	to	10.93	350,502	0.84	1.25	to	1.65	(2.48)	to	(2.87)
	12/31/2010	34,618	11.53	to	11.25	756,403	4.13	1.25	to	1.65	19.00	to	18.53
	12/31/2009	35,746	9.69	to	9.49	656,664	1.63	1.25	to	1.65	31.91	to	31.38
AllianzGI NFJ Small-Cap Value Class A Shares
	12/31/2013	31,950	23.39	to	22.54	1,078,559	1.03	1.25	to	1.65	29.92	to	29.40
	12/31/2012	39,273	18.00	to	17.42	1,018,158	1.27	1.25	to	1.65	8.96	to	8.52
	12/31/2011	50,387	16.52	to	16.05	1,169,287	1.32	1.25	to	1.65	0.85	to	0.46
	12/31/2010	70,044	16.38	to	15.98	1,623,491	1.60	1.25	to	1.65	23.35	to	22.87
	12/31/2009	75,543	13.28	to	13.01	1,432,239	1.92	1.25	to	1.65	22.40	to	21.92

27

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
American Century Equity Income A Class
	12/31/2013	16,813	$16.28	to	$15.69	$362,423	2.07%	1.25%	to	1.65%	17.82%	to	17.35%
	12/31/2012	21,159	13.82	to	13.37	388,611	2.19	1.25	to	1.65	9.85	to	9.41
	12/31/2011	27,740	12.58	to	12.22	465,154	2.37	1.25	to	1.65	2.03	to	1.63
	12/31/2010	28,230	12.33	to	12.02	464,147	2.84	1.25	to	1.65	11.61	to	11.17
	12/31/2009	30,392	11.04	to	10.81	448,345	2.66	1.25	to	1.65	10.56	to	10.12
American Century Ultra® A Class
	12/31/2013	—	16.76	to	16.15	—	—	1.25	to	1.65	34.89	to	34.35
	12/31/2012	—	12.42	to	12.02	—	—	1.25	to	1.65	12.47	to	12.02
	12/31/2011	—	11.05	to	10.73	—	—	1.25	to	1.65	(0.29)	to	(0.68)
	12/31/2010	—	11.08	to	10.81	—	—	1.25	to	1.65	14.86	to	14.41
	12/31/2009	—	9.64	to	9.44	—	—	1.25	to	1.65	33.37	to	32.84
American Funds - Bond Fund of America Class F -1 Shares
	12/31/2013	40,543	12.15	to	11.71	480,006	2.32	1.25	to	1.65	(3.24)	to	(3.63)
	12/31/2012	56,090	12.56	to	12.16	690,181	2.58	1.25	to	1.65	4.57	to	4.15
	12/31/2011	69,166	12.01	to	11.67	816,238	3.14	1.25	to	1.65	5.17	to	4.76
	12/31/2010	106,259	11.42	to	11.14	1,195,979	3.92	1.25	to	1.65	5.96	to	5.54
	12/31/2009	235,096	10.78	to	10.56	2,501,937	4.68	1.25	to	1.65	13.51	to	13.06
American Funds - EuroPacific Growth Fund® Class F -1 Shares
	12/31/2013	20,588	19.88	to	19.16	399,827	0.81	1.25	to	1.65	18.64	to	18.17
	12/31/2012	26,357	16.75	to	16.21	433,743	1.54	1.25	to	1.65	17.72	to	17.25
	12/31/2011	39,428	11.63	to	11.30	552,465	1.35	1.25	to	1.65	(3.04)	to	(3.43)
	12/31/2010	57,561	16.68	to	16.27	946,654	1.54	1.25	to	1.65	8.03	to	7.61
	12/31/2009	355,631	15.44	to	15.12	5,421,789	2.14	1.25	to	1.65	37.38	to	36.83
American Funds - Growth Fund of America® Class F -1 Shares
	12/31/2013	87,932	19.41	to	18.70	1,661,152	0.28	1.25	to	1.65	32.13	to	31.60
	12/31/2012	100,606	14.69	to	14.21	1,445,758	0.81	1.25	to	1.65	19.02	to	18.55
	12/31/2011	119,525	12.34	to	11.99	1,447,038	0.64	1.25	to	1.65	(6.01)	to	(6.38)
	12/31/2010	185,246	13.13	to	12.81	2,393,400	0.89	1.25	to	1.65	10.91	to	10.47
	12/31/2009	193,710	11.84	to	11.59	2,262,361	0.79	1.25	to	1.65	32.91	to	32.38
American Funds - Income Fund of America® Class F -1 Shares
	12/31/2013	27,951	17.07	to	16.45	464,536	3.23	1.25	to	1.65	16.63	to	16.16
	12/31/2012	36,774	14.63	to	14.16	528,364	3.56	1.25	to	1.65	10.53	to	10.09
	12/31/2011	54,562	13.24	to	12.86	711,235	3.76	1.25	to	1.65	4.24	to	3.83
	12/31/2010	69,678	12.70	to	12.39	873,216	4.70	1.25	to	1.65	10.56	to	10.12
	12/31/2009	72,111	11.49	to	11.25	819,188	5.02	1.25	to	1.65	22.85	to	22.36
American Funds - Investment Company of America® Class F -1 Shares
	12/31/2013	16,290	17.35	to	16.72	277,785	1.64	1.25	to	1.65	30.68	to	30.16
	12/31/2012	24,996	13.27	to	12.84	328,512	2.17	1.25	to	1.65	14.14	to	13.68
	12/31/2011	36,961	11.63	to	11.30	425,341	1.58	1.25	to	1.65	(3.04)	to	(3.43)
	12/31/2010	95,133	12.00	to	11.70	1,122,549	2.12	1.25	to	1.65	9.42	to	8.99
	12/31/2009	98,208	10.96	to	10.73	1,061,701	2.57	1.25	to	1.65	25.63	to	25.13
American Funds - The Bond Fund of America Class A Shares
	12/31/2013	86,280	14.61	to	14.61	1,260,709	2.31	1.30	to	1.30	(3.26)	to	(3.26)
	12/31/2012	120,834	15.10	to	15.10	1,825,029	2.60	1.30	to	1.30	4.53	to	4.53
	12/31/2011	135,070	14.45	to	14.45	1,951,624	3.19	1.30	to	1.30	5.15	to	5.15
	12/31/2010	170,329	13.74	to	13.74	2,340,537	3.79	1.30	to	1.30	5.93	to	5.93
	12/31/2009	186,872	12.97	to	12.97	2,424,098	4.76	1.30	to	1.30	13.45	to	13.45
American Funds - The Growth Fund of America® Class A Shares
	12/31/2013	186,241	27.07	to	27.07	5,040,812	0.29	1.30	to	1.30	32.06	to	32.06
	12/31/2012	249,989	20.49	to	20.49	5,123,454	0.81	1.30	to	1.30	18.98	to	18.98
	12/31/2011	286,371	17.23	to	17.23	4,932,782	0.62	1.30	to	1.30	(6.11)	to	(6.11)
	12/31/2010	422,319	18.35	to	18.35	7,747,873	0.87	1.30	to	1.30	10.84	to	10.84
	12/31/2009	454,694	16.55	to	16.55	7,526,055	0.88	1.30	to	1.30	32.75	to	32.75

28

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
American Funds - The Income Fund of America® Class A Shares
	12/31/2013		104,006	$23.66	to	$23.66	$2,460,958	3.35%	1.30%	to	1.30%	16.73%	to	16.73%
	12/31/2012		130,390	20.27	to	20.27	2,643,049	3.81	1.30	to	1.30	10.50	to	10.50
	12/31/2011		150,588	18.34	to	18.34	2,762,289	3.80	1.30	to	1.30	4.23	to	4.23
	12/31/2010		195,093	17.60	to	17.60	3,433,396	4.71	1.30	to	1.30	10.53	to	10.53
	12/31/2009		218,221	15.92	to	15.92	3,474,431	5.06	1.30	to	1.30	22.86	to	22.86
American Funds - The Investment Company of America Class A Shares
	12/31/2013		144,916	23.37	to	23.37	3,387,304	1.78	1.30	to	1.30	30.72	to	30.72
	12/31/2012		173,573	17.88	to	17.88	3,103,749	2.39	1.30	to	1.30	14.10	to	14.10
	12/31/2011		190,873	15.67	to	15.67	2,991,243	1.80	1.30	to	1.30	(3.01)	to	(3.01)
	12/31/2010		262,550	16.16	to	16.16	4,242,384	2.15	1.30	to	1.30	9.44	to	9.44
	12/31/2009		291,184	14.77	to	14.77	4,299,381	2.55	1.30	to	1.30	25.54	to	25.54
BlackRock Basic Value Investor A Shares
	12/31/2013		62,657	17.54	to	16.90	1,512,528	1.09	1.25	to	1.65	36.24	to	35.70
	12/31/2012		95,333	12.87	to	12.46	1,712,643	1.72	1.25	to	1.65	12.36	to	11.92
	12/31/2011		121,419	11.46	to	11.13	1,951,740	1.49	1.25	to	1.65	(4.21)	to	(4.59)
	12/31/2010		140,112	11.96	to	11.66	2,347,183	1.26	1.25	to	1.65	11.27	to	10.83
	12/31/2009		225,758	10.75	to	10.52	2,606,107	3.92	1.25	to	1.65	28.83	to	28.32
BlackRock Capital Appreciation Investor A Shares
	12/31/2013		199,268	17.98	to	17.33	3,862,004	—	1.25	to	1.65	32.14	to	31.61
	12/31/2012		390,620	13.61	to	13.17	5,664,687	0.19	1.25	to	1.65	12.51	to	12.06
	12/31/2011		463,581	12.09	to	11.75	5,990,336	—	1.25	to	1.65	(10.25)	to	(10.61)
	12/31/2010		436,848	13.48	to	13.14	6,323,694	—	1.25	to	1.65	17.83	to	17.37
	12/31/2009		255,031	11.44	to	11.20	2,973,822	0.57	1.25	to	1.65	34.85	to	34.32
BlackRock Global Allocation Investor A Shares
	12/31/2013		292,077	18.74	to	18.06	6,525,135	1.16	1.25	to	1.65	13.01	to	12.56
	12/31/2012		332,548	16.58	to	16.05	6,740,115	1.17	1.25	to	1.65	8.64	to	8.21
	12/31/2011		361,370	15.26	to	14.83	6,826,325	1.68	1.25	to	1.65	(4.89)	to	(5.27)
	12/31/2010		435,248	16.05	to	15.65	8,789,971	1.16	1.25	to	1.65	8.50	to	8.07
	12/31/2009		416,490	14.79	to	14.49	7,810,897	2.24	1.25	to	1.65	20.13	to	19.66
BlackRock Global Opportunities Investor A Shares
	12/31/2013		6,751	14.79	to	14.65	98,927	—	1.25	to	1.65	28.30	to	27.79
	12/31/2012		5,177	11.53	to	11.47	59,369	1.08	1.25	to	1.65	13.11	to	12.65
	12/31/2011	(1)	5,221	10.19	to	10.18	53,141	0.20	1.25	to	1.65	1.91	to	1.79
BlackRock Global SmallCap Investor A Shares
	12/31/2013		6,427	21.97	to	21.18	137,417	0.71	1.25	to	1.65	33.72	to	33.19
	12/31/2012		6,478	16.43	to	15.90	103,877	2.87	1.25	to	1.65	15.11	to	14.65
	12/31/2011		6,533	14.27	to	13.87	91,303	1.05	1.25	to	1.65	(11.79)	to	(12.13)
	12/31/2010		6,591	16.18	to	15.78	104,708	0.57	1.25	to	1.65	16.85	to	16.39
	12/31/2009		6,651	13.85	to	13.56	90,687	—	1.25	to	1.65	33.04	to	32.51
BlackRock High Yield Bond Investor A Shares
	12/31/2013		82,708	12.64	to	12.52	1,039,562	5.37	1.25	to	1.65	7.60	to	7.18
	12/31/2012		36,984	11.75	to	11.69	433,040	6.13	1.25	to	1.65	15.35	to	14.89
	12/31/2011	(1)	37,204	10.18	to	10.17	378,580	2.38	1.25	to	1.65	1.84	to	1.71
BlackRock International Investor A Shares
	12/31/2013		2,932	12.53	to	12.41	36,462	1.52	1.25	to	1.65	20.70	to	20.22
	12/31/2012		3,537	10.38	to	10.32	36,545	0.79	1.25	to	1.65	12.92	to	12.47
	12/31/2011	(1)	5,200	9.19	to	9.18	47,742	0.53	1.25	to	1.65	(8.08)	to	(8.22)
BlackRock International Index Investor A Shares
	12/31/2013		6,821	15.79	to	15.21	103,869	2.35	1.25	to	1.65	19.70	to	19.22
	12/31/2012		6,875	13.19	to	12.76	87,814	3.15	1.25	to	1.65	16.86	to	16.39
	12/31/2011		6,937	11.29	to	10.96	76,121	2.87	1.25	to	1.65	(13.92)	to	(14.25)
	12/31/2010		7,001	13.11	to	12.79	89,578	2.86	1.25	to	1.65	5.70	to	5.29
	12/31/2009		7,066	12.40	to	12.15	85,866	2.50	1.25	to	1.65	26.41	to	25.91

29

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
BlackRock Large Cap Core Investor A Shares
	12/31/2013		18,384	$17.02	to	$16.40	$304,044	—%	1.25%	to	1.65%	31.81%	to	31.29%
	12/31/2012		19,814	12.91	to	12.49	249,342	1.73	1.25	to	1.65	12.81	to	12.36
	12/31/2011		20,671	11.44	to	11.12	231,349	0.43	1.25	to	1.65	(1.26)	to	(1.65)
	12/31/2010		12,791	11.59	to	11.31	146,488	—	1.25	to	1.65	9.65	to	9.22
	12/31/2009		21,657	10.57	to	10.35	227,509	1.16	1.25	to	1.65	18.97	to	18.49
BlackRock Large Cap Growth Investor A Shares
	12/31/2013		26,203	18.03	to	17.37	457,116	—	1.25	to	1.65	31.36	to	30.83
	12/31/2012		39,289	13.72	to	13.28	523,124	1.94	1.25	to	1.65	13.04	to	12.59
	12/31/2011		38,790	12.14	to	11.79	458,314	0.17	1.25	to	1.65	(1.06)	to	(1.45)
	12/31/2010		30,498	12.27	to	11.97	365,838	—	1.25	to	1.65	10.59	to	10.15
	12/31/2009		225,544	11.10	to	10.87	2,468,709	0.26	1.25	to	1.65	29.32	to	28.81
BlackRock Large Cap Value Investor A Shares
	12/31/2013		30,126	16.16	to	15.58	470,137	—	1.25	to	1.65	31.08	to	30.56
	12/31/2012		31,140	12.33	to	11.93	372,116	1.97	1.25	to	1.65	11.07	to	10.63
	12/31/2011		39,272	11.10	to	10.78	424,729	0.64	1.25	to	1.65	(4.17)	to	(4.55)
	12/31/2010		33,521	11.58	to	11.30	380,607	0.76	1.25	to	1.65	9.03	to	8.60
	12/31/2009		34,916	10.62	to	10.40	364,811	0.95	1.25	to	1.65	12.72	to	12.27
BlackRock Low Duration Bond Investor A Shares
	12/31/2013		1,467	10.25	to	10.15	14,901	1.80	1.25	to	1.65	(0.27)	to	(0.67)
	12/31/2012		1,480	10.28	to	10.22	15,124	2.14	1.25	to	1.65	3.53	to	3.12
	12/31/2011	(1)	1,492	9.93	to	9.91	14,791	1.18	1.25	to	1.65	(0.69)	to	(0.87)
BlackRock S&P 500 Stock Investor A Shares
	12/31/2013	(1)	172,467	11.92	to	11.89	2,055,287	1.27	1.25	to	1.65	—	to	—
BlackRock Small Cap Index Investor A Shares
	12/31/2013		—	19.44	to	18.73	—	—	1.25	to	1.65	37.00	to	36.45
	12/31/2012		—	14.19	to	13.73	—	—	1.25	to	1.65	14.52	to	14.06
	12/31/2011		—	12.39	to	12.04	—	—	1.25	to	1.65	(5.93)	to	(6.30)
	12/31/2010		—	13.17	to	12.85	—	—	1.25	to	1.65	24.79	to	24.30
	12/31/2009		—	10.55	to	10.33	—	—	1.25	to	1.65	24.79	to	24.30
BlackRock Total Return Investor A Shares
	12/31/2013		23,308	12.73	to	12.27	301,007	3.24	1.25	to	1.65	(1.74)	to	(2.13)
	12/31/2012		26,098	12.95	to	12.54	346,137	3.62	1.25	to	1.65	8.35	to	7.92
	12/31/2011		28,013	11.96	to	11.62	344,165	3.70	1.25	to	1.65	3.03	to	2.62
	12/31/2010		29,561	11.60	to	11.32	352,526	4.11	1.25	to	1.65	8.37	to	7.95
	12/31/2009		36,310	10.71	to	10.49	398,707	5.28	1.25	to	1.65	14.47	to	14.01
BlackRock U.S. Government Bond Investor A Shares
	12/31/2013		208,818	10.03	to	9.93	2,091,692	1.83	1.25	to	1.65	(3.76)	to	(4.14)
	12/31/2012		213,816	10.42	to	10.36	2,226,473	1.39	1.25	to	1.65	1.19	to	0.78
	12/31/2011	(1)	166,715	10.30	to	10.28	1,716,472	0.96	1.25	to	1.65	2.98	to	2.80
BlackRock Value Opportunities Investor A Shares
	12/31/2013		42,518	18.04	to	17.38	1,050,665	—	1.25	to	1.65	40.64	to	40.08
	12/31/2012		52,382	12.82	to	12.41	957,752	—	1.25	to	1.65	11.79	to	11.34
	12/31/2011		58,033	11.47	to	11.14	958,804	—	1.25	to	1.65	(3.97)	to	(4.35)
	12/31/2010		92,183	11.95	to	11.65	1,647,076	0.01	1.25	to	1.65	26.63	to	26.14
	12/31/2009		101,261	9.43	to	9.24	1,434,159	0.13	1.25	to	1.65	26.05	to	25.55
Cohen & Steers Realty Income Class A Shares
	12/31/2013		4,999	15.96	to	15.39	77,565	1.94	1.25	to	1.65	3.15	to	2.73
	12/31/2012		5,260	15.48	to	14.98	79,332	1.73	1.25	to	1.65	15.57	to	15.11
	12/31/2011		5,547	13.39	to	13.01	72,607	1.70	1.25	to	1.65	4.77	to	4.36
	12/31/2010		5,847	12.78	to	12.47	73,255	2.12	1.25	to	1.65	25.07	to	24.58
	12/31/2009		6,831	10.22	to	10.01	68,692	3.78	1.25	to	1.65	35.72	to	35.18

30

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Columbia Acorn International Class A Shares
	12/31/2013		157,927	$13.17	to	$12.81	$2,044,352	2.50%	1.25%	to	1.65%	20.48%	to	20.00%
	12/31/2012		140,176	10.93	to	10.68	1,509,181	1.46	1.25	to	1.65	19.70	to	19.22
	12/31/2011		149,133	9.13	to	8.96	1,345,291	2.55	1.25	to	1.65	(15.43)	to	(15.76)
	12/31/2010		140,941	10.80	to	10.63	1,507,624	0.81	1.25	to	1.65	20.73	to	20.25
	12/31/2009		8,171	8.94	to	8.84	72,349	1.50	1.25	to	1.65	48.53	to	47.94
Columbia Acorn USA Class A Shares
	12/31/2013		51,800	19.96	to	19.23	1,008,735	—	1.25	to	1.65	30.70	to	30.18
	12/31/2012		47,388	15.27	to	14.78	708,342	0.40	1.25	to	1.65	17.20	to	16.73
	12/31/2011		52,197	13.03	to	12.66	667,474	—	1.25	to	1.65	(6.38)	to	(6.74)
	12/31/2010		56,419	13.92	to	13.57	772,372	—	1.25	to	1.65	21.27	to	20.79
	12/31/2009		62,647	11.48	to	11.24	708,845	—	1.25	to	1.65	39.32	to	38.76
Columbia Marsico Growth Class A Shares
	12/31/2013		10,082	14.42	to	13.97	142,943	—	1.25	to	1.65	33.83	to	33.29
	12/31/2012		10,285	10.77	to	10.48	109,189	0.25	1.25	to	1.65	10.89	to	10.45
	12/31/2011		13,009	9.71	to	9.49	124,823	—	1.25	to	1.65	(2.98)	to	(3.36)
	12/31/2010		14,540	10.01	to	9.82	143,966	—	1.25	to	1.65	17.96	to	17.50
	12/31/2009		10,543	8.49	to	8.36	88,645	0.59	1.25	to	1.65	27.47	to	26.97
Columbia Mid Cap Growth Class A Shares
	12/31/2013		—	12.25	to	12.12	—	—	1.25	to	1.65	29.24	to	28.72
	12/31/2012		—	9.48	to	9.41	—	—	1.25	to	1.65	9.39	to	8.95
	12/31/2011	(1)	—	8.67	to	8.64	—	—	1.25	to	1.65	(13.34)	to	(13.59)
Columbia Select Smaller-Cap Value Class A Shares
	12/31/2013		40,709	33.38	to	33.38	1,358,699	—	1.30	to	1.30	46.24	to	46.24
	12/31/2012		25,234	22.82	to	22.82	575,913	—	1.30	to	1.30	13.95	to	13.95
	12/31/2011		29,675	20.03	to	20.03	594,370	—	1.30	to	1.30	(10.58)	to	(10.58)
	12/31/2010		29,795	22.40	to	22.40	667,369	—	1.30	to	1.30	25.22	to	25.22
	12/31/2009		11,897	17.89	to	17.89	212,795	—	1.30	to	1.30	34.64	to	34.64
Davis New York Venture Class A Shares
	12/31/2013		162,764	16.64	to	16.03	3,269,348	0.50	1.25	to	1.65	32.89	to	32.36
	12/31/2012		185,402	12.52	to	12.11	2,922,495	1.23	1.25	to	1.65	11.32	to	10.88
	12/31/2011		238,033	11.25	to	10.93	3,424,121	0.50	1.25	to	1.65	(5.96)	to	(6.33)
	12/31/2010		337,045	11.96	to	11.66	5,177,413	1.05	1.25	to	1.65	10.73	to	10.29
	12/31/2009		772,821	10.80	to	10.57	10,565,857	0.82	1.25	to	1.65	30.42	to	29.90
Delaware Smid Cap Growth Class A Shares
	12/31/2013		13,714	18.31	to	18.07	250,263	—	1.25	to	1.65	39.09	to	38.53
	12/31/2012		29,267	13.16	to	13.05	384,566	—	1.25	to	1.65	9.00	to	8.57
	12/31/2011		37,308	12.07	to	12.02	450,113	—	1.25	to	1.65	6.63	to	6.21
	12/31/2010	(1)	42,963	11.32	to	11.31	486,416	1.35	1.25	to	1.65	13.23	to	13.13
Dreyfus Appreciation Investor Shares
	12/31/2013		82,486	16.75	to	16.14	1,346,337	1.76	1.25	to	1.65	19.94	to	19.46
	12/31/2012		108,382	13.96	to	13.51	1,479,989	1.58	1.25	to	1.65	8.81	to	8.37
	12/31/2011		132,267	12.83	to	12.47	1,664,610	1.50	1.25	to	1.65	6.30	to	5.88
	12/31/2010		118,476	12.07	to	11.77	1,409,104	3.76	1.25	to	1.65	13.84	to	13.39
	12/31/2009		9,112	10.60	to	10.38	95,617	0.38	1.25	to	1.65	19.51	to	19.03
Eaton Vance Floating-Rate Class A Shares
	12/31/2013		1,777	13.04	to	12.56	22,325	3.44	1.25	to	1.65	3.24	to	2.83
	12/31/2012		178	12.63	to	12.22	2,176	4.42	1.25	to	1.65	6.78	to	6.36
	12/31/2011		1,149	11.82	to	11.49	13,363	3.99	1.25	to	1.65	0.84	to	0.45
	12/31/2010		1,160	11.73	to	11.44	13,404	2.87	1.25	to	1.65	7.92	to	7.50
	12/31/2009		—	10.87	to	10.64	—	8.39	1.25	to	1.65	44.38	to	43.80

31

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Eaton Vance Large-Cap Value Class A Shares
	12/31/2013		180,530	$12.11	to	$11.79	$2,151,695	1.22%	1.25%	to	1.65%	27.74%	to	27.23%
	12/31/2012		207,415	9.48	to	9.27	1,940,800	1.65	1.25	to	1.65	14.33	to	13.87
	12/31/2011		283,364	8.29	to	8.14	2,323,915	1.47	1.25	to	1.65	(5.66)	to	(6.03)
	12/31/2010		328,263	8.79	to	8.66	2,859,728	0.99	1.25	to	1.65	8.69	to	8.26
	12/31/2009		223,005	8.09	to	8.00	1,791,435	1.24	1.25	to	1.65	15.56	to	15.10
Federated Equity Income Class A Shares
	12/31/2013	(1)	5,158	11.94	to	11.91	61,420	0.97	1.25	to	1.65	—	to	—
Federated Kaufmann Class A Shares
	12/31/2013		26,139	19.87	to	19.15	501,962	—	1.25	to	1.65	38.60	to	38.05
	12/31/2012		16,261	14.34	to	13.88	226,567	—	1.25	to	1.65	15.85	to	15.39
	12/31/2011		17,945	12.38	to	12.02	216,844	—	1.25	to	1.65	(14.68)	to	(15.02)
	12/31/2010		15,839	14.51	to	14.15	225,552	0.69	1.25	to	1.65	17.07	to	16.61
	12/31/2009		43,922	12.39	to	12.13	536,912	0.17	1.25	to	1.65	28.07	to	27.56
Fidelity Advisor® Equity Growth Class A Shares
	12/31/2013		13,620	17.77	to	17.12	306,682	—	1.25	to	1.65	33.95	to	33.42
	12/31/2012		22,520	13.26	to	12.83	378,720	—	1.25	to	1.65	12.77	to	12.32
	12/31/2011		18,136	11.76	to	11.43	270,607	—	1.25	to	1.65	(1.27)	to	(1.65)
	12/31/2010		18,717	11.91	to	11.62	282,999	—	1.25	to	1.65	22.04	to	21.56
	12/31/2009		19,400	9.76	to	9.56	240,457	—	1.25	to	1.65	26.32	to	25.82
Fidelity Advisor® Overseas Class A Shares
	12/31/2013		2,900	24.54	to	24.54	71,166	0.90	1.30	to	1.30	28.98	to	28.98
	12/31/2012		3,104	19.02	to	19.02	59,041	1.35	1.30	to	1.30	19.21	to	19.21
	12/31/2011		3,535	15.96	to	15.96	56,409	0.68	1.30	to	1.30	(18.92)	to	(18.92)
	12/31/2010		9,796	19.68	to	19.68	192,809	1.05	1.30	to	1.30	11.65	to	11.65
	12/31/2009		17,710	17.63	to	17.63	312,211	1.36	1.30	to	1.30	24.68	to	24.68
Fidelity Advisor® Stock Selector Mid Cap Class A Shares
	12/31/2013		1,689	27.10	to	27.10	45,755	0.02	1.30	to	1.30	29.21	to	29.21
	12/31/2012		1,691	20.97	to	20.97	35,461	0.55	1.30	to	1.30	17.77	to	17.77
	12/31/2011		2,124	17.81	to	17.81	37,817	0.45	1.30	to	1.30	(6.31)	to	(6.31)
	12/31/2010		2,901	19.01	to	19.01	55,135	—	1.30	to	1.30	22.36	to	22.36
	12/31/2009		2,908	15.53	to	15.53	45,170	0.19	1.30	to	1.30	44.89	to	44.89
Franklin Templeton Foreign Class A Shares
	12/31/2013		360,971	18.22	to	17.56	7,362,377	1.44	1.25	to	1.65	25.59	to	25.09
	12/31/2012		395,853	14.51	to	14.04	6,310,029	2.15	1.25	to	1.65	17.08	to	16.61
	12/31/2011		474,940	12.39	to	12.04	6,511,163	2.29	1.25	to	1.65	(13.79)	to	(14.13)
	12/31/2010		549,451	14.38	to	14.02	8,789,225	1.43	1.25	to	1.65	7.16	to	6.74
	12/31/2009		152,974	13.41	to	13.14	2,561,808	1.62	1.25	to	1.65	47.87	to	47.29
Franklin Templeton Growth Class A Shares
	12/31/2013		15,022	15.86	to	15.28	257,328	1.05	1.25	to	1.65	28.54	to	28.03
	12/31/2012		22,565	12.34	to	11.94	328,400	1.85	1.25	to	1.65	20.03	to	19.55
	12/31/2011		26,779	10.28	to	9.99	336,161	2.02	1.25	to	1.65	(7.54)	to	(7.90)
	12/31/2010		26,160	11.12	to	10.84	358,173	2.09	1.25	to	1.65	6.21	to	5.79
	12/31/2009		15,779	10.47	to	10.25	233,067	1.79	1.25	to	1.65	29.19	to	28.67
Invesco American Franchise Fund Class A Shares
	12/31/2013	(1)	1,214	11.37	to	11.37	13,800	0.11	1.30	to	1.30	—	to	—
Invesco Charter Class A Shares
	12/31/2013		73,037	15.98	to	15.98	1,166,935	1.07	1.30	to	1.30	26.68	to	26.68
	12/31/2012		64,898	12.61	to	12.61	818,497	0.98	1.30	to	1.30	11.60	to	11.60
	12/31/2011		79,090	11.30	to	11.30	893,779	0.59	1.30	to	1.30	(1.39)	to	(1.39)
	12/31/2010		92,665	11.46	to	11.46	1,061,922	—	1.30	to	1.30	6.71	to	6.71
	12/31/2009		73,237	10.74	to	10.74	786,470	0.13	1.30	to	1.30	28.50	to	28.50

32

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Invesco Comstock Class A Shares
	12/31/2013		269,726	$17.49	to	$16.86	$5,270,396	1.35%	1.25%	to	1.65%	33.56%	to	33.03%
	12/31/2012		290,762	13.10	to	12.67	4,366,245	1.54	1.25	to	1.65	17.42	to	16.95
	12/31/2011		390,930	11.15	to	10.84	5,029,017	1.31	1.25	to	1.65	(3.18)	to	(3.56)
	12/31/2010		370,480	11.52	to	11.24	5,063,964	1.10	1.25	to	1.65	14.18	to	13.73
	12/31/2009		71,197	10.09	to	9.88	1,068,629	1.49	1.25	to	1.65	27.84	to	27.33
Invesco Equity and Income Class A Shares
	12/31/2013		11,651	22.78	to	22.78	265,406	1.80	1.30	to	1.30	23.35	to	23.35
	12/31/2012		21,727	18.47	to	18.47	401,254	2.06	1.30	to	1.30	11.42	to	11.42
	12/31/2011		33,847	16.57	to	16.57	561,008	1.85	1.30	to	1.30	(2.50)	to	(2.50)
	12/31/2010		37,136	17.00	to	17.00	631,274	1.98	1.30	to	1.30	10.95	to	10.95
	12/31/2009		46,322	15.32	to	15.32	709,709	2.16	1.30	to	1.30	21.92	to	21.92
Invesco Mid Cap Core Equity Class A Shares
	12/31/2013		4,289	17.96	to	17.31	75,523	—	1.25	to	1.65	27.59	to	27.08
	12/31/2012		3,473	14.08	to	13.62	48,015	0.46	1.25	to	1.65	9.01	to	8.57
	12/31/2011		4,347	12.92	to	12.55	55,286	—	1.25	to	1.65	(7.40)	to	(7.76)
	12/31/2010		4,276	13.95	to	13.60	58,965	—	1.25	to	1.65	11.13	to	10.70
	12/31/2009		56,785	12.55	to	12.29	703,973	0.14	1.25	to	1.65	28.55	to	28.04
Invesco Mid Cap Growth Class A Shares
	12/31/2013		28,350	16.04	to	16.04	454,596	—	1.30	to	1.30	35.24	to	35.24
	12/31/2012		29,997	11.86	to	11.86	355,664	—	1.30	to	1.30	10.32	to	10.32
	12/31/2011		27,351	10.75	to	10.75	293,956	—	1.30	to	1.30	(10.27)	to	(10.27)
	12/31/2010		30,632	11.98	to	11.98	366,902	—	1.30	to	1.30	25.71	to	25.71
	12/31/2009		27,693	9.53	to	9.53	263,862	—	1.30	to	1.30	57.25	to	57.25
Invesco Value Opportunities Class A Shares
	12/31/2013		27,071	1.39	to	1.38	37,331	1.11	1.25	to	1.65	30.86	to	30.34
	12/31/2012		26,968	1.06	to	1.06	28,532	1.00	1.25	to	1.65	16.22	to	15.75
	12/31/2011	(1)	28,157	0.92	to	0.91	25,736	0.01	1.25	to	1.65	(90.84)	to	(90.86)
Janus Enterprise Class A Shares
	12/31/2013		2,330	22.81	to	22.41	52,451	—	1.25	to	1.65	28.79	to	28.28
	12/31/2012		3,501	17.71	to	17.47	61,308	—	1.25	to	1.65	15.87	to	15.41
	12/31/2011		1,427	15.29	to	15.14	21,713	—	1.25	to	1.65	(3.16)	to	(3.54)
	12/31/2010		1,679	15.79	to	15.69	26,423	—	1.25	to	1.65	23.98	to	23.49
	12/31/2009	(1)	28,122	12.73	to	12.71	357,665	—	1.25	to	1.65	41.01	to	40.44
Janus Forty Class A Shares
	12/31/2013		5,266	16.03	to	15.60	82,684	0.71	1.25	to	1.65	30.16	to	29.65
	12/31/2012		9,062	12.32	to	12.04	109,983	0.46	1.25	to	1.65	22.24	to	21.75
	12/31/2011		6,460	10.08	to	9.89	64,613	0.38	1.25	to	1.65	(8.25)	to	(8.61)
	12/31/2010		12,045	10.98	to	10.82	131,444	—	1.25	to	1.65	4.46	to	4.05
	12/31/2009		232,938	10.51	to	10.40	2,432,516	—	1.25	to	1.65	42.04	to	41.47
JPMorgan Multi-Cap Market Neutral Class A Shares
	12/31/2013		9,105	9.24	to	8.96	81,990	—	1.25	to	1.65	2.80	to	2.38
	12/31/2012		11,209	8.99	to	8.75	98,935	—	1.25	to	1.65	(1.25)	to	(1.64)
	12/31/2011		11,413	9.10	to	8.89	102,292	—	1.25	to	1.65	(1.64)	to	(2.03)
	12/31/2010		11,698	9.25	to	9.08	106,886	—	1.25	to	1.65	(5.76)	to	(6.13)
	12/31/2009		11,865	9.82	to	9.67	115,354	—	1.25	to	1.65	(1.54)	to	(1.93)
JPMorgan Small Cap Growth Class A Shares
	12/31/2013		2,214	17.15	to	16.69	37,075	—	1.25	to	1.65	46.02	to	45.43
	12/31/2012		976	11.74	to	11.47	11,292	—	1.25	to	1.65	10.84	to	10.39
	12/31/2011		1,889	10.60	to	10.39	19,799	—	1.25	to	1.65	(4.72)	to	(5.10)
	12/31/2010		268	11.12	to	10.95	2,935	—	1.25	to	1.65	32.12	to	31.60
	12/31/2009		—	8.42	to	8.32	—	—	1.25	to	1.65	36.98	to	36.44

33

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Lord Abbett Affiliated Class A Shares
	12/31/2013		2,132	$15.06	to	$14.52	$31,597	2.08%	1.25%	to	1.65%	30.51%	to	29.99%
	12/31/2012		2,148	11.54	to	11.17	24,433	1.64	1.25	to	1.65	14.45	to	14.00
	12/31/2011		2,166	10.08	to	9.80	21,563	1.19	1.25	to	1.65	(8.97)	to	(9.33)
	12/31/2010		2,183	11.08	to	10.80	23,921	0.88	1.25	to	1.65	12.89	to	12.44
	12/31/2009		2,209	9.81	to	9.61	21,480	0.39	1.25	to	1.65	17.91	to	17.44
Lord Abbett Bond-Debenture Class A Shares
	12/31/2013		26,999	16.90	to	16.29	505,931	5.30	1.25	to	1.65	6.45	to	6.03
	12/31/2012		33,688	15.88	to	15.36	622,981	5.97	1.25	to	1.65	11.84	to	11.40
	12/31/2011		41,463	14.19	to	13.79	700,778	6.13	1.25	to	1.65	2.59	to	2.19
	12/31/2010		51,607	13.84	to	13.50	885,789	6.11	1.25	to	1.65	11.56	to	11.12
	12/31/2009		51,320	12.40	to	12.14	790,584	7.84	1.25	to	1.65	33.82	to	33.29
Lord Abbett Mid Cap Stock Class A Shares
	12/31/2013		68,591	17.00	to	16.39	1,456,007	0.31	1.25	to	1.65	28.70	to	28.19
	12/31/2012		87,156	13.21	to	12.79	1,546,444	0.64	1.25	to	1.65	13.06	to	12.61
	12/31/2011		102,776	11.69	to	11.35	1,593,531	0.10	1.25	to	1.65	(5.14)	to	(5.51)
	12/31/2010		155,665	12.32	to	12.01	2,618,806	—	1.25	to	1.65	24.00	to	23.51
	12/31/2009		173,946	9.93	to	9.73	2,361,599	0.62	1.25	to	1.65	25.10	to	24.60
Managers Cadence Capital Appreciation Investor Class
	12/31/2013		1,259	12.23	to	11.86	15,165	0.46	1.25	to	1.65	28.85	to	28.34
	12/31/2012		1,430	9.50	to	9.24	13,394	0.73	1.25	to	1.65	8.74	to	8.31
	12/31/2011		1,512	8.73	to	8.53	13,054	0.07	1.25	to	1.65	(4.26)	to	(4.64)
	12/31/2010		1,718	9.12	to	8.95	15,514	—	1.25	to	1.65	14.20	to	13.75
	12/31/2009		1,854	7.99	to	7.86	14,690	0.23	1.25	to	1.65	20.92	to	20.44
MFS® Growth Class A Shares
	12/31/2013		2,308	16.24	to	16.24	37,477	—	1.30	to	1.30	34.52	to	34.52
	12/31/2012		334	12.07	to	12.07	4,026	—	1.30	to	1.30	15.58	to	15.58
	12/31/2011	(1)	349	10.44	to	10.44	3,647	—	1.30	to	1.30	4.42	to	4.42
MFS® Mid Cap Growth Class A Shares
	12/31/2013		61,947	22.45	to	22.45	1,390,494	—	1.30	to	1.30	35.11	to	35.11
	12/31/2012		60,014	16.61	to	16.61	997,054	—	1.30	to	1.30	14.68	to	14.68
	12/31/2011		71,624	14.49	to	14.49	1,037,655	—	1.30	to	1.30	(7.32)	to	(7.32)
	12/31/2010		81,860	15.63	to	15.63	1,279,667	—	1.30	to	1.30	27.04	to	27.04
	12/31/2009		21,314	12.30	to	12.30	262,264	—	1.30	to	1.30	39.81	to	39.81
MFS® Research International Class A Shares
	12/31/2013		56,699	24.73	to	24.73	1,401,970	1.21	1.30	to	1.30	17.10	to	17.10
	12/31/2012		78,442	21.11	to	21.11	1,656,288	1.71	1.30	to	1.30	15.18	to	15.18
	12/31/2011		103,969	18.33	to	18.33	1,905,957	1.55	1.30	to	1.30	(12.04)	to	(12.04)
	12/31/2010		116,146	20.84	to	20.84	2,420,575	1.39	1.30	to	1.30	9.54	to	9.54
	12/31/2009		30,530	19.03	to	19.03	580,868	1.20	1.30	to	1.30	29.46	to	29.46
Oppenheimer Capital Appreciation Class A Shares
	12/31/2013		3,944	15.16	to	14.61	58,715	0.04	1.25	to	1.65	27.63	to	27.13
	12/31/2012		4,146	11.88	to	11.50	48,454	0.62	1.25	to	1.65	12.27	to	11.83
	12/31/2011		4,548	10.58	to	10.28	47,438	0.18	1.25	to	1.65	(2.79)	to	(3.17)
	12/31/2010		2,038	10.89	to	10.62	21,912	—	1.25	to	1.65	7.79	to	7.37
	12/31/2009		4,219	10.10	to	9.89	42,160	—	1.25	to	1.65	41.80	to	41.24
Oppenheimer Flexible Strategies Class A Shares
	12/31/2013		1,767	15.96	to	15.96	28,196	—	1.30	to	1.30	7.59	to	7.59
	12/31/2012		1,774	14.83	to	14.83	26,312	—	1.30	to	1.30	2.55	to	2.55
	12/31/2011		3,194	14.46	to	14.46	46,207	—	1.30	to	1.30	(7.54)	to	(7.54)
	12/31/2010		5,774	15.64	to	15.64	90,339	—	1.30	to	1.30	6.49	to	6.49
	12/31/2009		8,087	14.69	to	14.69	118,809	—	1.30	to	1.30	14.72	to	14.72

34

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Oppenheimer Global Class A Shares
	12/31/2013	10,022	$28.38	to	$28.38	$284,401	0.70%	1.30%	to	1.30%	25.14%	to	25.14%
	12/31/2012	12,228	22.68	to	22.68	277,295	1.04	1.30	to	1.30	19.19	to	19.19
	12/31/2011	12,899	19.03	to	19.03	245,431	1.72	1.30	to	1.30	(9.86)	to	(9.86)
	12/31/2010	13,783	21.11	to	21.11	290,963	0.78	1.30	to	1.30	14.19	to	14.19
	12/31/2009	25,344	18.49	to	18.49	468,508	0.55	1.30	to	1.30	37.41	to	37.41
Oppenheimer Main Street Class A Shares
	12/31/2013	4,824	17.14	to	16.52	105,512	0.57	1.25	to	1.65	29.91	to	29.40
	12/31/2012	6,346	13.20	to	12.77	106,904	0.95	1.25	to	1.65	15.10	to	14.64
	12/31/2011	9,996	11.47	to	11.14	134,261	0.40	1.25	to	1.65	(1.45)	to	(1.84)
	12/31/2010	16,211	11.63	to	11.35	221,221	0.56	1.25	to	1.65	14.35	to	13.90
	12/31/2009	19,004	10.17	to	9.96	229,267	0.75	1.25	to	1.65	27.17	to	26.66
Oppenheimer Main Street Small- & Mid-Cap Class A Shares
	12/31/2013	1,855	20.00	to	19.27	35,882	0.11	1.25	to	1.65	31.74	to	31.22
	12/31/2012	357	15.18	to	14.69	5,329	0.25	1.25	to	1.65	15.31	to	14.85
	12/31/2011	1,439	13.16	to	12.79	18,668	0.24	1.25	to	1.65	(3.85)	to	(4.23)
	12/31/2010	380	13.69	to	13.35	5,135	—	1.25	to	1.65	21.63	to	21.15
	12/31/2009	429	11.26	to	11.02	4,777	0.09	1.25	to	1.65	35.25	to	34.71
PIMCO CommodityRealReturn Strategy Class A Shares
	12/31/2013	66,118	9.82	to	9.46	635,483	0.68	1.25	to	1.65	(16.08)	to	(16.41)
	12/31/2012	67,438	11.70	to	11.32	773,750	1.93	1.25	to	1.65	3.51	to	3.09
	12/31/2011	64,042	11.30	to	10.98	711,683	22.48	1.25	to	1.65	(9.23)	to	(9.59)
	12/31/2010	71,553	12.45	to	12.14	878,140	9.81	1.25	to	1.65	21.98	to	21.50
	12/31/2009	82,701	10.21	to	9.99	833,827	6.44	1.25	to	1.65	37.77	to	37.22
PIMCO Low Duration Class A Shares
	12/31/2013	216,607	12.13	to	11.81	2,585,420	1.32	1.25	to	1.65	(1.47)	to	(1.87)
	12/31/2012	128,699	12.31	to	12.03	1,563,157	2.69	1.25	to	1.65	4.49	to	4.07
	12/31/2011	60,105	11.79	to	11.56	700,225	2.24	1.25	to	1.65	0.11	to	(0.28)
	12/31/2010	71,748	11.77	to	11.59	836,762	0.56	1.25	to	1.65	3.27	to	2.86
	12/31/2009	2,640	11.40	to	11.27	29,929	3.27	1.25	to	1.65	11.54	to	11.09
PIMCO Real Return Class A Shares
	12/31/2013	128,187	13.47	to	12.98	1,688,836	0.75	1.25	to	1.65	(10.54)	to	(10.89)
	12/31/2012	126,162	15.06	to	14.57	1,862,529	2.57	1.25	to	1.65	7.47	to	7.04
	12/31/2011	76,099	14.01	to	13.61	1,047,897	3.66	1.25	to	1.65	9.76	to	9.33
	12/31/2010	93,643	12.77	to	12.45	1,177,706	1.84	1.25	to	1.65	6.01	to	5.60
	12/31/2009	88,195	12.04	to	11.79	1,048,541	3.28	1.25	to	1.65	16.98	to	16.52
PIMCO Total Return Class A Shares
	12/31/2013	793,493	14.83	to	14.30	12,107,564	2.04	1.25	to	1.65	(3.52)	to	(3.90)
	12/31/2012	862,606	15.37	to	14.88	13,610,709	3.86	1.25	to	1.65	8.58	to	8.14
	12/31/2011	729,038	14.16	to	13.76	10,651,179	3.42	1.25	to	1.65	2.47	to	2.07
	12/31/2010	884,992	13.82	to	13.48	12,652,061	2.68	1.25	to	1.65	7.03	to	6.61
	12/31/2009	1,049,732	12.91	to	12.64	14,010,041	5.28	1.25	to	1.65	11.96	to	11.51
Pioneer Class A Shares
	12/31/2013	1,069	16.68	to	16.08	17,509	1.01	1.25	to	1.65	31.40	to	30.88
	12/31/2012	1,148	12.69	to	12.28	14,330	1.30	1.25	to	1.65	8.54	to	8.10
	12/31/2011	1,237	11.69	to	11.36	14,260	0.95	1.25	to	1.65	(5.76)	to	(6.13)
	12/31/2010	2,728	12.41	to	12.10	33,285	1.00	1.25	to	1.65	14.29	to	13.84
	12/31/2009	—	10.86	to	10.63	—	—	1.25	to	1.65	22.70	to	22.21
Pioneer Emerging Markets Class A Shares
	12/31/2013	19,863	10.59	to	10.26	206,221	0.35	1.25	to	1.65	(3.40)	to	(3.79)
	12/31/2012	20,640	10.96	to	10.66	222,297	0.43	1.25	to	1.65	9.95	to	9.51
	12/31/2011	22,520	9.97	to	9.74	221,113	—	1.25	to	1.65	(25.18)	to	(25.47)
	12/31/2010	25,782	13.32	to	13.07	339,180	—	1.25	to	1.65	14.73	to	14.28
	12/31/2009	72,367	11.61	to	11.43	832,205	0.23	1.25	to	1.65	71.41	to	70.73

35

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended		Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
Pioneer High Yield Class A Shares
	12/31/2013		19,281	$17.02	to	$16.40	$316,405	4.89%	1.25%	to	1.65%	10.91%	to	10.47%
	12/31/2012		12,531	15.34	to	14.85	186,399	5.21	1.25	to	1.65	13.59	to	13.13
	12/31/2011		13,555	13.51	to	13.12	178,385	5.38	1.25	to	1.65	(2.94)	to	(3.32)
	12/31/2010		14,986	13.92	to	13.57	203,884	5.71	1.25	to	1.65	16.14	to	15.69
	12/31/2009		40,886	11.98	to	11.73	482,490	6.47	1.25	to	1.65	60.21	to	59.57
Pioneer Real Estate Shares Class A Shares
	12/31/2013		15,661	12.67	to	12.38	194,291	2.45	1.25	to	1.65	(0.12)	to	(0.52)
	12/31/2012		488	12.68	to	12.44	6,128	1.67	1.25	to	1.65	14.30	to	13.84
	12/31/2011		1,773	11.10	to	10.93	19,520	1.89	1.25	to	1.65	7.55	to	7.13
	12/31/2010		2,042	10.32	to	10.20	20,939	2.24	1.25	to	1.65	26.67	to	26.18
	12/31/2009		41,881	8.14	to	8.08	339,570	3.75	1.25	to	1.65	28.54	to	28.02
Pioneer Select Mid Cap Growth Class A Shares
	12/31/2013		3,864	19.35	to	19.01	73,469	—	1.25	to	1.65	42.59	to	42.03
	12/31/2012		2,653	13.57	to	13.39	35,524	—	1.25	to	1.65	5.29	to	4.87
	12/31/2011		2,678	12.89	to	12.77	34,184	—	1.25	to	1.65	(3.73)	to	(4.11)
	12/31/2010		3,941	13.39	to	13.31	52,488	—	1.25	to	1.65	18.12	to	17.66
	12/31/2009	(1)	3,967	11.33	to	11.32	44,893	—	1.25	to	1.65	41.24	to	40.68
Putnam Fund for Growth and Income Class A Shares
	12/31/2013		2,259	21.01	to	21.01	47,459	1.42	1.30	to	1.30	33.63	to	33.63
	12/31/2012		988	15.72	to	15.72	15,524	1.32	1.30	to	1.30	17.34	to	17.34
	12/31/2011		2,420	13.40	to	13.40	32,419	1.38	1.30	to	1.30	(6.07)	to	(6.07)
	12/31/2010		2,860	14.26	to	14.26	40,785	1.09	1.30	to	1.30	12.61	to	12.61
	12/31/2009		4,416	12.67	to	12.67	55,928	1.32	1.30	to	1.30	27.73	to	27.73
Putnam International Equity Class A Shares
	12/31/2013		6,718	21.50	to	21.50	144,445	0.49	1.30	to	1.30	26.29	to	26.29
	12/31/2012		13,767	17.02	to	17.02	234,378	0.97	1.30	to	1.30	20.16	to	20.16
	12/31/2011		18,425	14.17	to	14.17	261,065	4.59	1.30	to	1.30	(16.62)	to	(16.62)
	12/31/2010		19,404	16.99	to	16.99	329,736	2.25	1.30	to	1.30	8.68	to	8.68
	12/31/2009		18,102	15.64	to	15.64	283,042	2.57	1.30	to	1.30	23.65	to	23.65
Putnam Voyager Class A Shares
	12/31/2013		29,436	22.82	to	22.82	671,771	0.64	1.30	to	1.30	42.07	to	42.07
	12/31/2012		74,604	16.06	to	16.06	1,198,386	1.12	1.30	to	1.30	12.91	to	12.91
	12/31/2011		100,987	14.23	to	14.23	1,436,763	—	1.30	to	1.30	(18.81)	to	(18.81)
	12/31/2010		77,141	17.52	to	17.52	1,351,789	0.50	1.30	to	1.30	19.06	to	19.06
	12/31/2009		27,548	14.72	to	14.72	405,462	1.99	1.30	to	1.30	61.86	to	61.86
Ready Assets Prime Money
	12/31/2013		54,098	10.33	to	9.95	549,629	—	1.25	to	1.65	(1.24)	to	(1.63)
	12/31/2012		63,507	10.46	to	10.12	653,676	—	1.25	to	1.65	(1.24)	to	(1.64)
	12/31/2011		110,467	10.59	to	10.29	1,151,977	—	1.25	to	1.65	(1.23)	to	(1.62)
	12/31/2010		101,152	10.72	to	10.46	1,067,169	—	1.25	to	1.65	(1.23)	to	(1.62)
	12/31/2009		156,991	10.85	to	10.63	1,678,506	0.29	1.25	to	1.65	(1.01)	to	(1.40)
TA Diversified Equity Class A Shares
	12/31/2013		183,358	13.09	to	12.99	2,390,019	0.81	1.25	to	1.65	30.26	to	29.74
	12/31/2012	(1)	321,489	10.05	to	10.02	3,224,581	—	1.25	to	1.65	—	to	—
TA Flexible Income Class A Shares
	12/31/2013		—	1.31	to	1.29	—	—	1.25	to	1.65	2.40	to	1.99
	12/31/2012		—	1.28	to	1.27	—	—	1.25	to	1.65	10.79	to	10.34
	12/31/2011		—	1.16	to	1.15	—	5.70	1.25	to	1.65	2.38	to	1.98
	12/31/2010		16,346	1.13	to	1.12	18,429	6.08	1.25	to	1.65	11.08	to	10.64
	12/31/2009	(1)	17,466	1.02	to	1.02	17,762	1.38	1.25	to	1.65	1.72	to	1.67

36

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

4. Financial Highlights (continued)

Subaccount	Year Ended	Units	Unit Fair Value Corresponding to Lowest to Highest Expense Ratio			Net Assets	Investment Income Ratio*	Expense Ratio** Lowest to Highest			Total Return*** Corresponding to Lowest to Highest Expense Ratio
TA Growth Opportunities Class A Shares
	12/31/2013	114,808	$15.64	to	$15.28	$1,767,493	—%	1.25%	to	1.65%	36.35%	to	35.80%
	12/31/2012	129,015	11.47	to	11.25	1,462,308	0.29	1.25	to	1.65	7.26	to	6.83
	12/31/2011	120,471	10.69	to	10.53	1,276,017	—	1.25	to	1.65	(10.80)	to	(11.15)
	12/31/2010	119,555	11.98	to	11.85	1,423,303	—	1.25	to	1.65	33.12	to	32.59
	12/31/2009	—	9.00	to	8.94	—	—	1.25	to	1.65	33.45	to	32.91
TA Small/Mid Cap Value Class A Shares
	12/31/2013	138,794	16.70	to	16.31	2,285,637	0.52	1.25	to	1.65	34.27	to	33.73
	12/31/2012	43,218	12.44	to	12.20	531,031	0.46	1.25	to	1.65	14.26	to	13.80
	12/31/2011	43,840	10.88	to	10.72	472,866	—	1.25	to	1.65	(4.46)	to	(4.83)
	12/31/2010	45,004	11.39	to	11.26	509,266	—	1.25	to	1.65	27.78	to	27.28
	12/31/2009	965	8.91	to	8.85	8,567	—	1.25	to	1.65	40.80	to	40.24

(1)	See footnote 1
*	These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the Mutual Fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the Mutual Fund in which the subaccounts invest.
**	These amounts represent the annualized contract expenses of the subaccount, consisting primarily of mortality and expense charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the Mutual Fund have been excluded.
***	These amounts represent the total return for the periods indicated, including changes in the value of the Mutual Fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. Effective 2012, total returns reflect a full twelve month period and total returns for subaccounts opened during the year have not been disclosed as they may not be indicative of a full year return. Effective 2011, expense ratios not in effect for the full twelve months are not reflected in the total return as they may not be indicative of a full year return.

37

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

5. Administrative and Mortality and Expense Risk Charges

TALICNY deducts an annual charge during the accumulation phase, not to exceed $50, proportionately from the subaccounts’ unit values. An annual charge ranging from 1.25% to 1.65% is deducted (based on the death benefit selected) from the unit values of the subaccounts of the Separate Account for TALICY’s assumption of certain mortality and expense risks incurred in connection with the contract. The charge is assessed daily based on the net asset value of the Mutual Fund. Charges for administrative and mortality and expense risk are an expense of the subaccount. Charges reflected above are those currently assessed and may be subject to change. Contract owners should see their actual policy and any related attachments to determine their specific charges.

6. Income Tax

Operations of the Separate Account form a part of TALICNY, which is taxed as a life insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended (the Code). The operations of the Separate Account are accounted for separately from other operations of TALICNY for purposes of federal income taxation. The Separate Account is not separately taxable as a regulated investment company under Subchapter M of the Code and is not otherwise taxable as an entity separate from TALICNY. Under existing federal income tax laws, the income of the Separate Account is not taxable to TALICNY, as long as earnings are credited under the variable annuity contracts.

7. Dividend Distributions

Dividends are not declared by the Separate Account, since the increase in the value of the underlying investment in the Mutual Funds is reflected daily in the accumulation unit price used to calculate the equity value within the Separate Account. Consequently, a dividend distribution by the Mutual Funds does not change either the accumulation unit price or equity values within the Separate Account.

38

Transamerica Advisors Life Insurance Company of New York

ML of New York Variable Annuity Separate Account D

Notes to Financial Statements

December 31, 2013

8. Fair Value Measurements and Fair Value Hierarchy

The Accounting Standards Codification™ (ASC) 820 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the nature of inputs used to measure fair value and enhances disclosure requirements for fair value measurements.

The Separate Account has categorized its financial instruments into a three level hierarchy which is based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded at fair value on the Statements of Assets and Liabilities are categorized as follows:

Level 1. Unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2. Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets

b)	Quoted prices for identical or similar assets or liabilities in non-active markets

c)	Inputs other than quoted market prices that are observable

d)	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

Level 3. Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

All investments in the Mutual Funds included in the Statements of Assets and Liabilities are stated at fair value and are based upon daily unadjusted quoted prices, therefore are considered Level 1.

9. Subsequent Events

The Separate Account has evaluated the financial statements for subsequent events through the date which the financial statements were issued. During this period, there were no subsequent events requiring recognition or disclosure in the financial statements.

39

FINANCIAL STATEMENTS AND SCHEDULES – STATUTORY BASIS

Transamerica Financial Life Insurance Company

Years Ended December 31, 2013, 2012 and 2011

Transamerica Financial Life Insurance Company

Financial Statements and Schedules – Statutory Basis

Years Ended December 31, 2013, 2012 and 2011

Report of Independent Auditors

The Board of Directors

Transamerica Financial Life Insurance Company

We have audited the accompanying statutory-basis financial statements of Transamerica Financial Life Insurance Company, which comprise the balance sheets as of December 31, 2013 and 2012, the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements. Our audits also included the statutory-basis financial statement schedules required by Regulation S-X, Article 7.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services. Management also is responsible for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 1, to meet the requirements of New York the financial statements have been prepared in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles are described in Note 1. The effects on the accompanying financial statements of these variances are not reasonably determinable but are presumed to be material.

1

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the effects of the matter described in the preceding paragraph, the statutory-basis financial statements referred to above do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2013.

Opinion on Statutory-Basis of Accounting

However, in our opinion, the statutory-basis financial statements referred to above present fairly, in all material respects, the financial position of Transamerica Financial Life Insurance Company at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services. Also in our opinion, the related financial statement schedules, when considered in relation to the basic statutory-basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

April 11, 2014

2

Transamerica Financial Life Insurance Company

Balance Sheets – Statutory Basis

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012
Admitted assets
Cash and invested assets:
Bonds	$7,614,084	$7,413,206
Preferred stocks	1,706	1,573
Common stocks
Affiliated entities (cost: 2013—$4,212 ; 2012—$5,814)	4,217	6,573
Unaffiliated entities (cost: 2013— $1,616 ; 2012— $3,950)	1,954	5,113
Mortgage loans on real estate	551,082	544,544
Policy loans	64,552	60,041
Cash, cash equivalents and short-term investments	124,946	587,426
Derivatives	15,940	41,613
Other invested assets	97,025	95,315
Receivables for derivatives cash collateral posted to counterparty	157	—
Securities lending reinvested collateral assets	430,678	258,143

Total cash and invested assets	8,906,341	9,013,547
Premiums deferred and uncollected	10,466	11,297
Due and accrued investment income	88,061	87,584
Net deferred income tax asset	41,598	69,021
Reinsurance receivable	16,252	14,782
Receivable from parent, subsidiaries and affiliates	—	87,032
Accounts receivable	32,721	67,897
Estimated premium tax offset on the provision for future guarantee fund assessments	4,679	16,319
Other admitted assets	9,038	1,110
Separate account assets	20,293,235	17,590,145

Total admitted assets	$29,402,391	$26,958,734

3

Transamerica Financial Life Insurance Company

Balance Sheets – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012
Liabilities and capital and surplus
Liabilities:
Aggregate reserves for policies and contracts:
Life	$915,424	$842,238
Annuity	6,261,077	6,685,096
Accident and health	131,076	125,546
Policy and contract claim reserves:
Life	24,337	15,509
Annuity	407	437
Accident and health	11,283	11,356
Liability for deposit-type contracts	57,553	61,391
Other policyholders’ funds	1,158	968
Federal income taxes payable	4,010	37,507
Transfers from separate accounts due or accrued	(128,528)	(109,165)
Amounts withheld or retained	11,203	14,876
Remittances and items not allocated	109,543	197,241
Borrowed money	20,029	67,407
Asset valuation reserve	135,159	118,108
Interest maintenance reserve	91,711	102,036
Funds held under coinsurance and other reinsurance treaties	162	201
Reinsurance in unauthorized companies	488	518
Commissions and expense allowances payable on reinsurance assumed	10,152	12,497
Payable for securities	—	2
Payable to parent, subsidiaries and affiliates	365	—
Derivatives	53,183	12,704
Payable for securities lending	430,678	258,143
Taxes, licenses and fees due or accrued	9,264	33,603
Payable for derivative cash collateral	1,301	20,334
Deferred gain on assumption of reinsurance transaction	15,559	17,984
Other liabilities	7,993	6,043
Separate account liabilities	20,293,227	17,590,139

Total liabilities	28,467,814	26,122,719
Capital and surplus:
Common stock, $125 per share par value, 16,466 shares authorized, issued and outstanding	2,058	2,058
Preferred stock, $10 per share par value, 44,175 shares authorized, issued and outstanding	442	442
Surplus notes	150,000	150,000
Paid-in surplus	849,460	849,460
Special surplus	8,085	6,660
Unassigned deficit	(75,468)	(172,605)

Total capital and surplus	934,577	836,015

Total liabilities and capital and surplus	$29,402,391	$26,958,734

See accompanying notes.

4

Transamerica Financial Life Insurance Company

Statements of Operations – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Revenues:
Premiums and other considerations, net of reinsurance:
Life	$140,211	$127,077	$(378,419)
Annuity	5,023,344	4,733,483	4,738,804
Accident and health	83,115	79,788	66,085
Net investment income	406,880	427,128	463,530
Amortization of interest maintenance reserve	17,702	17,065	16,416
Commissions and expense allowances on reinsurance ceded	61,037	58,516	(52,546)
Income from fees associated with investment management, administration and contract guarantees for separate accounts	139,374	125,160	114,076
Consideration on reinsurance transaction	770	—	75,821
Income from fees associated with investment management and administration for general account	32,592	22,885	35,591
IMR adjustment due to reinsurance	—	—	13,086
Other income	35,019	28,867	24,308

	5,940,044	5,619,969	5,116,752
Benefits and expenses:
Benefits paid or provided for:
Life and accident and health benefits	107,202	82,522	145,511
Annuity benefits	115,999	121,593	105,868
Surrender benefits	4,252,300	4,039,973	3,671,197
Other benefits	6,946	5,689	8,152
Increase (decrease) in aggregate reserves for policies and contracts:
Life	73,186	56,740	(379,626)
Annuity	(424,019)	(243,529)	193,394
Accident and health	5,530	4,893	1,742

	4,137,144	4,067,881	3,746,238
Insurance expenses:
Commissions	160,838	161,079	152,964
General insurance expenses	125,854	120,202	143,542
Taxes, licenses and fees	7,507	10,206	18,065
Net transfers to separate accounts	1,194,031	942,930	1,143,898
Experience refunds	450	476	85,372
Interest on surplus notes	9,375	9,375	9,375
Consideration on reinsurance recaptured and novated	—	12,732	—
Other benefits	(3,347)	(5,002)	(3,715)

	1,494,708	1,251,998	1,549,501

Total benefits and expenses	5,631,852	5,319,879	5,295,739

Gain (loss) from operations before federal income tax expense and net realized capital gains (losses) on investments	$308,192	$300,090	$(178,987)

5

Transamerica Financial Life Insurance Company

Statements of Operations – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Federal income tax expense	$14,157	$110,930	$44,789

Gain (loss) from operations before net realized capital gains (losses) on investments	294,035	189,160	(223,776)
Net realized capital (losses)/gains on investments (net of related federal income taxes and amounts tranferred to interest maintenance reserve)	(67,892)	8,817	(43,004)

Net income (loss)	$226,143	$197,977	$(266,780)

See accompanying notes.

6

Transamerica Financial Life Insurance Company

Statements of Changes in Capital and

Surplus – Statutory Basis

(Dollars in Thousands)

	Common Stock	Preferred Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Special Surplus	Unassigned Deficit	Total Capital and Surplus
Balance at January 1, 2011	$2,058	$442	$31,476	$150,000	$849,460	$4,581	$(243,350)	$794,667
Net income (loss)	—	—	—	—	—	215	(266,995)	(266,780)
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	48,801	48,801
Change in net unrealized foreign capital gains and losses, net of tax	—	—	—	—	—	—	(793)	(793)
Change in nonadmitted assets	—	—	—	—	—	—	19,988	19,988
Change in asset valuation reserve	—	—	—	—	—	—	1,914	1,914
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	601	601
Change in reserve on account of change in valuation basis	—	—	—	—	—	—	520	520
Surplus withdrawn from separate account	—	—	—	—	—	—	965	965
Other changes in surplus in separate account statement	—	—	—	—	—	—	(860)	(860)
Change in net deferred income tax asset	—	—	—	—	—	—	(7,754)	(7,754)
Change in surplus as result of reinsurance	—	—	—	—	—	—	400,760	400,760
Change in admitted deferred tax assets pursuant to SSAP No. 10R	—	—	(3,546)	—	—	—	—	(3,546)
Correction of error-asset valuation reserve	—	—	—	—	—	—	6,248	6,248
Correction of error-TLIC novation of group annuity policies	—	—	—	—	—	—	(2,590)	(2,590)
Dividends to stockholders	—	—	—	—	—	—	(300,000)	(300,000)

Balance at December 31, 2011	2,058	442	27,930	150,000	849,460	4,796	(342,545)	692,141
Net income	—	—	—	—	—	1,864	196,113	197,977
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	(47,417)	(47,417)
Change in net unrealized foreign capital gains and losses, net of tax	—	—	—	—	—	—	771	771
Change in nonadmitted assets	—	—	—	—	—	—	4,232	4,232
Change in asset valuation reserve	—	—	—	—	—	—	(16,152)	(16,152)
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	288	288
Surplus withdrawn from separate account	—	—	—	—	—	—	(152)	(152)
Other changes in surplus in separate account statement	—	—	—	—	—	—	(55)	(55)
Change in net deferred income tax asset	—	—	—	—	—	—	(12,128)	(12,128)
Change in surplus as result of reinsurance	—	—	—	—	—	—	36,456	36,456
Change in admitted deferred tax assets pursuant to SSAP No. 101	—	—	(27,930)	—	—	—	27,930	—
Correction of error-GMWB reserve	—	—	—	—	—	—	(19,946)	(19,946)

Balance at December 31, 2012	$2,058	$442	$—	$150,000	$849,460	$6,660	$(172,605)	$836,015

7

Transamerica Financial Life Insurance Company

Statements of Changes in Capital and

Surplus – Statutory Basis (continued)

(Dollars in Thousands)

	Common Stock	Preferred Stock	Aggregate Write-ins for Other than Special Surplus Funds	Surplus Notes	Paid-in Surplus	Special Surplus	Unassigned Deficit	Total Capital and Surplus
Balance at December 31, 2012	$2,058	$442	$—	$150,000	$849,460	$6,660	$(172,605)	$836,015
Net income	—	—	—	—	—	1,425	224,718	226,143
Change in net unrealized capital gains and losses, net of tax	—	—	—	—	—	—	(44,446)	(44,446)
Change in nonadmitted assets	—	—	—	—	—	—	(10,951)	(10,951)
Change in asset valuation reserve	—	—	—	—	—	—	(11,971)	(11,971)
Change in liability for reinsurance in unauthorized companies	—	—	—	—	—	—	30	30
Other changes in surplus in separate account statement	—	—	—	—	—	—	2	2
Change in net deferred income tax asset	—	—	—	—	—	—	(40,501)	(40,501)
Change in surplus as result of reinsurance	—	—	—	—	—	—	(14,664)	(14,664)
Correction of error-asset valuation reserve	—	—	—	—	—	—	(5,080)	(5,080)

Balance at December 31, 2013	$2,058	$442	$—	$150,000	$849,460	$8,085	$(75,468)	$934,577

See accompanying notes.

8

Transamerica Financial Life Insurance Company

Statements of Cash Flow – Statutory Basis

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Operating activities
Premiums collected, net of reinsurance	$5,247,885	$4,939,853	$4,483,991
Net investment income	412,947	440,693	481,777
Miscellaneous income	258,743	273,207	592,123
Benefit and loss related payments	(4,480,068)	(4,271,352)	(4,032,966)
Net transfers to separate accounts	(1,213,394)	(992,548)	(1,246,079)
Commissions, expenses paid and aggregate write-ins for deductions	(345,457)	(368,756)	(337,782)
Federal and foreign income taxes paid	(51,874)	(98,109)	(20,425)

Net cash used in operating activities	(171,218)	(77,012)	(79,361)
Investing activities
Proceeds from investments sold, matured or repaid:
Bonds	1,371,997	2,068,919	1,767,840
Preferred stock	1,002	1,291	—
Common stock	4,196	514	2,041
Mortgage loans	130,224	159,142	199,996
Other invested assets	12,460	16,285	23,669
Securities lending reinvested collateral assets	—	217,909	798
Miscellaneous proceeds	1,444	10,801	23,856

Total investment proceeds	1,521,323	2,474,861	2,018,200
Costs of investments acquired:
Bonds	(1,570,360)	(1,629,354)	(1,486,259)
Preferred stock	(1,245)	(521)	(618)
Common stock	(187)	(3,892)	(1,694)
Mortgage loans	(137,041)	(80,113)	(55,689)
Other invested assets	(16,237)	(14,161)	(12,955)
Securities lending reinvested collateral assets	(172,535)	—	—
Miscellaneous applications	(67,942)	(12,500)	(32,729)

Total cost of investments acquired	(1,965,547)	(1,740,541)	(1,589,944)
Net (increase) decrease in policy loans	(4,511)	(4,183)	6,530

Net cost of investments acquired	(1,970,058)	(1,744,724)	(1,583,414)

Net cash (used in) provided by investing activities	(448,735)	730,137	434,786

9

Transamerica Financial Life Insurance Company

Statements of Cash Flow – Statutory Basis (continued)

(Dollars in Thousands)

	Year Ended December 31
	2013	2012	2011
Financing and miscellaneous activities
Net (withdrawals)/deposits on deposit-type contracts and other insurance liabilities	$(148)	$823	$(65,804)
Borrowed funds	(47,219)	67,189	—
Dividends to stockholders	—	—	(300,000)
Funds withheld under reinsurance treaties with unauthorized reinsurers	147	(226)	288
Receivable from parent, subsidiaries and affiliates	87,032	(65,789)	(1,496)
Payable to parent, subsidiaries and affiliates	365	(22,062)	(1,967)
Payable for securities lending	172,535	(217,909)	(798)
Other cash (applied) provided	(55,239)	(5,828)	54,106

Net cash provided (used in) by financing and miscellaneous activities	157,473	(243,802)	(315,671)

Net (decrease) increase in cash, cash equivalents and short-term investments	(462,480)	409,323	39,754
Cash, cash equivalents and short-term investments:
Beginning of year	587,426	178,103	138,349

End of year	$124,946	$587,426	$178,103

See accompanying notes.

10

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis

(Dollars in Thousands, Except per Share Data)

December 31, 2013

1. Organization and Summary of Significant Accounting Policies

Organization

Transamerica Financial Life Insurance Company (the Company) is a stock life insurance company and is majority owned by Aegon USA, LLC. (Aegon) and minority owned by Transamerica Life Insurance Company (TLIC). Both Aegon and TLIC are indirect, wholly owned subsidiaries of Aegon N.V., a holding company organized under the laws of The Netherlands.

Nature of Business

The Company sells fixed and variable pension and annuity products, group life coverages, life insurance, investment contracts, structured settlements and guaranteed interest contracts and funding agreements. The Company is licensed in 50 states and the District of Columbia. Sales of the Company’s products are primarily through brokers.

Basis of Presentation

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the New York Department of Financial Services (formerly known as the Department of Insurance of the State of New York), which practices differ from accounting principles generally accepted in the United States (GAAP). The more significant variances from GAAP are:

Investments: Investments in bonds and mandatory redeemable preferred stocks are reported at amortized cost or fair value based on their National Association of Insurance Commissioners (NAIC) rating; for GAAP, such fixed maturity investments would be designated at purchase as held-to-maturity, trading or available-for-sale. Held-to-maturity fixed investments would be reported at amortized cost, and the remaining fixed maturity investments would be reported at fair value with unrealized holding gains and losses reported in earnings for those designated as trading and as a separate component of other comprehensive income (OCI) for those designated as available-for-sale. Fair value for GAAP is based on indexes, third party pricing services, brokers,

11

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

external fund managers and internal models. For statutory reporting, the NAIC allows insurance companies to report the fair value determined by the Securities Valuation Office of the NAIC (SVO) or determine the fair value by using a permitted valuation method.

All single class and multi-class mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using either the retrospective or prospective methods. If the fair value of the mortgage-backed/asset-backed security is less than amortized cost, an entity shall assess whether the impairment is other-than-temporary. An other-than-temporary impairment is considered to have occurred if the fair value of the mortgage-backed/asset-backed security is less than its amortized cost basis and the entity intends to sell the security or the entity does not have the intent and ability to hold the security for a period of time sufficient to recover the amortized cost basis. An other-than-temporary impairment is also considered to have occurred if the discounted estimated future cash flows are less than the amortized cost basis of the security.

If it is determined an other-than-temporary impairment has occurred as a result of the cash flow analysis, the security is written down to the discounted estimated future cash flows. If an other-than-temporary impairment has occurred due to intent to sell or lack of intent and ability to hold, the security is written down to fair value.

For GAAP, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, CBO, CDO, CLO, MBS and ABS securities), other than high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If high credit quality securities are adjusted, the retrospective method is used. If it is determined that a decline in fair value is other-than-temporary and the entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment should be recognized in earnings equal to the entire difference between the amortized cost basis and its fair value at the impairment date. If the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery, the other-than-temporary impairment should be separated into a) the amount representing the credit loss, which is recognized in earnings, and b) the amount related to all other factors, which is recognized in OCI, net of applicable taxes.

Derivative instruments used in hedging transactions that meet the criteria of an effective hedge are valued and reported in a manner that is consistent with the hedged asset or liability. Embedded derivatives are not accounted for separately from the host contract. Derivative instruments used in hedging transactions that do not meet or no longer meet

12

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

the criteria of an effective hedge are accounted for at fair value, and the changes in the fair value are recorded in unassigned surplus as unrealized gains and losses. Under GAAP, the effective and ineffective portions of a single hedge are accounted for separately, and the change in fair value for cash flow hedges is credited or charged directly to a separate component of OCI rather than to income as required for fair value hedges, and an embedded derivative within a contract that is not clearly and closely related to the economic characteristics and risk of the host contract is accounted for separately from the host contract and valued and reported at fair value.

Derivative instruments are also used in replication transactions. In these transactions, the derivative is valued in a manner consistent with the cash investment and replicated asset. For GAAP, the derivative is reported at fair value, with the changes in fair value reported in income.

Investments in real estate are reported net of related obligations rather than on a gross basis as for GAAP. Real estate owned and occupied by the Company is included in investments rather than reported as an operating asset as under GAAP, and investment income and operating expenses for statutory reporting include rent for the Company’s occupancy of those properties. Changes between depreciated cost and admitted amounts are credited or charged directly to unassigned surplus rather than to income as would be required under GAAP.

Valuation allowances are established for mortgage loans, if necessary, based on the difference between the net value of the collateral, determined as the fair value of the collateral less estimated costs to obtain and sell, and the recorded investment in the mortgage loan. Under GAAP, such allowances are based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if foreclosure is probable, on the estimated fair value of the collateral.

The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to unassigned surplus as part of the change in asset valuation reserve (AVR), rather than being included as a component of earnings as would be required under GAAP.

Valuation Reserves: Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the bond or mortgage loan based on groupings of individual securities sold in five year bands. That net deferral is reported as the interest maintenance reserve (IMR) in the accompanying balance sheets. Realized capital gains and losses are reported in income net of federal income tax and transfers to the IMR. Under GAAP, realized capital gains

13

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

and losses are reported in the statement of operations on a pre-tax basis in the period that the assets giving rise to the gains or losses are sold.

The AVR provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula with changes reflected directly in unassigned surplus; AVR is not recognized for GAAP.

Subsidiaries: The accounts and operations of the Company’s subsidiaries are not consolidated with the accounts and operations of the Company as would be required under GAAP.

Policy Acquisition Costs: The costs of acquiring and renewing business are expensed when incurred. Under GAAP, incremental costs directly related to the successful acquisition of traditional life insurance and certain long-duration accident and health insurance, to the extent recoverable from future policy revenues, would be deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves; for universal life insurance and investment products, to the extent recoverable from future gross profits, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality and expense margins.

Separate Accounts with Guarantees: Some of the Company’s separate accounts provide policyholders with a guaranteed return. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. These separate accounts are included in the general account for GAAP due to the nature of the guaranteed return.

Nonadmitted Assets: Certain assets designated as “nonadmitted”, primarily net deferred tax assets and other assets not specifically identified as an admitted asset within the NAIC Accounting Practices and Procedures Manual (NAIC SAP), are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the balance sheet to the extent they are not impaired.

Universal Life and Annuity Policies: Revenues for universal life and annuity policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received. Benefits incurred represent surrenders and death benefits paid and the change in policy reserves. Premiums received and benefits incurred for annuity policies without mortality or morbidity risk and guaranteed interest in group annuity contracts are recorded directly to a policy reserve account using deposit accounting, without recognizing premium income or benefits expense. Interest on these policies is reflected in other benefits. Under GAAP, for universal life policies,

14

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

premiums received in excess of policy charges would not be recognized as premium revenue and benefits would represent interest credited to the account values and the excess of benefits paid over the policy account value. Under GAAP, for all annuity policies without significant mortality risk, premiums received and benefits paid would be recorded directly to the reserve liability.

Benefit Reserves: Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

Reinsurance: Any reinsurance amounts deemed to be uncollectible have been written off through a charge to operations. In addition, a liability for reinsurance balances would be established for unsecured policy reserves ceded to reinsurers not authorized to assume such business. Changes to the liability are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings.

Losses associated with an indemnity reinsurance transaction are reported within income when incurred rather than being deferred and amortized over the remaining life of the underlying reinsured contracts as would be required under GAAP.

Policy and contract liabilities ceded to reinsurers have been reported as reductions of the related reserves rather than as assets as would be required under GAAP.

Commissions allowed by reinsurers on business ceded are reported as income when incurred rather than being deferred and amortized with deferred policy acquisition costs as required under GAAP.

Deferred Income Taxes: The Company computes deferred income taxes in accordance with Statement of Statutory Accounting Principle (SSAP) No. 101, Income Taxes, A Replacement of SSAP No. 10R and SSAP No. 10. Under SSAP No. 101, admitted adjusted deferred income tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse during a timeframe corresponding with the Internal Revenue Service tax loss carryback provisions, not to exceed three years, plus 2) the amount of adjusted gross deferred income tax assets expected to be realized within three years limited to an amount that is no greater than 15% of current period’s adjusted statutory capital and surplus, plus 3) the amount of remaining adjusted gross deferred income tax assets that can be offset against existing gross deferred income tax liabilities after considering the character (i.e., ordinary versus capital) and reversal patterns of the deferred tax assets and liabilities. The remaining adjusted deferred income tax assets are nonadmitted.

15

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Deferred income taxes do not include amounts for state taxes. Under GAAP, state taxes are included in the computation of deferred income taxes, a deferred income tax asset is recorded for the amount of gross deferred income tax assets expected to be realized in all future years, and a valuation allowance is established for deferred income tax assets not realizable.

Goodwill: Goodwill is admitted subject to an aggregate limitation of ten percent of the capital and surplus in the most recently filed annual statement excluding electronic data processing equipment, operating system software, net deferred income tax assets and net positive goodwill. Excess goodwill is nonadmitted. Goodwill is amortized over ten years. Under GAAP, goodwill is measured as the excess of the consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date as compared to the fair values of the identifiable net assets acquired. Goodwill is not amortized but is assessed for impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred.

Policyholder Dividends: Policyholder dividends are recognized when declared rather than over the term of the related policies as would be required under GAAP.

Surplus Notes: Surplus notes are reported as surplus rather than liabilities as would be required under GAAP.

Statements of Cash Flow: Cash, cash equivalents and short-term investments in the statements of cash flow represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding caption of cash and cash equivalents includes cash balances and investments with initial maturities of three months or less.

Securities Lending Assets and Liabilities: For securities lending programs, cash collateral received which may be sold or repledged by the Company is reflected as a one-line entry on the balance sheet (securities lending reinvested collateral assets) and a corresponding liability is established to record the obligation to return the cash collateral. Collateral received which may not be sold or repledged is not recorded on the Company’s balance sheet. Under GAAP, the reinvested collateral is included within invested assets (i.e. it is not one-line reported).

The effects of the foregoing variances from GAAP on the accompanying statutory-basis financial statements have not been determined by the Company, but are presumed to be material.

16

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Other significant accounting policies are as follows:

Investments

Investments in bonds, except those to which the SVO has ascribed an NAIC designation of 6, are reported at amortized cost using the interest method.

Hybrid securities, as defined by the NAIC, are securities designed with characteristics of both debt and equity and provide protection to the issuer’s senior note holders. These securities meet the definition of a bond, in accordance with SSAP No. 26, Bonds, excluding Loan-backed and Structured Securities and therefore, are reported at amortized cost or fair value based upon their NAIC rating.

Single class and multi-class mortgage-backed/asset-backed securities are valued at amortized cost using the interest method, including anticipated prepayments, except for those with an initial NAIC designation of 6, which are valued at the lower of amortized cost or fair value. Prepayment assumptions are obtained from dealer surveys or internal estimates and are based on the current interest rate and economic environment. The retrospective adjustment method is used to value all such securities, except principal-only and interest-only securities, which are valued using the prospective method.

The Company closely monitors below investment grade holdings and those investment grade issuers where the Company has concerns. The Company also regularly monitors industry sectors. The Company considers relevant facts and circumstances in evaluating whether the impairment is other-than-temporary including: (1) the probability of the Company collecting all amounts due according to the contractual terms of the security in effect at the date of acquisition; (2) the Company’s decision to sell a security prior to its maturity at an amount below its carrying amount; and (3) the Company’s ability to hold a structured security for a period of time to allow for recovery of the value to its carrying amount. Additionally, financial condition, near term prospects of the issuer and nationally recognized credit rating changes are monitored. Non-structured securities in unrealized loss positions that are considered other-than-temporary are written down to fair value. Structured securities considered other-than-temporarily impaired are written down to discounted estimated cash flows if the impairment is the result of cash flow analysis. If the Company has an intent to sell or lack of ability to hold a structured security, it is written down to fair value. For structured securities, cash flow trends and underlying levels of collateral are monitored. The Company will record a charge to the statement of operations to the extent that these securities are determined to be other-than-temporarily impaired.

Investments in preferred stocks in good standing are reported at cost or amortized cost. Investments in preferred stocks not in good standing are reported at the lower of cost or

17

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

fair value, and the related net unrealized capital gains (losses) are reported in unassigned surplus along with any adjustment for federal income taxes.

Common stocks of unaffiliated companies are reported at fair value and the related net unrealized capital gains or losses are reported in unassigned surplus along with any adjustment for federal income taxes.

If the Company determines that a decline in the fair value of a common stock or a preferred stock is other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company considers the following factors in determining whether a decline in value is other-than-temporary: (a) the financial condition and prospects of the issuer; (b) whether or not the Company has made a decision to sell the investment; and (c) the length of time and extent to which the value has been below cost.

Common stocks of affiliated noninsurance subsidiaries are reported based on underlying audited GAAP equity. The net change in the subsidiaries’ equity is included in the change in net unrealized capital gains or losses, reported in unassigned surplus along with any adjustment for federal income taxes.

There are no restrictions on common or preferred stock.

Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are principally stated at amortized cost.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less and are principally stated at amortized cost.

Mortgage loans are reported at unpaid principal balances, less an allowance for impairment. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agreement. When management determines that the impairment is other-than-temporary, the mortgage loan is written down to realizable value and a realized loss is recognized.

Policy loans are reported at unpaid principal balances.

The Company has minority ownership interests in joint ventures and limited partnerships. The Company carries these investments based on its interest in the underlying audited GAAP equity of the investee. For a decline in the fair value of an investment in a joint venture or limited partnership which is determined to be other-than-temporary, the Company writes it down to fair value as the new cost basis and the amount of the write down is accounted for as a realized loss in the statement of operations. The Company

18

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

considers an impairment to have occurred if it is probable that the Company will be unable to recover the carrying amount of the investment or if there is evidence indicating inability of the investee to sustain earnings which would justify the carrying amount of the investment.

Investments in Low Income Housing Tax Credit (LIHTC) properties are valued at amortized cost. Tax credits are recognized in operations in the tax reporting year in which the tax credit is utilized by the Company.

Other “admitted assets” are valued principally at cost, as required or permitted by New York Insurance Laws.

Realized capital gains and losses are determined using the specific identification method and are recorded net of related federal income taxes. Changes in admitted asset carrying amounts of bonds, mortgage loans, common and preferred stocks are credited or charged directly to unassigned surplus.

Interest income is recognized on an accrual basis. The Company does not accrue income on bonds in default, mortgage loans on real estate in default and/or foreclosure or which are delinquent more than twelve months, or real estate where rent is in arrears for more than three months. Income is also not accrued when collection is uncertain. In addition, accrued interest is excluded from investment income when payment exceeds 90 days past due. At December 31, 2013 and 2012, the Company excluded investment income due and accrued of $902 and $568, respectively, with respect to such practices.

For dollar repurchase agreements, the Company receives cash collateral in an amount at least equal to the fair value of the securities transferred by the Company in the transaction as of the transaction date. Cash received as collateral will be invested as needed or used for general corporate purposes of the Company.

Derivative Instruments

Overview: The Company may use various derivative instruments (options, caps, floors, swaps, foreign currency forwards and futures) to manage risks related to its ongoing business operations. On the transaction date of the derivative instrument, the Company designates the derivative as either (A) hedging (fair value, foreign currency fair value, cash flow, foreign currency cash flow, forecasted transactions or net investment in a foreign operation), (B) replication, (C) income generation or (D) held for other investment/risk management activities, which do not qualify for hedge accounting under SSAP No. 86, Accounting for Derivative Instruments and Hedging Activities (SSAP No. 86).

19

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Derivative instruments used in hedging relationships are accounted for on a basis that is consistent with the hedged item (amortized cost or fair value). Derivative instruments used in replication relationships are accounted for on a basis that is consistent with the cash instrument and the replicated asset (amortized cost or fair value). Derivative instruments used in income generation relationships are accounted for on a basis that is consistent with the associated covered asset or underlying interest to which the derivative indicates (amortized cost or fair value). Derivative instruments held for other investment/risk management activities receive fair value accounting.

Derivative instruments are subject to market risk, which is the possibility that future changes in market prices may make the instruments less valuable. The Company uses derivatives as hedges, consequently, when the value of the derivative changes, the value of a corresponding hedged asset or liability will move in the opposite direction. Market risk is a consideration when changes in the value of the derivative and the hedged item do not completely offset (correlation or basis risk) which is mitigated by active measuring and monitoring.

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit rating of ‘A’ or better. The credit exposure of interest rate swaps and currency swaps is represented by the fair value of contracts, aggregated at a counterparty level, with a positive fair value at the reporting date. The Company has entered into collateral agreements with certain counterparties wherein the counterparty is required to post assets on the Company’s behalf. The posted amount is equal to the difference between the net positive fair value of the contracts and an agreed upon threshold that is based on the credit rating of the counterparty. Inversely, if the net fair value of all contracts with this counterparty is negative, then the Company is required to post assets instead.

Instruments: Interest rate swaps are the primary derivative financial instruments used in the overall asset/liability management process to modify the interest rate characteristics of the underlying asset or liability. These interest rate swaps generally provide for the exchange of the difference between fixed and floating rate amounts based on an underlying notional amount. Typically, no cash is exchanged at the outset of the swap contract and a single net payment is exchanged at each due date. Swaps that meet hedge accounting rules are carried in a manner consistent with the hedged item, generally at amortized cost, on the financial statements. If the swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the underlying instrument receives that treatment. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus.

20

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Cross currency swaps are utilized to mitigate risks when the Company holds foreign denominated assets or liabilities therefore converting the asset or liability to a U.S. dollar (USD) denominated security. These cross currency swap agreements involve the exchange of two principal amounts in two different currencies at the prevailing currency rate at contract inception. During the life of the swap, the counterparties exchange fixed or floating rate interest payments in the swapped currencies. At maturity, the principal amounts are again swapped at a pre-determined rate of exchange. Each asset or liability is hedged individually where the terms of the swap must meet the terms of the hedged instrument. For swaps qualifying for hedge accounting, the premium or discount is amortized into income over the life of the contract and the foreign currency translation adjustment is recorded as unrealized gain/loss in unassigned surplus. Swaps not meeting hedge accounting rules are carried at fair value with fair value adjustments recorded in unassigned surplus. If a swap is terminated prior to maturity, proceeds are exchanged equal to the fair value of the contract. These gains and losses may be included in IMR or AVR if the hedged instrument receives that treatment.

Futures contracts are used to hedge the liability risk associated when the Company issues products providing the customer a return based on various global equity market indices. Futures are marked to market on a daily basis whereby a cash payment is made or received by the Company. These payments are recognized as realized gains or losses in the financial statements.

The Company may purchase foreign denominated assets or issue foreign denominated liabilities and use forward rate agreements to hedge foreign currency risk associated with these products. These forward agreements are marked to the current forward rate on the financial statements and cash payments and/or receipts are recognized as realized gains or losses.

A replication transaction is a derivative transaction entered into in conjunction with a cash instrument to reproduce the investment characteristics of an otherwise permissible investment. The Company replicates investment grade corporate bonds by combining a highly rated security as a cash component with a credit default swap which, in effect, converts the high quality asset into a lower rated investment grade asset. The benefits of using the swap market to replicate credit include possible enhanced relative values as well as ease of executing larger transactions in a shortened time frame. Generally, a premium is received by the Company on a periodic basis and recognized in investment income. In the event the representative issuer defaults on its debt obligation referenced in the contract, a payment equal to the notional amount of the contract will be made by the Company and recognized as a capital loss. Generally these swaps are carried at amortized cost with periodic interest payments beginning at a future date. Any early terminations are recognized as capital gains or losses. The Company complies with the specific rules established in AVR for replication transactions.

21

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Separate Accounts

The majority of the separate accounts held by the Company represent funds which are administered for pension plans. The assets in the managed separate accounts consist of common stock, long-term bonds, real estate and short-term investments. The non-managed separate accounts are invested by the Company in a corresponding portfolio of Diversified Investors Portfolios. The portfolios are registered under the Investment Company Act of 1940, as amended, as open-ended, diversified, management investment companies.

Except for some guaranteed separate accounts, which are carried at amortized cost, the assets are carried at fair value, and the investment risks associated with fair value changes are borne entirely by the policyholder. Some of the guaranteed separate accounts provide a guarantee of principal and some include an interest guarantee of 4% or less, so long as the contract is in effect. Separate account asset performance less than guaranteed requirements is transferred from the general account and reported in the statements of operations.

Assets held in trust for purchases of separate account contracts and the Company’s corresponding obligation to the contract owners are shown separately in the balance sheets. Income and gains and losses with respect to these assets accrue to the benefit of the contract owners and, accordingly, the operations of the separate accounts are not included in the accompanying financial statements. The Company received variable contract premiums of $4,481,656, $4,163,452 and $4,218,991, in 2013, 2012 and 2011, respectively. In addition, the Company received $139,375, $125,160 and $114,076, in 2013, 2012 and 2011, respectively, related to fees associated with investment management, administration and contractual guarantees for separate accounts.

Aggregate Reserves for Policies and Contracts

Life, annuity and accident and health benefit reserves are developed by actuarial methods and are determined based on published tables using statutorily specified interest rates and valuation methods that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed cash value, or the amount required by law.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium for periods beyond the date of death.

The aggregate policy reserves for life insurance policies are based principally upon the 1941, 1958, 1980 and 2001 Commissioners’ Standard Ordinary Mortality Tables. The reserves are calculated using interest rates ranging from 2.00 to 6.00 percent and are computed principally on the Net Level Premium Valuation and the Commissioner’s

22

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Reserve Valuation Method. Reserves for universal life policies are based on account balances adjusted for the Commissioner’s Reserve Valuation Method.

Additional premiums are charged or additional mortality charges are assessed for policies issued on substandard lives according to underwriting classification. Generally, mean reserves are determined by computing the regular mean reserve for the plan at the true age and holding, in addition, one-half (1/2) of the extra premium charge for the year. For certain flexible premium and fixed premium universal life insurance products, reserves are calculated utilizing the Commissioner’s Reserve Valuation Method for universal life policies and recognizing any substandard ratings.

Deferred annuity reserves are calculated according to the Commissioner’s Annuity Reserve Valuation Method including excess interest reserves to cover situations where the future interest guarantees plus the decrease in surrender charges are in excess of the maximum valuation rates of interest. Reserves for immediate annuities and supplementary contracts with and without life contingencies are equal to the present value of future payments assuming interest rates ranging from 3.50 to 11.00 percent and mortality rates, where appropriate, from a variety of tables.

Annuity reserves also include guaranteed interest contracts (GICs) and funding agreements classified as life-type contracts as defined in SSAP No. 50, Classifications and Definitions of Insurance or Managed Care Contracts In Force. These liabilities have annuitization options at guaranteed rates and consist of floating interest rate and fixed interest rate contracts. The contract reserves are carried at the greater of the account balance or the value as determined for an annuity with a cash settlement option, on a change in fund basis, according to the Commissioner’s Annuity Reserve Valuation Method.

Accident and health policy reserves are equal to the greater of the gross unearned premiums or any required mid-terminal reserves plus net unearned premiums and the present value of amounts not yet due on both reported and unreported claims.

Tabular interest, tabular less actual reserves released and tabular cost have been determined by formula. On group annuity deposit funds not involving life contingencies, tabular interest has been determined by adjusting the interest credited to group annuity deposits. On other funds not involving life contingencies, tabular interest has been determined by formula.

During 2011, the Company implemented a new actuarial valuation system, ARCVAL. This system allows for a more accurate calculation of continuous reserves and the use of select factors in calculating deficiency reserves. As a result of implementing the new system, the Company recorded a decrease in deficiency and non-deduction reserves of

23

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

$520, which had a corresponding adjustment to unassigned surplus.

Policy and Contract Claim Reserves

Claim reserves represent the estimated accrued liability for claims reported to the Company and claims incurred but not yet reported through the balance sheet date. These reserves are estimated using either individual case-basis valuations or statistical analysis techniques. These estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes available.

Liability for Deposit-Type Contracts

Deposit-type contracts do not incorporate risk from the death or disability of policyholders. These types of contracts may include GICs, funding agreements and other annuity contracts. Deposits and withdrawals on these contracts are recorded as a direct increase or decrease, respectively, to the liability balance, and are not reported as premiums, benefits or changes in reserves in the statement of operations.

Premiums and Annuity Considerations

Revenues for policies with mortality or morbidity risk (including annuities with purchase rate guarantees) consist of the entire premium received and are recognized over the premium paying periods of the related policies. Considerations received and benefits paid for annuity policies without mortality or morbidity risk are recorded using deposit accounting, and recorded directly to an appropriate policy reserve account, without recognizing premium revenue.

Claims and Claim Adjustment Expense

Liabilities for losses and loss/claim adjustment expenses for accident and health contracts are estimated using statistical claim development models to develop best estimates of liabilities for medical expense business and using tabular reserves employing mortality/morbidity tables and discount rates meeting minimum regulatory requirements for other business.

24

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Activity in the liability for unpaid claims and related processing costs net of reinsurance is summarized as follows:

	Unpaid Claims
	Liability			Unpaid Claims
	Beginning	Claims	Claims	Liability End
	of Year	Incurred	Paid	of Year
Year ended December 31, 2013
2013	$—	$51,583	$25,596	$25,987
2012 and prior	33,843	(5,347)	20,270	8,226

	33,843	$46,236	$45,866	34,213

Active life reserve	103,059			108,146

Total accident and health reserves	$136,902			$142,359

	Unpaid Claims
	Liability			Unpaid Claims
	Beginning	Claims	Claims	Liability End
	of Year	Incurred	Paid	of Year
Year ended December 31, 2012
2012	$—	$50,385	$24,865	$25,520
2011 and prior	36,644	(8,194)	20,127	8,323

	36,644	$42,191	$44,992	33,843

Active life reserve	99,571			103,059

Total accident and health reserves	$136,215			$136,902

The Company’s unpaid claims reserve was decreased by $5,347 and $8,194 for the years ended December 31, 2013 and 2012, respectively, for health claims that occurred prior to those balance sheet dates. The change in 2013 and 2012 resulted primarily from variances in the estimated frequency of claims and claim severity.

The balance in the liability for unpaid accident and health claim adjustment expenses as of December 31, 2013 and 2012 was $740 and $714, respectively. The Company incurred $1,305 and paid $1,279 of claim adjustment expenses during 2013, of which $626 of the paid amount was attributable to insured or covered events of prior years. The Company incurred $473 and paid $580 of claim adjustment expenses during 2012, of which $264 of the paid amount was attributable to insured or covered events of prior years. The Company did not increase or decrease the claim adjustment expense provision for insured events of prior years during 2013 or 2012.

25

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Reinsurance

Coinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Gains associated with reinsurance of in force blocks of business are included in unassigned surplus and amortized into income as earnings emerge on the reinsured block of business. Premiums ceded and recoverable losses have been reported as a reduction of premium income and benefits, respectively. Policy liabilities and accruals are reported in the accompanying financial statements net of reinsurance ceded.

During 2011, the Company entered into a retrocession reinsurance contract and subsequent novation agreements with respect to each of the unaffiliated retroceded reinsurance contracts. The retrocession reinsurance contract transferred the Company’s liabilities to SCOR SE (SCOR), a Societas Europaea organized under the laws of France, and subsequently facilitated the ultimate novation of third party retrocession reinsurance contracts in support of the exiting of the reinsurance operations. No additional net consideration was contemplated upon execution of the novation agreements. Therefore, the Company had the same net retained risk of zero both prior to and subsequent to the execution of the novations.

SSAP No. 61, Life, Deposit-Type and Accident and Health Reinsurance, defines novation agreements as one which extinguishes one entity’s liability and moves it to another entity, which is applicable under this situation. The retrocession agreement had all references to the Company removed and replaced with SCOR upon completion of the novations. SSAP No. 61 does not specifically address novation and releases related to retrocession agreements, however as both cedents and retrocessionaires in this situation are a party to the agreement, the intent of the novation and release appears to be consistent with the application for direct cedents application of the standard. Therefore, the Company reported the novation and release similar to a novation, as outlined in paragraphs 53-56 of SSAP No. 61, with direct adjustments to the balance sheet.

Recent Accounting Pronouncements

Effective December 31, 2013, the Company adopted revisions to SSAP No. 35R, Guaranty Fund and Other Assessments – Revised which incorporates subsequent event (Type II) disclosures for entities subject to Section 9010 of the Patient Protection and Affordable Care Act related to assessments payable. The adoption of this revision did not impact the financial position or results of operations of the Company as revisions relate to disclosures only. See Note 16 for further discussion.

26

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Effective January 1, 2013, the Company adopted SSAP No. 92, Accounting for Postretirement Benefits Other Than Pensions, A Replacement of SSAP No. 14 and SSAP No. 102, Accounting for Pensions, A Replacement of SSAP No. 89. This guidance impacts accounting for defined benefit pension plans or other postretirement plans, along with related disclosures. SSAP No. 102 requires recognition of the funded status of the plan based on the projected benefit obligation instead of the accumulated benefit obligation as under SSAP No. 89. In addition, SSAP No. 92 and SSAP No. 102 require consideration of non-vested participants. The adoption of these standards did not impact the Company’s results of operations, financial position or disclosures as the Company does not sponsor the pension plan and is not directly liable under the plan. See Note 11 for further discussion of the Company’s pension plan and other postretirement plans as sponsored by Aegon.

Effective January 1, 2013, the Company adopted SSAP No. 103, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities which adopts with modifications the guidance in Accounting Standards Update (ASU) 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets and supersedes SSAP No. 91R, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of this standard did not impact the financial position or results of operations of the Company.

Effective January 1, 2013, the Company adopted non-substantive revisions to SSAP No. 36, Troubled Debt Restructuring. These revisions adopt guidance from ASU 2011-02, Receivables – A Creditors’ Determination of Whether a Restructuring is a Troubled Debt Restructuring, which clarifies what constitutes a troubled debt restructuring and adopts with modification troubled debt restructuring disclosures for creditors from ASU 2010-20: Receivables (Topic 310), Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The adoption of this revision did not impact the financial position or results of operations of the Company.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to require disclosure of embedded credit derivatives within a financial instrument that expose the holder to the possibility of making future payments, and adopted guidance from Accounting Standards Update (ASU) 2010-11, Derivatives and Hedging – Scope Exception Related to Embedded Credit Derivatives, to clarify that seller credit derivative disclosures do not apply to embedded derivative features related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another. The adoption of these revisions had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 86 to move one aspect of the criteria for a hedged forecasted transaction and

27

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

incorporate it as criteria for a fair value hedge. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 27, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk, Financial Instruments with Concentrations of Credit Risk and Disclosures about Fair Value of Financial Instruments, which clarifies that embedded derivatives, which are not separately recognized as derivatives under statutory accounting, are included in the disclosures of financial instruments with off-balance-sheet risk. The adoption of this revision had no impact to the Company’s results of operations or financial position.

Effective December 31, 2012, the Company adopted non-substantive revisions to SSAP No. 1, Disclosures of Accounting Policies, Risks and Uncertainties and Other Disclosures. These revisions require reference to the accounting policy and procedure footnote that describes permitted or prescribed practices when an individual note is impacted by such practices. The adoption of this requirement had no impact to the Company’s results of operation or financial position, but did require additional disclosures. See Note 8 Policy and Contract Attributes for further details.

Effective January 1, 2012, the Company adopted revisions to SSAP No. 100, Fair Value Measurements (SSAP No. 100). These revisions require new disclosures of fair value hierarchy and the method used to obtain the fair value measurement, a new footnote that summarizes hierarchy levels by type of financial instrument and gross presentation of purchases, sales, issues and settlements within the reconciliation for fair value measurements categorized within Level 3 of the hierarchy. The adoption of these revisions had no impact to the Company’s results of operations or financial position, but did require additional disclosures. See Note 4 Fair Values of Financial Instruments for further details.

Effective January 1, 2012, the Company began computing current and deferred income taxes in accordance with SSAP No. 101. This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The adoption of this statement resulted in the transfer of $27,930 at December 31, 2011, from Aggregate Write-ins for Other than Special Surplus Funds to Unassigned Funds and updates to the Company’s income tax disclosures. See Note 7 Income Taxes for further details.

For the year ended December 31, 2011, the Company adopted SSAP No. 10R, Income Taxes – Revised, A Temporary Replacement of SSAP No. 10 (SSAP No. 10R). This statement established statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes. The SSAP temporarily superseded SSAP No. 10, Income Taxes. SSAP No. 10R allowed an entity to elect to admit

28

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

additional deferred tax assets (DTAs) utilizing a three year loss carryback provision, plus the lesser of a look-forward of three years on gross DTAs expected to be realized or 15% of statutory capital and surplus if the entity’s risk-based capital is above the 250% risk-based capital level where an action level could occur as a result of a trend test utilizing the old SSAP No. 10 provisions to calculate the DTA. Prior to the adoption of SSAP No. 10R, the admitted DTA was calculated by taking into consideration a one year loss carryback and look-forward on gross DTAs that can be expected to be realized and a 10% capital and surplus limit on the admitted amount of the DTA. The Company elected to admit additional deferred tax assets pursuant to SSAP No. 10R and as a result, the cumulative effect of the adoption of this standard was the difference between the calculation of the admitted DTA per SSAP No.10R and the old SSAP No. 10 methodology at December 31, 2011. This change in accounting principle increased surplus by a net amount of $27,930, at December 31, 2011, which has been recorded within the statements of changes in capital and surplus.

Effective December 31, 2011, the Company adopted SSAP No. 5R, Liabilities, Contingencies and Impairments of Assets – Revised. The revisions require the Company to recognize a liability equal to the greater of (a) the fair value of the guarantee at its inception, even if the likelihood of payment under the guarantee is remote or (b) the contingent liability amount required to be recognized if it is probable that a liability has been incurred at the financial statement date and the amount of loss can reasonably be determined. While this guidance does not exclude guarantees issued as intercompany transactions or between related parties from the initial liability recognition requirement, there are a couple exceptions. Guarantees made to/or on behalf of a wholly-owned subsidiary and related party guarantees that are considered “unlimited” (for example, in response to a rating agency’s requirement to provide a commitment to support) are exempt from the initial liability recognition. Additional disclosures are also required under this new guidance for all guarantees, whether or not they meet the criteria for initial liability recognition. The adoption of this new accounting principle had no material impact to the Company’s results of operations or financial position and did not require any additional disclosures.

Effective December 31, 2011, the Company adopted non-substantive revisions to SSAP No. 100 to incorporate the provisions of ASU 2010-06, Improving Disclosures about Fair Value Measurements. This revision requires a new disclosure for assets and liabilities for which fair value is not measured and reported in the statement of financial position but is otherwise disclosed. The adoption of these revisions had no impact to the Company’s results of operations or financial position. See Note 4 for further details.

Effective December 31, 2011, the Company adopted non-substantive changes to SSAP No. 32, Investments in Preferred Stock (including investments in preferred stock of subsidiary, controlled, or affiliated entities). The amendment was made to clarify the

29

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

definition of preferred stock. Under the revised SSAP No. 32, a preferred stock is defined as any class or series of shares the holders of which have any preference, either as to the payment of dividends or distribution of assets on liquidation, over the holder of common stock [as defined in SSAP No. 30, Investments in Common Stock (excluding investments in common stock of subsidiary, controlled, or affiliated entities)] issued by an entity. This revised definition had no impact to the Company.

Effective January 1, 2011, the Company adopted SSAP No. 35R, Guaranty Fund and Other Assessments – Revised. This statement modified the conditions required for recognizing a liability for insurance-related assessments and required additional disclosures. See Note 14 for disclosures related to guaranty fund assessments. The adoption of this accounting principle had no financial impact to the Company.

Effective January 1, 2011, the Company adopted revisions to certain paragraphs of SSAP No. 43R, Loan-backed and Structured Securities to clarify the accounting for gains and losses between AVR and IMR. The revisions clarify that an AVR/IMR bifurcation analysis should be performed when SSAP No. 43R securities are sold (not just as a result of impairment). These changes were applied on a prospective basis and had no financial impact to the Company upon adoption.

Effective January 1, 2011, the Company adopted revisions to SSAP No. 43R to clarify the definitions of loan-backed and structured securities. The clarified guidance was applied prospectively and had no financial impact to the Company upon adoption.

Effective January 1, 2014, the Company will adopt SSAP No. 105, Working Capital finance Investments, which allows working capital finance investments to be admitted assets if certain criteria are met. The adoption of this standard had no impact to the financial position or results of operations of the Company.

Effective December 31, 2014, the Company will adopt revisions of SSAP No. 104R, Share-Based Payments, which provides guidance for share-based payments transactions with non-employees. The adoption of this revision is expected to be immaterial to the financial position and results of operations of the Company.

2. Prescribed and Permitted Statutory Accounting Practices

The New York Department of Financial Services recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial condition and results of operations of an insurance company, and for determining its solvency under the New York Insurance Law.

30

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The State of New York has adopted a prescribed accounting practice that differs from that found in the NAIC SAP related to the reported value of the assets supporting the Company’s guaranteed separate accounts. As prescribed by Section 1414 of the New York Insurance Law, the Commissioner found that the Company is entitled to value the assets of the guaranteed separate account at amortized cost, whereas the assets would be required to be reported at fair value under SSAP No. 56, Separate Accounts, of the NAIC SAP. There is no impact to the Company’s income or surplus as a result of utilizing this prescribed practice.

3. Accounting Changes and Correction of Errors

During 2013, the Company discovered an investment in a guaranteed investment contract within the Company’s separate account was not included in the calculation of the AVR as of December 31, 2012. The impact of this omission was an understatement of the asset valuation reserve and overstatement of capital and surplus of $5,080 as of December 31, 2012. This was corrected in 2013 and is reflected as a correction of an error in the capital and surplus accounts of the Summary of Operations.

During 2012, the Company determined that the model used for a particular guaranteed minimum withdrawal benefit product was not appropriately calculating the correct policyholder benefit guarantee values which are used when determining benefit reserves. The correction of this error resulted in an increase in the reserves associated with this product in the amount of $19,946 as of December 31, 2011, and is presented as a separate charge in capital and surplus within the statement of changes in capital and surplus.

The Company incorrectly calculated the mortgages component of the AVR as of December 31, 2010. The maximum Mortgage Experience Adjustment Factor (MEAF) was used in the calculation when lower factors should have been used. As a result, the AVR balance was overstated by $6,248. This was corrected in 2011, and the Company reflected the surplus impact of the correction as a separate change in unassigned surplus within the statement of changes in capital and surplus.

During 2011, the Company determined that too many contracts were novated to TLIC, an affiliated company, in a reinsurance transaction that was effective January 1, 2010. Correcting this error resulted in a reduction in the initial gain recognized on the novation of $7,765, partially offset by an adjustment to the statement of operations for retention of the policies that should have been retained by the Company of $5,175. The net amount of $2,590 is reflected as a separate change in unassigned surplus within the statement of changes in capital and surplus.

31

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

4. Fair Values of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Determination of fair value

The fair values of financial instruments are determined by management after taking into consideration several sources of data. When available, the Company uses quoted market prices in active markets to determine the fair value of its investments. The Company’s valuation policy utilizes a pricing hierarchy which dictates that publicly available prices are initially sought from indices and third-party pricing services. In the event that pricing is not available from these sources, those securities are submitted to brokers to obtain quotes. Lastly, securities are priced using internal cash flow modeling techniques. These valuation methodologies commonly use reported trades, bids, offers, issuer spreads, benchmark yields, estimated prepayment speeds, and/or estimated cash flows.

To understand the valuation methodologies used by third-party pricing services, the Company reviews and monitors their applicable methodology documents. Any changes to their methodologies are noted and reviewed for reasonableness. In addition, the Company performs in-depth reviews of prices received from third-party pricing services on a sample basis. The objective for such reviews is to demonstrate that the Company can corroborate detailed information such as assumptions, inputs and methodologies used in pricing individual securities against documented pricing methodologies. Only third-party pricing services and brokers with a substantial presence in the market and with appropriate experience and expertise are used.

Each month, the Company performs an analysis of the information obtained from indices, third-party services, and brokers to ensure that the information is reasonable and produces a reasonable estimate of fair value. The Company considers both qualitative and quantitative factors as part of this analysis, including but not limited to, recent transactional activity for similar securities, review of pricing statistics and trends, and consideration of recent relevant market events. Other controls and procedures over pricing received from indices, third-party pricing services, or brokers include validation checks such as exception reports which highlight significant price changes, stale prices or un-priced securities.

Fair value hierarchy

The Company’s financial assets and liabilities carried at fair value are classified, for disclosure purposes, based on a hierarchy defined by SSAP No. 100. The hierarchy gives

32

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1), and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1	-	Unadjusted quoted prices for identical assets or liabilities in active markets accessible at the measurement date.

Level 2	-	Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a) Quoted prices for similar assets or liabilities in active markets
b) Quoted prices for identical or similar assets or liabilities in non-active markets
c) Inputs other than quoted market prices that are observable
d) Inputs that are derived principally from or corroborated by observable market data through correlation or other means

Level 3	-	Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect the Company’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash Equivalents and Short-Term Investments: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair values. Cash is not included in the below tables.

Short-Term Notes Receivable from Affiliates: The carrying amounts reported in the accompanying balance sheets for these financial instruments approximate their fair value.

Bonds and Stocks: The NAIC allows insurance companies to report the fair value determined by the SVO or to determine the fair value by using a permitted valuation method. The fair values of bonds and stocks are reported or determined using the following pricing sources: indexes, third party pricing services, brokers, external fund managers and internal models.

33

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Fair values for fixed maturity securities (including redeemable preferred stock) actively traded are determined from third-party pricing services, which are determined as discussed above in the description of level one and level two values within the fair value hierarchy. For fixed maturity securities (including redeemable preferred stock) not actively traded, fair values are estimated using values obtained from third-party pricing services, or are based on non-binding broker quotes or internal models. In the case of private placements, fair values are estimated by discounting the expected future cash flows using current market rates applicable to the coupon rate, credit and maturity of the investments.

Mortgage Loans on Real Estate: The fair values for mortgage loans on real estate are estimated utilizing discounted cash flow analyses, using interest rates reflective of current market conditions and the risk characteristics of the loans.

Other Invested Assets: The fair values for other invested assets, which include investments in surplus notes issued by other insurance companies and fixed or variable rate investments with underlying characteristics of bonds, were determined primarily by using indexes, third party pricing services and internal models.

Derivative Financial Instruments: The estimated fair values of interest rate caps and options are based upon the latest quoted market price at the balance sheet date. The estimated fair values of swaps, including interest rate and currency swaps are based on pricing models or formulas using current assumptions. The estimated fair value of credit default swaps are based upon the pricing differential as of the balance sheet date for similar swap agreements. The Company accounts for derivatives that receive and pass hedge accounting in the same manner as the underlying hedged instrument. If that instrument is held at amortized cost, then the derivative is also held at amortized cost.

Policy Loans: The fair value of policy loans is equal to the book value of the loan, which is stated at unpaid principal balance.

Securities Lending Reinvested Collateral: The cash collateral from securities lending is reinvested in various short-term and long-term debt instruments. The fair values of these investments are determined using the methods described above under Cash, Cash Equivalents and Short-Term Investments and Bonds and Stocks.

Receivable From/Payable to Parents, Subsidiaries and Affiliates: The carrying amount of receivable from/payable to affiliates approximates their fair value.

Separate Account Assets and Annuity Liabilities: The fair value of separate account assets are based on quoted market prices when available. When not available, they are primarily valued either using third party pricing services or are valued in the same manner as the

34

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

general account assets as further described in this note. However, some separate account assets are valued using non-binding broker quotes, which cannot be corroborated by other market observable data, or internal modeling which utilizes input that are not market observable. The fair value of separate account annuity liabilities is based on the account value for separate accounts business without guarantees. For separate accounts with guarantees, fair value is based on discounted cash flows.

Investment Contract Liabilities: Fair value for the Company’s liabilities under investment contracts, which include deferred annuities and GICs, are estimated using discounted cash flow calculations. For those liabilities that are short in duration, carrying amount approximates fair value. For investment contracts with no defined maturity, fair value is estimated to be the present surrender value.

Deposit-Type Contracts: The carrying amounts of deposit-type contracts reported in the accompanying balance sheets approximate their fair values.

Surplus Notes: Fair values for surplus notes are estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements.

The Company accounts for its investments in affiliated common stock using the equity method of accounting; as such, they are not included in the following disclosures.

Fair values for the Company’s insurance contracts other than investment-type contracts (including separate account universal life liabilities) are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company’s overall management of interest rate risk, such that the Company’s exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

35

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables set forth a comparison of the estimated fair values and carrying amounts of the Company’s financial instruments, including those not measured at fair value in the balance sheets, as of December 31, 2013 and 2012, respectively:

	December 31 2013
	Estimated Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	Not Practicable (Carrying Value)
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$67,194	$67,194	$—	$67,194	$—	$—
Short-term notes receivable from affiliates	50,000	50,000	—	50,000	—	—
Bonds	7,922,846	7,614,084	710,978	7,083,570	128,298	—
Preferred stocks, other than affiliates	2,715	1,706	—	2,715	—	—
Common stocks, other than affiliates	1,954	1,954	1,954	—		—
Mortgage loans on real estate	570,933	551,082	—	—	570,933	—
Other invested assets	27,482	25,613	—	27,482	—	—
Interest rate swaps	12,436	12,436	—	12,436	—	—
Currency swaps	254	254	—	254	—	—
Credit default swaps	5,751	3,250	—	5,751	—	—
Policy loans	64,552	64,552	—	64,552	—	—
Securities lending reinvested collateral	430,659	430,678	—	430,659	—	—
Separate account assets	20,271,856	20,293,235	10,592,553	9,637,890	41,413	—

Liabilities
Investment contract liabilities	5,652,539	5,584,149	—	1,353	5,651,186	—
Interest rate swaps	38,846	44,714	—	38,846	—	—
Currency swaps	1,622	1,476	—	1,622	—	—
Credit default swaps	(1,703)	6,140	—	(1,703)	—	—
Equity Swaps	853	853	—	853	—	—
Payable to parent, subsidiaries and affiliates	365	365	—	365	—	—
Separate account annuity liabilities	19,918,930	19,912,005	—	12,644,802	7,274,127	—
Surplus notes	156,810	150,000	—	—	156,810	—

36

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2012
	Estimated Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	Not Practicable (Carrying Value)
Admitted assets
Cash equivalents and short-term investments, other than affiliates	$528,981	$528,981	$—	$528,981	$—	$—
Short-term notes receivable from affiliates	54,700	54,700	—	54,700	—	—
Bonds	8,191,209	7,413,206	726,198	7,397,594	67,417	—
Preferred stocks, other than affiliates	2,241	1,573	—	2,241	—	—
Common stocks, other than affiliates	5,113	5,113	3,111	—	2,002	—
Mortgage loans on real estate	581,335	544,544	—	—	581,335	—
Other invested assets	20,653	19,088	—	20,653	—	—
Interest rate swaps	39,746	39,331	—	39,746	—	—
Currency swaps	142	—	—	142	—	—
Credit default swaps	3,083	1,399	—	3,083	—	—
Foreign currency forward	883	883	—	883	—	—
Policy loans	60,041	60,041	—	60,041	—	—
Securities lending reinvested collateral	257,972	258,143	—	257,972	—	—
Receivable from parent, subsidiaries and affiliates	87,032	87,032	—	87,032	—	—
Separate account assets	17,781,262	17,590,145	7,982,621	9,726,976	71,665	—

Liabilities
Investment contract liabilities	5,989,132	5,953,575	—	3,481,554	2,507,578	—
Interest rate swaps	7,024	5,575	—	7,024	—	—
Currency swaps	—	153	—	—	—	—
Credit default swaps	2,946	5,743	—	2,946	—	—
Foreign currency forward	1,233	1,233	—	1,233	—	—
Separate account annuity liabilities	17,231,486	17,204,274	—	9,936,870	7,294,616	—
Surplus notes	167,085	150,000	—	—	167,085	—

37

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables provide information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2013 and 2012:

	2013
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Government	$—	$15,501	$—	$15,501
Industrial and miscellaneous	—	4,708	9,714	14,422

Total bonds	—	20,209	9,714	29,923
Common stock
Industrial and miscellaneous	1,954	—	—	1,954

Total common stock	1,954	—	—	1,954
Short-term investments
Government	—	1	—	1
Industrial and miscellaneous	—	500	—	500
Money market mutual fund	—	66,693	—	66,693
Intercompany notes	—	50,000	—	50,000

Total short-term	—	117,194	—	117,194
Derivative assets	—	12,690	—	12,690
Separate account assets	10,592,553	2,490,653	—	13,083,206

Total assets at fair value	$10,594,507	$2,640,746	$9,714	$13,244,967

Liabilities:
Derivative liabilities	$—	$41,321	$—	$41,321

Total liabilites at fair value	$—	$41,321	$—	$41,321

38

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	2012
	Level 1	Level 2	Level 3	Total
Assets:
Bonds
Industrial and miscellaneous	$—	$6,412	$11,390	$17,802

Total bonds	—	6,412	11,390	17,802
Common stock
Industrial and miscellaneous	3,111	—	2,002	5,113

Total common stock	3,111	—	2,002	5,113
Short-term investments
Government	—	1	—	1
Industrial and miscellaneous	—	446,681	—	446,681
Money market mutual fund	—	82,102	—	82,102
Intercompany notes	—	54,700	—	54,700
Sweep account	—	196	—	196

Total short-term	—	583,680	—	583,680
Derivative assets	—	34,734	—	34,734
Separate account assets	7,982,621	2,388,209	—	10,370,830

Total assets at fair value	$7,985,732	$3,013,035	$13,392	$11,012,159

Liabilities:
Derivative liabilities	$—	$350	$—	$350

Total liabilites at fair value	$—	$350	$—	$350

Bonds classified in Level 2 are valued using inputs from third party pricing services or broker quotes. Level 3 measurements for bonds are primarily those valued using non-binding broker quotes, which cannot be corroborated by other marketable observable data or internal modeling which utilize inputs that are not market observable.

Common stock in Level 3 is comprised primarily of warrants valued using broker quotes.

Short-term investments are classified as Level 2 as they are carried at amortized cost, which approximates fair value.

Derivatives classified as Level 2 represent over-the-counter (OTC) contracts valued using pricing models based on the net present value of estimated future cash flows, directly observed prices from exchange-traded derivatives, other OTC trades or external pricing services.

Separate account assets in Level 2 are valued using inputs from third party pricing services or are valued and classified in the same way as general account assets (described above).

39

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

During 2013 and 2012, there were no transfers between Level 1 and 2, respectively.

The following tables summarize the changes in assets classified in Level 3 for 2013 and 2012:

	Balance at January 1, 2013	Transfers into Level 3	Transfers out of Level 3	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$723	$—	$245	$(254)	$203
Other	10,667	—	—	(415)	667
Common stock	2,002	—	—	—	(1,196)

Total	$13,392	$—	$245	$(669)	$(326)

	Purchases	Issuances	Sales	Settlements	Balance at December 31, 2013
Bonds
RMBS	$—	$—	$—	$—	$427
Other	—	—	—	1,632	9,287
Common stock	—	—	80	726	—

Total	$—	$—	$80	$2,358	$9,714

40

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Balance at January 1, 2012	Transfers into Level 3	Transfers out of Level 3	Total Gains and (Losses) Included in Net income (a)	Total Gains and (Losses) Included in Surplus (b)
Bonds
RMBS	$1,076	$1,237	$605	$(1,599)	$979
Other	9,902	—	—	337	2,165
Common stock	3,496	—	—	—	(1,494)

Total	$14,474	$1,237	$605	$(1,262)	$1,650

	Purchases	Issuances	Sales	Settlements	Balance at December 31, 2012
Bonds
RMBS	$—	$—	$—	$365	$723
Other	—	—	—	1,737	10,667
Common stock	—	—	—	—	2,002

Total	$—	$—	$—	$2,102	$13,392

(a)	Recorded as a component of Net Realized Capital Gains/Losses on Investments in the Statements of Operations
(b)	Recorded as a component of Change in Net Unrealized Capital Gains/Losses in the Statements of Changes in Capital and Surplus

The Company’s policy is to recognize transfers in and out of levels as of the beginning of the reporting period.

Transfers in for bonds were attributable to securities being valued using third party vendor inputs at December 31, 2011, subsequently changing to being internally modeled, thus causing the transfer into Level 3 during 2012.

Transfers out for bonds were partly attributable to securities being valued using broker quotes which utilize unobservable inputs at December 31, 2012, subsequently changing to being valued using third party vendor inputs during 2013. In addition, transfers out for bonds were the result of securities being valued using internal models at December 31, 2011, subsequently changing to being valued using third party vendor inputs during 2012. Also, transfers out for bonds were attributed to securities being carried at fair value at December 31, 2011, subsequently changing to being carried at amortized cost during 2012.

41

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

5. Investments

The carrying amounts and estimated fair value of investments in bonds and preferred stocks are as follows:

			Gross	Gross
			Unrealized	Unrealized
		Gross	Losses 12	Losses less	Estimated
	Carrying	Unrealized	Months or	Than 12	Fair
	Amount	Gains	More	Months	Value
December 31, 2013
Unaffiliated bonds:
United States Government and agencies	$723,664	$20,596	$35	$39,791	$704,434
State, municipal and other government	156,405	7,460	4,755	666	158,444
Hybrid securities	99,366	6,415	5,476	154	100,151
Industrial and miscellaneous	5,206,107	327,974	9,109	49,457	5,475,515
Mortgage and other asset-backed securities	1,428,542	81,874	13,044	13,070	1,484,302

	7,614,084	444,319	32,419	103,138	7,922,846
Unaffiliated preferred stocks	1,706	1,009	—	—	2,715

	$7,615,790	$445,328	$32,419	$103,138	$7,925,561

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses 12 Months or More	Gross Unrealized Losses less Than 12 Months	Estimated Fair Value
December 31, 2012
Unaffiliated bonds:
United States Government and agencies	$612,515	$101,850	$—	$1	$714,364
State, municipal and other government	168,249	20,558	8,472	—	180,335
Hybrid securities	92,265	7,277	10,909	—	88,633
Industrial and miscellaneous	5,005,463	583,125	1,170	3,833	5,583,585
Mortgage and other asset-backed securities	1,534,714	114,427	23,912	937	1,624,292

	7,413,206	827,237	44,463	4,771	8,191,209
Unaffiliated preferred stocks	1,573	1,049	381	—	2,241

	$7,414,779	$828,286	$44,844	$4,771	$8,193,450

At December 31, 2013 and 2012, respectively, for bonds and preferred stocks that have been in a continuous loss position for greater than or equal to twelve months, the Company held 76 and 80 securities with a carrying amount of $281,161 and $266,840 and an unrealized loss of $32,419 and $44,844 with an average price of 88.5 and 83.2 (fair

42

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

value/amortized cost). Of this portfolio, 70.19% and 48.05% were investment grade with associated unrealized losses of $19,689 and $20,046, respectively.

At December 31, 2013 and 2012, respectively, for bonds and preferred stocks that have been in a continuous loss position for less than twelve months, the Company held 291 and 55 securities with a carrying amount of $1,860,688 and $234,770 and an unrealized loss of $103,138 and $4,771 with an average price of 94.5 and 98.0 (fair value/amortized cost). Of this portfolio, 96.86% and 76.98% were investment grade with associated unrealized losses of $100,950 and $3,649, respectively.

At December 31, 2013, for common stocks that have been in a continuous loss position for greater than or equal twelve months, the Company held 1 security with a cost of $4 and unrealized loss of $1 with an average price of 77.0 (fair value/cost). At December 31, 2012, the Company did not hold any common stock that had been in a continuous loss position for greater than or equal to twelve months.

At December 31, 2013, the Company did not hold any common stocks that had been in continuous loss position for less than twelve months. At December 31, 2012, for common stocks that have been in a continuous loss position for less than twelve months, the Company held 3 securities with a cost of $3,145 and unrealized loss $33 with an average price of 99.0 (fair value/cost).

The estimated fair value of bonds, preferred stocks and common stocks with gross unrealized losses at December 31, 2013 and 2012 is as follows:

	Losses 12	Losses Less
	Months or	Than 12
	More	Months	Total
December 31, 2013
Unaffiliated bonds:
United States government and agencies	$1,830	$362,949	$364,779
State, municipal and other government	14,235	25,206	39,441
Hybrid securities	20,128	11,171	31,299
Industrial and miscellaneous	91,554	1,051,181	1,142,735
Mortgage and other asset-backed securities	120,995	307,043	428,038

	248,742	1,757,550	2,006,292
Unaffiliated common stocks	3	—	3

	$248,745	$1,757,550	$2,006,295

43

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Losses 12	Losses Less
	Months or	Than 12
	More	Months	Total
December 31, 2012
Unaffiliated bonds:
United States government and agencies	$—	$1,863	$1,863
State, municipal and other government	36,512	—	36,512
Hybrid securities	22,250	—	22,250
Industrial and miscellaneous	17,474	172,884	190,358
Mortgage and other asset-backed securities	145,029	55,252	200,281

	221,265	229,999	451,264
Unaffiliated preferred stocks	731	—	731
Unaffiliated common stocks	—	3,112	3,112

	$221,996	$233,111	$455,107

The carrying amount and estimated fair value of bonds at December 31, 2013, by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Carrying	Fair
	Amount	Value
Due in one year or less	$518,442	$528,302
Due after one year through five years	2,192,012	2,367,366
Due after five years through ten years	1,933,729	1,956,804
Due after ten years	1,541,359	1,586,072

	6,185,542	6,438,544
Mortgage and other asset-backed securities	1,428,542	1,484,302

	$7,614,084	$7,922,846

For impairment policies related to non-structured and structured securities, refer to Note 1 under Investments.

At December 31, 2013, the Company’s treasury portfolio had investments in an unrealized loss position which had a fair value of $364,779, with a carrying value of $404,605, resulting in a gross unrealized loss of $39,826. The Company’s government issued debt securities include US Treasury bonds. All of the issuers in the sector continue to make payments in accordance with the original bond agreements. The Company evaluated the near-term prospects of the issuers and it is believed that the contractual terms of these investments will be met and these investments are not impaired as of December 31, 2013.

44

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

There were no loan-backed securities with a recognized other-than-temporary impairment (OTTI) due to intent to sell or lack of intent and ability to hold during the years ended December 31, 2013 and 2012. The following table provides the aggregate totals for loan-backed securities with a recognized OTTI due to intent to sell or lack of intent and ability to hold, in which the security is written down to fair value during the year ended December 31, 2011.

	Amortized Cost	OTTI Recognized in Loss
	Basis Before OTTI	Interest	Non-interest	Fair Value
Year Ended December 31, 2011
OTTI recognized 1st quarter:
Intent to sell	$1,800	$3	$—	$1,797

Total 1st quarter OTTI on loan-backed securities	1,800	3	—	1,797

Aggregate total	$1,800	$3	$—	$1,797

The following tables provide the aggregate totals for loan-backed securities with a recognized OTTI due to the Company’s cash flow analysis, in which the security is written down to estimated future cash flows discounted at the security’s effective yield.

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2013
1st quarter present value of cash flows expected to be less than the amortized cost basis	$33,255	$937	$32,318	$26,145
2nd quarter present value of cash flows expected to be less than the amortized cost basis	12,311	571	11,740	11,175
3rd quarter present value of cashflows expected to be less than the amortized cost basis	16,824	1,426	15,398	12,815
4th quarter present value of cash flows expected to be less than the amortized cost basis	30,853	1,080	29,773	27,584

Aggregate total	$93,243	$4,014	$89,229	$77,719

45

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2012
1st quarter present value of cash flows expected to be less than the amortized cost basis	$9,907	$123	$9,784	$5,625
2nd quarter present value of cash flows expected to be less than the amortized cost basis	31,773	3,092	28,681	20,633
3rd quarter present value of cash flows expected to be less than the amortized cost basis	17,199	1,222	15,977	10,640
4th quarter present value of cash flows expected to be less than the amortized cost basis	22,099	921	21,178	15,312

Aggregate total	$80,978	$5,358	$75,620	$52,210

	Amortized Cost before Current Period OTTI	Recognized OTTI	Amortized Cost After OTTI	Fair Value
Year Ended December 31, 2011
1st quarter present value of cash flows expected to be less than the amortized cost basis	$36,356	$988	$35,368	$23,938
2nd quarter present value of cash flows expected to be less than the amortized cost basis	32,000	3,301	28,699	16,513
3rd quarter present value of cash flows expected to be less than the amortized cost basis	44,931	807	44,124	28,144
4th quarter present value of cash flows expected to be less than the amortized cost basis	54,257	2,573	51,684	41,432

Aggregate total	$167,544	$7,669	$159,875	$110,027

46

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following loan-backed and structured securities were held at December 31, 2013, for which an OTTI was recognized during the current reporting period:

CUSIP	Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value at Time of OTTI	Quarter in which Impairment Occurred
02148YAJ3	336	327	9	327	180	1Q2013
14984WAA8	11,205	10,969	236	10,969	10,570	1Q2013
52108HV84	1,723	1,680	43	1,680	1,004	1Q2013
52524YAA1	72	—	72	—	—	1Q2013
759676AJ8	6,182	6,091	91	6,091	4,528	1Q2013
75970JAJ5	7,426	7,316	110	7,316	6,192	1Q2013
81379EAD4	5	—	5	—	—	1Q2013
81744FFD4	496	410	86	410	121	1Q2013
86358EZU3	1,628	1,411	217	1,411	267	1Q2013
12669GUR0	4,183	4,113	70	4,113	3,281	1Q2013
14984WAA8	10,701	10,522	179	10,522	10,201	2Q2013
52108HV84	1,611	1,218	393	1,218	973	2Q2013
52108HV84	1,218	701	517	701	994	3Q2013
59020UJZ9	261	172	89	172	406	3Q2013
759676AJ8	5,727	5,618	109	5,618	4,708	3Q2013
75970JAJ5	7,093	6,936	157	6,936	5,833	3Q2013
75970QAH3	674	657	17	657	576	3Q2013
81744FFD4	407	354	53	354	117	3Q2013
86358EZU3	1,393	941	452	941	168	3Q2013
291701CR9	50	18	32	18	14	3Q2013
12666UAC7	8,154	7,984	170	7,984	7,978	4Q2013
12668WAC1	7,972	7,700	272	7,700	7,133	4Q2013
759676AJ8	5,272	5,102	170	5,102	4,541	4Q2013
75970JAJ5	6,838	6,525	313	6,525	5,628	4Q2013
75970QAH3	650	619	31	619	575	4Q2013
81744FFD4	354	345	9	345	122	4Q2013
86358EZU3	105	97	8	97	15	4Q2013
12640WAG5	1,491	1,384	107	1,384	1,578	4Q2013
291701CR9	17	16	1	16	14	4Q2013

The unrealized losses of loan-backed and structured securities where fair value is less than cost or amortized cost for which an OTTI has not been recognized in earnings as of December 31, 2013 and 2012 is as follows:

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2013
The aggregate amount of unrealized losses	$17,238	$13,316
The aggregate related fair value of securities with unrealized losses	134,946	307,514

47

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Losses 12 Months or More	Losses Less Than 12 Months
Year ended December 31, 2012
The aggregate amount of unrealized losses	$33,297	$937
The aggregate related fair value of securities with unrealized losses	162,801	55,252

Detail of net investment income is presented below:

	Year Ended December 31
	2013	2012	2011
Income:
Bonds	$359,479	$372,298	$396,157
Preferred stocks	123	130	148
Common stocks	—	1,693	1,302
Mortgage loans on real estate	32,624	39,468	44,625
Policy loans	4,081	4,038	4,034
Cash, cash equivalents and short-term investments	427	765	929
Derivatives	18,515	19,915	24,901
Other invested assets	2,873	639	2,548
Other	1,953	2,929	1,921

Gross investment income	420,075	441,875	476,565
Less investment expenses	13,195	14,747	13,035

Net investment income	$406,880	$427,128	$463,530

Proceeds from sales and other disposals (excluding maturities) of bonds and preferred stock and related gross realized capital gains and losses were as follows:

	Year Ended December 31
	2013	2012	2011
Proceeds	$1,131,813	$1,913,219	$1,636,561

Gross realized gains	$16,348	$68,650	$44,316
Gross realized losses	(6,761)	(9,531)	(6,781)

Net realized capital gains	$9,586	$59,119	$37,535

The Company had gross realized losses for the years ended December 31, 2013, 2012 and 2011 of $4,299, $6,205 and $10,422, respectively, which relate to losses recognized on other-than-temporary declines in fair values of bonds and preferred stocks.

48

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Net realized capital gains (losses) on investments are summarized below:

	Realized
	Year Ended December 31
	2013	2012	2011
Bonds	$5,397	$52,800	$27,113
Preferred stocks	(110)	115	—
Common stocks	74	91	(995)
Mortgage loans on real estate	(123)	(1,020)	290
Cash, cash equivalents and short-term investments	3	3	—
Derivatives	(65,675)	9,224	(32,729)
Other invested assets	4,140	3,939	3,074

	(56,294)	65,152	(3,247)
Federal income tax effect	(4,221)	(17,772)	(15,802)
Transfer to interest maintenance reserve	(7,377)	(38,563)	(23,955)

Net realized capital gains (losses) on investments	$(67,892)	$8,817	$(43,004)

At December 31, 2013 and 2012, the Company had recorded investment in restructured securities of $32 and $2,940, respectively. The capital gains (losses) taken as a direct result of restructures in 2013, 2012 and 2011 were $(16), $886 and $(603), respectively. The Company often has impaired a security prior to the restructure date. These impairments are not included in the calculation of restructure related losses and are accounted for as a realized loss, reducing the cost basis of the security involved.

The changes in net unrealized capital gains and losses on investments, including the changes in net unrealized foreign capital gains and losses were as follows:

	Change in Unrealized
	Year Ended December 31
	2013	2012	2011
Bonds	$1,542	$12,303	$(7,611)
Common stocks	(825)	(1,627)	(1,216)
Affiliated entities	(754)	(45)	(145)
Derivatives	(67,606)	(87,646)	81,675
Other invested assets	(330)	5,277	1,233

	(67,973)	(71,738)	73,936
Taxes on unrealized capital gains/losses	23,527	25,092	(25,928)

Change in unrealized capital gains (losses), net of tax	$(44,446)	$(46,646)	$48,008

49

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The credit quality of mortgage loans by type of property for the year ended December 31, 2013 were as follows:

	Farm	Commercial	Total
AAA—AA	$16,000	$332,597	$348,597
A	7,073	173,894	180,967
BBB	4,133	14,990	19,123
BB	—	1,976	1,976
B	—	419	419

	$27,206	$523,876	$551,082

The credit quality for commercial and farm mortgage loans was determined based on an internal credit rating model which assigns a letter rating to each mortgage loan in the portfolio as an indicator of the credit quality of the mortgage loan. The internal credit rating model was designed based on rating agency methodology, then modified for credit risk associated with the Company’s mortgage lending process, taking into account such factors as projected future cash flows, net operating income, and collateral value. The model produces a credit rating score and an associated letter rating which is intended to align with S&P ratings as closely as possible. Information supporting the credit risk rating process is updated at least annually.

During 2013, the Company issued mortgage loans with a maximum interest rate of 5.31% and a minimum interest rate of 3.11% for commercial loans. During 2012, the Company issued mortgage loans with a maximum interest rate of 4.60% and a minimum interest rate of 3.21% for commercial loans. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2013 at the time of origination was 75%. The maximum percentage of any one mortgage loan to the value of the underlying real estate originated during the year ending December 31, 2012 at the time of origination was 70%. During 2013, the Company did not reduce the interest rate on any outstanding mortgage loan. During 2012, the Company reduced the interest rate by 1.0% of one outstanding mortgage loan in the amount of $8,362.

50

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The following tables provide the age analysis of mortgage loans aggregated by type:

		Residential		Commercial
December 31, 2013	Farm	Insured	All Other	Insured	All Other	Mezzanine	Total
Recorded Investment (All)
(a) Current	$27,206	$—	$—	$—	$521,637	$2,239	$551,082
(b) 30-59 Days Past Due	—	—	—	—	—	—	—
(c) 60-89 Days Past Due	—	—	—	—	—	—	—
(d) 90-179 Days Past Due	—	—	—	—	—	—	—
(e) 180+ Days Past Due	—	—	—	—	—	—	—

		Residential		Commercial
December 31, 2012	Farm	Insured	All Other	Insured	All Other	Mezzanine	Total
Recorded Investment (All)
(a) Current	$40,383	$—	$—	$—	$500,423	$2,231	$543,037
(b) 30-59 Days Past Due	—	—	—	—	1,507	2	1,509
(c) 60-89 Days Past Due	—	—	—	—	—	—	—
(d) 90-179 Days Past Due	—	—	—	—	—	—	—
(e) 180+ Days Past Due	—	—	—	—	—	—	—

The Company did not have any impaired loans at December 31, 2013 or 2012. The Company did not hold an allowance for credit losses on mortgage loans at December 31, 2013, 2012 or 2011.

The Company accrues interest income on impaired loans to the extent deemed collectible (delinquent less than 91 days) and the loan continues to perform under its original or restructured contractual terms. Interest income on nonperforming loans generally is recognized on a cash basis. The Company did not recognize any interest income on impaired loans for the years ended December 31, 2013, 2012 or 2011. The Company did not recognize any interest income on a cash basis for the years ended December 31, 2013, 2012 or 2011.

During 2013 and 2012, there were no mortgage loans that were foreclosed and transferred to real estate. At December 31, 2013 and 2012, the Company held a mortgage loan loss reserve in the AVR of $7,164 and $5,173, respectively.

51

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

Geographic Distribution			Property Type Distribution
	December 31			December 31
	2013	2012		2013	2012
Mountain	22%	21%	Retail	32%	32%
Pacific	17	16	Industrial	32	25
W. South Central	16	13	Office	17	16
South Atlantic	13	23	Apartment	6	5
Middle Atlantic	12	16	Medical	5	5
W. North Central	10	1	Agricultural	5	7
E. North Central	7	6	Other	3	10
E. South Central	2	3
New England	1	1

During 2013, 2012 and 2011, the Company did not recognize any impairment write-downs for its investments in joint ventures and limited partnerships.

At December 31, 2013, the Company had ownership interest in four LIHTC investments. The remaining years of unexpired tax credits ranged from three to eleven and the properties were not subject to regulatory review. The length of time remaining for the holding period ranged from four to thirteen years. The amount of contingent equity commitments expected to be paid during 2014 to 2015 is $9,559. There were no impairment losses, write-downs or reclassifications during the year related to any of these credits.

At December 31, 2012, the Company had ownership interest in three LIHTC investments. The remaining years of unexpired tax credits ranged from four to ten and the properties were not subject to regulatory review. The length of time remaining for the holding period ranged from five to fourteen years. The amount of contingent equity commitments expected to be paid during 2013 was $2,127. There were no impairment losses, write-downs or reclassifications during the year related to any of these credits.

The Company recognized net realized gains (losses) from futures contracts in the amount of $(70,734), $77,308 and $(38,303) for the years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013 and 2012, the Company had replicated assets with a fair value of $515,990 and $462,061, respectively, and credit default swaps with a fair value of $7,454 and $137, respectively. The Company did not recognize any capital losses related to replication transactions in 2013 or 2011, while the Company recognized capital losses of $1,477 in 2012.

52

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

As stated in Note 1, the Company replicates investment grade corporate bonds by writing credit default swaps. As a writer of credit swaps, the Company actively monitors the underlying asset, being careful to note any events (default or similar credit event) that would require the Company to perform on the credit swap. If such events would take place, the Company has recourse provisions from the proceeds of the bankruptcy settlement of the underlying entity or by the sale of the underlying bond. As of December 31, 2013, credit default swaps, used in replicating corporate bonds are as follows:

Deal, Receive (Pay), Underlying	Maturity Date	Maximum Future Payout (Estimated)	Current Fair Value
51408,SWAP, USD 1 / (USD 0), :US670346AE56	3/20/2016	$10,000	$186
59020,SWAP, USD 1 / (USD 0), :US534187AM15	9/20/2016	20,000	287
51410,SWAP, USD 1 / (USD 0), :US168863AS74	3/20/2017	10,000	133
51409,SWAP, USD 1 / (USD 0), :XS0203685788	3/20/2017	11,000	197
51412,SWAP, USD 1 / (USD 0), :US50064FAD69	3/20/2017	10,000	198
51411,SWAP, USD 1 / (USD 0), :USY6826RAA06	3/20/2017	12,000	136
51413,SWAP, USD 1 / (USD 0), :US168863AS74	3/20/2017	10,000	133
51414,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	20,000	430
51415,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	20,000	430
43375,SWAP, USD 1 / (USD 0), :CDX IG 18	6/20/2017	5,000	107
51416,SWAP, USD 1 / (USD 0), :US836205AJ33	9/20/2017	8,500	(204)
51417,SWAP, USD 1 / (USD 0), :XS0114288789	9/20/2017	2,200	(25)
51418,SWAP, USD 1 / (USD 0), :US105756AL40	9/20/2017	3,200	(65)
43612,SWAP, USD 1 / (USD 0), :US455780AQ93	9/20/2017	2,000	(53)
46258,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(209)
46320,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(352)
46421,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	176
46535,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	15,000	(560)
46616,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	10,000	(139)
46846,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	5,000	59
47105,SWAP, USD 1 / (USD 0), :912810QV3	12/20/2017	25,000	532
47122,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	20,000	235
47184,SWAP, USD 1 / (USD 0), :912828TJ9	12/20/2017	5,000	(70)
47284,SWAP, USD 1 / (USD 0), :912810QV3	12/20/2017	10,000	213
59021,SWAP, USD 1 / (USD 0), :912803DP5	12/20/2017	20,000	426
59022,SWAP, USD 1 / (USD 0), :912803DQ3	12/20/2017	25,000	440
49133,SWAP, USD 5 / (USD 0), :912803DJ9	12/20/2017	10,000	1,568
49374,SWAP, USD 1 / (USD 0), :912803DJ9	12/20/2017	10,000	203
49893,SWAP, USD 1 / (USD 0), :12622DAC8	12/20/2017	10,000	146
50058,SWAP, USD 1 / (USD 0), :36248EAB1	12/20/2017	10,000	170
50222,SWAP, USD 1 / (USD 0), :36248EAB1	12/20/2017	10,000	224
60080,SWAP, USD 1 / (USD 0), :912828TY6	6/20/2018	30,000	593
60228,SWAP, USD 1 / (USD 0), :912828TY6	6/20/2018	5,000	80
63831,SWAP, USD 5 / (USD 0), :912810RA8	9/20/2020	10,000	2,058
66719,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2020	20,000	(27)
63950,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2020	15,000	(15)
63952,SWAP, USD 1 / (USD 0), :912810RB6	9/20/2023	20,000	(252)
64594,SWAP, USD 1 / (USD 0), :912810RA8	9/20/2020	25,000	64

53

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the fair value of all derivative contracts, aggregated at a counterparty level, with a positive fair value amounted to $26,507 and $43,857, respectively.

At December 31, 2013 and 2012, the fair value of all derivative contracts, aggregated at a counterparty level, with a negative fair value amounted to $47,684 and $11,206, respectively.

At December 31, 2013 and 2012, the Company’s outstanding financial instruments with on and off-balance sheet risks, shown in notional amounts, are summarized as follows:

	Notional Amount
	2013	2012
Interest rate and currency swaps:
Receive fixed—pay fixed	$546,179	$102,379
Swaps:
Receive fixed—pay floating	541,616	1,111,262
Receive fixed—pay fixed	39,994	—
Receive floating—pay fixed	141,000	—
Receive floating—pay floating	35,784	—

Open futures contracts at December 31, 2013 and 2012 were as follows:

Long/ Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2013
Long	7	HANG SENG IDX FUT Jan14	$8,144	$8,166
Long	21	S&P 500 FUTURE Mar14	9,254	9,665
Short	320	S&P 500 FUTURE Mar14	141,730	147,288
Long	50	DJ EURO STOXX 50 Mar14	1,450	1,554
Short	31	S&P 500 E-MINI FUTURE Mar14	2,759	2,853
Short	85	FTSE 100 IDX FUT Mar14	5,314	5,692
Short	190	NASDAQ 100 E-MINI Mar14	13,186	13,618
Short	30	NIKKEI 225 (OSE) Mar14	488,477	488,700

54

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Long/ Short	Number of Contracts	Contract Type	Opening Fair Value	Year-End Fair Value
December 31, 2012
Long	3	HANG SENG IDX FUT Jan13	$437	$438
Short	(659)	S&P 500 FUTURE Mar13	(233,040)	(233,961)
Long	25	DJ EURO STOXX 50 Mar13	865	864
Short	(9)	S&P 500 E-MINI FUTURE Mar13	(633)	(639)
Short	(350)	FTSE 100 IDX FUT Mar13	(33,455)	(33,482)
Short	(540)	NASDAQ 100 E-MINI Mar13	(28,786)	(28,676)
Short	(50)	NIKKEI 225 (OSE) Mar13	(5,563)	(6,035)

For the years ended December 31, 2013, 2012 and 2011, the Company recorded unrealized gains (losses) of $(31,835), $34,383 and $121,858, respectively, for the component of derivative instruments utilized for hedging purposes that did not qualify for hedge accounting. This has been recorded directly to unassigned surplus as an unrealized gain. The Company did not recognize any unrealized gains or losses during 2013, 2012 or 2011 that represented the component of derivative instruments gain or loss that was excluded from the assessment of hedge effectiveness.

The following tables show the pledged or restricted assets as of December 31, 2013 and 2012, respectively:

	Gross Restricted Current Year
Restricted Asset Category	Total General Account (G/A)	G/A Supporting Separate Account (S/A) Activity	Total S/A Restricted Assets	S/A Assets Supporting G/A Activity	Total
a. Subject to contractual obligation for which liability is not shown	$—	$—	$—	$—	$—
b. Collateral held under security lending agreements	430,771	—	18,918	—	449,689
c. Subject to repurchase agreements	—	—	—	—	—
d. Subject to reverse repurchase agreements	—	—	—	—	—
e. Subject to dollar repurchase agreements	20,491	—	—	—	20,491
f. Subject to dollar reverse repurchase agreements	—	—	—	—	—
g. Placed under option contracts	—	—	—	—	—
h. Letter stock or securities restricted as to sale	—	—	—	—	—
i. On deposit with state(s)	3,276	—	—	—	3,276
j. On deposit with other regulatory bodies	—	—	—	—	—
k. Pledged as collateral not captured in other categories	36,135	—	—	—	36,135
l. Other restricted assets	—	—	—	—	—

m.Total Restricted Assets	$490,673	$—	$18,918	$—	$509,591

55

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Gross Restricted			Percentage
Restricted Asset Category	Total From Prior Year	Increase/ (Decrease)	Total Current Year Admitted Restricted	Gross Restricted to Total Assets	Admitted Restricted to Total Admitted Assets
a. Subject to contractual obligation for which liability is not shown	$—	$—	$—	0.00%	0.00%
b. Collateral held under security lending agreements	277,433	172,257	449,690	1.53	1.53
c. Subject to repurchase agreements	—	—	—	0.00	0.00
d. Subject to reverse repurchase agreements	—	—	—	0.00	0.00
e. Subject to dollar repurchase agreements	63,547	(43,057)	20,491	0.07	0.07
f. Subject to dollar reverse repurchase agreements	—	—	—	0.00	0.00
g. Placed under option contracts	—	—	—	0.00	0.00
h. Letter stock or securities restricted as to sale	—	—	—	0.00	0.00
i. On deposit with state(s)	3,292	(15)	3,276	0.01	0.01
j. On deposit with other regulatory bodies	—	—	—	0.00	0.00
k. Pledged as collateral not captured in other categories	19,516	16,618	36,135	0.12	0.12
l. Other restricted assets	—	—	—	0.00	0.00

m.Total Restricted Assets	$363,788	$145,803	$509,592	1.73%	1.73%

Assets pledged as collateral not captured in other categories includes invested assets with a carrying value of $36,135 and $19,516, respectively, in conjunction with derivative transactions as of December 31, 2013 and 2012, respectively.

6. Reinsurance

Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The Company reinsures portions of the risk on certain insurance policies which exceed its established limits, thereby providing a greater diversification of risk and minimizing exposure on larger risks. The Company remains contingently liable with respect to any insurance ceded, and this would become an actual liability in the event that the assuming insurance company became unable to meet its obligation under the reinsurance treaty.

56

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Premiums earned reflect the following reinsurance amounts:

	Year Ended December 31
	2013	2012	2011
Direct premiums	$5,269,131	$4,960,351	$4,950,537
Reinsurance assumed—affiliates	82	81	104
Reinsurance assumed—non affiliates	531,881	633,476	621,553
Reinsurance ceded—affiliates	(203,917)	(278,372)	(359,404)
Reinsurance ceded—non affiliates	(350,507)	(375,188)	(786,320)

Net premiums earned	$5,246,670	$4,940,348	$4,426,470

Aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded to affiliates at December 31, 2013 and 2012 of $1,521,643 and $1,718,959, respectively.

The Company received reinsurance recoveries in the amounts of $470,789, $492,249 and $325,524 during 2013, 2012 and 2011, respectively. At December 31, 2013 and 2012, estimated amounts recoverable from reinsurers that have been deducted from policy and contract claim reserves totaled $145,050 and $159,544, respectively. The aggregate reserves for policies and contracts were reduced for reserve credits for reinsurance ceded at December 31, 2013 and 2012 of $2,010,935 and $2,201,388, respectively.

The Company would experience no reduction in surplus at December 31, 2013 or 2012 if all reinsurance agreements were cancelled.

The Company did not enter into any new reinsurance agreements in which a reserve credit was taken during the years ended December 31, 2013 or 2012.

During 2013, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to an affiliate, for which net consideration received was $122,047, life and claim reserves recaptured were $281,190 and other assets recaptured were $9,615, resulting in a pre-tax loss of $149,528 which was included in the statement of operations.

During 2013, the Company also recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to a non-affiliate, for which net consideration paid was $5,456, life and claim reserves recaptured were $31,857, other assets recaptured were $6,677 and the unamortized gain related to these blocks was released into income from surplus of $2,244 ($1,458 after tax), resulting in a pre-tax loss of $28,392, which was included in the statement of operations.

57

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Subsequent to certain 2013 recaptures, the Company novated certain treaties to a non-affiliate, in which consideration paid was $116,591, life and claim reserves released were $313,047 and other assets were transferred associated with the business of $16,292, resulting in a pre-tax gain of $180,164, which was included in the statement of operations.

The Company novated third party assumed retrocession agreements during 2013 that were previously retroceded to a non-affiliate in which no net consideration was exchanged. Life and claim reserves were exchanged in the amount of $2,044, other assets were exchanged in the amount of $103 and other liabilities were exchanged in the amount of $256. As a result, there was no net financial impact from these transactions on a pre-tax basis, as assumed and ceded reserves along with other assets and other liabilities exchanged were impacted by equivalent amounts.

During 2013, the Company recaptured certain treaties from a non-affiliate, for which net consideration received was $770, life and claim reserves recaptured were $1,215, and premiums recaptured were $255, resulting in a pre-tax loss of $190, which was included in the statement of operations.

Amortization of previously deferred gains associated with the divestiture of the Transamerica Reinsurance operations was released into income in the amount of $20,316 ($13,206 after tax) during 2013.

During 2012, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to an affiliate, for which net consideration paid was $9,487, life and claim reserves recaptured were $12,438 and other assets recaptured were $391, resulting in a pre-tax loss of $21,534 which was included in the statement of operations.

During 2012, the Company recaptured certain treaties associated with the divestiture of the Transamerica Reinsurance operations that were previously ceded to a non-affiliate, for which net consideration paid was $27,425, life and claim reserves recaptured were $97,403, other assets recaptured were $7,410 and the unamortized gain related to these blocks was released into income from surplus of $9,990, ($6,556 after tax), resulting in a pre-tax loss of $107,428, which was included in the statement of operations.

Subsequent to the recaptures that took place during 2012, the Company reinsured to a non-affiliate certain treaties associated with the business that was previously ceded to an affiliate, for which a reinsurance premium and ceding commission were received in the amount of $843 and $6,904, respectively, and life and claim reserves transferred were $7,971, resulting in a pre-tax gain of $15,718 ($10,217 net of tax), which was credited directly to unassigned surplus on a net of tax basis.

58

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Subsequent to the recaptures that took place during 2012, the Company reinsured to an affiliate certain treaties associated with the business that was previously ceded to a non-affiliate, for which a reinsurance premium was paid in the amount of $13,711, ceding commission was received in the amount of $18,696, life and claim reserves transferred were $78,778 and other assets were transferred in the amount of $3,549, resulting in a pre-tax gain of $80,214 ($52,139 net of tax), which was credited directly to unassigned surplus on a net of tax basis.

Also subsequent to certain 2012 recaptures, the Company novated certain treaties to a non-affiliate, in which consideration received was $24,179, life and claim reserves released were $23,092 and other assets were transferred associated with the business of $4,251, resulting in a pre-tax gain of $43,020, which was included in the statement of operations.

On April 26, 2011, Aegon N.V. announced the divestiture of its life reinsurance operations, Transamerica Reinsurance, to SCOR, which was effective August 9, 2011. The life reinsurance business conducted by Transamerica Reinsurance was written through several of Aegon N.V.’s U.S. and international affiliates, all of which remain Aegon N.V. affiliates following the closing, except for Transamerica International Reinsurance Ireland, Limited (TIRI), an Irish reinsurance company. As a result of this transaction, the Company entered into a series of recapture and reinsurance agreements during the third and fourth quarters of 2011 which directly resulted in a pre-tax loss of $474,720 which was included in the statement of operations, and a net of tax gain of $400,760 which has been credited directly to unassigned surplus. These amounts include current year amortization of previously deferred gains, as well as releases of previously deferred gains from unassigned surplus into earnings related to these transactions. Additional information surrounding these transactions is outlined below.

Effective August 9, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to an affiliate. The Company received recapture consideration of $55,356, recaptured reserves of $293,975, recaptured other assets of $8,586 and released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $2,297, resulting in a pre-tax loss of $227,736 which has been included in the statement of operations. Prior to this transaction, the Company amortized $498, net of tax, of the deferred gain related to the initial transaction into earnings with a corresponding charge directly to unassigned surplus in 2011.

Subsequently, effective August 9, 2011, the Company ceded business that was associated with the divestiture of the Transamerica Reinsurance operations on a coinsurance basis to a non-affiliate. The Company paid a net reinsurance premium of $549,682, received an initial ceding commission of $219,000, transferred other assets in the amount of $12,548

59

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

and released net reserves of $790,263. The Company paid an experience refund in the amount of $84,770 to an affiliate and released IMR associated with certain business in the amount of $13,086. These transactions resulted in a net of tax gain of $248,557, which has been credited directly to unassigned surplus. During 2011, the Company amortized $7,712, net of tax, of the deferred gain into earnings with a corresponding charge directly to unassigned surplus.

Effective October 1, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to a non-affiliate. The Company paid recapture consideration of $9,840, recaptured reserves of $402,503, recaptured other net assets of $10,226 and released into income a previously deferred unamortized gain resulting from the original transaction in the amount of $230,033, resulting in a pre-tax loss of $172,084, which has been included in the statement of operations. Subsequently, effective October 1, 2011, the Company ceded this business on a coinsurance basis to an affiliate and as a result received cash, transferred other net assets and released reserves consistent with the amounts recaptured, resulting in a net of tax gain of $262,245, which has been credited directly to unassigned surplus.

Effective October 1, 2011, the Company recaptured business that was associated with the divestiture of the Transamerica Reinsurance operations which was previously retroceded on a coinsurance basis to an affiliate. The Company received recapture consideration of $30,305, recaptured reserves of $123,935 and recaptured other assets of $17,964, resulting in a pre-tax loss of $75,666, which has been included in the statement of operations. Subsequently, effective October 1, 2011, the Company ceded this business on a coinsurance basis to a non-affiliate and as a result paid cash, transferred other assets and released reserves consistent with the amounts recaptured, resulting in a net of tax gain of $49,183, which has been credited directly to unassigned surplus.

During the last half of 2011, the Company recaptured the business that was associated with the divestiture of the Transamerica Reinsurance operations from several Aegon N.V. affiliates. This business was subsequently ceded to SCOR entities and in addition, retrocession reinsurance treaties were executed. The Company assigned certain third party retrocession agreements to SCOR entities as a component of the divestiture of the Transamerica Reinsurance operations and the associated Master Retrocession Agreement. As a result, the unaffiliated retrocession reinsurance treaties were assigned from the Company to a SCOR entity, resulting in this risk being ceded to SCOR and subsequently to the unaffiliated third parties. The reserves and assets associated with these assignments were $87,665, where the counterparty’s net reserves ceded exchanged counterparties with no consideration exchanged, resulting in no net income or surplus impact to the Company.

60

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

During 2011, the Company amortized deferred gains from reinsurance transactions occurring prior to 2010 of $1,991, respectively, into earnings on a net of tax basis with a corresponding charge to unassigned surplus. The Company did not amortize any deferred gains from reinsurance transactions occurring prior to 2011 into earnings during 2013 or 2012.

7. Income Taxes

The net deferred income tax asset at December 31, 2013 and 2012 and the change from the prior year are comprised of the following components:

	December 31, 2013
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$86,427	$16,998	$103,425
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	86,427	16,998	103,425
Deferred Tax Assets Nonadmitted	22,381	—	22,381

Subtotal (Net Deferred Tax Assets)	64,046	16,998	81,044
Deferred Tax Liabilities	32,805	6,641	39,446

Net Admitted Deferred Tax Assets	$31,241	$10,357	$41,598

	December 31, 2012
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$113,219	$22,618	$135,837
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	113,219	22,618	135,837
Deferred Tax Assets Nonadmitted	11,932	—	11,932

Subtotal (Net Deferred Tax Assets)	101,287	22,618	123,905
Deferred Tax Liabilities	45,060	9,824	54,884

Net Admitted Deferred Tax Assets	$56,227	$12,794	$69,021

	Change
	Ordinary	Capital	Total
Gross Deferred Tax Assets	$(26,792)	$(5,620)	$(32,412)
Statutory Valuation Allowance Adjustment	—	—	—

Adjusted Gross Deferred Tax Assets	(26,792)	(5,620)	(32,412)
Deferred Tax Assets Nonadmitted	10,449	—	10,449

Subtotal (Net Deferred Tax Assets)	(37,241)	(5,620)	(42,861)
Deferred Tax Liabilities	(12,255)	(3,183)	(15,438)

Net Admitted Deferred Tax Assets	$(24,986)	$(2,437)	$(27,423)

61

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The main components of deferred income tax amounts are as follows:

	Year Ended December 31
	2013	2012	Change
Deferred Tax Assets:
Ordinary
Discounting of unpaid losses	$125	$239	$(114)
Policyholder reserves	56,040	79,398	(23,358)
Deferred acquisition costs	21,222	18,294	2,928
Receivables—nonadmitted	1,805	2,430	(625)
Section 197 Intangible Amortization	90	119	(29)
Guaranty fund accrual	1,400	6,189	(4,789)
Reinsurance to unauthroized companies	171	181	(10)
Assumption Reinsurance	5,355	6,176	(821)
Other (including items <5% of ordinary tax assets)	219	193	26

Subtotal	86,427	113,219	(26,792)
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	22,381	11,932	10,449

Admitted ordinary deferred tax assets	64,046	101,287	(37,241)
Capital:
Investments	16,998	22,618	(5,620)

Subtotal	16,998	22,618	(5,620)
Statutory valuation allowance adjustment	—	—	—
Nonadmitted	—	—	—

Admitted capital deferred tax assets	16,998	22,618	(5,620)

Admitted deferred tax assets	$81,044	$123,905	$(42,861)

62

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Year Ended December 31
	2013	2012	Change
Deferred Tax Liabilities:
Ordinary
Investments	$13,855	$10,496	$3,359
§807(f) adjustment	5,893	7,302	(1,409)
Reinsurance ceded	13,055	14,225	(1,170)
Other (including items <5% of total ordinary tax liabilities)	2	18	(16)

Subtotal	32,805	32,041	764
Capital
Investments	6,641	22,843	(16,202)

Subtotal	6,641	22,843	(16,202)

Deferred tax liabilities	39,446	54,884	(15,438)

Net deferred tax assets/liabilities	$41,598	$69,021	$(27,423)

The Company did not report a valuation allowance for deferred income tax assets as of December 31, 2013 or 2012.

As discussed in Note 1, for the years ended December 31, 2013 and 2012 the Company admits deferred income tax assets pursuant to SSAP No. 101. The amount of admitted adjusted gross deferred income tax assets under each component of SSAP No. 101 is as follows:

	December 31, 2013
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$31,241	$10,357	$41,598
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	133,947
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	32,805	6,641	39,446

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$64,046	$16,998	$81,044

63

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31, 2012
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$56,227	$12,794	$69,021
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	116,020
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	45,060	9,824	54,884

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$101,287	$22,618	$123,905

	Change
	Ordinary	Capital	Total
Admission Calculation Components SSAP No. 101
2(a) Federal Income Taxes Paid in Prior Years Recoverable Through Loss Carrybacks	$(24,986)	$(2,437)	$(27,423)
2(b) Adjusted Gross Deferred Tax Assets Expected to be Realized (Excluding The Amount of Deferred Tax Assets From 2(a) above) After Application of the Threshold Limitation (the Lesser of 2(b)1 and 2(b)2 below)	—	—	—
1. Adjusted Gross Deferred Tax Assets Expected to be Realized Following the Balance Sheet Date	—	—	—
2. Adjusted Gross Deferred Tax Assets Allowed per Limitation Threshold	XXX	XXX	17,927
2(c) Adjusted Gross Deferred Tax Assets (Excluding The Amount Of Deferred Tax Assets From 2(a) and 2(b) above) Offset by Gross Deferred Tax Liabilities	(12,255)	(3,183)	(15,438)

2(d) Deferred Tax Assets Admitted as the result of application of SSAP No. 101, Total (2(a) + 2(b) + 2(c))	$(37,241)	$(5,620)	$(42,861)

64

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	December 31
	2013	2012	Change
Ratio Percentage Used To Determine Recovery Period and Threshold Limitation Amount	998%	809%	189%

Amount of Adjusted Capital and Surplus Used To Determine Recovery Period and Threshold Limitation in 2(b)2 above	$892,721	$766,655	$126,066

The impact of tax planning strategies at December 31, 2013 and 2012 was as follows:

	December 31, 2013
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$86,427	$16,998	$103,425
(% of Total Adjusted Gross DTAs)	0%	39%	6%

Net Admitted Adjusted Gross DTAs	$64,046	$16,998	$81,044
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

	December 31, 2012
	Ordinary Percent	Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$113,219	$22,618	$135,837
(% of Total Adjusted Gross DTAs)	0%	0%	0%

Net Admitted Adjusted Gross DTAs	$101,287	$22,618	$123,905
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

	Ordinary Percent	Change Capital Percent	Total Percent
Impact of Tax Planning Strategies:
Adjusted Gross DTAs	$(26,792)	$(5,620)	$(32,412)
(% of Total Adjusted Gross DTAs)	0%	39%	6%

Net Admitted Adjusted Gross DTAs	$(37,241)	$(5,620)	$(42,861)
(% of Total Net Admitted Adjusted Gross DTAs)	0%	0%	0%

65

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s tax planning strategies do not include the use of reinsurance-related tax planning strategies.

Current income taxes incurred consist of the following major components:

	Year Ended December 31
	2013	2012	Change
Current Income Tax
Federal	$14,157	$110,930	$(96,773)
Foreign	—	—	—

Subtotal	14,157	110,930	(96,773)

Federal income tax on net capital gains	4,221	17,772	(13,551)

Federal and foreign income taxes incurred	$18,378	$128,702	$(110,324)

	Year Ended December 31
	2012	2011	Change
Federal	$110,930	$44,789	$66,141
Foreign	—	—	—

Subtotal	110,930	44,789	66,141

Federal income tax on net capital gains	17,772	15,802	1,970
Utilization of capital loss carry-forwards	—	—	—
Other	—	—	—

Federal and foreign income taxes incurred	$128,702	$60,591	$68,111

66

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company’s current income tax incurred and change in deferred income tax differs from the amount obtained by applying the federal statutory rate of 35% to income before tax as follows:

	Year Ended December 31
	2013	2012	2011
Current income taxes incurred	$18,378	$128,702	$60,591
Change in deferred income taxes	40,501	12,128	7,754
(without tax on unrealized gains and losses)

Total income tax reported	$58,879	$140,830	$68,345

Income before taxes	$251,898	$365,242	$(182,234)
	35.00%	35.00%	35.00%

Expected income tax expense (benefit) at 35% statutory rate	$88,164	$127,835	$(63,782)
Increase (decrease) in actual tax reported resulting from:
Dividends received deduction	(4,591)	(4,308)	(3,958)
Tax credits	(2,911)	(3,148)	(2,217)
Tax adjustment for IMR	(16,134)	6,726	(10,326)
Surplus adjustment for in-force ceded	(5,132)	12,782	140,266
Nondeductible expenses	15	15	2,882
Deferred tax benefit on other items in surplus	(371)	(7,149)	(1,343)
Provision to return	(336)	(1,968)	(454)
Life-owned life insurance	—	—	(281)
Dividends from certain foreign corporations	74	39	30
Prior period adjustment	—	10,356	4,791
Other	101	(350)	2,737

Total income tax reported	$58,879	$140,830	$68,345

For federal income tax purposes, the Company joins in a consolidated income tax return filing with its indirect parent company, Transamerica Corporation, and other affiliated companies. The method of allocation between the companies is subject to a written tax allocation agreement. Under the terms of the tax allocation agreement, allocations are based on separate income tax return calculations. The Company is entitled to recoup federal income taxes paid in the event the future losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax liability in the year generated. The Company is also entitled to recoup federal income taxes paid in the event the losses and credits reduce the greater of the Company’s separately computed income tax liability or the consolidated group’s income tax liability in any carryback or carryforward year when so applied. Intercompany income tax balances are settled within thirty days of payment to or filing with the Internal Revenue Service. A tax return has not yet been filed for 2013.

67

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

As of December 31, 2013 and 2012, the Company had no operating loss, capital loss or tax credit carryforwards available for tax purposes.

The Company incurred income taxes during 2013, 2012 and 2011 of $14,455, $93,620 and $113,223, respectively, which will be available for recoupment in the event of future net losses.

The amount of tax contingencies calculated for the Company as of December 31, 2013 and 2012 is $17 and $32, respectively. The total amount of tax contingencies that, if recognized, would affect the effective income tax rate is $17. The Company classifies interest and penalties related to income taxes as interest expense and penalty expense, respectively. The Company’s interest (benefit) expense related to income taxes for the years ending December 31, 2013, 2012 and 2011 is $25, $(203) and $(25), respectively. The total interest payable balance as of December 31, 2013 and 2012 is $1 and $2, respectively. The Company recorded no liability for penalties. It is not anticipated that the total amounts of unrecognized tax benefits will significantly increase within twelve months of the reporting date.

The Company’s federal income tax returns have been examined by the Internal Revenue Service and closing agreements have been executed through 2004. The examination for the years 2005 through 2006 have been completed and resulted in tax return adjustments that are currently undergoing final calculation at appeal. The examination for the years 2007 through 2008 has been completed and resulted in tax return adjustments that are currently being appealed. An examination is already in progress for the years 2009 and 2010. The Company believes that there are adequate defenses against or sufficient provisions established related to any open or contested tax positions.

8. Policy and Contract Attributes

Participating life insurance policies were issued by the Company which entitle policyholders to a share in the earnings of the participating policies, provided that a dividend distribution, which is determined annually based on mortality and persistency experience of the participating policies, is authorized by the Company.

For the years ended December 31, 2013 and 2012, there were no premiums for participating life insurance policies. For the year ended 2011, premiums for participating life insurance policies were $111. The Company accounts for its policyholder dividends based on dividend scales and experience of the policies. The Company did not pay any dividends to policyholders during 2013, 2012 or 2011.

68

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

A portion of the Company’s policy reserves and other policyholders’ funds (including separate account liabilities) relates to liabilities established on a variety of the Company’s annuity and deposit fund products. There may be certain restrictions placed upon the amount of funds that can be withdrawn without penalty. The amount of reserves on these products, by withdrawal characteristics, is summarized as follows:

	December 31 2013
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal
With fair value adjustment	$794,222	$96,875	$—	$891,097	3%
At book value less surrender charge of 5% or more	907,482	44,403	—	951,885	4
At fair value	9,335	495,948	10,969,025	11,474,308	44

Total with adjustment or at fair value	1,711,039	637,226	10,969,025	13,317,290	51
At book value without adjustment (minimal or no charge or adjustment)	3,705,571	61,651	—	3,767,222	14
Not subject to discretionary withdrawal provision	920,466	6,567,686	1,679,657	9,167,809	35

Total annuity reserves and deposit liabilities	6,337,076	7,266,563	12,648,682	26,252,321	100%

Less reinsurance ceded	1,308	—	—	1,308

Net annuity reserves and deposit liabilities	$6,335,768	$7,266,563	$12,648,682	$26,251,013

	December 31 2012
	General Account	Separate Account with Guarantees	Separate Account Non- Guaranteed	Total	Percent
Subject to discretionary withdrawal
With fair value adjustment	$863,230	$100,861	$—	$964,091	4%
At book value less surrender charge of 5% or more	963,783	47,733	—	1,011,516	4
At fair value	6,586	485,825	7,974,208	8,466,619	35

Total with adjustment or at fair value	1,833,599	634,419	7,974,208	10,442,226	43
At book value without adjustment (minimal or no charge or adjustment)	3,963,343	66,275	—	4,029,618	17
Not subject to discretionary withdrawal provision	964,662	6,566,022	1,965,950	9,496,634	40

Total annuity reserves and deposit liabilities	6,761,604	7,266,716	9,940,158	23,968,478	100%

Less reinsurance ceded	1,978	—	—	1,978

Net annuity reserves and deposit liabilities	$6,759,626	$7,266,716	$9,940,158	$23,966,500

69

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Separate account assets held by the Company represent contracts where the benefit is determined by the performance of the investments held in the separate account. Information regarding the separate accounts of the Company as of and for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2013	$1,806,215	$2,675,714	$4,481,929

Reserves for separate accounts as of December 31, 2013 with assets at:
Fair value	$—	$12,736,654	$12,736,654
Amortized cost	7,266,563	—	7,266,563

Total as of December 31, 2013	$7,266,563	$12,736,654	$20,003,217

Reserves for separate accounts by withdrawal characteristics as of December 31, 2013:
Subject to discretionary withdrawal:
With fair value adjustment	$96,875	$—	$96,875
At book value without fair value adjustment and with current surrender charge of 5% or more	44,403	—	44,403
At fair value	495,948	11,056,997	11,552,945
At book value without fair value adjustment and with current surrender charge of less than 5%	61,651	—	61,651

Subtotal	698,877	11,056,997	11,755,874
Not subject to discretionary withdrawal	6,567,686	1,679,657	8,247,343

Total separate account reserves at December 31, 2013	$7,266,563	$12,736,654	$20,003,217

70

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2012	$1,805,525	$2,357,927	$4,163,452

Reserves for separate accounts as of December 31, 2012 with assets at:
Fair value	$—	$10,008,134	$10,008,134
Amortized cost	7,266,715	—	7,266,715

Total as of December 31, 2012	$7,266,715	$10,008,134	$17,274,849

Reserves for separate accounts by withdrawal characteristics as of December 31, 2012:
Subject to discretionary withdrawal:
With fair value adjustment	$100,860	$—	$100,860
At book value without fair value adjustment and with current surrender charge of 5% or more	47,733	—	47,733
At fair value	485,825	8,042,184	8,528,009
At book value without fair value adjustment and with current surrender charge of less than 5%	66,275	—	66,275

Subtotal	700,693	8,042,184	8,742,877
Not subject to discretionary withdrawal	6,566,022	1,965,950	8,531,972

Total separate account reserves at December 31, 2012	$7,266,715	$10,008,134	$17,274,849

	Nonindexed
	Guarantee	Nonguaranteed
	Less Than	Separate
	or Equal to 4%	Accounts	Total
Premiums, deposits and other considerations for the year ended December 31, 2011	$2,184,262	$2,035,362	$4,219,624

Reserves for separate accounts as of December 31, 2011 with assets at:
Fair value	$—	$8,294,680	$8,294,680
Amortized cost	7,036,920	—	7,036,920

Total as of December 31, 2011	$7,036,920	$8,294,680	$15,331,600

Reserves for separate accounts by withdrawal characteristics as of December 31, 2011:
Subject to discretionary withdrawal:
With fair value adjustment	$132,777	$—	$132,777
At book value without fair value adjustment and with current surrender charge of 5% or more	50,323	—	50,323
At fair value	444,165	6,301,437	6,745,602
At book value without fair value adjustment and with current surrender charge of less than 5%	69,871	—	69,871

Subtotal	697,136	6,301,437	6,998,573
Not subject to discretionary withdrawal	6,339,784	1,993,243	8,333,027

Total separate account reserves at December 31, 2011	$7,036,920	$8,294,680	$15,331,600

71

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

A reconciliation of the amounts transferred to and from the Company’s separate accounts is presented below:

	Year Ended December 31
	2013	2012	2011
Transfer as reported in the summary of operations of the separate accounts statement:
Transfers to separate accounts	$4,481,983	$4,163,485	$4,219,645
Transfers from separate accounts	(3,287,943)	(3,220,563)	(3,075,684)

Net transfers to separate accounts	1,194,040	942,922	1,143,961
Miscellaneous reconciling adjustments	(9)	8	(63)

Net transfers as reported in the statements of operations of the life, accident and health annual statement	$1,194,031	$942,930	$1,143,898

The legal insulation of separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account. At December 31, 2013 and 2012, the Company’s separate account statement included legally insulated assets of $20,293,235 and $17,590,145, respectively. The assets legally insulated from general account claims at December 31, 2013 and 2012 are attributed to the following products:

	2013	2012
Variable life	$98,422	$80,147
Variable annuities	9,040,471	6,288,266
Market value separate accounts	1,759,358	1,550,300
Par annuities	1,958,911	2,220,569
Book value separate accounts	7,436,073	7,450,863

Total separate account assets	$20,293,235	$17,590,145

Some separate account liabilities are guaranteed by the general account. In accordance with the guarantees provided, if the investment proceeds are insufficient to cover the rate of return guaranteed for the product, the policyholder proceeds will be remitted by the general account. As of December 31, 2013 and 2012, the general account of the Company had a maximum guarantee for separate account liabilities of $32,328 and $47,317, respectively. To compensate the general account for the risk taken, the separate account paid risk charges of $32,926, $31,916 and $27,094 to the general account in 2013, 2012 and 2011, respectively. During the years ended December 31, 2013, 2012 and 2011, the general account of the Company had paid $680, $619 and $1,542, respectively, toward separate account guarantees.

72

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the Company reported guaranteed separate account assets at amortized cost in the amount of $7,436,073 and $7,450,863, respectively, based upon the prescribed practice granted by the State of New York as described in Note 2. These assets had a fair value of $7,414,425 and $7,618,858 at December 31, 2013 and 2012, respectively, which would have resulted in an unrealized (loss) gain of $(21,648) and $167,995, respectively, had these assets been reported at fair value.

The Company participates in securities lending within the separate account. The Company follows the same policies and procedures as the general account for such transactions conducted from the separate account. See Note 10 for a discussion of securities lending policies and procedures. As of December 31, 2013 and 2012, securities with a book value of $18,918 and $21,171, respectively, were on loan under securities lending agreements, which represents less than one percent of total separate account assets. The Company does not obtain approval or otherwise provide notification to contract holders regarding securities lending transactions that occur with separate account assets. However, the Company requires that borrowers pledge collateral worth 102% of the value of the loaned securities. As of December 31, 2013, the Company held collateral from securities lending transactions in the form of cash and on open terms in the amount of $19,307. This cash collateral is reinvested in a registered money market fund and is not available for general corporate purposes.

For variable annuities with guaranteed living benefits and variable annuities with minimum guaranteed death benefits the Company complies with Actuarial Guideline XLIII (AG 43), which replaces Actuarial Guidelines 34 and 39. AG 43 specifies statutory reserve requirements for variable annuity contracts with benefit guarantees (VACARVM) and without benefit guarantees and related products. The AG 43 reserve calculation includes variable annuity products issued after January 1, 1981. Examples of covered guaranteed benefits include guaranteed minimum accumulation benefits, return of premium death benefits, guaranteed minimum income benefits, guaranteed minimum withdrawal benefits and guaranteed payout annuity floors. The aggregate reserve for contracts falling within the scope of AG 43 is equal to the conditional tail expectation (CTE) Amount, but not less than the standard scenario amount (SSA).

To determine the CTE Amount, the Company used 1,000 of the pre-packaged scenarios developed by the American Academy of Actuaries (AAA) produced in October 2005 and prudent estimate assumptions based on Company experience. The SSA was determined using the assumptions and methodology prescribed in AG 43 for determining the SSA.

73

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

At December 31, 2013 and 2012, the Company had variable annuities with minimum guaranteed benefits as follows:

	Subjected		Reinsurance
	Account	Amount of	Reserve
Benefit and Type of Risk	Value	Reserve Held	Credit
December 31, 2013
Guaranteed Minimum Withdrawal Benefit	$5,310,395	$41,397	$—
Guaranteed Minimum Death Benefit	1,600,493	2,659	1,308
December 31, 2012
Guaranteed Minimum Withdrawal Benefit	$4,849,846	$131,770	$—
Guaranteed Minimum Death Benefit	1,373,096	7,639	1,978

Reserves on the Company’s traditional life insurance products are computed using mean reserving methodologies. These methodologies result in the establishment of assets for the amount of the net valuation premiums that are anticipated to be received between the policies’s paid-through date to the policy’s next anniversary date. At December 31, 2013 and 2012, the gross premium and loading amounts related to these assets (which are reported as premiums deferred and uncollected), are as follows:

	Gross	Loading	Net
December 31, 2013
Life and annuity:
Ordinary first-year business	$208	$188	$20
Ordinary renewal business	138,879	1,259	137,620
Group life business	527	113	414
Credit life	252	—	252
Reinsurance ceded	(132,124)	—	(132,124)

Total life and annuity	7,742	1,560	6,182
Accident and health	4,284	—	4,284

	$12,026	$1,560	$10,466

74

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

	Gross	Loading	Net
December 31, 2012
Life and annuity:
Ordinary first-year business	$312	$278	$34
Ordinary renewal business	153,131	1,350	151,781
Group life business	664	127	537
Credit life	235	—	235
Reinsurance ceded	(146,264)	—	(146,264)

Total life and annuity	8,078	1,755	6,323
Accident and health	4,974	—	4,974

	$13,052	$1,755	$11,297

The Company anticipates investment income as a factor in premium deficiency calculation, in accordance with SSAP No. 54, Individual and Group Accident and Health Contracts. As of December 31, 2013 and 2012, the Company had insurance in force aggregating $15,580,513 and $12,243,276, respectively, in which the gross premiums are less than the net premiums required by the valuation standards established by the New York Department of Financial Services. The Company established policy reserves of $58,739 and $92,244 to cover these deficiencies as of December 31, 2013 and 2012, respectively.

9. Capital and Surplus

At December 31, 2013 and 2012, the Company had 44,175 shares of 6% non-voting, non-cumulative preferred stock issued and outstanding. Aegon owns 38,609 shares and TLIC owns 5,566 shares. Par value is $10 per share, and the liquidation value is $1,286.72 per share.

The preferred stock shareholders are entitled to receive non-cumulative dividends at the rate of 6% per year of an amount equal to the sum of (1) the par value plus (2) any additional paid-in capital for such preferred stock. Dividends are payable annually in December. The amount of dividends unpaid at December 31, 2013 was $430. The preferred shares have preference as to dividends and upon dissolution or liquidation of the Company.

The Company is subject to limitations, imposed by the State of New York, on the payment of dividends to its stockholders. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (1) 10 percent of the Company’s statutory surplus as of the preceding December 31, or (2) the Company’s statutory gain from operations before net realized capital gains on investments for the preceding year. Subject to the availability of unassigned surplus at the time of such a

75

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

dividend, the maximum payment which may be made in 2014, without prior approval of insurance regulatory authorities, is $93,458.

On December 21, 2011, the Company paid a preferred stock dividend and a common stock dividend of $3,410 and $296,590, respectively, to its parent companies, Aegon and TLIC. Of the common stock dividend amount, $76,057 was considered an ordinary dividend and $220,533 was considered an extraordinary dividend. Of the total $300,000 preferred and common stock dividends, Aegon received $262,200 and TLIC received $37,800. The Company did not pay any dividends during 2012 and 2013.

Life and health insurance companies are subject to certain RBC requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2013, the Company meets the minimum RBC requirements.

On May 2, 2008, the Company received $150,000 from Aegon in exchange for surplus notes. The Company received approval from the Superintendent of Insurance of the New York Department of Financial Services prior to the issuance of the surplus notes, as well as the December 31, 2013, 2012 and 2011 interest payments. These notes are due 20 years from the date of issuance at an interest rate of 6.25% and are subordinate and junior in the right of payment to all obligations and liabilities of the Company. In the event of liquidation of the Company, full payment of the surplus notes shall be made before the holders of common stock become entitled to any distribution of the remaining assets of the Company.

Additional information related to the outstanding surplus notes at December 31, 2013 and 2012 is as follows:

For Year	Balance	Interest Paid	Cumulative	Accrued
Ending	Outstanding	Current Year	Interest Paid	Interest
2013	$150,000	$9,375	$53,125	$—
2012	150,000	9,375	43,750	—

The Company held special surplus funds in the amount of $8,085 and $6,660, as of December 31, 2013 and 2012, respectively, for annuitant mortality fluctuations as required under New York Regulation 47, Separate Account and Separate Account Annuities.

76

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

10. Securities Lending

The Company participates in an agent-managed securities lending program. The Company receives collateral equal to 102% of the fair value of the loaned domestic securities as of the transaction date. If the fair value of the collateral is at any time less than 102% of the fair value of the loaned securities, the counterparty is mandated to deliver additional collateral, the fair value of which, together with the collateral already held in connection with the lending transaction, is at least equal to 102% of the fair value of the loaned domestic securities. In the event the Company loans a foreign security and the denomination of the currency of the collateral is other than the denomination of the currency of the loaned foreign security, the Company receives and maintains collateral equal to 105% of the fair value of the loaned security.

At December 31, 2013 and 2012, respectively, securities in the amount of $416,442 and $238,014 were on loan under securities lending agreements. At December 31, 2013, the collateral the Company received from securities lending was in the form of cash and on open terms. This cash collateral is reinvested and is not available for general corporate purposes. The reinvested cash collateral has a fair value of $430,659 and $257,972 at December 31, 2013 and 2012, respectively.

The contractual maturities of the securities lending collateral positions are as follows:

Fair Value
Open	$430,771
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	430,771
Securities received	—

Total collateral received	$430,771

The Company receives primarily cash collateral in an amount in excess of the fair value of the securities lent. The Company reinvests the cash collateral into higher yielding securities than the securities which the Company has lent to other entities under the arrangement.

77

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The maturity dates of the reinvested securities lending collateral are as follows:

	Amortized Cost	Fair Value
Open	$51,302	$51,302
30 days or less	206,980	206,962
31 to 60 days	65,413	65,413
61 to 90 days	74,097	74,095
91 to 120 days	5,406	5,407
121 to 180 days	27,480	27,480
181 to 365 days	—	—
1 to 2 years	—	—
2-3 years	—	—
Greater than 3 years	—	—

Total	430,678	430,659
Securities received	—	—

Total collateral reinvested	$430,678	$430,659

For securities lending, the Company’s sources of cash that it uses to return the cash collateral is dependent upon the liquidity of the current market conditions. Under current conditions, the Company has securities with a par value of $430,668 (fair value of $430,659) that are currently tradable securities that could be sold and used to pay for the $430,771 in collateral calls that could come due under a worst-case scenario.

11. Retirement and Compensation Plans

The Company’s employees participate in a qualified defined benefit pension plan sponsored by Aegon. The Company has no legal obligation for the plan. The Company recognizes pension expense equal to its allocation from Aegon. The pension expense is allocated among the participating companies based on International Accounting Standards 19 (IAS 19), Accounting for Employee Benefits and based upon actuarial participant benefit calculations. The benefits are based on years of service and the employee’s eligible annual compensation. Pension expenses were $9, $9 and $8 for the years ended December 31, 2013, 2012 and 2011, respectively. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974.

The Company’s employees also participate in a defined contribution plan sponsored by Aegon which is qualified under Section 401(k) of the Internal Revenue Service Code. Employees of the Company who customarily work at least 1,000 hours during each calendar year and meet the other eligibility requirements are participants of the plan. Participants may elect to contribute up to twenty-five percent of their salary to the plan.

78

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company will match an amount up to three percent of the participant’s salary. Participants may direct all of their contributions and plan balances to be invested in a variety of investment options. The plan is subject to the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. The Company’s allocation of benefits expense for the years ended December 31, 2013, 2012 and 2011 was $6 for each year, respectively.

Aegon sponsors supplemental retirement plans to provide the Company’s senior management with benefits in excess of normal pension benefits. The plans are noncontributory, and benefits are based on years of service and the employee’s compensation level. The plans are unfunded and nonqualified under the Internal Revenue Service Code. In addition, Aegon has established incentive deferred compensation plans for certain key employees of the Company. The Company’s allocation of expense for these plans for each of the years ended December 31, 2013, 2012 and 2011 was insignificant. Aegon also sponsors an employee stock option plan/stock appreciation rights for employees of the Company and a stock purchase plan for its producers, with the participating affiliated companies establishing their own eligibility criteria, producer contribution limits and company matching formula. These plans have been accrued or funded as deemed appropriate by management of Aegon and the Company.

In addition to pension benefits, the Company participates in plans sponsored by Aegon that provide postretirement medical, dental and life insurance benefits to employees meeting certain eligibility requirements. Portions of the medical and dental plans are contributory. The postretirement plan expenses are charged to affiliates in accordance with an intercompany cost sharing arrangement. The Company’s allocation of postretirement expenses was negligible for the years ended December 31, 2013, 2012 and 2011.

12. Related Party Transactions

The Company shares certain officers, employees and general expenses with affiliated companies.

In accordance with an agreement between Aegon and the Company, Aegon will ensure the maintenance of certain minimum tangible net worth, operating leverage and liquidity levels of the Company, as defined in the agreement, through the contribution of additional capital by Aegon as needed.

The Company is party to a service agreement with TLIC, in which the Company receives services, including accounting, data processing and other professional services, in consideration of reimbursement of the actual costs of services rendered. The Company is party to a Management and Administrative and Advisory agreement with Aegon USA

79

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

Realty Advisors, Inc. (Advisor) whereby Advisor serves as the administrator and advisor for the Company’s mortgage loan operations. Aegon USA Investment Management, LLC acts as a discretionary investment manager under an Investment Management Agreement with the Company. During 2013, 2012 and 2011, the Company paid $31,069, $24,579 and $23,065, respectively, for these services, which approximates cost.

The Company has an administration service agreement with Transamerica Asset Management, Inc. to provide administrative services to the Aegon/Transamerica Series Trust. The Company received $4,380, $2,699 and $1,688 for these services during 2013, 2012 and 2011, respectively.

Transamerica Capital, Inc. provides wholesaling distribution services for the Company under a distribution agreement. The Company incurred expenses under this agreement of $9,336, $5,633 and $4,411 for the years ended December 31, 2013, 2012 and 2011, respectively.

Payables to and receivables from affiliates and intercompany borrowings bear interest at the thirty-day commercial paper rate. During 2013, 2012 and 2011, the Company paid (received) net interest of $7, $(12) and $11, respectively, to (from) affiliates. At December 31, 2013 and 2012, the Company reported a net amount of $365 payable to and $87,032 due from affiliates, respectively. Terms of settlement require that these amounts are settled within 90 days.

At December 31, 2013 and 2012, the Company had short-term intercompany notes receivable of $50,000 and $54,700 as follows. The Company did not have any short-term intercompany notes receivable at December 31, 2011. In accordance with SSAP No. 25, Accounting for and Disclosures about Transactions with Affiliates and Other Related Parties, these notes are reported as short-term investments.

Receivable from	Amount	Due By	Interest Rate
December 31, 2013
AEGON	$50,000	May 21, 2014	0.10%
December 31, 2012
AEGON	$54,700	April 25, 2013	0.12%

80

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

13. Managing General Agents

The Company utilizes managing general agents and third-party administrators in its operations. Information regarding these entities is as follows:

Total Direct
Name and Address of Managing			Types of	Types of	Premiums
General Agent or Third-Party		Exclusive	Business	Authority	Written/
Administrator	FEIN	Contract	Written	Granted	Produced By
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	23-1945930	No	Deferred and Income Annuities	C,B,P,U	$52,545

C-	Claims Payment
B-	Binding Authority
P-	Premium Collection
U-	Underwriting

For years ended December 31, 2013, 2012 and 2011, the Company had $52,545, $36,282 and $20,974, respectively, of direct premiums written by The Vanguard Group, Inc.

14. Commitments and Contingencies

The Company has contingent commitments of $21,212 and $14,317, at December 31, 2013 and 2012, respectively, to provide additional funding for joint ventures, partnerships and limited liability companies, which includes LIHTC commitments of $9,559 and $2,127 at December 31, 2013 and 2012, respectively.

Private placement commitments outstanding as of December 31, 2013 and 2012 were $32,000 and $11,715, respectively.

There were no securities acquired on a “to be announced” (TBA) basis at December 31, 2013 and 2012.

Cash collateral received from derivative counterparties as well as the obligation to return the collateral is recorded on the Company’s balance sheet. The amount of cash collateral posted to the Company as of December 31, 2013 and 2012, respectively, was $0 and $20,331. In addition, securities in the amount of $8,352 and $19,891 were also posted to the Company as of December 31, 2013 and 2012, respectively, which were not included in the financials of the Company. Noncash collateral is not to be recognized by the recipient unless that collateral is sold or repledged or the counterparty defaults.

81

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The Company is a party to legal proceedings involving a variety of issues incidental to its business. Lawsuits may be brought in nearly any federal or state court in the United States or in an arbitral forum. In addition, there continues to be significant federal and state regulatory activity relating to financial services companies. The Company’s legal proceedings are subject to many variables, and given its complexity and scope, outcomes cannot be predicted with certainty. Although legal proceedings sometimes include substantial demands for compensatory and punitive damages, and injunctive relief, it is management’s opinion that damages arising from such demands will not be material to the Company’s financial position.

The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other insurance companies. Assessments are charged to operations when received by the Company except where right of offset against other taxes paid is allowed by law. Amounts available for future offsets are recorded as an asset on the Company’s balance sheet. The future obligation for known insolvencies has been accrued based on the most recent information available from the National Organization of Life and Health Insurance Guaranty Association. Potential future obligations for unknown insolvencies are not determinable by the Company and are not required to be accrued for financial reporting purposes. The Company has established a reserve of $8,680 and $34,002 at December 31, 2013 and 2012, respectively, for its estimated share of future guaranty fund assessments related to several major insurer insolvencies. The Company had an offsetting premium tax benefit of $4,679 and $16,319 at December 31, 2013 and 2012, respectively. The guaranty fund expense was $3,437, $174 and $9,674 for the years ended December 31, 2013, 2012 and 2011, respectively.

15. Sales, Transfer and Servicing of Financial Assets and Extinguishments of Liabilities

The Company enters into dollar repurchase agreements in which securities are delivered to the counterparty once adequate collateral has been received. As of December 31, 2013 and 2012, the Company had dollar repurchase agreements outstanding in the amount of $20,491 and $63,548, respectively. The Company had an outstanding liability for borrowed money in the amount $20,029 and $67,407 at December 31, 2013 and 2012, respectively due to participation in dollar repurchase agreements which includes accrued interest.

82

Transamerica Financial Life Insurance Company

Notes to Financial Statements – Statutory Basis (continued)

(Dollars in Thousands, Except per Share Data)

The contractual maturities of the dollar repurchase agreement positions are as follows:

Fair Value
Open	$19,970
30 days or less	—
31 to 60 days	—
61 to 90 days	—
Greater than 90 days	—

Total	19,970
Securities received	—

Total collateral received	$19,970

In the course of the Company’s asset management, securities are sold and reacquired within 30 days of the sale date to enhance the Company’s yield on its investment portfolio. There were no securities of NAIC designation 3 or below sold during 2013 and reacquired within 30 days of the sale date.

16. Subsequent Event

The financial statements are adjusted to reflect events that occurred between the balance sheet date and the date when the financial statements are issued, provided they give evidence of conditions that existed at the balance sheet date (Type I). Events that are indicative of conditions that arose after the balance sheet date are disclosed, but do not result in an adjustment of the financial statements themselves (Type II). With the exception of the Affordable Care Act annual fee described below, the Company has not identified any Type I or Type II subsequent events for the year ended December 31, 2013 through the date the financial statements are issued.

On January 1, 2014, the Company will be subject to an annual fee under section 9010 of the Affordable Care Act (ACA). This annual fee will be allocated to individual health insurers based on the ratio of the amount of the entity’s net premiums written during the preceding calendar year to the amount of health insurance for any U.S. health risk that is written during the preceding calendar year. A health insurance entity’s portion of the annual fee becomes payable once the entity provides health insurance for any U.S. health risk for each calendar year beginning on or after January 1, 2014. As of December 31, 2013, the Company has written health insurance subject to the ACA assessment, expects to conduct health insurance business in 2014, and estimates their portion of the annual health insurance industry fee payable on September 30, 2014 to be $41. This assessment is not expected to have a material impact on risk based capital in 2014.

83

Statutory-Basis Financial

Statement Schedules

Transamerica Financial Life Insurance Company

Summary of Investments – Other Than

Investments in Related Parties

(Dollars in Thousands)

December 31, 2013

SCHEDULE I

			Amount at
			Which Shown
		Fair	in the
Type of Investment	Cost (1)	Value	Balance Sheet (2)
Fixed maturities
Bonds:
United States government and government agencies and authorities	$724,271	$706,791	$725,734
States, municipalities and political subdivisions	117,278	120,226	117,278
Foreign governments	160,850	157,972	155,936
Hybrid securities	107,181	109,269	107,181
All other corporate bonds	6,512,287	6,828,589	6,507,955
Preferred stocks	1,706	2,715	1,706

Total fixed maturities	7,623,573	7,925,562	7,615,790
Equity securities
Common stocks:
Industrial, miscellaneous and all other	1,616	1,954	1,954

Total common stocks	1,616	1,954	1,954
Mortgage loans on real estate	551,082		551,082
Policy loans	64,552		64,552
Other long-term investments	72,199		72,199
Cash, cash equivalents and short-term investments	74,946		74,946
Securities lending reinvested collateral assets	430,678		430,678

Total investments	$8,818,646		$8,811,201

85

Transamerica Financial Life Insurance Company

Supplementary Insurance Information

(Dollars in Thousands)

SCHEDULE III

						Benefits,
						Claims
	Future Policy		Policy and		Net	Losses and	Other
	Benefits and	Unearned	Contract	Premium	Investment	Settlement	Operating
	Expenses	Premiums	Liabilities	Revenue	Income*	Expenses	Expenses*
Year ended December 31, 2013
Individual life	$869,381	$—	$21,570	$125,537	$46,663	$149,294	$78,876
Individual health	36,307	5,860	6,458	50,477	2,503	33,298	18,435
Group life and health	133,342	1,612	7,592	47,312	7,480	31,284	17,048
Annuity	6,261,077	—	407	5,023,344	350,234	3,923,268	1,380,349

	$7,300,107	$7,472	$36,027	$5,246,670	$406,880	$4,137,144	$1,494,708

Year ended December 31, 2012
Individual life	$800,856	$—	$13,664	$112,965	$43,911	$114,108	$111,558
Individual health	33,163	5,194	6,159	46,142	2,470	25,920	17,866
Group life and health	126,870	1,701	7,042	47,758	7,248	29,613	14,835
Annuity	6,685,096	—	437	4,733,483	373,499	3,898,240	1,107,739

	$7,645,985	$6,895	$27,302	$4,940,348	$427,128	$4,067,881	$1,251,998

Year ended December 31, 2011
Individual life	$747,711	$—	$17,650	$(392,806)	$57,137	$(244,361)	$195,549
Individual health	29,871	5,405	10,749	39,862	2,680	23,875	20,769
Group life and health	121,400	1,764	6,654	40,610	7,514	21,200	18,354
Annuity	6,908,679	—	551	4,738,804	396,199	3,945,524	1,314,829

	$7,807,661	$7,169	$35,604	$4,426,470	$463,530	$3,746,238	$1,549,501

*	Allocations of net investment income and other operating expenses are based on a number of assumptions and estimates, and the results would change if different methods were applied.

86

Transamerica Financial Life Insurance Company

Reinsurance

(Dollars in Thousands)

SCHEDULE IV

			Assumed		Percentage
		Ceded to	From		of Amount
	Gross	Other	Other	Net	Assumed
	Amount	Companies	Companies	Amount	to Net
Year ended December 31, 2013
Life insurance in force	$20,734,490	$205,473,655	$202,415,889	$17,676,724	1145%

Premiums:
Individual life	$142,754	$538,079	$520,862	$125,537	415%
Individual health	51,221	950	206	50,477	0%
Group life and health	59,787	15,247	2,772	47,312	6%
Annuity	5,015,369	148	8,123	5,023,344	0%

	$5,269,131	$554,424	$531,963	$5,246,670	10%

Year ended December 31, 2012
Life insurance in force	$19,518,201	$247,623,959	$244,178,985	$16,073,227	1519%

Premiums:
Individual life	$133,277	$641,531	$621,218	$112,964	550%
Individual health	47,094	1,046	94	46,142	0%
Group life and health	55,273	10,883	3,369	47,759	7%
Annuity	4,724,707	100	8,876	4,733,483	0%

	$4,960,351	$653,560	$633,557	$4,940,348	13%

Year ended December 31, 2011
Life insurance in force	$18,982,172	$260,580,996	$257,168,145	$15,569,321	1652%

Premiums:
Individual life	$127,831	$1,127,302	$606,665	$(392,806)	-154%
Individual health	43,652	3,938	148	39,862	0%
Group life and health	51,067	14,350	3,893	40,610	10%
Annuity	4,727,987	134	10,951	4,738,804	0%

	$4,950,537	$1,145,724	$621,657	$4,426,470	14%

87

TRANSAMERICA ADVISORS LIFE INSURANCE

COMPANY OF NEW YORK

ML of New York Variable Annuity

Separate Account D

MERRILL LYNCH IRA ANNUITY®

Supplement Dated December 3, 2010

To the

Statement of Additional Information dated May 1, 2005

The following herby replaces section “Selling The Contract” in the Statement of Additional Information.

SELLING THE CONTRACT

Effective May 1, 2008, Transamerica Capital, Inc. (“Transamerica” or “Distributor”) serves as principal underwriter for the Contracts. Distributor is a California corporation and its home office is located at 4600 South Syracuse Street, Suite 1100, Denver Colorado, 80287. Distributor is an indirect, wholly owned subsidiary of AEGON USA, Inc. (“AEGON USA”). Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of FINRA (formerly NASD, Inc.). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) formerly served as principal underwriter for the Contracts. MLPF&S is a Delaware corporation and its home office is located at 4 World Financial Center, New York, New York 10080. MLPF&S is an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. MLPF&S is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of FINRA. For the years ended December 31, 2007 and 2008, MLPF&S received $259,480.88 and $106,062.00, respectively, in commissions. For the years ended December 31, 2008 and 2009, Transamerica Capital, Inc. received $175,067.00 and $224,074.00 in commissions.

The following herby supplements and replaces the financial statements contained in the Statement of Additional Information for Merrill Lynch Life Insurance Company of New York and ML of New York Variable Annuity Separate Account D.

STATEMENT OF ADDITIONAL INFORMATION

MAY 1, 2005

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT D

FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT

ISSUED BY

ML LIFE INSURANCE COMPANY OF NEW YORK

HOME OFFICE: 222 BROADWAY, 14TH FLOOR

NEW YORK, NY 10038

SERVICE CENTER: P.O. BOX 44222

JACKSONVILLE, FLORIDA 32231-4222

4804 DEER LAKE DRIVE EAST

JACKSONVILLE, FLORIDA 32246

PHONE: (800) 333-6524

OFFERED THROUGH

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

This individual deferred variable annuity contract (the “Contract”) is designed to provide comprehensive and flexible ways to invest and to create a source of income protection for later in life through the payment of annuity benefits. An annuity is intended to be a long term investment. Contract owners should consider their need for deferred income before purchasing the Contract. The Contract is issued by ML Life Insurance Company of New York (“ML of New York”) as an Individual Retirement Annuity (“IRA”) that is given qualified tax status. The Contract may also be purchased through an established IRA Account or Roth IRA Account with Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This Statement of Additional Information is not a prospectus and should be read together with the Contract’s Prospectus dated May 1, 2005, which is available on request and without charge by writing to or calling ML of New York at the Service Center address or phone number set forth above.

1

2

OTHER INFORMATION

SELLING THE CONTRACT

The Contracts are offered to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” or “Distributor”) serves as principal underwriter for the Contracts. Distributor is a Delaware corporation and its home office is located at 4 World Financial Center, New York, New York 10080. Distributor is an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of NASD, Inc. Distributor offers the Contracts through its Financial Advisors. Financial Advisors are appointed as our insurance agents through Merrill Lynch Life Agency Inc.

For the years ended December 31, 2004 and 2003, Distributor received $1,962,023 and $1,002,392, respectively in connection with the sale of the Contracts. Distributor did not receive any payments or commissions in connection with the sale of the Contracts in prior years. Distributor retains a portion of commissions it receives in return for its services as distributor for the Contracts.

FINANCIAL STATEMENTS

The financial statements of ML of New York included in this Statement of Additional Information should be distinguished from the financial statements of the Separate Account and should be considered only as bearing upon the ability of ML of New York to meet any obligations it may have under the Contract.

ADMINISTRATIVE SERVICES ARRANGEMENTS

ML of New York has entered into a Service Agreement with its parent, Merrill Lynch Insurance Group, Inc. (“MLIG”) pursuant to which ML of New York can arrange for MLIG to provide directly or through affiliates certain services. Pursuant to this agreement, ML of New York has arranged for MLIG to provide administrative services for the Separate Account and the Contracts, and MLIG, in turn, has arranged for a subsidiary, Merrill Lynch Insurance Group Services, Inc. (“MLIG Services”), to provide these services. Compensation for these services, which will be paid by ML of New York, will be based on the charges and expenses incurred by MLIG Services, and will reflect MLIG Services’ actual costs. For the years ended December 31, 2004 and 2003, ML of New York paid administrative service fees of $3.6 million and $3.4 million, respectively. ML of New York did not pay any administrative service fees in connection with the Separate Account or the Contracts in prior years.

CALCULATION OF YIELDS AND TOTAL RETURNS

MONEY MARKET YIELD

From time to time, ML of New York may quote in advertisements and sales literature the current annualized yield for the Merrill Lynch Ready Assets

3

Subaccount for a 7-day period in a manner that does not take into consideration any realized or unrealized gains or losses on shares of the underlying Funds or on their respective portfolio securities. The current annualized yield is computed by: (a) determining the net change (exclusive of realized gains and losses on the sales of securities and unrealized appreciation and depreciation) at the end of the 7-day period in the value of a hypothetical account under a Contract having a balance of 1 unit at the beginning of the period, (b) dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return; and (c) annualizing this quotient on a 365-day basis. The net change in account value reflects: (1) net income from the Fund attributable to the hypothetical account; and (2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for: (1) the asset-based insurance charge; and (2) the annual contract fee. For purposes of calculating current yield for a Contract, an average per unit contract fee is used based on average contract size and withdrawals. Current yield will be calculated according to the following formula:

Current Yield = ((NCF – ES)/UV) X (365/7)

Where:

NCF	=	the net change in the value of the Fund (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) for the 7-day period attributable to a hypothetical account having a balance of 1 unit.

ES	=	per unit expenses for the hypothetical account for the 7-day period.

UV	=	the unit value on the first day of the 7-day period.

ML of New York also may quote the effective yield of the Merrill Lynch Ready Assets Subaccount for the same 7-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return according to the following formula:

Effective Yield = (1 + ((NCF – ES)/UV))(365/7) – 1

Where:

NCF	=	the net change in the value of the Fund (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) for the 7-day period attributable to a hypothetical account having a balance of 1 unit.

ES	=	per unit expenses of the hypothetical account for the 7-day period.

UV	=	the unit value for the first day of the 7-day period.

Because of the charges and deductions imposed under the Contract, the yield for the Merrill Lynch Ready Assets Subaccount will be lower than the yield for the corresponding underlying Fund.

4

The yields on amounts held in the Merrill Lynch Ready Assets Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the underlying Fund, the types and qualities of portfolio securities held by the Fund and the Fund’s operating expenses. Yields on amounts held in the Merrill Lynch Ready Assets Subaccount may also be presented for periods other than a 7-day period.

OTHER SUBACCOUNT YIELDS

From time to time, ML of New York may quote in sales literature or advertisements the current annualized yield of one or more of the subaccounts (other than the Merrill Lynch Ready Assets Subaccount) for a Contract for a 30-day or one-month period. The annualized yield of a subaccount refers to income generated by the subaccount over a specified 30-day or one-month period. Because the yield is annualized, the yield generated by the subaccount during the 30-day or one-month period is assumed to be generated each period over a 12-month period. The yield is computed by: (1) dividing the net investment income of the Fund attributable to the subaccount units less subaccount expenses for the period; by (2) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period; then (3) compounding that yield for a 6-month period; and then (4) multiplying that result by 2. Expenses attributable to the subaccount include the asset-based insurance charge and the annual contract fee. For purposes of calculating the 30-day or one-month yield, an average contract fee per dollar of contract value in the subaccount is used to determine the amount of the charge attributable to the subaccount for the 30-day or one-month period based on average contract size and withdrawals. The 30-day or one-month yield is calculated according to the following formula:

Yield = 2 X ((((NI – ES)/(U X UV)) + 1)(6) – 1)

Where:

NI	=	net investment income of the Fund for the 30-day or one-month period attributable to the subaccount’s units.

ES	=	expenses of the subaccount for the 30-day or one-month period.

U	=	the average number of units outstanding.

UV	=	the unit value at the close of the last day in the 30-day or one-month

Currently, ML of New York may quote yields on bond subaccounts. Because of the charges and deductions imposed under the Contracts, the yield for a subaccount will be lower than the yield for the corresponding Fund.

The yield on the amounts held in the subaccounts normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount’s actual yield is affected by the types and quality of portfolio securities held by the corresponding Fund, and its operating expenses.

5

Yield calculations do not take into account the surrender charge on amounts surrendered or withdrawn under the Contract deemed to consist of premiums paid within the preceding three years. A surrender charge will not be imposed on the “free withdrawal amount” each year.

TOTAL RETURNS

From time to time, ML of New York also may quote in sales literature or advertisements, total returns, including average annual total returns for one or more of the subaccounts for various periods of time. Average annual total returns will be provided for a subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. We will not show any performance information for periods of less than six months.

Total returns assume the Contract was surrendered at the end of the period shown, and are not indicative of performance if the Contract was continued for a longer period.

Average annual total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 under a Contract to the redemption value or that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will generally be as of the most recent calendar quarter-end.

Average annual total returns are calculated using subaccount unit values calculated on each valuation day based on the performance of the corresponding underlying Fund, the deductions for the asset-based insurance charge and the contract fee (but not the GMIB Fee), and assume a surrender of the Contract at the end of the period for the return quotation. Total returns therefore reflect a deduction of the surrender charge for any period of seven years or less. For purposes of calculating total return, an average per dollar contract fee attributable to the hypothetical account for the period is used based on average contract size and withdrawals. The average annual total return is then calculated according to the following formula:

TR = ((ERV/P)(1/N)) – 1

Where:

TR	=	the average annual total return net of subaccount recurring charges (such as the asset-based insurance charge and contract fee).

ERV	=	the ending redeemable value (net of any applicable surrender charge) at the end of the period of the hypothetical account with an initial payment of $1,000.

P	=	a hypothetical initial payment of $1,000.

N	=	the number of years in the period.

From time to time, ML of New York also may quote in sales literature or advertisements total returns that do not reflect the surrender charge. These are calculated in exactly the same way as average annual total returns

6

described above, except that the ending redeemable value of the hypothetical account for the period is replaced with an ending value for the period that does not take into account any surrender charge on surrender of the Contract. In addition, such nonstandard returns may also be quoted for other periods.

From time to time, ML of New York also may quote in sales literature or advertisements total returns for periods prior to the date a subaccount commenced operations. This performance information for the subaccounts is calculated in exactly the same way as average annual total returns described above based on the assumption that the subaccounts had been in existence and had invested in the corresponding underlying Funds for the same period that the corresponding Funds had been in operation, with the level of Contract charges currently in effect.

The Funds and the subaccounts corresponding to the Funds commenced operations as indicated below:

FUND	FUND INCEPTION DATE	SUBACCOUNT INCEPTION DATE
Merrill Lynch Basic Value Fund, Inc. (Class A)	October 21, 1994	July 1, 2003
Merrill Lynch Core Bond Portfolio (Class A)	October 21, 1994	July 1, 2003
Merrill Lynch Fundamental Growth Fund, Inc. (Class A)	December 24, 1992	July 1, 2003
Merrill Lynch Global Allocation Fund, Inc. (Class A)	October 21, 1994	July 1, 2003
Merrill Lynch S&P 500 Index Fund (Class A)	April 3, 1997	July 1, 2003
Merrill Lynch Value Opportunities Fund (Class A)	October 21, 1994	July 1, 2003
Merrill Lynch US Govt. Mortgage Fund (Class A)	September 28, 1984	July 1, 2003
AIM Constellation Fund (Class A)	April 30, 1976	July 1, 2003
AIM Premier Equity Fund (Class A)	May 1, 1984	July 1, 2003
AllianceBernstein Growth and Income Fund (Class A)	July 1, 1932	July 1, 2003
AllianceBernstein Large Cap Growth Fund (Class A)	September 28, 1992	July 1, 2003
Allianz OCC Renaissance Fund (Class A)(1)	April 18, 1988	July 1, 2003
Allianz NFJ Small-Cap Value Fund (Class A)(2)	October 1, 1991	July 1, 2003
American Century Equity Income Fund (Advisor Class)	March 7, 1997	July 1, 2003
The Bond Fund of America, Inc. (Class A)	May 28, 1974	July 1, 2003
The Growth Fund of America, Inc. (Class A)	December 1, 1973	July 1, 2003
The Income Fund of America, Inc. (Class A)	December 1, 1973	July 1, 2003
The Investment Company of America (Class A)	January 1, 1934	July 1, 2003
Davis New York Venture Fund (Class A)	February 17, 1969	July 1, 2003
Delaware Trend Fund (Class A)	October 3, 1968	July 1, 2003
Fidelity Advisor Equity Growth Fund (Class A)(3)	November 22, 1983	July 1, 2003
Fidelity Advisor Mid Cap Fund (Class A)(4)	February 20, 1996	July 1, 2003
Fidelity Advisor Overseas Fund (Class A)(4)	April 23, 1990	July 1, 2003
Lord Abbett Bond-Debenture Fund, Inc. (Class A)	April 1, 1971	July 1, 2003
Lord Abbett Mid Cap Value Fund, Inc. (Class A)	June 28, 1983	July 1, 2003
MFS Core Growth Fund (Class A)	January 2, 1996	July 1, 2003
MFS Research International Fund (Class A)	January 2, 1997	July 1, 2003
MFS Mid Cap Growth Fund (Class A)	December 1, 1993	July 1, 2003
Oppenheimer Global Fund (Class A)	December 22, 1969	July 1, 2003
Oppenheimer Main Street Fund (Class A)	February 3, 1988	July 1, 2003
Oppenheimer Quest Opportunity Value Fund (Class A)	January 3, 1989	July 1, 2003
PIMCO Total Return Fund (Class A)(5)	May 11, 1987	July 1, 2003
Putnam Fund For Growth and Income (Class A)	November 6, 1957	July 1, 2003
Putnam International Equity Fund (Class A)	February 28, 1991	July 1, 2003
Putnam Voyager Fund (Class A)	April 1, 1969	July 1, 2003
Seligman Smaller-Cap Value Fund (Class A)	April 25, 1997	July 1, 2003
Templeton Foreign Fund (Class A)	October 5, 1982	July 1, 2003
Templeton Growth Fund, Inc. (Class A)	November 29, 1954	July 1, 2003
Van Kampen Comstock Fund (Class A)	October 7, 1968	July 1, 2003
Van Kampen Equity and Income Fund (Class A)	August 3, 1960	July 1, 2003
Van Kampen Aggressive Growth Fund (Class A)	May 29, 1996	July 1, 2003

(1)	Because Class A shares were first available on February 1, 1991, performance shown for periods prior to that date will reflect performance of Class C shares, adjusted for expenses of Class A.

7

(2)	Because Class A shares were first available on January 1, 1997, performance shown for periods prior to that date will reflect performance of the institutional Class, adjusted for expenses of Class A.

(3)	The subaccount corresponding to this Fund was closed to allocations of premiums or contract value following the close of business on October 22, 2004. Because Class A shares were first available on September 3, 1996, performance shown for periods to that date will reflect performance of the Fund, adjusted for expenses of Class A.

(4)	Because Class A shares were first available on September 3, 1996, performance shown for periods prior to that date will reflect performance of the Fund, adjusted for expenses of Class A.

(5)	Because Class A shares were first available on January 13, 1997, performance shown for periods prior to that date will reflect performance of the Institutional Class, adjusted for expenses of Class A.

From time to time, ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract assuming the initial premium is allocated to more than one subaccount or assuming monthly transfers from a specified subaccount to one or more designated subaccounts under a dollar cost averaging program. ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract assuming participation in an asset allocation or rebalancing program. These returns will reflect the performance of the affected subaccount(s) for the amount and duration of the allocation to each subaccount for the hypothetical Contract. They also will reflect the deduction of the charges described above except for the surrender charge. For example, total return information for a Contract with a dollar cost averaging program for a 12-month period will assume commencement of the program at the beginning of the most recent 12-month period for which average annual total return information is available. This information will assume an initial lump-sum investment in a specified subaccount (the “DCA subaccount”) at the beginning of that period and monthly transfers of a portion of the contract value from the DCA subaccount to designated other subaccount(s) during the 12-month period. The total return for the Contract for this 12-month period therefore will reflect the return on the portion of the contract value that remains invested in the DCA subaccount for the period it is assumed to be so invested, as affected by monthly transfers, and the return on amounts transferred to the designated other subaccounts for the period during which those amounts are assumed to be invested in those subaccounts. The return for an amount invested in a subaccount will be based on the performance of that subaccount for the duration of the investment, and will reflect the charges described above other than the surrender charge. Performance information for a dollar cost-averaging program also may show the returns for various periods for a designated subaccount assuming monthly transfers to the subaccount, and may compare those returns to returns assuming an initial lump-sum investment in that subaccount. This information also may be compared to various indices, such as the Merrill Lynch 91-day Treasury Bills index or the U.S. Treasury Bills index and may be illustrated by graphs, charts, or otherwise.

8

PART C		OTHER INFORMATION

Item 24.		Financial Statements and Exhibits

	(a)	Financial Statements

All required financial statements are included in Part B of this Registration Statement.

	(b)	Exhibits:

		(1)	(a)	Resolution of the Board of Directors establishing the ML of New York Variable Annuity Separate Account D. Note 1

			(b)	Resolution of Board of Directors of Transamerica Financial Life Insurance Company Approving Plan of Merger with Transamerica Advisors Life Insurance Company of New York. Note 11
			(c)	Resolution of Board of Directors of Transamerica Advisors Life Insurance Company of New York Approving Plan of Merger with Transamerica Financial Life Insurance Company. Note 11

		(2)		Not Applicable.

		(3)	(a)	Amended and Restated Principal Underwriting Agreement - Transamerica Financial Life Insurance Company and Transamerica Capital, Inc. Note 2

			(b)	Form of Broker/Dealer Life Insurance Company Product Sales Agreement by and between TCI Securities Corporation and the Broker/Dealer. Note 3

		(4)	(a)	Form of Policy. Note 1

			(b)	Individual Retirement Annuity Form of Endorsement. Note 1

			(c)	Form of Endorsement for Withdrawals. Note 1

			(d)	Form of Guaranteed Minimum income Benefit Rider. Note 1

		(5)	(a)	Form of Application. Note 1

		(6)	(a)	Articles of Incorporation of Transamerica Financial Life Insurance Company. Note 4

			(b)	By Laws of Transamerica Financial Life Insurance Company. Note 4

		(7)	(a)	GMIB Reinsurance Agreement between MLLICNY and ACE Tempest. Note 5

			(a)(1)	Amendment No. 1. Note 5

			(a)(2)	Amendment No. 2. Note 5

			(a)(3)	Amendment No 3. Note 5

		(8)	(a)	Participation Agreement (AIM Equity Funds). Note 6

			(a)(1)	Amendment No. 1 to Participation Agreement (AIM Equity Funds). Note 6

			(a)(2)	Amendment No. 3 to Participation Agreement (Invesco Distributors, Inc.). Note 7

			(b)	Participation Agreement (AllianceBernstein). Note 6

			(b)(1)	Amendment No. 1 to Participation Agreement (AllianceBernstein). Note 6

(b)(2)	Amendment No. 2 to Participation Agreement (AllianceBernstein). Note 6

(b)(3)	Amendment No. 4 to Participation Agreement (AllianceBernstein). Note 7

(b)(4)	Amendment to Agreements (AllianceBernstein Confidential Information). Note 8

(c)	Participation Agreement (Allianz/PIMCO). Note 6

(c)(1)	Novation to Participation Agreement (Allianz/PIMCO). Note 6

(c)(2)	Amendment No. 1 to Participation Agreement (Allianz/PIMCO). Note 7

(d)	Participation Agreement (American Century). Note 6

(d)(1)	Amendment of Agreements (American Century Confidential Information). Note 8

(d)(2)	Amendment No. 4 to Participation Agreement (American Century). Note 7

(e)	Participation Agreement (American Funds). Note 6

(e)(1)	Amendment of Agreements (American Funds Confidential Information). Note 9

(e)(2)	Amendment No. 3 to Participation Agreement (American Funds). Note 7

(f)	Participation Agreement (BlackRock). Note 6

(f)(1)	Amendment No. 1 to Participation Agreement (BlackRock). Note 6

(f)(2)	Amendment No. 2 to Participation Agreement (BlackRock). Note 6

(f)(3)	Instruction of Accession and Amendment No. 2 to Participation Agreement (BlackRock). Note 6

(f)(4)	Amendment No. 4 to Participation Agreement (BlackRock). Note 6

(f)(5)	Amendment No. 6 to Participation Agreement (BlackRock). Note 7

(f)(6)	Amendment of Agreements (BlackRock Confidential Information) Note. 8

(g)	Participation Agreement (Columbia/Seligman). Note 6

(g)	Participation Agreement (Davis). Note 6

(g)(1)	Amendment No. 1 to Participation Agreement (Davis). Note 11

(g)(2)	Amendment No. 3 to Participation Agreement (Davis). Note 7

(g)(3)	Amendment No. 4 to Participation Agreement (Davis). Note 7

(g)(4)	Amendment to Agreements (Davis Confidential Information). Note 8

(h)	Participation Agreement (Delaware). Note 6

(h)(1)	Amendment No. 1 to Participation Agreement (Delaware). Note 11

	(h)(2)	Amendment to Agreements (Delaware Confidential Information). Note 9

	(i)	Participation Agreement (Fidelity). Note 6

	(i)(1)	Amendment No. 3 to Participation Agreement (Fidelity). Note 6

	(i)(2)	Amendment to Agreements (Fidelity Confidential Information). Note 11

	(i)(3)	Amendment No. 5 to Participation Agreement (Fideilty). Note 7

	(j)	Participation Agreement (Franklin Templeton). Note 6

	(k)	Participation Agreement (Lord Abbett). Note 6

	(k)(1)	Amendment No. 2 to Participation Agreement (Lord Abbett). Note 6

	(k)(2)	Amendment of Agreements (Lord Abbett Confidential Information). Note 11

	(l)	Participation Agreement (MFS). Note 6

	(l)(1)	Amendment to Agreements (MFS Confidential Information). Note 11

	(m)	Participation Agreement (Oppenheimer). Note 6

	(m)(1)	Amendment to Agreements (Oppenheimer Confidential Information). Note 8

	(m)(2)	Amendment No. 3 to Participation Agreement (Oppenheimer). Note 7

	(n)	Participation Agreement (Putnam). Note 6

	(n)(1)	Amendment No. 1 to Participation Agreement (Putnam). Note 11

	(n)(2)	Amendment to Agreements (Putnam Confidential Information). Note 11

	(o)	Participation Agreement (Transamerica Funds). Note 5

	(o)(1)	Amendment No. 1 to Participation Agreement (Transamerica Funds). Note 10

	(o)(2)	Amendment No. 2 to Participation Agreement (Transamerica Funds). Note 9

	(o)(3)	Amendment No. 3 to Participation Agreement (Transamerica Funds). Note 9

	(o)(4)	Amendment No. 4 to Participation Agreement (Transamerica Funds). Note 7

	(o)(5)	Schedule A Revision to Participation Agreement (Transamerica Funds). Note 7

	(p)	Participation Agreement (VanKampen). Note 6

	(p)(1)	Amendment No. 1 to Participation Agreement (VanKampen). Note 6

(9)		Opinion of Counsel. Note 11

(10)		Consent of Independent Registered Public Accounting Firm. Note 11

(11)		Not applicable.

(12)		Not applicable.

(13)		Powers of Attorney. Elizabeth Belanger, Steven E. Frushtick, John T. Mallett, Eric J. Martin, Marc Cahn, C. Michiel van Katwijk, Peter G. Kunkel, William Brown, Jr. and Peter P. Post. Note 11

Note 1.	Incorporated herein by reference to Initial filing to Form N-4 Registration Statement (File No. 333-98283) filed on August 16, 2002.

Note 2.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-187916) filed on April 15, 2013.

Note 3.	Incorporated herein by reference to Initial Filing to Form N-4 Registration Statement (File No. 333-185574) filed on December 20, 2012.

Note 4.	Incorporated herein by reference to Pre-Effective Amendment No. 1 to form N-4 Registration Statement (File No. 333-172715) filed on May 6, 2011.

Note 5.	Incorporated herein by reference to Post-Effective Amendment No. 7 to Form N-4 Registration Statement (File No. 333-119611) filed on April 28, 2009.

Note 6.	Incorporated herein by reference to Post-Effective Amendment No. 4 to Form N-4 Registration Statement (File No. 333-98283) filed on December 3, 2010.

Note 7.	Incorporated herein by reference to Post-Effective Amendment No. 13 to Form N-4 Registration Statement (File No. 333-119797) filed on April 21, 2014.

Note 8	Incorporated herein by reference to Post-Effective Amendment No. 36 to Form N-4 Registration Statement (File No. 33-43773) Filed on September 10, 2012.

Note 9.	Incorporated herein by reference to Post-Effective Amendment No. 12 to Form N-4 Registration Statement (File No. 333-119797) dated April 24, 2013.

Note 10.	Incorporated herein by reference to Post-Effective Amendment No. 8 to Form N-4 Registration Statement (File No. 333-119797) dated April 23, 2010.

Note 11.	Filed herewith.

Item 25.	Directors and Officers of the Depositor (Transamerica Financial Life Insurance Company)

Name and Business Address	Principal Positions and Offices with Depositor

William Brown, Jr. 14 Windward Avenue White Plains, NY 10605	Director

Steven E. Frushtick 500 5th Avenue New York, NY 10110	Director

Peter P. Post 64 Middle Patent Road Armonk, NY 10504	Director

Marc Cahn 440 Mamaroneck Avenue Harrison, NY 10528	Director, Senior Vice President, Assistant Secretary and Division General Counsel

Eric J. Martin 4333 Edgewood Road, N.E. Cedar Rapids, Iowa 52499-0001	Controller

Peter G. Kunkel 440 Mamaroneck Avenue Harrison, NY 10528	Director, President and Chairman of the Board

Elizabeth Belanger 440 Mamaroneck Avenue Harrison, NY 10528	Director and Vice President

C. Michiel van Katwijk 100 Light Street Baltimore, MD 21202	Senior Vice President and Treasurer

John T. Mallett 4333 Edgewood Rd, N.E. Cedar Rapids, IA 52499	Director and Vice President

Darin D. Smith 4333 Edgewood Rd. N.E. Cedar Rapids, IA 52499	Vice President, Assistant Secretary and Managing Assistant General Counsel

Item 26.	Persons Controlled by or under Common Control With the Depositor or Registrant.

Item 26. Persons Controlled by or under Common Control with the Depositor or Registrant.

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
25 East 38th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

239 West 20th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

313 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

319 East 95th Street, LLC	Delaware	Sole Member: Yarra Rapids, LLC	Real estate investments

44764 Yukon Inc.	Canada	100% Creditor Resources, Inc.	Holding company

AEGON Alliances, Inc.	Virginia	100% Commonwealth General Corporation	Insurance company marketing support

AEGON Asset Management Services, Inc.	Delaware	100% AUSA Holding Company	Registered investment advisor

AEGON Assignment Corporation	Illinois	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Assignment Corporation of Kentucky	Kentucky	100% AEGON Financial Services Group, Inc.	Administrator of structured settlements

AEGON Canada ULC	Canada	AEGON Canada Holding B.V. owns 174,588,712 shares of Common Stock; 1,500 shares of Series II Preferred stock; 2 shares of Series III Preferred stock. TIHI Canada Holding, LLC owns 1,441,941.26 shares of Class B - Series I Preferred stock.	Holding company

AEGON Capital Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Portfolio management company/investment advisor

AEGON-CMF GP, LLC	Delaware	Transamerica Realty Services, Inc. is sole Member	Investment in commercial mortgage loans

AEGON Core Mortgage Fund, LP	Delaware	Partners: AEGON USA Realty Advisors, LLC (99%); AEGON-CMF GP, LLC (1%)	Investment in mortgages

AEGON Direct & Affinity Marketing Services Australia Pty Limited	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Marketing/operations company

AEGON Direct & Affinity Marketing Services Co., Ltd.	Japan	100% AEGON DMS Holding B.V.	Marketing company

AEGON Direct & Affinity Marketing Services Limited	Hong Kong	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct & Affinity Marketing Services (Thailand) Limited	Thailand	97% Transamerica International Direct Marketing Consultants, LLC; remaining 3% held by various AEGON employees	Marketing of insurance products in Thailand

AEGON Direct Marketing Services, Inc.	Maryland	Monumental Life Insurance Company owns 103,324 shares; Commonwealth General Corporation owns 37,161 shares	Marketing company

AEGON Direct Marketing Services Europe Ltd.	United Kingdom	100% Cornerstone International Holdings, Ltd.	Marketing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON Direct Marketing Services Insurance Broker (HK) Limited	Hong Kong	100% AEGON Direct Marketing Services Hong Kong Limited	Brokerage company

AEGON Direct Marketing Services International, Inc.	Maryland	100% AUSA Holding Company	Marketing arm for sale of mass marketed insurance coverage

AEGON Direct Marketing Services Korea Co., Ltd.	Korea	100% AEGON DMS Holding B.V.	Provide consulting services ancillary to the marketing of insurance products overseas.

AEGON Direct Marketing Services Mexico, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide management advisory and technical consultancy services.

AEGON Direct Marketing Services Mexico Servicios, S.A. de C.V.	Mexico	100% AEGON DMS Holding B.V.	Provide marketing, trading, telemarketing and advertising services in favor of any third party, particularly in favor of insurance and reinsurance companies.

AEGON Direct Marketing Services, Inc.	Taiwan	100% AEGON DMS Holding B.V.	Authorized business: Enterprise management consultancy, credit investigation services, to engage in business not prohibited or restricted under any law of R.O.C., except business requiring special permission of government.

AEGON Financial Services Group, Inc.	Minnesota	100% Transamerica Life Insurance Company	Marketing

AEGON Fund Management Inc.	Canada	100% AEGON Asset Management (Canada) B.V.	Mutual fund manager

AEGON Funding Company, LLC.	Delaware	100% AEGON USA, LLC	Issue debt securities-net proceeds used to make loans to affiliates

AEGON Institutional Markets, Inc.	Delaware	100% Commonwealth General Corporation	Provider of investment, marketing and administrative services to insurance companies

AEGON Life Insurance Agency Inc.	Taiwan	100% AEGON Direct Marketing Services, Inc. (Taiwan Domiciled)	Life insurance

AEGON Managed Enhanced Cash, LLC	Delaware	Members: Transamerica Life Insurance Company (91.2389%) ; Monumental Life Insurance Company (8.7611%)	Investment vehicle for securities lending cash collateral

AEGON Management Company	Indiana	100% AEGON U.S. Holding Corporation	Holding company

AEGON N.V.	Netherlands	22.446% of Vereniging AEGON Netherlands Membership Association	Holding company

AEGON Structured Settlements, Inc.	Kentucky	100% Commonwealth General Corporation	Administers structured settlements of plaintiff’s physical injury claims against property and casualty insurance companies.

AEGON U.S. Holding Corporation	Delaware	100% Transamerica Corporation	Holding company

AEGON USA Asset Management Holding, LLC	Iowa	100% AUSA Holding Company	Holding company

AEGON USA Investment Management, LLC	Iowa	100% AEGON USA Asset Management Holding, LLC	Investment advisor

AEGON USA Real Estate Services, Inc.	Delaware	100% AEGON USA Realty Advisors, Inc.	Real estate and mortgage holding company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AEGON USA Realty Advisors, LLC	Iowa	Sole Member - AEGON USA Asset Management Holding, LLC	Administrative and investment services

AEGON USA Realty Advisors of California, Inc.	Iowa	100% AEGON USA Realty Advisors, Inc.	Investments

AEGON USA, LLC	Iowa	100% AEGON U.S. Holding Corporation	Holding company

AFSG Securities Corporation	Pennsylvania	100% Commonwealth General Corporation	Inactive

ALH Properties Eight LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Eleven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Four LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Nine LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seven LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Seventeen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Sixteen LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Ten LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Twelve LLC	Delaware	100% FGH USA LLC	Real estate

ALH Properties Two LLC	Delaware	100% FGH USA LLC	Real estate

American Bond Services LLC	Iowa	100% Transamerica Life Insurance Company (sole member)	Limited liability company

AMTAX HOLDINGS 308, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 347, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 388, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 483, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 546, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 559, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AMTAX HOLDINGS 561, LLC	Ohio	TAHP Fund VII, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 567, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 588, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 613, LLC	Ohio	Garnet LIHTC Fund VII, LLC - 99% member; Cupples State LIHTC Investors, LLC - 1% member; TAH Pentagon Funds, LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 639, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 649, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 672, LLC	Ohio	TAHP Fund I, LLC - 100% MEMBER; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

AMTAX HOLDINGS 713, LLC	Ohio	TAHP Fund II, LLC - 100% member; TAH Pentagon Funds LLC - non-owner manager	Affordable housing

Apollo Housing Capital Arrowhead Gardens, LLC	Delaware	Garnet LIHTC Fund XXXV, LLC - sole Member	Affordable housing

ARV Pacific Villas, A California Limited Partnership	California	Partners: Transamerica Affordable housing - 0.05% General Partner; non-AEGON affiliate, Jamboree Housing Corporation - 0.05% Managing General Partner; Transamerica Life Insurance Company - 67% Limited Partner; Monumental Life Insurance Company - 32% Limited Partner	Property

Asia Business Consulting Company	China	100% Asia Investments Holdings, Limited	Provide various services upon request from Beijing Dafu Insurance Agency.

Asia Investment Holding Limited	Hong Kong	99% Transamerica Life Insurance Company	Holding company

AUSA Holding Company	Maryland	100% AEGON USA, LLC	Holding company

AUSA Properties, Inc.	Iowa	100% AUSA Holding Company	Own, operate and manage real estate

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
AXA Equitable AgriFinance, LLC	Delaware	Members: AEGON USA Realty Advisors, LLC (50%); AXA Equitable Life Insurance Company, a non-affiliate of AEGON (50%)	Agriculturally-based real estate advisory services

Bay Area Community Investments I, LP	California	Partners: 69.995% Transamerica Life Insurance Company; 29.995% Monumental Life Insurance Company; 0.01% Transamerica Affordable housing, Inc.	Investments in low income housing tax credit properties

Bay State Community Investments I, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Bay State Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Investments in low income housing tax credit properties

Beijing Dafu Insurance Agency Co. Ltd.	Peoples Republic of China	10% owned by WFG China Holdings, Inc.; 90% owned by private individual (non-AEGON associated)	Insurance Agency

Canadian Premier Life Insurance Company	Canada	100% Transamerica Life Canada	Insurance company

CBC Insurance Revenue Securitization, LLC	Delaware	100% Clark Consulting, LLC	Special purpose

Cedar Funding, Ltd.	Cayman Islands	100% Transamerica Life Insurance Company	Investments

Clark, LLC	Delaware	Sole Member - Diversified Retirement Corporation	Holding company

Clark Consulting, LLC	Delaware	100% Clark, LLC	Financial consulting firm

Clark Investment Strategies, inc.	Delaware	100% Clark Consulting, LLC	Registered investment advisor

Clark Securities, Inc.	California	100% Clark Consulting, LLC	Broker-Dealer

Commonwealth General Corporation	Delaware	100% AEGONUSA, LLC	Holding company

Consumer Membership Services Canada Inc.	Canada	100% AEGON Canada ULC	Marketing of credit card protection membership services in Canada

Cornerstone International Holdings Ltd.	UK	100% AEGON DMS Holding B.V.	Holding company

CRG Insurance Agency, Inc.	California	100% Clark Consulting, Inc.	Insurance agency

Creditor Resources, Inc.	Michigan	100% AUSA Holding Company	Credit insurance

CRI Canada Ltd.	Canada	44764 Yukon Inc. owns all preferred shares of stock; various non-AEGON entities/investors own comon shares of stock	Holding company

CRI Solutions Inc.	Maryland	100% Creditor Resources, Inc.	Sales of reinsurance and credit insurance

Cupples State LIHTC Investors, LLC	Delaware	100% Garnet LIHTC Fund VIII, LLC	Investments

Erfahrungsschatz GmbH	Germany	100% Cornerstone International Holdings, Ltd.	Marketing/membership

FD TLIC, Limited Liability Company	New York	100% Transamerica Life Insurance Company	Broadway production

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
FD TLIC Ltd.	United Kingdom	100% FD TLIC, LLC	Theatre production

FGH Realty Credit LLC	Delaware	100% FGH USA, LLC	Real estate

FGH USA LLC	Delaware	100% RCC North America LLC	Real estate

FGP 90 West Street LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Mezzanine LLC	Delaware	100% FGH USA LLC	Real estate

FGP West Street LLC	Delaware	100% FGP West Mezzanine LLC	Real estate

FGP West Street Two LLC	Delaware	100% FGH USA LLC	Real estate

Fifth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Financial Planning Services, Inc.	District of Columbia	100% Commonwealth General Corporation	Special-purpose subsidiary

First FGP LLC	Delaware	100% FGH USA LLC	Real estate

Fong LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Fourth & Market Funding, LLC	Delaware	Commonwealth General Corporation owns 0% participating percentage, but is Managing Member. Ownership: 99% Monumental Life Insurance Company and 1% Garnet Assurance Corporation II	Inactive

Fourth FGP LLC	Delaware	100% FGH USA LLC	Real estate

Garnet Assurance Corporation	Kentucky	100%Transamerica Life Insurance Company	Investments

Garnet Assurance Corporation II	Iowa	100% Commonwealth General Corporation	Business investments

Garnet Assurance Corporation III	Iowa	100% Transamerica Life Insurance Company	Business investments

Garnet Community Investments, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments II, LLC	Delaware	100% Monumental Life Insurance Company	Securities

Garnet Community Investments III, LLC	Delaware	100%Transamerica Life Insurance Company	Business investments

Garnet Community Investments IV, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments V, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business

Garnet Community Investments VII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments VIII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments IX, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments X, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XI, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XII, LLC	Delaware	100% Monumental Life Insurance Company	Investments

Garnet Community Investments XVIII, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Real estate investments

Garnet Community Investments XXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVI, LLC	Delaware	100% Transamerica Life Insurance Company	Investments

Garnet Community Investments XXVII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investment XXVIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXIX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXIV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXV, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet Community Investments XXXVI, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXVII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XXXVIII, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Invesments

Garnet Community Investments XXXIX, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet Community Investments XL, LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Investments

Garnet LIHTC Fund II, LLC	Delaware	Members: Garnet Community Investments II, LLC (99.99%); Transamerica Life Insurance Company (0.01%)	Investments

Garnet LIHTC Fund III, LLC	Delaware	Members: Garnet Community Investments III, LLC (0.01%); Jefferson-Pilot Life Insurance Company, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund IV, LLC	Delaware	Members: Garnet Community Investments IV, LLC (0.01%); Goldenrod Asset Management, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund V, LLC	Delaware	Members: Garnet Community Investments V, LLC (0.01%); Lease Plan North America, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VI, LLC	Delaware	Members: Garnet Community Investments VI, LLC (0.01%); Pydna Corporation, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund VII, LLC	Delaware	Members: Garnet Community Investments VII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund VIII, LLC	Delaware	Members: Garnet Community Investments VIII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate(99.99%)	Investments

Garnet LIHTC Fund IX, LLC	Delaware	Members: Garnet Community Investments IX, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund X, LLC	Delaware	Members: Garnet Community Investments X, LLC (0.01%); Goldenrod Asset Management, a non-AEGON affiliate (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XI, LLC	Delaware	Members: Garnet Community Investments XI, LLC (0.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XII-A, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-B, LLC	Delaware	Garnet Community Investments XII, LLC (0.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XII-C, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); NorLease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); and the following non-AEGON affiliates: Bank of America, N.A.( 73.39%); J.P. Morgan Chase Bank, N.A. (13.30%); NorLease, Inc. (13.30%)	Investments

Garnet LIHTC Fund XIII-A, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); J.P. Morgan Chase Bank, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIII-B, LLC	Delaware	Garnet Community Investments XII, LLC (.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIV, LLC	Delaware	0.01% Garnet Community Investments, LLC; 49.995% Wells Fargo Bank, N.A.; and 49.995% Goldenrod Asset Management, Inc.	Investments

Garnet LIHTC Fund XV, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XVI, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); FNBC Leasing Corporation, a non-AEGON entity (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XVII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); ING USA Annuity and Life Insurance company, a non-affiliate of AEGON (12.999%), and ReliaStar Life Insurance Company, a non-affiliate of AEGON (86.991%).	Investments

Garnet LIHTC Fund XVIII, LLC	Delaware	Members: Garnet Community Investments XVIII, LLC (0.01%); Verizon Capital Corp., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XIX, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Bank of America, N.A., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XX, LLC	Delaware	Sole Member - Garnet Community Investments XX, LLC	Investments

Garnet LIHTC Fund XXI, LLC	Delaware	100% Garnet Community Investments, LLC	Investments

Garnet LIHTC Fund XXII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Norlease, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIII, LLC	Delaware	Members: Garnet Community Investments, LLC (0.01%); Idacorp Financial Services, Inc., a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXIV, LLC	Delaware	Members: Garnet Community Investments XXIV, LLC (0.01% as Managing Member); Transamerica Life Insurance Company (21.26%); non-affiliates of AEGON: New York Life Insurance Company (25.51%), New York Life Insurance and Annuity Corporation (21.73%) and Principal Life Insurance Company (31.49%)	Investments

Garnet LIHTC Fund XXV, LLC	Delaware	Members: Garnet Community Investment XXV, LLC (0.01%); Garnet LIHTC Fund XXVIII LLC (1%); non-affiliates of AEGON: Mt. Hamilton Fund, LLC (97.99%); Google Affordable housing I LLC (1%)	Investments

Garnet LIHTC Fund XXVI, LLC	Delaware	Members: Garnet Community Investments XXVI, LLC (0.01%); American Income Life Insurance Company, a non-affiliate of AEGON (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XXVII, LLC	Delaware	Members: Garnet Community Investments XXVII, LLC (0.01%); Transamerica Life Insurance Company (16.7045%); non-affiliates of AEGON: Aetna Life Insurance Company (30.2856%); New York Life Insurance Company (22.7142%); ProAssurance Casualty Company (3.6343%); ProAssurance Indemnity Company (8.4800%); State Street Brank and Trust Company (18.1714%)	Investments

Garnet LIHTC Fund XXVIII, LLC	Delaware	Members: Garnet Community Investments XXVIII LLC (0.01%); non-affiliates of AEGON: USAA Casualty Insurance Company (17.998%); USAA General Indemnity Company (19.998%); USAA Life Insurance Company (3.999%); United Services Automobile Association (57.994%)	Real estate investments

Garnet LIHTC Fund XXIX, LLC	Delaware	Members: Garnet Community Investments XXIX, LLC (.01%); non-affiliate of AEGON: Bank of America, N.A. (99.99%)	Investments

Garnet LIHTC Fund XXX, LLC	Delaware	Garnet Community Investments XXX, LLC (0.01%); non-affiliate of AEGON, New York Life Insurance Company (99.99%)	Investments

Garnet LIHTC Fund XXXI, LLC	Delaware	Members: Garnet Community Investments XXXI, LLC (0.1%); non-affiliates of AEGON: Thunderbolt Peak Fund, LLC (98.99%); Google Affordable housing I, LLC (1%)	Investments

Garnet LIHTC Fund XXXII, LLC	Delaware	Sole Member: Garnet Community Investments XXXVII, LLC.	Investments

Garnet LIHTC Fund XXXIII, LLC	Delaware	Members: Garnet Community Investment XXXIII, LLC (0.01%); non-affiliate of AEGON, NorLease, Inc. (99.99%)	Investments

Garnet LIHTC Fund XXXIV, LLC	Delaware	Members: non-AEGON affiliate, U.S. Bancorp Community Development Corporation (99.99%); Garnet Community Investments XXXIV, LLC (.01%)	Investments

Garnet LIHTC Fund XXXV, LLC	Delaware	Members: Garnet Community Investment XXXV, LLC (0.01%); non-affiliate of AEGON, Microsoft Corporation (99.99%)	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Garnet LIHTC Fund XXXVI, LLC	Delaware	Members: Garnet Community Investments XXXVI, LLC (1%) as managing member; JPM Capital Corporation, a non-AEGON affiliate (99%) as investor member	Investments

Garnet LIHTC Fund XXXVII, LLC	Delaware	Members: Garnet Community Investments XXXVII, LLC (.01%); LIH Realty Corporation, a non-AEGON affiliate (99.99%)	Investments

Garnet LIHTC Fund XXXVIII, LLC	Delaware	Sole Member - Garnet Community Investments XXXVIII, LLC	Investments

Garnet LIHTC Fund XXXIX, LLC	Delaware	Sole Member - Garnet Community Investments XXXIX, LLC	Investments

Garnet LIHTC Fund XL, LLC	Delaware	Sole Member - Garnet Community Investments XL, LLC	Investments

Global Preferred Re Limited	Bermuda	100% AEGON USA, LLC	Reinsurance

Harbor View Re Corp.	Hawaii	100% Commonwealth General Corporation	Captive insurance company

Horizons Acquisition 5, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Horizons St. Lucie Development, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Imani Fe, LP	California	Partners: Garnet LIHTC Fund XIV, LL (99.99% investor limited partner); Transamerica Affordable housing, Inc. (non-owner manager); non-affiliates of AEGON: ABS Imani Fe, LLC (.0034% class A limited partner); Central Valley Coalition for Affordable housing (.0033% co-managing general partner); Grant Housing and Economic Development Corporation (.0033% managing partner)	Affordable housing

Intersecurities Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

Interstate North Office Park GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park, LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park Owner, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Interstate North Office Park (Land) GP, LLC	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Interstate North Office Park (Land) LP	Delaware	100% Interstate North Office Park Owner, LLC	Investments

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Investors Warranty of America, Inc.	Iowa	100% AUSA Holding Company	Leases business equipment

LCS Associates, LLC	Delaware	100% Investors Warranty of America, Inc.	Investments

Legacy General Insurance Company	Canada	100% AEGON Canada ULC	Insurance company

Life Investors Alliance LLC	Delaware	Sole Member - Transamerica Life Insurance Company	Purchase, own, and hold the equity interest of other entities

LIICA Holdings, LLC	Delaware	Sole Member: Transamerica Life Insurance Company	To form and capitalize LIICA Re I, Inc.

LIICA Re I, Inc.	Vermont	100% LIICA Holdings, LLC	Captive insurance company

LIICA Re II, Inc.	Vermont	100% Transamerica Life Insurance Company	Captive insurance company

Massachusetts Fidelity Trust Company	Iowa	100% AUSA Holding Company	Trust company

McDonald Corporate Tax Credit Fund IV Limited Partnership	Delaware	Partners: Monumental Life Insurance Company - 99.9% General Partner; TAH-McD IV, LLC - 0.10% General Partner	Tax credit fund

MLIC Re I, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Money Services, Inc.	Delaware	100% AUSA Holding Company	Provides financial counseling for employees and agents of affiliated companies

Monumental Financial Services, Inc.	Maryland	100% AEGON USA, LLC	DBA in the State of West Viriginia for United Financial Services, Inc.

Monumental General Administrators, Inc.	Maryland	100% AUSA Holding Company	Provides management services to unaffiliated third party administrator

Monumental Life Insurance Company	Iowa	87.72% Commonwealth General Corporation; 12.28% AEGON USA, LLC	Insurance Company

nVISION Financial, Inc.	Iowa	100% AUSA Holding Company	Special-purpose subsidiary

New Markets Community Investment Fund, LLC	Iowa	50% AEGON Institutional Markets, Inc.; 50% AEGON USA Realty Advisors, Inc.	Community development entity

Oncor Insurance Services, LLC	Iowa	Sole Member - Life Investors Financial Group, Inc.	Direct sales of term life insurance

Pearl Holdings, Inc. I	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Pearl Holdings, Inc. II	Delaware	100% AEGON USA Asset Management Holding, LLC	Holding company

Peoples Benefit Services, LLC	Pennsylvania	Sole Member - Stonebridge Life Insurance Company	Special-purpose subsidiary

Pine Falls Re, Inc.	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Primus Guaranty, Ltd.	Bermuda	Members: Transamerica Life Insurance Company (20% 13.1%) and non-affiliates of AEGON and the public holders own the remainder.	Provides protection from default risk of investment grade corporate and sovereign issues of financial obligations.

PSL Acquisitions Operating, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Owner of Core subsidiary entities

Pyramid Insurance Company, Ltd.	Hawaii	100% Transamerica Corporation	Property & Casualty Insurance

RCC North America LLC	Delaware	100% AEGON USA, LLC	Real estate

Real Estate Alternatives Portfolio 1 LLC	Delaware	Members: Transamerica Life Insurance Company (90.96%); Monumental Life Insurance Company (6.30%); Transamerica Financial Life Insurance Company (2.74%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 2 LLC	Delaware	Members are: Transamerica Life Insurance Company (90.25%); Transamerica Financial Life Insurance Company (7.5%); Stonebridge Life Insurance Company (2.25%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3 LLC	Delaware	Members are: Transamerica Life Insurance Company (73.4%); Monumental Life Insurance Company (25.6%); Stonebridge Life Insurance Company (1%). Manager: AEGON USA Realty Advisors, Inc.	Real estate alternatives investment

Real Estate Alternatives Portfolio 3A, Inc.	Delaware	Members: Monumental Life Insurance Company (37%); Transamerica Financial Life Insurance Company (9.4%); Transamerica Life Insurance Company (52.6%); Stonebridge Life Insurance Company (1%)	Real estate alternatives investment

Real Estate Alternatives Portfolio 4 HR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Real Estate Alternatives Portfolio 4 MR, LLC	Delaware	Members are: Transamerica Life Insurance Company (64%); Monumental Life Insurance Company (32%); Transamerica Financial Life Insurance Company (4%). Manager: AEGON USA Realty Advisors, Inc.	Investment vehicle for alternative real estate investments that are established annually for our affiliated companies common investment

Realty Information Systems, Inc.	Iowa	100% Transamerica Realty Services, LLC	Information Systems for real estate investment management

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Retirement Project Oakmont	California	General Partner: Transamerica Oakmont Retirement Associates, a CA limited partnership; Transamerica Life Insurance Company (limited partner); and Oakmont Gardens, a CA limited partnership (non-AEGON entity limited partner). General Partner of Transamerica Oakmont Retirement Associates is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartment complex

River Ridge Insurance Company	Vermont	100% AEGON Management Company	Captive insurance company

Second FGP LLC	Delaware	100% FGH USA LLC	Real estate

Selient Inc.	Canada	100% AEGON Canada ULC	Application service provider providing loan origination platforms to Canadian credit unions.

Seventh FGP LLC	Delaware	100% FGH USA LLC	Real estate

Short Hills Management Company	New Jersey	100% AEGON U.S. Holding Corporation	Dormant

Southwest Equity Life Insurance Company	Arizona	Voting common stock is allocated 75% of total cumulative vote - AEGON USA, LLC. Participating Common stock (100% owned by non-AEGON shareholders) is allocated 25% of total cumulative vote.	Insurance

St. Lucie West Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Stonebridge Benefit Services, Inc.	Delaware	100% Commonwealth General Corporation	Health discount plan

Stonebridge Casualty Insurance Company	Ohio	100% AEGON USA, LLC	Insurance company

Stonebridge International Insurance Ltd.	UK	100% Cornerstone International Holdings Ltd.	General insurance company

Stonebridge Life Insurance Company	Vermont	100% Commonwealth General Corporation	Insurance company

Stonebridge Reinsurance Company	Vermont	100% Stonebridge Life Insurance Company	Captive insurance company

TAH-MCD IV, LLC	Iowa	Sole Member - Transamerica Affordable housing, Inc.	Serve as the general partner for McDonald Corporate Tax Credit Fund IV Limited Partnership

TAH Pentagon Funds, LLC	Iowa	Sole Member - Transamerica Affordable housing, Inc.	Serve as a general partner in a lower-tier tax credit entity

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
TAHP Fund I, LLC	Delaware	Sole Member - Monumental Life Insurance Company	Real estate investments

TAHP Fund II, LLC	Delaware	Sole Member - Garnet LIHTC Fund VIII, LLC	Low incoming housing tax credit

TAHP Fund VII, LLC	Delaware	Investor Member: Garnet LIHTC Fund XIX, LLC	Real estatement investments

TCF Asset Management Corporation	Colorado	100% TCFC Asset Holdings, Inc.	A depository for foreclosed real and personal property

TCFC Air Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

TCFC Asset Holdings, Inc.	Delaware	100% Transamerica Commercial Finance Corporation, I	Holding company

The AEGON Trust Advisory Board: Mark W. Mullin, Alexander R. Wynaendts, and Craig D. Vermie	Delaware	100% AEGON International B.V.	Voting Trust

The RCC Group, Inc.	Delaware	100% FGH USA LLC	Real estate

THH Acquisitions, LLC	Iowa	Sole Member - Investors Waranty of America, Inc.	Acquirer of Core South Carolina mortgage loans from Investors Warranty of America, Inc. and holder of foreclosed real estate.

TIHI Canada Holding, LLC	Iowa	Sole Member - Transamerica International Holdings, Inc.	Holding company

TLIC Riverwood Reinsurance, Inc.	Iowa	100% Transamerica Life Insurance Company	Limited purpose subsidiary life insurance company

Tradition Development Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Development company

Tradition Irrigation Company, LLC	Florida	Sole Member - PSL Acquisitions Operating, LLC	Irrigation company

Tradition Land Company, LLC	Iowa	Sole Member: Investors Warranty of America, Inc.	Aquirer of Core Florida mortgage loans from Investors Warranty and holder of foreclosed read estate.

Transamerica Accounts Holding Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Advisors Life Insurance Company	Arkansas	100% AEGON USA, LLC	Insurance company

Transamerica Advisors Life Insurance Company of New York	New York	100% AEGON USA, LLC	Insurance company

Transamerica Affinity Marketing Corretora de Seguros Ltda.	Brazil	749,000 quota shares owned by AEGON DMS Holding B.V.; 1 quota share owned by AEGON International B.V.	Brokerage company

Transamerica Affinity Services, Inc.	Maryland	100% AEGON Direct Marketing Services, Inc.	Marketing company

Transamerica Affordable housing, Inc.	California	100% Transamerica Realty Services, LLC	General partner LHTC Partnership

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Agency Network, Inc.	Iowa	100% AUSA Holding Company	Special purpose subsidiary

Transamerica Annuity Service Corporation	New Mexico	100% Transamerica International Holdings, Inc.	Performs services required for structured settlements

Transamerica Asset Management, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 77%; AUSA Holding Co. owns 23%.	Fund advisor

Transamerica Aviation LLC	Delaware	100% TCFC Air Holdings, Inc.	Special purpose corporation

Transamerica (Bermuda) Services Center, Ltd.	Bermuda	100% AEGON International B.V.	Special purpose corporation

Transamerica Capital, Inc.	California	100% AUSA Holding Company	Broker/Dealer

Transamerica Commercial Finance Corporation, I	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Consumer Finance Holding Company	Delaware	100% TCFC Asset Holdings, Inc.	Consumer finance holding company

Transamerica Corporation	Delaware	100% The AEGON Trust	Major interest in insurance and finance

Transamerica Corporation	Oregon	100% Transamerica Corporation	Holding company

Transamerica Direct Marketing Asia Pacific Pty Ltd.	Australia	100% AEGON DMS Holding B.V.	Holding company

Transamerica Direct Marketing Consultants Private Limited	India	99.95% AEGON DMS Holding B.V.; non-AEGON affiliate, Keshav Sunderraj owns .05%	Marketing consultant

Transamerica Distribution Finance - Overseas, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Commercial Finance

Transamerica Finance Corporation	Delaware	100% Transamerica Corporation	Commercial & Consumer Lending & equipment leasing

Transamerica Financial Advisors, Inc.	Delaware	1,000 shares owned by AUSA Holding Company; 209 shares owned by Transamerica International Holdings, Inc.; 729 shares owned by AEGON Asset Management Services, Inc.	Broker/Dealer

Transamerica Financial Life Insurance Company	New York	87.40% AEGON USA, LLC; 12.60% Transamerica Life Insurance Company	Insurance

Transamerica Fund Services, Inc.	Florida	Western Reserve Life Assurance Co. of Ohio owns 44%; AUSA Holding Company owns 56%	Mutual fund

Transamerica Funding LP	U.K.	99% Transamerica Leasing Holdings, Inc.; 1% Transamerica Commercial Finance Corporation, I	Intermodal leasing

Transamerica Home Loan	California	100% Transamerica Consumer Finance Holding Company	Consumer mortgages

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Insurance Marketing Asia Pacific Pty Ltd.	Australia	100% Transamerica Direct Marketing Asia Pacific Pty Ltd.	Insurance intermediary

Transamerica International Direct Marketing Consultants, LLC	Maryland	51% Hugh J. McAdorey; 49% AEGON Direct Marketing Services, Inc.	Provide consulting services ancillary to the marketing of insurance products overseas.

Transamerica International Holdings, Inc.	Delaware	100% AEGON USA, LLC	Holding company

Transamerica International RE (Bermuda) Ltd.	Bermuda	100% AEGON USA, LLC	Reinsurance

Transamerica International Re Escritório de Representação no Brasil Ltd	Brazil	95% Transamerica International Re(Bermuda) Ltd.; 5% Transamerica International Holdings, Inc.	Insurance and reinsurance consulting

Transamerica Investment Management, LLC	Delaware	Sole Member - AEGON USA Asset Management Holding, LLC	Investment advisor

Transamerica Investors Securities Corporation	Delaware	100% Transamerica Retirement Solutions Corporation	Broker/Dealer

Transamerica Leasing Holdings Inc.	Delaware	100% Transamerica Finance Corporation	Holding company

Transamerica Life Canada	Canada	100% AEGON Canada ULC	Life insurance company

Transamerica Life Insurance Company	Iowa	676,190 shares Common Stock owned by Transamerica International Holdings, Inc.; 86,590 shares of Preferred Stock owned by Transamerica Corporation; 30,564 shares of Preferred Stock owned by AEGON USA, LLC	Insurance

Transamerica Life (Bermuda) Ltd.	Bermuda	100% Transamerica Life Insurance Company	Long-term life insurer in Bermuda — will primarily write fixed universal life and term insurance

Transamerica Oakmont Corporation	California	100% Transamerica International Holdings, Inc.	General partner retirement properties

Transamerica Oakmont Retirement Associates	California	General Partner is Transamerica Oakmont Corporation. 100 units of limited partnership interests widely held by individual investors.	Senior living apartments

Transamerica Pacific Insurance Company, Ltd.	Hawaii	26,000 shares common stock owned by Commonwealth General Corporation; 1,000 shares of common stock owned by Transamerica International Holdings, Inc.	Life insurance

Transamerica Pyramid Properties LLC	Iowa	100% Monumental Life Insurance Company	Realty limited liability company

Transamerica Realty Investment Properties LLC	Delaware	100% Monumental Life Insurance Company	Realty limited liability company

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
Transamerica Realty Services, LLC	Delaware	AUSA Holding Company - sole Member	Real estate investments

Transamerica Resources, Inc.	Maryland	100% Monumental General Administrators, Inc.	Provides education and information regarding retirement and economic issues.

Transamerica Retirement Advisors, Inc.	Delaware	100% Transamerica Retirement Solutions Corporation	Investment advisor

Transamerica Retirement Insurance Agency, Inc.	Delaware	100% Transamerica Retirement Solutions Corporation	Conduct business as an insurance agency.

Transamerica Retirement Solutions Corporation	Delaware	100% AUSA Holding Company	Retirement plan services.

Transamerica Securities Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Mutual fund dealer

Transamerica Small Business Capital, Inc.	Delaware	100% TCFC Asset Holdings, Inc.	Holding company

Transamerica Stable Value Solutions Inc.	Delaware	100% Commonwealth General Corporation	Principle Business: Provides management services to the stable value division of AEGON insurers who issue synthetic GIC contracts.

Transamerica Travel and Conference Services, LLC	Iowa	100% Money Services, Inc.	Travel and conference services

Transamerica Vendor Financial Services Corporation	Delaware	100% TCFC Asset Holdings, Inc.	Provides commercial leasing

United Financial Services, Inc.	Maryland	100% AEGON USA, LLC	General agency

Universal Benefits, LLC	Iowa	100% AUSA Holding Company	Third party administrator

Western Reserve Life Assurance Co. of Ohio	Ohio	100% AEGON USA, LLC	Insurance

WFG China Holdings, Inc.	Delaware	100% World Financial Group, Inc.	Hold interest in Insurance Agency located in Peoples Republic of China

WFG Insurance Agency of Puerto Rico, Inc.	Puerto Rico	100% World Financial Group Insurance Agency, Inc.	Insurance agency

WFG Properties Holdings, LLC	Georgia	100% World Financial Group, Inc.	Marketing

WFG Reinsurance Limited	Bermuda	51% owned by World Financial Group, Inc; remaining 49% is annually offered to independent contractors associated with WFG Reinsurance Ltd.	Reinsurance

World Financial Group Canada Inc.	Canada	100% World Financial Group Holding Company of Canada Inc.	Marketing

World Financial Group Holding Company of Canada Inc.	Canada	100% Transamerica International Holdings, Inc.	Holding company

World Financial Group, Inc.	Delaware	100% AEGON Asset Management Services, Inc.	Marketing

Name	Jurisdiction of Incorporation	Percent of Voting Securities Owned	Business
World Financial Group Insurance Agency of Canada Inc.	Ontario	50% World Financial Group Holding Co. of Canada Inc.; 50% World Financial Group Subholding Co. of Canada Inc.	Insurance agency

World Financial Group Insurance Agency of Hawaii, Inc.	Hawaii	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Massachusetts, Inc.	Massachusetts	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency of Wyoming, Inc.	Wyoming	100% World Financial Group Insurance Agency, Inc.	Insurance agency

World Financial Group Insurance Agency, Inc.	California	100% Western Reserve Life Assurance Co. of Ohio	Insurance agency

World Financial Group Subholding Company of Canada Inc.	Canada	100% World Financial Group Holding Company of Canada, Inc.	Holding company

Yarra Rapids, LLC	Delaware	Members are: Real Estate Alternatives Portfolio 4MR, LLC (49%) and non-AEGON affiliate (51%)	Real estate investments

Zahorik Company, Inc.	California	100% AUSA Holding Company	Inactive

Zero Beta Fund, LLC	Delaware	Members are: Transamerica Life Insurance Company (82.35%); Monumental Life Insurance Company (16.16%); Transamerica Financial Life Insurance Company (1.49%) Manager: AEGON USA Investment Management LLC	Aggregating vehicle formed to hold various fund investments.

Item 27.	Number of Contract Owners

As of May 1, 2014, there were 277 Owners of the Contracts.

Item 28.	Indemnification

The New York Code (Sections 721 et. seq.) provides for permissive indemnification in certain situations, mandatory indemnification in other situations, and prohibits indemnification in certain situations. The Code also specifies procedures for determining when indemnification payments can be made.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriters–

(a)	Transamerica Capital, Inc. serves as the principal underwriter for:

Transamerica Capital, Inc. serves as the principal underwriter for the Retirement Builder Variable Annuity Account, Separate Account VA B, Separate Account VA Q, Separate Account VA HH, Separate Account VA-1, Separate Account VA-2L, Separate Account VA-5, Separate Account VA-6, Separate Account VA-7, Separate Account VA-8, Separate Account Fund B, Separate Account Fund C, Transamerica Corporate Separate Account Sixteen, Transamerica Separate Account R3, Separate Account VL, Separate Account VUL-1; Separate Account VUL-2, Separate Account VUL-3, Separate Account VUL-4, Separate Account VUL-5, Separate Account VUL-6, Separate Account VUL-A, and Variable Life Account A. These accounts are separate accounts of Transamerica Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA BNY, Separate Account VA QNY, TFLIC Separate Account VNY, Separate Account VA-2LNY, TFLIC Separate Account C, Separate Account VA-5NLNY, Separate Account VA-6NY, TFLIC Series Annuity Account, TFLIC Series Life Account. ML of New York Variable Annuity Separate Account, ML of New York Variable Annuity Separate Account A, ML of New York Variable Annuity Separate Account B, ML of New York Variable Annuity Separate Account C, ML of New York Variable Annuity Separate Account D, ML of New York Variable Life Separate Account, and ML of New York Variable Life Separate Account II. These accounts are separate accounts of Transamerica Financial Life Insurance Company.

Transamerica Capital, Inc. serves as principal underwriter for Separate Account VA U, Separate Account VA V, Separate Account VA AA, WRL Series Life Account, WRL Series Life Account G, WRL Series Life Corporate Account, WRL Series Annuity Account and WRL Series Annuity Account B. These accounts are separate accounts of Western Reserve Life Assurance Co. of Ohio.

Transamerica Capital, Inc. also serves as principal underwriter for Separate Account VA BB, Separate Account VA CC and Separate Account VL E. This account is a separate account of Monumental Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for Merrill Lynch Life Variable Annuity Separate Account, Merrill Lynch Life Variable Annuity Separate Account A, Merrill Lynch Life Variable Annuity Separate Account B, Merrill Lynch Life Variable Annuity Separate Account C, Merrill Lynch Life Variable Annuity Separate Account D, Merrill Lynch Variable Life Separate Account, and Merrill Lynch Life Variable Life Separate Account II. These accounts are separate accounts of Transamerica Advisors Life Insurance Company.

Transamerica Capital, Inc. also serves as principal underwriter for Transamerica Series Trust, Transamerica Funds, Transamerica Investors, Inc., Transamerica Partners Funds Group, Transamerica Partners Funds Group II, Transamerica Partners Portfolios, and Transamerica Asset Allocation Variable Funds.

(b)	Directors and Officers of Transamerica Capital, Inc.:

Name	Principal Business Address	Position and Offices with Underwriter
Thomas A. Swank	(1)	Director

Michael W. Brandsma	(2)	Director, President and Chief Financial Officer

David W. Hopewell	(1)	Director

David R. Paulsen	(2)	Director, Chief Executive Officer and Chief Sales Officer

Blake S. Bostwick	(2)	Chief Marketing Officer and Chief Operations Officer

Courtney John	(2)	Chief Compliance Officer and Vice President

Erin K. Burke	(1)	Assistant Secretary

Amy Angle	(3)	Assistant Vice President

Elizabeth Belanger	(4)	Assistant Vice President

Dennis P. Gallagher	(5)	Assistant Vice President

Christy Post-Rissin(5)		Assistant Vice President

Brenda L. Smith	(5)	Assistant Vice President

Darin D. Smith	(1)	Assistant Vice President

Lisa Wachendorf	(1)	Assistant Vice President

Arthur D. Woods	(5)	Assistant Vice President

Jeffrey T. McGlaun	(3)	Assistant Treasurer

Carrie N. Powicki	(2)	Secretary

C. Michael van Katwijk	(3)	Treasurer

Wesley J. Hodgson	(2)	Vice President

(1)	4333 Edgewood Road N.E., Cedar Rapids, IA 52499-0001
(2)	4600 S Syracuse St, Suite 1100, Denver, CO 80237-2719
(3)	100 Light Street, Floor B1, Baltimore, MD 21202
(4)	440 Mamaroneck Avenue, Harrison, NY 10528
(5)	570 Carillon Parkway, St. Petersburg, FL 33716

(c)	Compensation to Principal Underwriter:

Name of Principal Underwriter	Net Underwriting Discounts and Commissions(1)	Compensation on Redemption	Brokerage Commissions	Compensation
Transamerica Capital, Inc.	$175814	0	0	0

(1)	Fiscal Year 2013

Item 30.	Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Manager Regulatory Filing Unit, Transamerica Financial Life Insurance Company at 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499-0001.

Item 31.	Management Services.

All management Contracts are discussed in Part A or Part B.

Item 32.	Undertakings

(a)	Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as Premiums under the Contract may be accepted.

(b)	Registrant undertakes that it will include either (i) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information or (ii) a space in the Policy application that an applicant can check to request a Statement of Additional Information.

(c)	Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Transamerica at the address or phone number listed in the Prospectus.

(d)	Transamerica Financial Life Insurance Company hereby represents that the fees and charges deducted under the policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Transamerica Financial Life Insurance Company.

SECTION 403(B) REPRESENTATIONS

Transamerica represents that it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88), regarding Sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, in connection with redeemability restrictions on Section 403(b) Policies, and that paragraphs numbered (1) through (4) of that letter will be complied with.

TEXAS ORP REPRESENTATION

The Registrant intends to offer policies to participants in the Texas Option Retirement Program. In connection with that offering, the Registrant is relying on Rule 6c-7 under the Investment Company Act of 1940 and is complying with, or shall comply with, paragraphs (a) – (d) of that Rule.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 1st day of July, 2014.

ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT D

TRANSAMERICA FINANCIAL LIFE
INSURANCE COMPANY
Depositor

Peter G. Kunkel*
Director, President and Chairman of the Board

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

	Director	, 2014
William Brown, Jr.*

	Director	, 2014
Steven E. Frushtick*

	Director	, 2014
Peter P. Post*

	Director, Chairman of the Board and President	, 2014
Peter G. Kunkel*

Marc Cahn*	Director, Senior Vice President, Assistant Secretary and Division General Counsel	, 2014

	Director and Vice President	, 2014
Elizabeth Belanger*

	Director and Vice President	, 2014
John T. Mallett*

	Senior Vice President and Treasurer	, 2014
C. Michiel van Katwijk*

	Controller	, 2014
Eric J. Martin*

/s/ Darin D. Smith	Vice President, Assistant Secretary and Managing Assistant General Counsel	July 1, 2014
Darin D. Smith

*	By: Darin D. Smith – Attorney-in-Fact pursuant to Powers of Attorney filed previously and herewith.

Registration No.

333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM N-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOR

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT D

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.*

(l)(b)	Resolution of Board of Directors of Transamerica Financial Life Insurance Company Approving Plan of Merger with Transamerica Advisors Life Insurance Company of New York

(1)(c)	Resolution of Board of Directors of Transamerica Advisors Life Insurance Company of New York Approving Plan of Merger with Transamerica Financial Life Insurance Company.

(8)(g)(1)	Amendment No. 1 to Participation Agreement (Davis)

(8)(h)(1)	Amendment No. 1 to Participation Agreement (Delaware)

(8)(i)(2)	Amendment to Agreements (Fidelity Confidential Information)

(8)(k)(2)	Amendment of Agreements (Lord Abbett Confidential Information)

(8)(l)(1)	Amendment of Agreements (MFS Confidential Information)

(8)(n)(1)	Amendment No. 1 to Participation Agreement (Putnam)

(8)(n)(2)	Amendment of Agreements (Putnam Confidential Information)

(9)	Opinion of Counsel

(10)	Consent of Independent Registered Public Accounting Firm

(13)	Powers of Attorney

*	Page numbers included only in manually executed original.